AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 3, 2003
-----------------------------------------------------------------------------

                               FILE NOS. 333-_____
                                    811-09327

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                     AND/OR

               REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY
                                   ACT OF 1940

                              AMENDMENT NO. 14 /X/

                 ALLSTATE FINANCIAL ADVISORS SEPARATE ACCOUNT I
                           (Exact Name of Registrant)

                         ALLSTATE LIFE INSURANCE COMPANY
                               (Name of Depositor)

                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847/402-2400
         (Address and Telephone Number of Depositor's Principal Offices)

                               MICHAEL J. VELOTTA
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                         ALLSTATE LIFE INSURANCE COMPANY
                                3100 SANDERS ROAD
                           NORTHBROOK, ILLINOIS 60062
                                  847-402-2400
            (Name, Address and Telephone Number of Agent for Service)


                                   COPIES TO:

                             ANGELA M. KING, ESQUIRE
                         ALLSTATE LIFE INSURANCE COMPANY
                                3100 SANDERS ROAD
                                    SUITE J5B
                              NORTHBROOK, IL 60062

Approximate date of proposed public offering: As soon as practicable after the effective date of the registration statement.

This registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Title of Securities Being Registered: Units of Interest in the Allstate Financial Advisors Separate Account I under deferred variable annuity contracts.

THE ALLSTATE ADVISOR VARIABLE ANNUITIES
(ADVISOR, ADVISOR PLUS, ADVISOR PREFERRED)

ALLSTATE LIFE INSURANCE COMPANY
P.O. BOX 94260
PALATINE, ILLINOIS 60094-4260
TELEPHONE NUMBER: 1-800-203-0068                  PROSPECTUS DATED ______, 2003
 -------------------------------------------------------------------------------
Allstate Life Insurance Company ("ALLSTATE") is offering the following individual and group flexible premium deferred variable annuity contracts (each, a "CONTRACT"):

.. ALLSTATE ADVISOR
.. ALLSTATE ADVISOR PLUS

.. ALLSTATE ADVISOR PREFERRED

This prospectus contains information about each Contract that you should know before investing. Please keep it for future reference. Not all Contracts may be available in all states or through your sales representative. Please check with your sales representative for details.

Each Contract currently offers several investment alternatives ("INVESTMENT ALTERNATIVES"). The investment alternatives include up to 3 fixed account options ("FIXED ACCOUNT OPTIONS"), depending on the Contract, and include 37 variable sub-accounts ("VARIABLE SUB-ACCOUNTS") of the Allstate Financial Advisors Separate Account I ("VARIABLE ACCOUNT"). Each Variable Sub-Account invests exclusively in shares of the following mutual funds ("FUNDS"):

PUTNAM VARIABLE TRUST                                                 OPPENHEIMER VARIABLE ACCOUNT FUNDS
FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST                  VAN KAMPEN LIFE INVESTMENT TRUST
LSA VARIABLE SERIES TRUST                                             THE UNIVERSAL INSTITUTIONAL FUNDS, INC.


Each Fund has multiple investment Portfolios ("PORTFOLIOS"). Not all of the Funds and/or Portfolios, however, may be available with your Contract. You should check with your sales representative for further information on the availability of the Funds and/or Portfolios. Your annuity application will list all available Portfolios.

For ALLSTATE ADVISOR PLUS CONTRACTS, each time you make a purchase payment, we will add to your Contract value ("CONTRACT VALUE") a credit enhancement ("CREDIT ENHANCEMENT") of up to 5% (depending on the issue age and your total purchase payments) of such purchase payment. Expenses for this Contract may be higher than a Contract without the Credit Enhancement. Over time, the amount of the Credit Enhancement may be more than offset by the fees associated with the Credit Enhancement.

WE (Allstate) have filed a Statement of Additional Information, dated ________, 2003 with the Securities and Exchange Commission ("SEC"). It contains more information about each Contract and is incorporated herein by reference, which means that it is legally a part of this prospectus. Its table of contents appears on page ___of this prospectus. For a free copy, please write or call us at the address or telephone number above, or go to the SEC's Web site (http:// www.sec.gov). You can find other information and documents about us, including documents that are legally part of this prospectus, at the SEC's Web site.


                THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR
                DISAPPROVED THE SECURITIES DESCRIBED IN THIS PROSPECTUS, NOR
                HAS IT PASSED ON THE ACCURACY OR THE ADEQUACY OF THIS
                PROSPECTUS. ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING A
                FEDERAL CRIME.

  IMPORTANT     THE CONTRACTS MAY BE DISTRIBUTED THROUGH BROKER-DEALERS THAT
                HAVE RELATIONSHIPS WITH BANKS OR OTHER FINANCIAL INSTITUTIONS
   NOTICES      OR BY EMPLOYEES OF SUCH BANKS. HOWEVER, THE CONTRACTS ARE NOT
                DEPOSITS OR OBLIGATIONS OF, OR GUARANTEED BY SUCH INSTITUTIONS
                OR ANY FEDERAL REGULATORY AGENCY. INVESTMENT IN THE CONTRACTS
                INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF
                PRINCIPAL.

                THE CONTRACTS ARE NOT FDIC INSURED.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                 PAGE

--------------------------------------------------------------------------------
OVERVIEW
--------------------------------------------------------------------------------
  Important Terms                3
--------------------------------------------------------------------------------
  Overview of Contracts          4
--------------------------------------------------------------------------------
  The Contracts at a Glance       5
--------------------------------------------------------------------------------
  How the Contracts Work          9
--------------------------------------------------------------------------------
  Expense Table                  10
--------------------------------------------------------------------------------
  Financial Information          18
--------------------------------------------------------------------------------
CONTRACT FEATURES
--------------------------------------------------------------------------------
  The Contracts                  18
--------------------------------------------------------------------------------
  Purchases                      20
--------------------------------------------------------------------------------
  Contract Value                  21
--------------------------------------------------------------------------------
  Investment Alternatives         22
--------------------------------------------------------------------------------
     The Variable Sub-Accounts    22
--------------------------------------------------------------------------------
     The Fixed Account Options    25
--------------------------------------------------------------------------------
     Transfers                   28
--------------------------------------------------------------------------------
  Expenses                       30
--------------------------------------------------------------------------------

                                 PAGE

--------------------------------------------------------------------------------
  Access to Your Money            34
--------------------------------------------------------------------------------
  Income Payments                34
--------------------------------------------------------------------------------
  Death Benefits                 42
--------------------------------------------------------------------------------
OTHER INFORMATION
--------------------------------------------------------------------------------
  More Information               48
--------------------------------------------------------------------------------
  Taxes                          51
--------------------------------------------------------------------------------
  Annual Reports and Other Documents 56
--------------------------------------------------------------------------------
  Experts                        56
--------------------------------------------------------------------------------
  Performance Information        56
--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS 58
--------------------------------------------------------------------------------
APPENDIX A - CONTRACT COMPARISON CHART 59
--------------------------------------------------------------------------------
APPENDIX B - MARKET VALUE ADJUSTMENT 61
--------------------------------------------------------------------------------
APPENDIX C - CALCULATION OF INCOME PROTECTION BENEFIT 63
--------------------------------------------------------------------------------
APPENDIX D-WITHDRAWAL ADJUSTMENT EXAMPLE-INCOME BENEFITS 64
--------------------------------------------------------------------------------
APPENDIX E-WITHDRAWAL ADJUSTMENT EXAMPLE-DEATH BENEFITS 65
--------------------------------------------------------------------------------
APPENDIX F-CALCULATION OF EARNINGS PROTECTION DEATH BENEFIT 66
--------------------------------------------------------------------------------

IMPORTANT TERMS
--------------------------------------------------------------------------------

This prospectus uses a number of important terms that you may not be familiar with. The index below identifies the page that describes each term. The first use of each term in this prospectus appears in highlights.


                                 PAGE

--------------------------------------------------------------------------------
Accumulation Phase                 9
--------------------------------------------------------------------------------
Accumulation Unit                 18
--------------------------------------------------------------------------------
Accumulation Unit Value           18
--------------------------------------------------------------------------------
Allstate ("We")                    1
--------------------------------------------------------------------------------
Annuitant                         18
--------------------------------------------------------------------------------
Automatic Additions Program       20
--------------------------------------------------------------------------------
Automatic Portfolio
   Rebalancing Program            30
--------------------------------------------------------------------------------
Beneficiary                       19
--------------------------------------------------------------------------------
Co-Annuitant                      19
--------------------------------------------------------------------------------
*Contract                         49
--------------------------------------------------------------------------------
Contract Anniversary               6
--------------------------------------------------------------------------------
Contract Owner ("You")             9
--------------------------------------------------------------------------------
Contract Value                    21
--------------------------------------------------------------------------------
Contract Year                      6
--------------------------------------------------------------------------------
Credit Enhancement                20
--------------------------------------------------------------------------------
Dollar Cost Averaging Program     29
--------------------------------------------------------------------------------
Due Proof of Death                42
--------------------------------------------------------------------------------
Earnings Protection Death
  Benefit Option                  44
--------------------------------------------------------------------------------
Enhanced Beneficiary Protection
   (Annual Increase) Option       31
--------------------------------------------------------------------------------
Fixed Account Options             25
--------------------------------------------------------------------------------
Funds                              1
--------------------------------------------------------------------------------
Guarantee Period Accounts         26
--------------------------------------------------------------------------------
Income Base                       40
--------------------------------------------------------------------------------
Income Plan                       35
--------------------------------------------------------------------------------
Income Protection Benefit Option  11
--------------------------------------------------------------------------------
In-Force Earnings                 44
--------------------------------------------------------------------------------
In-Force Premium                  44
--------------------------------------------------------------------------------

                                 PAGE

--------------------------------------------------------------------------------
Investment Alternatives           22
--------------------------------------------------------------------------------
IRA Contract                       6
--------------------------------------------------------------------------------
Issue Date                         9
--------------------------------------------------------------------------------
Market Value Adjustment           61
--------------------------------------------------------------------------------
Maximum Anniversary Value          6
--------------------------------------------------------------------------------
Maximum Anniversary Value (MAV)
   Death Benefit Option           43
--------------------------------------------------------------------------------
Payout Phase                       9
--------------------------------------------------------------------------------
Payout Start Date                  9
--------------------------------------------------------------------------------
Portfolios                        49
--------------------------------------------------------------------------------
Qualified Contract                 5
--------------------------------------------------------------------------------
Retirement Income Guarantee
   Options                        39
--------------------------------------------------------------------------------
Return of Premium Death Benefit    8
--------------------------------------------------------------------------------
Rider Application Date             6
--------------------------------------------------------------------------------
Rider Date                        39
--------------------------------------------------------------------------------
Rider Fee                          6
--------------------------------------------------------------------------------
Rider Fee Percentage              32
--------------------------------------------------------------------------------
Right to Cancel                   21
--------------------------------------------------------------------------------
SEC                                1
--------------------------------------------------------------------------------
Settlement Value                  42
--------------------------------------------------------------------------------
Spousal Protection Benefit Option 19
--------------------------------------------------------------------------------
Standard Fixed Account Option     26
--------------------------------------------------------------------------------
Systematic Withdrawal Program     34
--------------------------------------------------------------------------------
Tax Qualified Contract            53
--------------------------------------------------------------------------------
Transfer Period Accounts          25
--------------------------------------------------------------------------------
Trial Examination Period           5
--------------------------------------------------------------------------------
Valuation Date                    20
--------------------------------------------------------------------------------
Variable Account                  48
--------------------------------------------------------------------------------
Variable Sub-Account              22
--------------------------------------------------------------------------------


        * In certain states a Contract may be available only as a group Contract. If you purchase a group Contract, we will issue you a certificate that represents your ownership and that summarizes the provisions of the group Contract. References to "Contract" in this prospectus include certificates, unless the context requires otherwise. References to "Contract" also include all three Contracts listed on the cover page of this prospectus, unless otherwise noted. However, we administer each Contract separately.

OVERVIEW OF CONTRACTS
--------------------------------------------------------------------------------

The Contracts offer many of the same basic features and benefits. They differ primarily with respect to the charges imposed, as follows:

.. The ALLSTATE ADVISOR CONTRACT has a mortality and expense risk charge of 1.10%, an administrative expense charge of 0.19%*, and a withdrawal charge of up to 7% with a 7-year withdrawal charge period;

.. The ALLSTATE ADVISOR PLUS CONTRACT offers Credit Enhancement of up to 5% on purchase payments, a mortality and expense risk charge of 1.40%, an administrative expense charge of 0.19%*, and a withdrawal charge of up to 8.5% with an 8-year withdrawal charge period;

.. The ALLSTATE ADVISOR PREFERRED CONTRACT WITH 5-YEAR WITHDRAWAL CHARGE OPTION
  ("Package III") has a mortality and expense risk charge of 1.40%, an administrative expense charge of 0.19%*, and a withdrawal charge of up to 7% with a 5-year withdrawal charge period;

.. The ALLSTATE ADVISOR PREFERRED CONTRACT WITH 3-YEAR WITHDRAWAL CHARGE OPTION
  ("Package II") has a mortality and expense risk charge of 1.50%, an administrative expense charge of 0.19%*, and a withdrawal charge of up to 7% with a 3-year withdrawal charge period; and

.. The ALLSTATE ADVISOR PREFERRED CONTRACT WITH NO WITHDRAWAL CHARGE OPTION
  ("Package I") has a mortality and expense risk charge of 1.60%, an administrative expense charge of 0.19%*, and no withdrawal charges.

Other differences among the Contracts relate to available Fixed Account Options. For a side-by-side comparison of these differences, please refer to Appendix A of this prospectus.

* The administrative expense charge may be increased, but will never exceed 0.35%. Once your Contract is issued, we will not increase the administrative expense charge for your Contract.

THE CONTRACTS AT A GLANCE
--------------------------------------------------------------------------------

The following is a snapshot of the Contracts. Please read the remainder of this prospectus for more information.

FLEXIBLE PAYMENTS               You can purchase each Contract with as little as
                                $10,000 ($2,000 for Qualified Contracts, which are
                                Contracts issued with a qualified plan). You can add to
                                your Contract as often and as much as you like, but
                                each subsequent payment must be at least $1,000 ($50
                                for automatic payments).

                                We reserve the right to accept a lesser initial
                                purchase payment amount for each Contract.  We may
                                limit the cumulative amount of purchase payments to a
                                maximum of $1,000,000 in any Contract. You must
                                maintain a minimum account size of $1,000.

                                For ALLSTATE ADVISOR PLUS CONTRACTS, each time you make
                                a purchase payment, we will add to your Contract Value
                                a Credit Enhancement of up to 5% of such purchase
                                payment.
---------------------------------------------------------------------------------------
TRIAL EXAMINATION PERIOD        You may cancel your Contract within 20 days of receipt
                                or any longer period as your state may require ("TRIAL
                                EXAMINATION PERIOD"). Upon cancellation, we will return
                                your purchase payments adjusted, to the extent federal
                                or state law permits, to reflect the investment
                                experience of any amounts allocated to the Variable
                                Account, including the deduction of mortality and
                                expense risk charges and administrative expense
                                charges. If you cancel your Contract during the TRIAL
                                EXAMINATION PERIOD, the amount we refund to you will
                                not include any Credit Enhancement. See "Trial
                                Examination Period" for details.
---------------------------------------------------------------------------------------
EXPENSES                        Each Portfolio pays expenses that you will bear
                                indirectly if you invest in a Variable Sub-Account. You
                                also will bear the following expenses:

                                ALLSTATE ADVISOR CONTRACTS

                                .Annual mortality and expense risk charge equal to
                                  1.10% of average daily net assets.

                                .Withdrawal charges ranging from 0% to 7% of purchase
                                  payments withdrawn.

                                ALLSTATE ADVISOR PLUS CONTRACTS

                                .Annual mortality and expense risk charge equal to
                                  1.40% of average daily net assets.

                                .Withdrawal charges ranging from 0% to 8.5% of
                                  purchase payments withdrawn.

                                ALLSTATE ADVISOR PREFERRED CONTRACTS (WITH 5-YEAR
                                WITHDRAWAL CHARGE OPTION)

                                .Annual mortality and expense risk charge equal to
                                  1.40% of average daily net assets.

                                .Withdrawal charges ranging from 0% to 7% of purchase
                                  payments withdrawn.

                                ALLSTATE ADVISOR PREFERRED CONTRACTS (WITH 3-YEAR
                                WITHDRAWAL CHARGE OPTION)

                                .Annual mortality and expense risk charge equal to
                                  1.50% of average daily net assets.

                                .Withdrawal charges ranging from 0% to 7% of purchase
                                  payments withdrawn.
                                ALLSTATE ADVISOR PREFERRED CONTRACTS (WITH NO
                                WITHDRAWAL CHARGE OPTION)

                                .Annual mortality and expense risk charge equal to
                                  1.60% of average daily net assets.

                                . No withdrawal charge.

                                ALL CONTRACTS

                                .Annual administrative expense charge of 0.19% (up to
                                  0.35% for future Contracts).

                                .Annual contract maintenance charge of $30 (waived in
                                  certain cases).

                                .If you select the MAXIMUM ANNIVERSARY VALUE (MAV)
                                  DEATH BENEFIT OPTION ("MAV DEATH BENEFIT OPTION") you
                                  will pay an additional mortality and expense risk
                                  charge of 0.25% (up to 0.30% for Options added in the
                                  future).

                                . If you select ENHANCED BENEFICIARY PROTECTION (ANNUAL
                                  INCREASE) OPTION, you will pay an additional
                                  mortality and expense risk charge of 0.25% (up to
                                  0.30% for Options added in the future).

                                .If you select the EARNINGS PROTECTION DEATH BENEFIT
                                  OPTION you will pay an additional mortality and
                                  expense risk charge of 0.25% or 0.40% (up to 0.35% or
                                  0.50% for Options added in the future) depending on
                                  the age of the oldest Owner and oldest Annuitant on
                                  the date we receive the completed application or
                                  request to add the benefit, whichever is later
                                  ("RIDER APPLICATION DATE").

                                .If you select RETIREMENT INCOME GUARANTEE OPTION 1
                                  ("RIG 1") you will pay an additional annual fee
                                  ("Rider Fee") of 0.40% (up to 0.50% for Options added
                                  in the future)  of the INCOME BASE in effect on a
                                  Contract Anniversary ("CONTRACT ANNIVERSARY").

                                .If you select RETIREMENT INCOME GUARANTEE OPTION 2
                                  ("RIG 2") you will pay an additional annual Rider Fee
                                  of 0.55% (up to 0.75% for Options added in the
                                  future) of the INCOME BASE in effect on a CONTRACT
                                  ANNIVERSARY.

                                .If you select the INCOME PROTECTION BENEFIT OPTION
                                  you will pay an additional mortality and expense risk
                                  charge of 0.50% (up to 0.75% for Options added in the
                                  future) during the Payout Phase of your Contract.

                                . Currently there is no additional charge if you select
                                  the SPOUSAL PROTECTION BENEFIT (CO-ANNUITANT) OPTION.
                                  We reserve the right to charge a mortality and
                                  expense risk charge of up to 0.15% for this benefit.
                                  This benefit is only available for IRA Contracts,
                                  which are Contracts issued with an Individual
                                  Retirement Annuity or Account ("IRA") under Section
                                  408 of the Internal Revenue Code.

                                .Transfer fee equal to 1.00% (subject to increase to
                                  up to 2.00%) of the amount transferred after the
                                  12/th/ transfer in any Contract Year ("CONTRACT
                                  YEAR"), which we measure from the date we issue your
                                  Contract or a Contract Anniversary.

                                . State premium tax (if your state imposes one)

                                . NOT ALL OPTIONS ARE AVAILABLE IN ALL STATES
INVESTMENT ALTERNATIVES         Each Contract offers several investment alternatives
                                including:

                                . up to 3 Fixed Account Options that credit interest at
                                  rates we guarantee, and

                                .37 Variable Sub-Accounts investing in Portfolios
                                  offering professional money management by these investment advisers:

                                  . Putnam Investment Management, Inc.

                                  . Franklin Advisers, Inc.

                                  . Franklin Advisory Services, LLC

                                  . Franklin Mutual Advisers, LLC

                                  . Templeton Asset Management Ltd.

                                  . Templeton Investment Counsel, LLC

                                  . LSA Asset Management LLC

                                  . OppenheimerFunds, Inc.

                                  . Van Kampen Asset Management Inc.

                                  . Van Kampen*

                                  *Morgan Stanley Investment Management Inc., the
                                  investment adviser to certain of the Portfolios, does
                                  business in certain instances using the name Van
                                  Kampen.

                                NOT ALL FIXED ACCOUNT OPTIONS ARE AVAILABLE IN ALL
                                STATES OR WITH ALL CONTRACTS.

                                To find out current rates being paid on the Fixed
                                Account Option(s), or to find out how the Variable
                                Sub-Accounts have performed, please call us at
                                1-800-203-0068.
---------------------------------------------------------------------------------------
SPECIAL SERVICES                For your convenience, we offer these special services:

                                . AUTOMATIC PORTFOLIO REBALANCING PROGRAM

                                . AUTOMATIC ADDITIONS PROGRAM

                                . DOLLAR COST AVERAGING PROGRAM

                                . SYSTEMATIC WITHDRAWAL PROGRAM
---------------------------------------------------------------------------------------
INCOME PAYMENTS                 You can choose fixed income payments, variable income
                                payments, or a combination of the two. You can receive
                                your income payments in one of the following ways (you
                                may select more than one income plan):

                                . life income with guaranteed number of payments

                                . joint and survivor life income with guaranteed number
                                  of payments

                                . guaranteed number of payments for a specified period

                                . life income with cash refund

                                . joint life income with cash refund

                                . life income with installment refund

                                . joint life income with installment refund

                                Allstate also offers two Retirement Income Guarantee
                                Options that guarantee a minimum amount of fixed income
                                payments you can receive if you elect to receive income
                                payments.

                                In addition, we offer an Income Protection Benefit
                                Option that guarantees that your variable income
                                payments will not fall below a certain level.
DEATH BENEFITS                  If you die before the Payout Start Date, we will pay a
                                death benefit subject to the conditions described in
                                the Contract. In addition to the death benefit included
                                in your Contract ("Return of Premium Death Benefit" or
                                "ROP Death Benefit"), the death benefit options we
                                currently offer include:

                                . MAV DEATH BENEFIT OPTION;

                                .ENHANCED BENEFICIARY PROTECTION (ANNUAL INCREASE)
                                  OPTION; and

                                . EARNINGS PROTECTION DEATH BENEFIT OPTION
---------------------------------------------------------------------------------------
TRANSFERS                       Before the Payout Start Date, you may transfer your
                                Contract Value among the investment alternatives, with
                                certain restrictions. The minimum amount you may
                                transfer is $100 or the amount remaining in the
                                investment alternative, if less.  The minimum amount
                                that can be transferred into the Standard Fixed Account
                                or Market Value Adjusted Account Options is $500.

                                A charge may apply after the 12/th/ transfer in each
                                Contract Year.
---------------------------------------------------------------------------------------
WITHDRAWALS                     You may withdraw some or all of your Contract Value at
                                any time during the Accumulation Phase and during the
                                Payout Phase in certain cases. In general, you must
                                withdraw at least $50 at a time. Withdrawals taken
                                prior to annuitization (referred to in this prospectus
                                as the Payout Phase) are generally considered to come
                                from the earnings in the Contract first. If the
                                Contract is tax-qualified, generally all withdrawals
                                are treated as distributions of earnings. Withdrawals
                                of earnings are taxed as ordinary income and, if taken
                                prior to age 59 1/2, may be subject to an additional
                                10% federal tax penalty. A withdrawal charge and a
                                MARKET VALUE ADJUSTMENT may also apply.

HOW THE CONTRACTS WORK
--------------------------------------------------------------------------------

Each Contract basically works in two ways.

First, each Contract can help you (we assume you are the "CONTRACT OWNER") save for retirement because you can invest in your Contract's investment alternatives and generally pay no federal income taxes on any earnings until you withdraw them. You do this during what we call the "ACCUMULATION PHASE" of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the "ISSUE DATE") and continues until the Payout Start Date, which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payments to any combination of the Variable Sub-Accounts and/or Fixed Account Options. If you invest in a Fixed Account Option, you will earn a fixed rate of interest that we declare periodically. If you invest in any of the Variable Sub-Accounts, your investment return will vary up or down depending on the performance of the corresponding Portfolios.

Second, each Contract can help you plan for retirement because you can use it to receive retirement income for life and/ or for a pre-set number of years, by selecting one of the income payment options (we call these "INCOME PLANS") described on page ___. You receive income payments during what we call the "PAYOUT PHASE" of the Contract, which begins on the Payout Start Date and continues until we make the last payment required by the Income Plan you select. During the Payout Phase, if you select a fixed income payment option, we guarantee the amount of your payments, which will remain fixed. If you select a variable income payment option, based on one or more of the Variable Sub-Accounts, the amount of your payments will vary up or down depending on the performance of the corresponding Portfolios. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.

The timeline below illustrates how you might use your Contract.


Issue                                           Payout Start
Date            Accumulation Phase                  Date                 Payout Phase
------------------------------------------------------------------------------------------------------------>
You buy    You save for retirement              You elect to receive    You can recieve    Or you can receive
a Contract                                      income payments or      income payments    income payments
                                                receive a lump sum      for a set period   for life
                                                payment





Other income payment options are also available. See "INCOME PAYMENTS."

As the Contract Owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract Owner or, if there is none, the BENEFICIARY will exercise the rights and privileges provided by the Contract. See "The Contracts." In addition, if you die before the Payout Start Date, we will pay a death benefit to any surviving Contract Owner or, if there is none, to your Beneficiary. See "Death Benefits."

Please call us at 1-800-203-0068 if you have any question about how the Contracts work.

EXPENSE TABLE
--------------------------------------------------------------------------------

The table below lists the expenses that you will bear directly or indirectly when you buy a Contract. The table and the examples that follow do not reflect premium taxes that may be imposed by the state where you reside. For more information about Variable Account expenses, see "Expenses," below. For more information about Portfolio expenses, please refer to the prospectuses for the Funds.


CONTRACT OWNER TRANSACTION EXPENSES
Withdrawal Charge (as a percentage of purchase payments withdrawn)/* /

                         Number of Complete Years Since We Received the Purchase Payment Being Withdrawn/Applicable  Charge:
-----------------------------------------------------------------------------------------------------------------------------------
Contract:                    0           1           2           3           4           5           6          7           8+
Allstate Advisor              7%          7%          6%          5%          4%          3%        2%           0%         0%
Allstate Advisor Plus       8.5%        8.5%        8.5%        7.5%        6.5%        5.5%        4%         2.5%         0%
Allstate Advisor
 Preferred with:
 5-Year Withdrawal
 Charge Option                7%          6%          5%          4%          3%          0%
 3-Year Withdrawal
 Charge Option                7%          6%          5%          0%
 No Withdrawal Charge
 Option                                                                    None

All Contracts:
-----------------------------------------------------------------------------------------------------------------------------------
Annual Contract
 Maintenance Charge                                                       $30**
Transfer Fee                                             up to 2.00% of the amount transferred***


* Each Contract Year, you may withdraw a portion of your purchase payments (and/or your earnings, in the case of Charitable Remainder Trusts) without incurring a withdrawal charge ("Free Withdrawal Amount"). See "Withdrawal Charges" for more information.

**  / /Waived in certain cases. See "Expenses."

*** Applies solely to the 13th and subsequent transfers within a Contract Year, excluding transfers due to dollar cost averaging and automatic fund rebalancing. We are currently assessing a transfer fee of 1.00% of the amount transferred, however, we reserve the right to raise the transfer fee to up to 2.00% of the amount transferred.

VARIABLE ACCOUNT ANNUAL EXPENSES
(AS A PERCENTAGE OF AVERAGE DAILY NET ASSET VALUE DEDUCTED FROM EACH VARIABLE SUB-ACCOUNT)


If you select the basic Contract without any optional benefits, your Variable Account expenses would be as follows:

                                                                   Mortality and Expense Risk             Administrative
Basic Contract (without any optional benefit)                               Charge                       Expense Charge*
----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor                                                             1.10%                           0.19%
----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor Plus                                                        1.40%                           0.19%
----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (5- year Withdrawal Charge Option)                1.40%                           0.19%
----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (3- year Withdrawal Charge Option)                1.50%                           0.19%
----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (No Withdrawal Charge Option)                     1.60%                           0.19%
----------------------------------------------------------------------------------------------------------------------------------
                                                                        Total Variable Account
Basic Contract (without any optional benefit)                              Annual Expense
------------------------------------------------------------------------------------------------------
Allstate Advisor                                                                                1.29%
------------------------------------------------------------------------------------------------------
Allstate Advisor Plus                                                                           1.59%
------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (5- year Withdrawal Charge Option)                                   1.59%
------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (3- year Withdrawal Charge Option)                                   1.69%
------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (No Withdrawal Charge Option)                                        1.79%
------------------------------------------------------------------------------------------------------


*We reserve the right to raise the administrative expense charge to 0.35%. However, we will not increase the charge once we issue your Contract.

Each Contract also offers optional riders that may be added to the Contract. For each optional rider you select, you would pay the following additional mortality and expense risk charge associated with each rider.

                                                   0.25
                                                   % (up to 0.30% for Options added in
MAV Death Benefit Option                           the future)
                                                   0.25
Enhanced Beneficiary Protection (Annual Increase)  % (up to 0.30% for Options added in
Option                                             the future)
                                                   0.25
Earnings Protection Death Benefit Option (issue    % (up to 0.35% for Options added in
age 0-70)                                          the future)
                                                   0.40
Earnings Protection Death Benefit Option (issue    % (up to 0.50% for Options added in
age 71-79)                                         the future)
                                                   0.00
                                                   % (up to 0.15% for Options added in
Spousal Protection Benefit (Co-Annuitant) Option   the future)




If you select the Options with the highest possible combination of mortality and expense risk charges, your Variable Account expenses would be as follows, assuming current expenses:

Contract with the MAV Death Benefit Option, Enhanced
Beneficiary Protection (Annual Increase) Option, and Earnings         Mortality and Expense                Administrative
Protection Death Benefit Option (issue age 71-79)                         Risk Charge*                    Expense Charge*
-----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor                                                                 2.00%                           0.19%
-----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor Plus                                                            2.30%                           0.19%
-----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (5- year Withdrawal Charge Option)                    2.30%                           0.19%
-----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (3- year Withdrawal Charge Option)                    2.40%                           0.19%
-----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (No Withdrawal Charge Option)                         2.50%                           0.19%
-----------------------------------------------------------------------------------------------------------------------------------
Contract with the MAV Death Benefit Option, Enhanced
Beneficiary Protection (Annual Increase) Option, and Earnings           Total Variable Account
Protection Death Benefit Option (issue age 71-79)                          Annual Expense
------------------------------------------------------------------------------------------------------
Allstate Advisor                                                                     2.19%
------------------------------------------------------------------------------------------------------
Allstate Advisor Plus                                                                2.49%
------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (5- year Withdrawal Charge Option)                        2.49%
------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (3- year Withdrawal Charge Option)                        2.59%
------------------------------------------------------------------------------------------------------
Allstate Advisor Preferred (No Withdrawal Charge Option)                             2.69%
------------------------------------------------------------------------------------------------------


  *As described above the administrative expense charge and the mortality and expense charge for certain Options may be higher for future Contracts. However, we will not increase the administrative expense charge once we issue your Contract, and we will not increase the charge for an Option once we add the Option to your Contract.

RETIREMENT INCOME GUARANTEE OPTION FEE

If you select RIG 1, you would pay a Rider Fee at the annual rate of 0.40% (up to 0.50% for Options added in the future) of the Income Base in effect on a Contract Anniversary. If you select RIG 2, you would pay an additional Rider Fee at the annual rate of 0.55% (up to 0.75% for Options added in the future) of the Income Base in effect on a Contract Anniversary. See "Retirement Income Guarantee Options" for details.

INCOME PROTECTION BENEFIT OPTION

The Contracts are also available with the Income Protection Benefit Option. See "Income Payments - Income Protection Benefit Option," below, for a description of the Option. The charge for the Income Protection Benefit Option is currently 0.50% of the average daily net Variable Account assets supporting the variable income payments to which the Income Protection Benefit Option applies. The charge for the Income Protection Benefit Option applies during the Payout Phase. We reserve the right to raise the Income Protection Benefit Option charge to up to 0.75%. Once your Income Protection Benefit Option is in effect, however, we may not change the fee that applies to your Contract. See "Expenses - Mortality and Expense Risk Charge," below, for details.

PORTFOLIO ANNUAL EXPENSES
The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Contract. Advisers and/or other service providers of certain Portfolios may have agreed to waive their fees and/or reimburse Portfolio expenses in order to keep the Portfolios' expenses below specified limits. The range of expenses shown in this table does not show the effect of any such fee waiver or expense reimbursement. More detail concerning each Portfolio's fees and expenses appears in the prospectus for each Portfolio.

                          ANNUAL PORTFOLIO EXPENSES
--------------------------------------------------------------------------------
                                 Minimum                      Maximum
--------------------------------------------------------------------------------
Total Annual Portfolio
Operating
Expenses/(1)/
(expenses that are
deducted from
Portfolio assets,
which may include
management fees,
distribution and/or
services (12b-1) fees,              ???%                         ???%
and other expenses)
--------------------------------------------------------------------------------


(1) Expenses are shown as a percentage of Portfolio average daily net assets (before any waiver or reimbursement) as of December 31, 2002.




EXAMPLE 1
This Example is intended to help you compare the cost of investing in the Contracts with the cost of investing in other variable annuity contracts. These costs include Contract owner transaction expenses, Contract fees, Variable Account annual expenses, and Portfolio fees and expenses.

.. The example shows the dollar amount of expenses that you would bear directly or indirectly if you:

.. invested $10,000 in the Contract for the time periods indicated;

.. earned a 5% annual return on your investment;

.. surrendered your Contract, or you began receiving income payments for a specified period of less than 120 months, at the end of each time period;

.. elected the MAV Death Benefit Option and the Enhanced Beneficiary Protection
  (Annual Increase) Option;

.. elected the Earnings Protection Death Benefit Option (assuming issue age
  71-79);

.. elected RIG 2 (assuming Income Base A); and

.. elected the 5-year Withdrawal Charge Option (for Allstate Advisor Preferred
  Contracts).

The first line of the example assumes that the maximum fees and expenses of any of the Portfolios are charged. The second line of the example assumes that the minimum fees and expenses of any of the Portfolios are charged. Your actual expenses may be higher or lower than those shown below.

THE EXAMPLE DOES NOT INCLUDE ANY TAXES OR TAX PENALTIES YOU MAY BE REQUIRED TO PAY IF YOU SURRENDER YOUR CONTRACT.

                                          Allstate Advisor           Allstate Advisor Plus        Allstate Advisor Preferred
                              1 Year  3 Years 5 Years 10 Years  1 Year 3 Years 5 Years 10 Years    1 Year 3 Years  5 Years 10 Years

------------------------------------------------------------------------------------------------------------------------------------
Costs Based on Maximum Annual    $       $        $        $         $       $        $        $         $       $        $    $
Portfolio Expenses
------------------------------------------------------------------------------------------------------------------------------------
Costs Based on Minimum Annual    $       $        $        $         $       $        $        $         $       $        $    $
Portfolio Expenses
------------------------------------------------------------------------------------------------------------------------------------

EXAMPLE 2
This Example uses the same assumptions as Example 1 above, except that it assumes you decided not to surrender your Contract, or you began receiving income payments for a specified period of at least 120 months, at the end of each time period.

                        Allstate Advisor                 Allstate Advisor Plus             Allstate Advisor Preferred
-----------------------------------------------------------------------------------------------------------------------------
                  1Year   3Years   5Years   10Years   1Year   3Years   5Years   10Years   1Year   3Years   5Years    10Years

-----------------------------------------------------------------------------------------------------------------------------
Costs Based on
Maximum Annual
Portfo lio        $       $        $        $         $       $        $        $         $       $        $         $
Expenses
-----------------------------------------------------------------------------------------------------------------------------
Costs Based on
Minimum Annual
Portfolio         $       $        $        $         $       $        $        $         $       $        $         $
Expenses
-----------------------------------------------------------------------------------------------------------------------------


PLEASE REMEMBER THAT YOU ARE LOOKING AT EXAMPLES AND NOT A REPRESENTATION OF PAST OR FUTURE EXPENSES. YOUR RATE OF RETURN MAY BE HIGHER OR LOWER THAN 5%, WHICH IS NOT GUARANTEED. THE EXAMPLES DO NOT ASSUME THAT ANY PORTFOLIO EXPENSE WAIVERS OR REIMBURSEMENT ARRANGEMENTS ARE IN EFFECT FOR THE PERIODS PRESENTED.
 THE ABOVE EXAMPLES ASSUME YOU HAVE SELECTED THE MAV DEATH BENEFIT OPTION AND THE ENHANCED BENEFICIARY PROTECTION (ANNUAL INCREASE) OPTION, THE EARNINGS PROTECTION DEATH BENEFIT OPTION (ASSUMING THE OLDEST CONTRACT OWNER OR ANNUITANT IS AGE 71 OR OLDER, AND ALL ARE AGE 79 OR YOUNGER ON THE RIDER APPLICATION
DATE), AND RIG 2 AND THAT INCOME BASE A IS APPLIED. IF ANY OR ALL OF THESE FEATURES WERE NOT ELECTED, THE EXPENSE FIGURES SHOWN ABOVE WOULD BE SLIGHTLY LOWER.

FINANCIAL INFORMATION
--------------------------------------------------------------------------------

To measure the value of your investment in the Variable Sub-Accounts during the Accumulation Phase, we use a unit of measure we call the "ACCUMULATION UNIT." Each Variable Sub-Account has a separate value for its Accumulation Units we call "ACCUMULATION UNIT VALUE." Accumulation Unit Value is analogous to, but not the same as, the share price of a mutual fund.

There are no Accumulation Unit Values to report because the Contracts were first offered as of the date of this prospectus. The financial statements of Allstate and the Variable Account appear in the Statement of Additional Information.


THE CONTRACT
--------------------------------------------------------------------------------


CONTRACT OWNER
Each Contract is an agreement between you, the Contract Owner, and Allstate, a life insurance company. As the Contract Owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):

.. the investment alternatives during the Accumulation and Payout Phases,

.. the amount and timing of your purchase payments and withdrawals,

.. the programs you want to use to invest or withdraw money,

.. the income payment plan(s) you want to use to receive retirement income,

.. the Annuitant (either yourself or someone else) on whose life the income payments will be based,

.. the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract Owner or the Annuitant dies, and

.. any other rights that the Contract provides, including restricting income payments to Beneficiaries.

If you die, any surviving joint Contract Owner or, if none, the Beneficiary may exercise the rights and privileges provided to them by the Contract. If the sole surviving Contract Owner dies after the Payout Start Date, the Primary Beneficiary will receive any guaranteed income payments scheduled to continue.

If the Annuitant dies prior to the Payout Start Date and the Contract Owner is a grantor trust not established by a business, the new Contract Owner will be the Beneficiary(ies).

The Contract cannot be jointly owned by both a non-living person and a living person unless the Contract Owner(s) assumed ownership of the Contract as a Beneficiary(ies). The maximum age of any Contract Owner on the date we receive the completed application for each Contract is 90.

If you select the Enhanced Beneficiary Protection (MAV) Option, the Enhanced Beneficiary Protection (Annual Increase) Option, the Earnings Protection Death Benefit Option, or the Spousal Protection Benefit Option, the maximum age of any Contract Owner on the Rider Application Date is currently 79.

If you select RIG 1 or RIG 2, the maximum age of any Contract Owner on the Rider Application Date is 75.

The Contract can also be purchased as part of a qualified plan. A qualified plan is a retirement savings plan, such as an IRA or tax-sheltered annuity, that meets the requirements of the Internal Revenue Code. Qualified plans may limit or modify your rights and privileges under the Contract. We use the term "QUALIFIED CONTRACT" to refer to a Contract issued with a qualified plan. See "TAX QUALIFIED CONTRACTS" on page ___.

Except for certain Qualified Contracts, you may change the Contract Owner at any time by written notice in a form satisfactory to us. Until we receive your written notice to change the Contract Owner, we are entitled to rely on the most recent information in our files. We will provide a change of ownership form to be signed by you and filed with us. Once we accept the change, the change will take effect as of the date you signed the request. We will not be liable for any payment or settlement made prior to accepting the change. Accordingly, if you wish to change the Contract Owner, you should deliver your written notice to us promptly. Each change is subject to any payment we make or other action we take before we accept it. Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract Owner.


ANNUITANT
The Annuitant is the individual whose age determines the latest Payout Start Date and whose life determines the amount and duration of income payments (other than under Income Plan 3). You may not change the Annuitant at any time. You may designate a joint Annuitant, who is a second person on whose life income payments depend, at the time you select an Income Plan. The maximum age of the Annuitant on the date we receive the completed application for each Contract is 90.

If you select the Enhanced Beneficiary Protection (MAV) Option, Enhanced Beneficiary Protection (Annual

Increase) Option, Earnings Protection Death Benefit Option, or the Spousal Protection Benefit Option, the maximum age of any Annuitant on the Rider Application Date is 79.

If you select RIG 1 or RIG 2, the maximum age of the Annuitant on the Rider Application Date is 75. If you select the Income Protection Benefit Option, the oldest Annuitant and joint Annuitant (if applicable) must be age 75 or younger on the Payout Start Date.

If you select an Income Plan that depends on the Annuitant or a joint Annuitant's life, we may require proof of age and sex before income payments begin and proof that the Annuitant or joint Annuitant is still alive before we make each payment.


CO-ANNUITANT
Contract Owners of IRA Contracts that meet the following conditions and that elect the Spousal Protection Benefit Option may name their spouse as a Co-Annuitant:

.. the Contract must be an IRA contract;

.. both the Contract Owner and Co-Annuitant must be age 79 or younger on the Rider Application Date; and

.. the Co-Annuitant must be the sole Primary Beneficiary under the Contract.

Under the Spousal Protection Benefit Option, the Co-Annuitant will be considered to be an Annuitant during the Accumulation Phase, except the Co-Annuitant will not be considered to be an Annuitant for purposes of determining the Payout Start Date or upon the death of the Co-Annuitant. You may change the Co-Annuitant to a new spouse only if you provide proof of remarriage in a form satisfactory to us. At any time, there may only be one Co-Annuitant under your Contract. See "Spousal Protection Benefit Option and Death of Co-Annuitant" for more information.


BENEFICIARY
You may name one or more Primary and Contingent Beneficiaries when you apply for a Contract. The Primary Beneficiary is the person who may, in accordance with the terms of the Contract, elect to receive the death benefit or become the new Contract Owner pursuant to the Contract if the sole surviving Contract Owner dies before the Payout Start Date. A Contingent Beneficiary is the person selected by the Contract Owner who will exercise the rights of the Primary Beneficiary if all named Primary Beneficiaries die before the death of the sole surviving Contract Owner.

You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of Beneficiary form to be signed by you and filed with us. After we accept the form, the change of Beneficiary will be effective as of the date you signed the form. Until we receive your written notice to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. We will not be liable for any payment or settlement made prior to accepting the change. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly. Each Beneficiary change is subject to any payment made by us or any other action we take before we accept the change.

You may restrict income payments to Beneficiaries by providing us with a written request. Once we accept the written request, the restriction will take effect as of the date you signed the request. Any restriction is subject to any payment made by us or any other action we take before we accept the request.

If you did not name a Beneficiary or, unless otherwise provided in the Beneficiary designation, if a named Beneficiary is no longer living and there are no other surviving Primary or Contingent Beneficiaries when the sole surviving Contract Owner dies, the new Beneficiary will be:

.. your spouse or, if he or she is no longer alive,

.. your surviving children equally, or if you have no surviving children,

.. your estate.

If more than one Beneficiary survives you (or the Annuitant, if the Contract Owner is not a living person), we will divide the death benefit among the surviving Beneficiaries according to your most recent written instructions. If you have not given us written instructions in a form satisfactory to us, we will pay the death benefit in equal amounts to the surviving Beneficiaries. If there is more than one Beneficiary in a class (e.g., more than one Primary Beneficiary) and one of the Beneficiaries predeceases the Contract Owner (the Annuitant if the Contract owner is not a natural person), the remaining Beneficiaries in that class will divide the deceased Beneficiary's share in proportion to the original share of the remaining Beneficiaries.

For purposes of this Contract, in determining whether a living person, including a Contract Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person A") has survived another living person, including a Contract Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person B"), Living Person A must survive Living Person B by at least 24 hours.
 Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.

If there is more than one Beneficiary taking shares of the death proceeds, each Beneficiary will be treated as a separate and independent owner of his or her respective share of the death proceeds. Each Beneficiary will exercise all rights related to his or her share of the death proceeds, including the sole right to select a death settlement option, subject to any restrictions previously placed upon the Beneficiary. Each Beneficiary may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the death settlement option chosen by the original Beneficiary.

If there is more than one Beneficiary and one of the Beneficiaries is a corporation, trust or other non-living person, all Beneficiaries will be considered to be non-living persons.


MODIFICATION OF THE CONTRACT
Only an Allstate officer may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law. If a provision of the Contract is inconsistent with state law, we will follow state law.


ASSIGNMENT
You may not assign an interest in this Contract as collateral or security for a loan. However, you may assign periodic income payments under this Contract prior to the Payout Start Date. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until the assignor signs it and files it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE TRYING TO ASSIGN YOUR CONTRACT.


PURCHASES
--------------------------------------------------------------------------------


MINIMUM PURCHASE PAYMENTS
The minimum initial purchase payment for Non- Qualified Contracts is $10,000, ($2,000 for Qualified Contracts). All subsequent purchase payments under a Contract must be $1,000 or more ($50 for automatic payments). For ALLSTATE ADVISOR PLUS CONTRACTS, purchase payments do not include any Credit Enhancements. You may make purchase payments at any time prior to the Payout Start Date; however, additional payments may be limited in some states. Please consult with your representative for details. The total amount of purchase payments we will accept for each Contract without our prior approval is $1,000,000. We reserve the right to accept a lesser initial purchase payment amount or lesser subsequent purchase payment amounts. We reserve the right to limit the availability of the investment alternatives for additional investments. We also reserve the right to reject any application.


AUTOMATIC ADDITIONS PROGRAM
You may make subsequent purchase payments of $50 or more per month by automatically transferring money from your bank account. Please consult with your sales representative for detailed information. The AUTOMATIC ADDITIONS PROGRAM is not available for making purchase payments into the Dollar Cost Averaging Fixed Account Option.


ALLOCATION OF PURCHASE PAYMENTS
At the time you apply for a Contract, you must decide how to allocate your purchase payment among the investment alternatives. The allocation you specify on your application will be effective immediately. All allocations must be in whole percents that total 100% or in whole dollars. You can change your allocations by calling 1-800-203-0068.

We will allocate your purchase payments to the investment alternatives according to your most recent instructions on file with us. Unless you notify us otherwise, we will allocate subsequent purchase payments according to the allocation for the previous purchase payment. We will effect any change in allocation instructions at the time we receive written notice of the change in good order.

We will credit the initial purchase payment that accompanies your completed application to your Contract within 2 business days after we receive the payment at our home office. If your application is incomplete, we will ask you to complete your application within 5 business days. If you do so, we will credit your initial purchase payment to your Contract within that 5 business day period. If you do not, we will return your purchase payment at the end of the 5 business day period unless you expressly allow us to hold it until you complete the application. We will credit subsequent purchase payments to the Contract at the close of the business day on which we receive the purchase payment at our home office.

We use the term "business day" to refer to each day Monday through Friday that the New York Stock Exchange is open for business. We also refer to these days as "Valuation Dates." Our business day closes when the New York Stock Exchange closes for regular trading, usually 4:00 p.m. Eastern Time (3:00 p.m. Central
Time). If we receive your purchase payment after 3:00 p.m. Central Time on any Valuation Date, we will credit your purchase payment using the Accumulation Unit Values computed on the next Valuation Date.


CREDIT ENHANCEMENT
For ALLSTATE ADVISOR PLUS CONTRACTS, each time you make a purchase payment, we will add to your Contract Value a Credit Enhancement equal to 4% of the purchase payment if the oldest Contract Owner and oldest Annuitant are age 85 or younger on the date we receive the completed application for the Contract ("Application

Date"). If the oldest Contract Owner or oldest Annuitant is age 86 or older and both are 90 or younger on the Application Date, we will add to your Contract Value a Credit Enhancement equal to 2% of the purchase payment. An additional Credit Enhancement will be added to your Contract if the cumulative purchase payments (including the purchase payment being made) less cumulative withdrawals exceed a certain threshold. The thresholds apply individually to each Allstate Advisor Plus Contract you own. The additional Credit Enhancements and their corresponding thresholds are as follows:

          ADDITIONAL CREDIT                CUMULATIVE PURCHASE
        ENHANCEMENT FOR LARGE            PAYMENTS LESS CUMULATIVE
              CONTRACTS                  WITHDRAWALS MUST EXCEED:

    0.50% of the purchase payment       $500,000

    1.00% of the purchase payment       $1,000,000


If you exercise your right to cancel the Contract during the Trial Examination Period, the amount we refund to you will not include any Credit Enhancement. See "TRIAL EXAMINATION PERIOD" below for details. The ALLSTATE ADVISOR PLUS CONTRACT may not be available in all states.

We will allocate any Credit Enhancements to the investment alternatives according to the allocation instructions you have on file with us at the time we receive your purchase payment. We will allocate each Credit Enhancement among the investment alternatives in the same proportions as the corresponding purchase payment. We do not consider Credit Enhancements to be investments in the Contract for income tax purposes.

We use a portion of the withdrawal charge and mortality and expense risk charge to help recover the cost of providing the Credit Enhancement under the Contract. See "Expenses." Under certain circumstances (such as a period of poor market performance) the cost associated with the Credit Enhancement may exceed the sum of the Credit Enhancement and any related earnings. You should consider this possibility before purchasing the Contract.

TRIAL EXAMINATION PERIOD

You may cancel your Contract by providing us with written notice within the Trial Examination Period, which is the 20 day period after you receive the Contract, or such longer period that your state may require. If you exercise this "RIGHT TO CANCEL," the Contract terminates and we will pay you the full amount of your purchase payments allocated to the Fixed Account. We also will return your purchase payments allocated to the Variable Account adjusted, to the extent federal or state law permits, to reflect investment gain or loss, including the deduction of mortality and expense risk charges and administrative expense charges, that occurred from the date of allocation through the date of cancellation. If your Contract is qualified under Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Contract Value.

For ALLSTATE ADVISOR PLUS CONTRACTS with Credit Enhancements of 4%, the amount we return to you upon exercise of this Right to Cancel will not include any Credit Enhancement or the amount of charges deducted prior to cancellation, but will reflect, except in states where we are required to return the amount of your purchase payments, any investment gain or loss associated with your Variable Account purchase payments and with the full amount of the Credit Enhancement, including the deduction of mortality and expense risk charges and administrative expense charges.

For Contracts with Credit Enhancements above 4%, please note that we are applying for regulatory relief to recover the amount of the Credit Enhancement above 4% in the manner described above. Until we receive the requested regulatory relief, we will return, upon cancellation, the amount you would have received upon cancellation of a Contract with a Credit Enhancement of 4%. After we receive the requested regulatory relief, the amount we return to you upon exercise of this Right to Cancel will be computed in the manner described above, including with respect to the Credit Enhancement above 4%.

We reserve the right to allocate your purchase payments to the money market Variable Sub-Account during the Trial Examination Period.


CONTRACT VALUE
--------------------------------------------------------------------------------

On the Issue Date, the Contract Value is equal to your initial purchase payment (for ALLSTATE ADVISOR PLUS CONTRACTS, your initial purchase payment plus the Credit Enhancement).

Thereafter, your Contract Value at any time during the Accumulation Phase is equal to the sum of the value of your Accumulation Units in the Variable Sub-Accounts you have selected, plus your value in the Fixed Account Option(s) offered by your Contract.


ACCUMULATION UNITS
To determine the number of Accumulation Units of each Variable Sub-Account to allocate to your Contract, we divide (i) the amount of the purchase payment or transfer you have allocated to a Variable Sub-Account by (ii) the Accumulation Unit Value of that Variable Sub-Account next computed after we receive your payment or transfer. For example, if we receive a $10,000 purchase payment allocated to a Variable Sub-Account when the Accumulation Unit Value for the Sub-Account is $10, we would credit 1,000 Accumulation Units of that Variable

Sub-Account to your Contract. For ALLSTATE ADVISOR PLUS CONTRACTS, we would credit your Contract additional Accumulation Units of the Variable Sub-Account to reflect the Credit Enhancement paid on your purchase payment. See "Credit Enhancement." Withdrawals and transfers from a Variable Sub-Account would, of course, reduce the number of Accumulation Units of that Sub-Account allocated to your Contract.


ACCUMULATION UNIT VALUE
As a general matter, the Accumulation Unit Value for each Variable Sub-Account for each Contract will rise or fall to reflect:

.. changes in the share price of the Portfolio in which the Variable Sub-Account invests, and

.. the deduction of amounts reflecting the mortality and expense risk charge, administrative expense charge, and any provision for taxes that have accrued since we last calculated the Accumulation Unit Value.

We determine any applicable withdrawal charges, Rider Fees (if applicable), transfer fees, and contract maintenance charges separately for each Contract. They do not affect the Accumulation Unit Value. Instead, we obtain payment of those charges and fees by redeeming Accumulation Units. For details on how we compute Accumulation Unit Values, please refer to the Statement of Additional Information.

We determine a separate Accumulation Unit Value for each Variable Sub-Account for each Contract on each Valuation Date. We also determine a separate set of Accumulation Unit Values that reflect the cost of each optional benefit, or available combination thereof, offered under the Contract.

YOU SHOULD REFER TO THE PROSPECTUSES FOR THE FUNDS THAT ACCOMPANIES THIS PROSPECTUS FOR A DESCRIPTION OF HOW THE ASSETS OF EACH PORTFOLIO ARE VALUED, SINCE THAT DETERMINATION DIRECTLY BEARS ON THE ACCUMULATION UNIT VALUE OF THE CORRESPONDING VARIABLE SUB-ACCOUNT AND, THEREFORE, YOUR CONTRACT VALUE.


INVESTMENT ALTERNATIVES: THE VARIABLE SUB-ACCOUNTS
--------------------------------------------------------------------------------

You may allocate your purchase payments to up to 37 Variable Sub-Accounts. Each Variable Sub-Account invests in the shares of a corresponding Portfolio. Each Portfolio has its own investment objective(s) and policies. We briefly describe the Portfolios below.

For more complete information about each Portfolio, including expenses and risks associated with each Portfolio, please refer to the accompanying prospectuses for the Funds. You should carefully review the Fund prospectuses before allocating amounts to the Variable Sub-Accounts.


PORTFOLIO:              EACH PORTFOLIO:                 INVESTMENT ADVISER:
Putnam VT The George    Seeks to provide a balanced
 Putnam Fund of Boston   investment composed of a
                         well diversified portfolio
                         of value stocks and bonds.
Putnam VT Global Asset  Seeks a high level of
 Allocation              long-term total return
                         consistent with preservation
                         of capital.  The Portfolio
                         seeks its goal by investing
                         in a wide variety of equity
                         and fixed income securities
                         both of U.S. and foreign
                         insurers.
-------------------------------------------------------
Putnam VT Growth and    Seeks capital growth and
 Income                  current income.  The
                         Portfolio seeks its goal by
                         investing mainly in common
                         stocks of U.S. companies
                         with a focus on value stocks
                         that offer the potential for  Putnam Investment
                         capital growth, current       Management, Inc.
                         income or both.
-------------------------------------------------------
Putnam VT Health        Seeks capital appreciation.
 Sciences                 The Portfolio seeks its
                         goal by investing at least
                         80% of its net assets in
                         common stocks of U.S.
                         companies in the health
                         sciences industries with a
                         focus on growth stocks.
-------------------------------------------------------
Putnam VT High Yield    Seeks high current income.
                          Capital growth is a
                         secondary goal when
                         consistent with achieving
                         high current income.  The
                         Portfolio seeks its goal by
                         investing at least 80% of
                         the Portfolio's assets in
                         U.S. corporate bonds rated
                         below investment grade (junk
                         bonds) and that have
                         intermediate to long-term     ------------------------
                         maturities (three years or
                         longer).
-------------------------------------------------------
Putnam VT Income        Seeks high current income
                         consistent with what Putnam
                         Management believes to be
                         prudent risk.  The Portfolio
                         seeks its goal by investing
                         at least 80% in U.S.
                         corporate bonds and
                         governments worldwide that
                         are either investment-grade
                         or below investment grade
                         (junk bonds) and that have
                         intermediate to long-term
                         maturities (three years or
                         longer).
-------------------------------------------------------
Putnam VT               Seeks capital appreciation.
 International Equity     The Portfolio seeks its
                         goal by investing mainly in
                         common stocks of companies
                         outside the United States.
-------------------------------------------------------
Putnam VT Investors     Seeks long-term growth of
                         capital and any increased
                         income that results from
                         this growth.  The Portfolio
                         seeks its goal by investing
                         mainly in common stock of
                         U.S. companies with a focus
                         on growth stocks.
-------------------------------------------------------
Putnam VT Money Market  Seeks as high a rate of
                         current income as Putnam
                         Managemtnt beleives is
                         consistent with preservation
                         of capital and maintenance
                         of liquidity.
-------------------------------------------------------
Putnam VT New           Seeks long-term capital
 Opportunities           appreciation.  The Portfolio
                         seeks its goal by investing
                         mainly in common stocks of
                         U.S. companies with a focus
                         on growth stocks in sectors   Putnam Investment
                         of the economy that Putnam    Management, Inc.
                         Management believes have
                         high gowth potential.
-------------------------------------------------------
Putnam VT New Value     Seeks long-term capital
                         appreciation.  The Portfolio
                         seeks its goal by investing
                         mainly in common stocks of
                         U.S. companies with a focus
                         on value stocks.
-------------------------------------------------------
Putnam VT Research      Seeks capital appreciation.
                          The Portfolio seeks its
                         goal by investing mainly in
                         common stocks of U.S.
                         companies that Putnam
                         Management believes have the
                         greatest potential for
                         capital appreciation, with
                         stock prices that reflect a
                         value lower than that which
                         Putnam Management places on
                         the company, or whose
                         earnings Putnam Management
                         believes are likely to grow
                         over time.
-------------------------------------------------------
Putnam VT Utilities     Seeks capital growth and
 Growth and Income       current income.  The
                         Portfolio seeks its goal by
                         investing at least 80% of
                         its net assets in a
                         combination of bonds and
                         U.S. value stocks of
                         companies in the public
                         utilities industries, with a
                         significant focus on value
                         stocks.
-------------------------------------------------------
Putnam VT Vista         Seeks capital appreciation.
                          The Portfolio seeks its
                         goal by investing mainly in
                         common stocks of U.S.
                         companies with a focus on
                         growth stocks.
-------------------------------------------------------
Putnam VT Voyager       Seeks capital appreciation.
                          The Portfolio seeks its
                         goal by investing mainly in
                         common stocks of U.S.
                         companies with a focus on
                         growth stocks.
-------------------------------------------------------
Franklin Growth and     Seeks capital appreciation.
 Income Securities        Secondary goal is to          Franklin Advisers, Inc.
                         provide current income.
-------------------------------------------------------
Franklin Small Cap      Seeks long-term total return.  Franklin Advisory
 Value Securities                                      Services, LLC
-------------------------------------------------------------------------------
Mutual Shares           Seeks capital appreciation.    Franklin Mutual
 Securities               Secondary goal is income.    Advisers, LLC
Templeton Developing    Seeks long-term capital        Templeton Asset
 Markets Securities      appreciation.                 Management Ltd.
Templeton Foreign       Seeks long-term capital        Templeton Investment
 Securities              growth.                       Counsel, LLC
-------------------------------------------------------------------------------
LSA Aggressive Growth   Seeks long-term capital
 (1)                     growth.  The Portfolio
                         invests primarily in common
                         stocks and other equity
                         securities of small and
                         mid-sized growth companies.
LSA Equity Growth (2)   Seeks capital appreciation by
                         investing primarily in        LSA Asset Management LLC
                         equity securities.
LSA Mid Cap Value (1)   Seeks to provide long-term
                         capital growth. The
                         Portfolio invests primarily
                         in common stocks and other
                         equity securities of
                         medium-capitalization
                         companies.
Oppenheimer Aggressive  Seeks capital appreciation by
 Growth                  investing in "growth type"
                         companies.
-------------------------------------------------------
Oppenheimer Capital     Seeks capital appreciation.
 Appreciation
-------------------------------------------------------
Oppenheimer Global      Seeks long-term caital
 Securities              appreciation by investing a
                         substantial portion of
                         assets in securities of
                         foreign issuers,
                         "growth-type" companies,
                         cyclical industries and
                         special situations that are
                         considered to have
                         appreciation possibilities.   OppenheimerFunds, Inc.
Oppenheimer High        Seeks a high level of current
 Income                  income from investment in
                         high-yield fixed-income
                         securities.
-------------------------------------------------------
Oppenheimer Main        Seeks high total return
 Street                  (which includes growth in
                         the value of its shares as
                         well as current income) from
                         equity and debt securities.
Oppenheimer Main        Seeks capital appreciation.
 Street Small Cap
Oppenheimer Multiple    Seeks a high total investment
 Strategies              return, which includes
                         current income and capital
                         appreciation in the value of
                         its shares.
Oppenheimer Strategic   Seeks a high level of current
 Bond                    income principally derived
                         from interest on debt
                         securities.
Van Kampen LIT          Seeks capital appreciation     Van Kampen Asset
 Emerging Growth                                       Management Inc.
Van Kampen LIT Growth   Seeks long-term growth of
 and Income              capital and income.
Van Kampen UIF Active   Seeks long-term capital
 International           appreciation by investing
 Allocation              primarily, in accordance
                         with country and sector
                         weightings determined by the
                         adviser, in equity
                         securities of non-U.S.
                         insurers which, in the
                         aggregate, replicate broad
                         market indices.
Van Kampen UIF          Seeks high total return by
 Emerging Markets Debt   investing primarily in fixed
                         income securitis of
                         government and                Van Kampen(3)
                         government-related issuers
                         and,to a lesser extent, of
                         corporate issuers in
                         emerging market countries.
Van Kampen UIF U.S      Seeks to provide above
 Real Estate             average current income and
                         long-term capital
                         appreciation by investing
                         primarily in equity
                         securities of companies in
                         the U.S. real estate
                         industry, including real
                         estate investment trusts.
-------------------------------------------------------
Van Kampen UIF Small    Seeks long-term capital
 Company Growth          appreciation by investing
                         primarily in growth-oriented
                         equity securities of small
                         companies.
-------------------------------------------------------------------------------




(1) Sub-advised by Van Kampen Investment Advisory Corp.

(2) Sub-advised by Van Kampen. Morgan Stanley Investment Management Inc., the sub-adviser to the LSA Equity Growth Fund, does business in certain instances using the name Van Kampen. (3) Morgan Stanley Investment Management Inc., the investment adviser to the Van Kampen UIF portfolios, does business in certain instances using the name Van Kampen.

AMOUNTS YOU ALLOCATE TO VARIABLE SUB-ACCOUNTS MAY GROW IN VALUE, DECLINE IN VALUE, OR GROW LESS THAN YOU EXPECT, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE PORTFOLIOS IN WHICH THOSE VARIABLE SUB-ACCOUNTS INVEST. YOU BEAR THE INVESTMENT RISK THAT THE PORTFOLIOS MIGHT NOT MEET THEIR INVESTMENT OBJECTIVES. SHARES OF THE PORTFOLIOS ARE NOT DEPOSITS, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.


INVESTMENT ALTERNATIVES: THE FIXED ACCOUNT OPTIONS
--------------------------------------------------------------------------------

You may allocate all or a portion of your purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) to the Fixed Account Options. The Fixed Account Options we offer include the DOLLAR COST AVERAGING FIXED ACCOUNT OPTION, the STANDARD FIXED ACCOUNT OPTION, and the MARKET VALUE ADJUSTED FIXED ACCOUNT OPTION. We may offer additional Fixed Account Options in the
future. Some Options are not available in all states.   In addition, Allstate
may limit the availability of some Fixed Account Options. Please consult with your representative for current information. The Fixed Account supports our insurance and annuity obligations. The Fixed Account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets of the Fixed Account, subject to applicable law. Any money you allocate to the Fixed Account does not entitle you to share in the investment experience of the Fixed Account.


DOLLAR COST AVERAGING FIXED ACCOUNT OPTION
The Dollar Cost Averaging Fixed Account Option ("DCA Fixed Account Option") is one of the investment alternatives that you can use to establish a Dollar Cost Averaging Program, as described on page __.

This option allows you to allocate purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) to the Fixed Account that will then automatically be transferred, along with interest, in equal monthly installments to the investment alternatives that you have selected. In the future, we may offer other installment frequencies in our discretion. Each purchase payment allocated to the DCA Fixed Account Option must be at least $500.

At the time you allocate a purchase payment to the DCA Fixed Account Option, you
must specify the term length over which the transfers are to take place.   We
use the term "Transfer Period Account" to refer to each purchase payment allocation made to the DCA Fixed Account Option for a specified term length. You establish a new Transfer Period Account each time you allocate a purchase payment to the DCA Fixed Account Option. We currently offer term lengths from which you may select for your Transfer Period Account(s), ranging from 3 to 12 months. We may modify or eliminate the term lengths we offer in the future.
 Refer to Appendix A for more information.

Your purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) will earn interest while in the DCA Fixed Account Option at the interest rate in effect at the time of the allocation, depending on the term length chosen for the Transfer Period Account and the type of Contract you have.
 The interest rates may also differ from those available for other Fixed Account Options. In no event will the interest rate be less than 3% per year.

You must transfer all of your money, plus accumulated interest, out of a Transfer Period Account to other investment alternatives in equal monthly installments during the term of the Transfer Period Account. We reserve the right to restrict the investment alternatives available for transfers from any Transfer Period Account. The first transfer will occur on the next Valuation Date after you establish a Transfer Period Account. If we do not receive an allocation instruction from you when we receive the purchase payment, we will transfer each installment to the money market Variable Sub-Account until we receive a different allocation instruction. At the expiration of a Transfer Period Account any remaining amounts in the Transfer Period Account will be transferred to the money market Variable Sub-Account unless you request a different investment alternative. Transferring Contract Value to the money market Variable Sub-Account in this manner may not be consistent with the theory of dollar cost averaging described on page __.

If you discontinue the DCA Fixed Account Option before the expiration of a Transfer Period Account, we will transfer any remaining amount in the Transfer Period Account to the money market Variable Sub-Account unless you request a different investment alternative.

You may not transfer money into the DCA Fixed Account Option or add to an existing Transfer Period Account. You may not use the Automatic Additions Program to allocate purchase payments to the DCA Fixed Account Option.

The DCA Fixed Account Option currently is not available if you have selected the ALLSTATE ADVISOR

PREFERRED CONTRACT WITH NO WITHDRAWAL CHARGE OPTION.

The DCA Fixed Account Option may not be available in your state. Please check with your representative for availability.


STANDARD FIXED ACCOUNT OPTION
You may allocate purchase payments or transfer amounts into the Standard Fixed Account Option. Each such allocation establishes a "GUARANTEE PERIOD ACCOUNT" within the Standard Fixed Account Option ("Standard Fixed Guarantee Period Account"), which is defined by the date of the allocation and the length of the initial interest rate guarantee period ("STANDARD FIXED GUARANTEE PERIOD"). You may not allocate a purchase payment or transfer to any existing Guarantee Period Account. Each purchase payment or transfer allocated to a Standard Fixed Guarantee Period Account must be at least $500.

At the time you allocate a purchase payment or transfer amount to the Standard Fixed Account Option, you must select the Guarantee Period for that allocation from among the available Standard Fixed Guarantee Periods. For Allstate Advisor and Allstate Advisor Plus Contracts, we currently offer Standard Fixed Guarantee Periods of 1, 3, 5 and 7 years in length. For Allstate Advisor Preferred Contracts, we currently are not offering the Standard Fixed Account Option. Refer to Appendix A for more information. We may offer other Guarantee Periods in the future. If you allocate a purchase payment to the Standard Fixed Account Option, but do not select a Standard Fixed Guarantee Period for the new Standard Fixed Guarantee Period Account, we will allocate the purchase payment or transfer to a new Standard Fixed Guarantee Period Account with the same Standard Fixed Guarantee Period as the Standard Fixed Guarantee Period Account of your most recent purchase payment or transfer. If we no longer offer that Standard Fixed Guarantee Period, then we will allocate the purchase payment or transfer to a new Standard Fixed Guarantee Period Account with the next shortest term currently offered. If you have not made a prior allocation to a Guarantee Period Account, then we will allocate the purchase payment or transfer to a new Standard Fixed Guarantee Period Account of the shortest Standard Fixed Guarantee Period we are offering at that time.

Some Standard Fixed Guarantee Periods are not available in all states. Please check with your representative for availability.

The amount you allocate to a Standard Fixed Guarantee Period Account will earn interest at the interest rate in effect for that Standard Fixed Guarantee Period at the time of the allocation. Interest rates may differ depending on the type of Contract you have and may also differ from those available for other Fixed Account Options. In no event will the interest rate be less than 3% per year.

In any Contract Year, the combined amount of withdrawals and transfers from a Standard Fixed Guarantee Period Account may not exceed 30% of the amount used to establish that Standard Fixed Guarantee Period Account. This limitation is waived if you withdraw your entire Contract Value. It is also waived for amounts in a Standard Fixed Guarantee Period Account during the 30 days following its renewal date ("30-DAY WINDOW"), described below, and for a single withdrawal made by your surviving spouse within one year of continuing the Contract after your death.

Amounts under the 30% limit that are not withdrawn in a Contract Year do not carry over to subsequent Contract Years.

At the end of a Standard Fixed Guarantee Period and each year thereafter, we will declare a renewal interest rate that will be guaranteed for 1 year.
 Subsequent renewal dates will be on the anniversaries of the first renewal date. Prior to a renewal date, we will send you a notice that will outline the options available to you. During the 30-Day Window following the expiration of a Standard Fixed Guarantee Period Account, the 30% limit for transfers and withdrawals from that Guarantee Period Account is waived and you may elect to:

.. transfer all or part of the money from the Standard Fixed Guarantee Period
  Account to establish a new Guarantee Period Account within the Standard Fixed Account Option or the Market Value Adjusted Fixed Account Option, if available; or

.. transfer all or part of the money from the Standard Fixed Guarantee Period
  Account to other investment alternatives available at the time; or

.. withdraw all or part of the money from the Standard Fixed Guarantee Period
  Account.  Withdrawal charges and taxes may apply.

Withdrawals taken to satisfy IRS minimum distribution rules will count against the 30% limit. The 30% limit will be waived for a Contract Year to the extent that:

.. you have already exceeded the 30% limit and you must still make a withdrawal during that Contract Year to satisfy IRS minimum distribution rules; or

.. you have not yet exceeded the 30% limit but you must make a withdrawal during that Contract Year to satisfy IRS minimum distribution rules, and such withdrawal will put you over the 30% limit.

The money in the Standard Fixed Guarantee Period Account will earn interest at the declared renewal rate from the renewal date until the date we receive notification of your election. If we receive notification of your election to make a transfer or withdrawal from a renewing Standard Fixed Guarantee Period Account on or before the renewal date, the transfer or withdrawal will be deemed to have occurred on the renewal date. If we receive notification of your election to make a transfer or withdrawal from the renewing Standard Fixed Guarantee

Period Account after the renewal date, but before the expiration of the 30-Day Window, the transfer or withdrawal will be deemed to have occurred on the day we receive such notice. Any remaining balance not withdrawn or transferred from the renewing Standard Fixed Guarantee Period Account will continue to earn interest until the next renewal date at the declared renewal rate. If we do not receive notification from you within the 30-Day Window, we will assume that you have elected to renew the Standard Fixed Guarantee Period Account and the amount in the renewing Standard Fixed Guarantee Period Account will continue to earn interest at the declared renewal rate until the next renewal date, and will be subject to all restrictions of the Standard Fixed Account Option.

The Standard Fixed Account Option currently is not available with the ALLSTATE ADVISOR PREFERRED CONTRACT.


MARKET VALUE ADJUSTED FIXED ACCOUNT OPTION
You may allocate purchase payments or transfer amounts into the Market Value Adjusted Fixed Account Option. Each such allocation establishes a Guarantee Period Account within the Market Value Adjusted Fixed Account Option ("Market Value Adjusted Fixed Guarantee Period Account"), which is defined by the date of the allocation and the length of the initial interest rate guarantee period ("MARKET VALUE ADJUSTED FIXED GUARANTEE PERIOD"). You may not allocate a purchase payment or transfer to any existing Guarantee Period Account. Each purchase payment or transfer allocated to a Market Value Adjusted Fixed Guarantee Period Account must be at least $500.

At the time you allocate a purchase payment or transfer amount to the Market Value Adjusted Fixed Account Option, you must select the Guarantee Period for that allocation from among the Guarantee Periods available for the Market Value Adjusted Fixed Account Option ("Market Value Adjusted Fixed Guarantee Periods").
 We currently offer Market Value Adjusted Fixed Guarantee Periods of 3, 5, 7, and 10 years. Refer to Appendix A for more information. We may offer other
 Guarantee Periods in the future.   If you allocate a purchase payment to the
Market Value Adjusted Fixed Account Option, but do not select a Market Value Adjusted Fixed Guarantee Period for the new Market Value Adjusted Fixed Guarantee Period Account, we will allocate the purchase payment or transfer to a new Market Value Adjusted Fixed Guarantee Period Account with the same Market Value Adjusted Fixed Guarantee Period as the Market Value Adjusted Fixed Guarantee Period Account of your most recent purchase payment or transfer. If we no longer offer that Market Value Adjusted Fixed Guarantee Period, then we will allocate the purchase payment or transfer to a new Market Value Adjusted Fixed Guarantee Period Account with the next shortest term currently offered.
 If you have not made a prior allocation to a Market Value Adjusted Fixed Guarantee Period Account, then we will allocate the purchase payment or transfer to a new Market Value Adjusted Fixed Guarantee Period Account of the shortest Market Value Adjusted Fixed Guarantee Period we are offering at that time. The Market Value Adjusted Fixed Account Option is not available in all states.
 Please check with your representative for availability.

The amount you allocate to a Market Value Adjusted Fixed Guarantee Period Account will earn interest at the interest rate in effect for that Market Value Adjusted Fixed Guarantee Period at the time of the allocation. Interest rates may differ depending on the type of Contract you have and may also differ from those available for other Fixed Account Options.

Withdrawals and transfers from a Market Value Adjusted Fixed Guarantee Period Account may be subject to a Market Value Adjustment. A Market Value Adjustment may also apply to amounts in the Market Value Adjusted Fixed Account Option if we pay Death Proceeds or if the Payout Start Date begins on a day other than during the 30-day period after such Market Value Adjusted Fixed Guarantee Period Account expires ("30-Day MVA Window"). We will not make a Market Value Adjustment if you make a transfer or withdrawal during the 30-Day MVA Window.

We apply a Market Value Adjustment to reflect changes in interest rates from the time you first allocate money to a Market Value Adjusted Fixed Guarantee Period Account to the time the money is taken out of that Market Value Adjusted Fixed Guarantee Period Account under the circumstances described above. We use the U.S. Treasury Note Constant Maturity Yields as reported in Federal Reserve Bulletin H.15 ("TREASURY RATE") to calculate the Market Value Adjustment. We do so by comparing the Treasury Rate for a maturity equal to the Market Value Adjusted Fixed Guarantee Period at the time the Market Value Adjusted Fixed Guarantee Period Account is established with the Treasury Rate for the same maturity at the time the money is taken from the Market Value Adjusted Fixed Guarantee Period Account.

The Market Value Adjustment may be positive or negative, depending on changes in interest rates. As such, you bear the investment risk associated with changes in interest rates. If interest rates have increased since the establishment of a Market Value Adjusted Fixed Guarantee Period Account, the Market Value Adjustment, together with any applicable withdrawal charges, premium taxes, and income tax withholdings could reduce the amount you receive upon full withdrawal from a Market Value Adjusted Fixed Guarantee Period Account to an amount less than the purchase payment used to establish that Market Value Adjusted Fixed Guarantee Period Account.

Generally, if at the time you establish a Market Value Adjusted Fixed Guarantee Period Account, the Treasury Rate for a maturity equal to that Market Value Adjusted Fixed Guarantee Period is higher than the applicable

Treasury Rate at the time money is to be taken from the Market Value Adjusted Fixed Guarantee Period Account, the Market Value Adjustment will be positive. Conversely, if at the time you establish a Market Value Adjusted Fixed Guarantee Period Account, the applicable Treasury Rate is lower than the applicable Treasury Rate at the time the money is to be taken from the Market Value Adjusted Fixed Guarantee Period Account, the Market Value Adjustment will be negative.

For example, assume that you purchase a Contract and allocate part of the initial purchase payment (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) to the Market Value Adjusted Fixed Account Option to establish a 5-year Market Value Adjusted Fixed Guarantee Period Account. Assume that the 5-year Treasury Rate at that time is 4.50%. Next, assume that at the end of the 3rd year, you withdraw money from the Market Value Adjusted Fixed Guarantee Period Account. If, at that time, the 5-year Treasury Rate is 4.20%, then the Market Value Adjustment will be positive. Conversely, if the 5-year Treasury Rate at that time is 4.80%, then the Market Value Adjustment will be negative.

The formula used to calculate the Market Value Adjustment and numerical examples illustrating its application are shown in Appendix B of this prospectus.

At the end of a Market Value Adjusted Fixed Guarantee Period, the Market Value Adjusted Fixed Guarantee Period Account expires and we will automatically transfer the money from such Guarantee Period Account to establish a new Market Value Adjusted Fixed Guarantee Period Account with the same Market Value Adjusted Fixed Guarantee Period, unless you notify us otherwise. The new Market Value Adjusted Fixed Guarantee Period Account will be established as of the day immediately following the expiration date of the expiring Market Value Adjusted Guarantee Period Account ("New Account Start Date.") If the Market Value Adjusted Fixed Guarantee Period is no longer being offered, we will establish a new Market Value Adjusted Fixed Guarantee Period Account with the next shortest Market Value Adjusted Fixed Guarantee Period available. Prior to the expiration date, we will send you a notice, which will outline the options available to you. During the 30-Day MVA Window a Market Value Adjustment will not be applied to transfers and withdrawals from the expiring Market Value Adjusted Fixed Guarantee Period Account and you may elect to:

.. transfer all or part of the money from the Market Value Adjusted Fixed
  Guarantee Period Account to establish a new Guarantee Period Account within the Standard Fixed Account Option or the Market Value Adjusted Fixed Account Option, if available; or

.. transfer all or part of the money from the Market Value Adjusted Fixed
  Guarantee Period Account to other investment alternatives available at the time; or

.. withdraw all or part of the money from the Market Value Adjusted Fixed
  Guarantee Period Account.  Withdrawal charges and taxes may apply.

The money in the Market Value Adjusted Fixed Guarantee Period Account will earn interest at the interest rate declared for the new Market Value Adjusted Fixed Guarantee Period Account from the New Account Start Date until the date we receive notification of your election. If we receive notification of your election to make a transfer or withdrawal from an expiring Market Value Adjusted Fixed Guarantee Period Account on or before the New Account Start Date, the transfer or withdrawal will be deemed to have occurred on the New Account Start Date. If we receive notification of your election to make a transfer or withdrawal from the expiring Market Value Adjusted Fixed Guarantee Period Account after the New Account Start Date, but before the expiration of the 30-Day MVA Window, the transfer or withdrawal will be deemed to have occurred on the day we receive such notice. Any remaining balance not withdrawn or transferred will earn interest for the term of the new Market Value Adjusted Fixed Guarantee Period Account, at the interest rate declared for such Account.
 If we do not receive notification from you within the 30-Day Window, we will assume that you have elected to transfer the amount in the expiring Market Value Adjusted Fixed Guarantee Period Account to establish a new Market Value Adjusted Fixed Guarantee Period Account with the same Market Value Adjusted Fixed Guarantee Period, and the amount in the new Market Value Adjusted Fixed Guarantee Period Account will continue to earn interest at the interest rate declared for the new Market Value Adjusted Fixed Guarantee Period Account, and will be subject to all restrictions of the Market Value Adjusted Fixed Account Option. If we no longer offer that Market Value Adjusted Fixed Guarantee Period, the Market Value Adjusted Fixed Guarantee Period for the new Market Value Adjusted Fixed Guarantee Period Account will be the next shortest term length we offer for the Market Value Adjusted Fixed Account Option at that time, and the interest rate will be the rate declared by us at that time for such term.


INVESTMENT ALTERNATIVES: TRANSFERS
--------------------------------------------------------------------------------


TRANSFERS DURING THE ACCUMULATION PHASE
During the Accumulation Phase, you may transfer Contract Value among the investment alternatives. You may not transfer Contract Value to the Dollar Cost Averaging Fixed Account Option. You may request transfers in writing on a form that we provided or by telephone according to the procedure described below.

You may make up to 12 transfers per Contract Year without charge. A transfer fee equal to 1.00% of the amount transferred applies to each transfer after the 12th transfer in any Contract Year. This fee may be changed, but in no event will it exceed 2.00% of the amount transferred.

The minimum amount that you may transfer from the Standard Fixed Account Option, Market Value Adjusted Fixed Account Option or a Variable Sub-Account is $100 or the total remaining balance in the Standard Fixed Account Option, Market Value Adjusted Fixed Account Option or the Variable Sub-Account, if less. These limitations do not apply to the DCA Fixed Account Option. The total amount that you may transfer or withdraw from a Standard Fixed Guarantee Period Account in a Contract Year is 30% of the amount used to establish that Guarantee Period Account. See "Standard Fixed Account Option". The minimum amount that can be transferred to the Standard Fixed Account Option and the Market Value Adjusted Fixed Account Option is $500.

We will process transfer requests that we receive before 3:00 p.m. Central Time on any Valuation Date using the Accumulation Unit Values for that Date. We will process requests completed after 3:00 p.m. on any Valuation Date using the Accumulation Unit Values for the next Valuation Date. The Contract permits us to defer transfers from the Fixed Account Options for up to 6 months from the date we receive your request. If we decide to postpone transfers from any Fixed Account Option for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date we receive the transfer request to the date we make the transfer.

We reserve the right to waive any transfer restrictions.


TRANSFERS DURING THE PAYOUT PHASE
During the Payout Phase, you may make transfers among the Variable Sub-Accounts so as to change the relative weighting of the Variable Sub-Accounts on which your variable income payments will be based. You may make up to 12 transfers per Contract Year. You may not convert any portion of your fixed income payments into variable income payments. You may not make transfers among Income Plans. You may make transfers from the variable income payments to the fixed income payments to increase the proportion of your income payments consisting of fixed income payments, unless you have selected the Income Protection Benefit Option.


TELEPHONE TRANSFERS
You may make transfers by telephone by calling 1-800-203-0068. The cut off time for telephone transfer requests is 3:00 p.m. Central time. In the event that the New York Stock Exchange closes early, i.e., before 3:00 p.m. Central Time, or in the event that the Exchange closes early for a period of time but then reopens for trading on the same day, we will process telephone transfer requests as of the close of the Exchange on that particular day. We will not accept telephone requests received from you at any telephone number other than the number that appears in this paragraph or received after the close of trading on the Exchange. If you own the Contract with a joint Contract Owner, unless we receive contrary instructions, we will accept instructions from either you or the other Contract Owner.

We use procedures that we believe provide reasonable assurance that the telephone transfers are genuine. For example, we tape telephone conversations with persons purporting to authorize transfers and request identifying information. Accordingly, we disclaim any liability for losses resulting from allegedly unauthorized telephone transfers. However, if we do not take reasonable steps to help ensure that a telephone authorization is valid, we may be liable for such losses.


EXCESSIVE TRADING LIMITS
We reserve the right to limit transfers among the Variable Sub-Accounts in any Contract Year, or to refuse any transfer request for a Contract Owner or certain Contract Owners, if:

.. we believe, in our sole discretion, that excessive trading by such Contract
  Owner or Owners, or a specific transfer request or group of transfer requests, may have a detrimental effect on the Accumulation Unit Values of any Variable Sub-Account or the share prices of the corresponding Portfolios or would be to the disadvantage of other contract owners; or

.. we are informed by one or more of the corresponding Portfolios that they intend to restrict the purchase or redemption of Portfolio shares because of excessive trading or because they believe that a specific transfer or group of transfers would have a detrimental effect on the prices of Portfolio shares.

We may apply the restrictions in any manner reasonably designed to prevent transfers that we consider disadvantageous to other contract owners.


SHORT TERM TRADING FEES
We reserve the right to assess short-term trading fees in connection with transfers from Variable Sub-Accounts that occur within a certain number of days following the date of allocation to the Variable Sub-Accounts. Such fees may vary by Variable Sub-Account, but will only apply to those Variable Sub-Accounts corresponding to underlying mutual funds that assess such fees.


DOLLAR COST AVERAGING PROGRAM
Through our Dollar Cost Averaging Program, you may automatically transfer a fixed dollar amount on a regular basis from any Variable Sub-Account or any Fixed Account Option to any of the other Variable Sub-Accounts. You may not use the Dollar Cost Averaging Program to transfer amounts to the Fixed Account Options. This program is available only during the Accumulation Phase.

We will not charge a transfer fee for transfers made under this Program, nor will such transfers count against the 12 transfers you can make each Contract Year without paying a transfer fee.

The theory of dollar cost averaging is that if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in this Program does not assure you of a greater profit from your purchases under the Program nor will it prevent or necessarily reduce losses in a declining market. Call or write us for instructions on how to enroll.


AUTOMATIC PORTFOLIO REBALANCING PROGRAM
Once you have allocated your money among the Variable Sub-Accounts, the performance of each Sub-Account may cause a shift in the percentage you allocated to each Sub-Account. If you select our AUTOMATIC PORTFOLIO REBALANCING PROGRAM, we will automatically rebalance the Contract Value in each Variable Sub-Account and return it to the desired percentage allocations. Money you allocate to the Fixed Account will not be included in the rebalancing.

We will rebalance your account quarterly, semi-annually, or annually. We will measure these periods according to your instructions. We will transfer amounts among the Variable Sub-Accounts to achieve the percentage allocations you specify. You can change your allocations at any time by contacting us in writing or by telephone. The new allocation will be effective with the first rebalancing that occurs after we receive your written or telephone request. We are not responsible for rebalancing that occurs prior to receipt of proper notice of your request.

Example:

  Assume that you want your initial purchase payment split among 2 Variable Sub-Accounts. You want 40% to be in the Putnam Income Variable Sub-Account and 60% to be in the Oppenheimer Aggressive Growth Variable Sub-Account. Over the next 2 months the bond market does very well while the stock market performs poorly. At the end of the first quarter, the Putnam Income Variable Sub-Account now represents 50% of your holdings because of its increase in value. If you choose to have your holdings in a Contract or Contracts rebalanced quarterly, on the first day of the next quarter we would sell some of your units in the Putnam Income Variable Sub-Account for the appropriate Contract(s) and use the money to buy more units in the Oppenheimer Aggressive Growth Variable Sub-Account so that the percentage allocations would again be 40% and 60% respectively.

The transfers made under the program do not count towards the 12 transfers you can make without paying a transfer fee, and are not subject to a transfer fee. Portfolio rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing segments.


EXPENSES
--------------------------------------------------------------------------------

As a Contract Owner, you will bear, directly or indirectly, the charges and expenses described below.


CONTRACT MAINTENANCE CHARGE
During the Accumulation Phase, on each Contract Anniversary, we will deduct a $30 contract maintenance charge from your assets invested in the money market Variable Sub-Account. If there are insufficient assets in that Variable Sub-Account, we will deduct the balance of the charge proportionally from the other Variable Sub-Accounts. We also will deduct this charge if you withdraw your entire Contract Value, unless your Contract qualifies for a waiver. During the Payout Phase, we will deduct the charge proportionately from each income payment.

The charge is to compensate us for the cost of administering the Contracts and the Variable Account. Maintenance costs include expenses we incur in billing and collecting purchase payments; keeping records; processing death claims, cash withdrawals, and policy changes; proxy statements; calculating Accumulation Unit Values and income payments; and issuing reports to Contract Owners and regulatory agencies. We cannot increase the charge. We will waive this charge:

.. for the remaining term of the Contract once your total purchase payments to the Contract equal $50,000 or more; or

.. for a Contract Anniversary, if on that date, your entire Contract Value is allocated to the Fixed Account Options, or after the Payout Start Date, if all income payments are fixed income payments.

We also reserve the right to waive this charge if you own more than one Contract and the Contracts meet certain minimum dollar amount requirements. In addition, we reserve the right to waive this charge for all Contracts.


ADMINISTRATIVE EXPENSE CHARGE
We deduct an administrative expense charge daily at an annual rate of 0.19% of the average daily net assets you have invested in the Variable Sub-Accounts. We intend this charge to cover actual administrative expenses that exceed the revenues from the contract maintenance charge. There is no necessary relationship between the amount of administrative charge imposed on a given

Contract and the amount of expenses that may be attributed to that Contract. We assess this charge each day during the Accumulation Phase and the Payout Phase. We may increase this charge for Contracts issued in the future, but in no event will it exceed 0.35%. We guarantee that after your Contract is issued we will not increase this charge for your Contract.


MORTALITY AND EXPENSE RISK CHARGE
We deduct a mortality and expense risk charge daily from the net assets you have invested in the Variable Sub-Accounts. We assess mortality and expense risk charges during the Accumulation and Payout Phases of the Contract, except as noted below. The annual mortality and expense risk charge for the Contracts without any optional benefit are as follows:

ALLSTATE ADVISOR                             1.10%
---------------------------------------------------
ALLSTATE ADVISOR PLUS                        1.40%
---------------------------------------------------
ALLSTATE ADVISOR PREFERRED
(5-YEAR WITHDRAWAL CHARGE OPTION)            1.40%
---------------------------------------------------
ALLSTATE ADVISOR PREFERRED
(3-YEAR WITHDRAWAL CHARGE OPTION)            1.50%
---------------------------------------------------
ALLSTATE ADVISOR PREFERRED                   1.60%
(NO WITHDRAWAL CHARGE OPTION)
---------------------------------------------------


The mortality and expense risk charge is for all the insurance benefits available with your Contract (including our guarantee of annuity rates and the death benefits), for certain expenses of the Contract, and for assuming the risk (expense risk) that the current charges will be sufficient in the future to cover the cost of administering the Contract. The mortality and expense risk charge also helps pay for the cost of the Credit Enhancement under the ALLSTATE ADVISOR PLUS CONTRACT. If the charges under the Contract are not sufficient, then we will bear the loss. We charge an additional amount for the optional benefits to compensate us for the additional risk that we accept by providing these options.

You will pay additional mortality and expense risk charges if you add any optional benefits to your Contract. The additional mortality and expense risk charge you pay will depend upon which of the options you select:

.. MAV Death Benefit Option: The current mortality and expense risk charge for this option is 0.25%. This charge may be increased, but will never exceed 0.30%. We guarantee that we will not increase the mortality and expense risk charge for this option after you have added it to your Contract. We deduct the charge for this option only during the Accumulation Phase.

.. Enhanced Beneficiary Protection (Annual Increase) Option:  The current mortality  and expense risk charge for this option is 0.25%.  This  charge may
  be increased, but will never exceed 0.30%.   We  guarantee that we will not
  increase the mortality and expense risk charge for this option after you have added it to your Contract. We deduct the charge for this option only during the Accumulation Phase.

.. Earnings Protection Death Benefit Option: The current mortality and expense risk charge for this option is:

  . 0.25% (maximum of 0.35%) if the oldest Contract Owner and oldest Annuitant are age 70 or younger on the Rider Application Date;

  . 0.40% (maximum of 0.50%) if the oldest Contract Owner or oldest Annuitant is age 71 or older and both are age 79 or younger on the Rider Application Date.

  . The charges may be increased but they will never exceed the maximum charges shown above. We guarantee that we will not increase the mortality and expense risk charge for this option after you have added it to your Contract. However, if your spouse elects to continue the Contract in the event of your death and if he or she elects to continue the Earnings Protection Death Benefit Option, the charge will be based on the ages of the oldest new Contract Owner and the oldest Annuitant at the time the Contract is continued. Refer to the Death Benefit Payments provision in
     this prospectus for more information.   We deduct the charge for this
     option only during  the Accumulation Phase.

.. Spousal Protection Benefit Option: Currently, there is no charge for this benefit. We may assess a charge of up to 0.15% for the Spousal Protection Benefit Option. This charge will only be deducted during the Accumulation Phase of your Contract. We guarantee that we will not increase the mortality and expense risk charge for this option after you have added it to your Contract.

.. Income Protection Benefit Option: The current mortality and expense risk charge for this option is 0.50%. This charge may be increased, but will never exceed 0.75%. We guarantee that we will not increase the mortality and expense risk for this option after you have added it to your Contract. The charge will be deducted only during the Payout Phase.


RETIREMENT INCOME GUARANTEE OPTION FEE
We impose a separate annual Rider Fee for RIG 1 and RIG 2. The current annual Rider Fee for RIG 1 is 0.40% of the Income Base on each Contract Anniversary. The current annual Rider Fee for RIG 2 is 0.55% of the Income Base on each Contract Anniversary. We reserve the right to change the fee for the Options. However, once we issue your Option, we cannot change the Rider Fee that applies to your Contract. The Rider Fee rate will never exceed 0.50% per year for RIG 1, and 0.75% per year for RIG 2. See "Retirement Income Guarantee Options" for details.

We deduct the Rider Fees only from the Variable Sub-Account(s) on a pro-rata basis. For the initial Contract Anniversary after the Rider Date, we will deduct a fee pro rated to reflect the number of full months (30-day periods) from the Rider Date to the Contract Anniversary. In the case of a full withdrawal of the Contract Value on any date other than the Contract Anniversary, we will deduct from the amount paid upon withdrawal the Rider Fee multiplied by the appropriate Income Base immediately prior to the withdrawal pro rated to reflect the number of full months (30-day periods) the Option was in effect during the current Contract Year. We will not deduct the Rider Fee during the Payout Phase.

We guarantee that we will not increase the fee for either option after you have added it to your Contract; however, if you elect to exercise the Reset Option, the Rider Fee at reset will be based on the current Rider Fee percentage that is in effect at the time of reset. Refer to the Reset Option provision of this prospectus for more information.


TRANSFER FEE
We impose a fee upon transfers in excess of 12 during any Contract Year. The current fee is equal to 1.00% of the dollar amount transferred. This fee may be increased, but in no event will it exceed 2.00% of the dollar amount transferred. We will not charge a transfer fee on transfers that are part of a Dollar Cost Averaging Program or Automatic Portfolio Rebalancing Program.


WITHDRAWAL CHARGE
We may assess a withdrawal charge from the purchase payment(s) you withdraw.
 The amount of the charge will depend on the number of years that have elapsed since we received the purchase payment being withdrawn. A schedule showing the withdrawal charges applicable to each Contract appears on page __.

Withdrawals also may be subject to tax penalties or income tax. You should consult with your tax counsel or other tax advisor regarding any withdrawals.

Withdrawals from the Market Value Adjusted Fixed Account Option may be subject to a market value adjustment. Refer to page __for more information on market value adjustments.


FREE WITHDRAWAL AMOUNT
You can withdraw up to the Free Withdrawal Amount each Contract Year without paying the withdrawal charge. The Free Withdrawal Amount for a Contract Year is equal to 15% of all purchase payments (excluding Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) that are subject to a withdrawal charge as of the beginning of that Contract Year, plus 15% of the purchase payments added to the Contract during the Contract Year. The withdrawal charge applicable to Contracts owned by Charitable Remainder Trusts is described below.

Purchase payments no longer subject to a withdrawal charge will not be used to determine the Free Withdrawal Amount for a Contract Year, nor will they be assessed a withdrawal charge, if withdrawn. The Free Withdrawal Amount is not available in the Payout Phase.

You may withdraw up to the Free Withdrawal Amount in each Contract Year it is available without paying a withdrawal charge; however, the amount withdrawn may be subject to a Market Value Adjustment or applicable taxes. If you do not withdraw the entire Free Withdrawal Amount in a Contract Year, any remaining portion may not be carried forward to increase the Free Withdrawal Amount in a later Contract Year.

For purposes of assessing the withdrawal charge, we will treat withdrawals as coming from the oldest purchase payments first as follows:

1) Purchase payments that no longer are subject to withdrawal charges;

2) Free Withdrawal Amount (if available);

3) Remaining purchase payments subject to withdrawal charges, beginning with the oldest purchase payment;

4) Any earnings not previously withdrawn.

However, for federal income tax purposes, earnings are considered to come out first, which means that you will pay taxes on the earnings portion of your withdrawal.

If the Contract Owner is a Charitable Remainder Trust, the Free Withdrawal Amount in a Contract Year is equal to the greater of:

.. The Free Withdrawal Amount described above; or

.. Earnings as of the beginning of the Contract Year that have not been previously withdrawn.

For purposes of assessing the withdrawal charge for a Charitable Remainder Trust-Owned Contract, we will treat withdrawals as coming from the earnings first and then the oldest purchase payments as follows:

1) Earnings not previously withdrawn;

2) Purchase payments that are no longer subject to withdrawal charges;

3) Free Withdrawal Amount in excess of earnings;

4) Purchase payments subject to withdrawal charges, beginning with the oldest purchase payment.

If you have selected the ALLSTATE ADVISOR PREFERRED CONTRACT WITH NO WITHDRAWAL CHARGE OPTION, there are no withdrawal charges applicable and, therefore, no Free Withdrawal Amount. Amounts withdrawn may be subject to a Market Value Adjustment or applicable taxes.


ALL CONTRACTS
We do not apply a withdrawal charge in the following situations:

.. the death of the Contract Owner or Annuitant (unless the Settlement Value is used);

.. withdrawals taken to satisfy IRS minimum distribution rules for the Contract;
  or

.. withdrawals that qualify for one of the waivers described below.

We use the amounts obtained from the withdrawal charge to pay sales commissions and other promotional or distribution expenses associated with marketing the Contracts, and to help defray the cost of the Credit Enhancement for the ALLSTATE ADVISOR PLUS CONTRACTS. To the extent that the withdrawal charge does not cover all sales commissions and other promotional or distribution expenses, or the cost of the Credit Enhancement, we may use any of our corporate assets, including potential profit which may arise from the mortality and expense risk charge or any other charges or fee described above, to make up any difference.

Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 591/2, may be subject to an additional 10% federal tax penalty. You should consult your own tax counsel or other tax advisers regarding any withdrawals.


CONFINEMENT WAIVER. We will waive the withdrawal charge on all withdrawals taken under your Contract if the following conditions are satisfied:

1. you or the Annuitant, if the Contract Owner is not a living person, are first confined to a long term care facility or a hospital for at least 90 consecutive days. You or the Annuitant must enter the long term care facility or hospital at least 30 days after the Issue Date,

2. we receive your request for withdrawal and written proof of the stay no later than 90 days following the end of your or the Annuitant's stay at the long term care facility or hospital, and

3. a physician must have prescribed the stay and the stay must be medically necessary (as defined in the Contract).


TERMINAL ILLNESS WAIVER. We will waive the withdrawal charge on all withdrawals under your Contract if:

1. you or the Annuitant, if the Contract Owner is not a living person, are diagnosed by a physician as having a terminal illness (as defined in the Contract) at least 30 days after the Issue Date, and

2. you provide adequate proof of diagnosis to us before or at the time you request the withdrawal.


UNEMPLOYMENT WAIVER. We will waive the withdrawal charge on one partial or a full withdrawal taken under your Contract, if you meet the following requirements:

1. you or the Annuitant, if the Contract Owner is not a living person, become unemployed at least one year after the Issue Date,

2. you or the Annuitant receive unemployment compensation (as defined in the Contract) for at least 30 days as a result of that unemployment, and

3. you or the Annuitant claim this benefit within 180 days of your or the Annuitant's initial receipt of unemployment compensation.

You may exercise this benefit once over the term of the Contract. Amounts withdrawn may be subject to Market Value Adjustments.

These waivers do not apply under the ALLSTATE ADVISOR PREFERRED CONTRACT WITH NO WITHDRAWAL CHARGE OPTION.

Please refer to your Contract for more detailed information about the terms and conditions of these waivers.

The laws of your state may limit the availability of these waivers and may also change certain terms and/or benefits available under the waivers. You should consult your Contract for further details on these variations. Also, even if you do not pay a withdrawal charge because of these waivers, a Market Value Adjustment may apply and you still may be required to pay taxes or tax penalties on the amount withdrawn. You should consult your tax advisor to determine the effect of a withdrawal on your taxes.


PREMIUM TAXES
Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs including payment upon death. We may some time in the future discontinue this practice and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state.

At the Payout Start Date, we deduct the charge for premium taxes from each investment alternative in the proportion that the Contract Value in the investment alternative bears to the total Contract Value.


DEDUCTION FOR SEPARATE ACCOUNT INCOME TAXES
We are not currently maintaining a provision for taxes. In the future, however, we may establish a provision for taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Variable Account. We will deduct for any taxes we incur as a result of the operation of the Variable Account, whether or not we previously made a provision for taxes and whether or not it was sufficient. Our status under the Internal Revenue Code is briefly described in the "Taxes" section of this prospectus.


OTHER EXPENSES
Each Portfolio deducts advisory fees and other expenses from its assets. You indirectly bear the charges and expenses of the Portfolios whose shares are held by the Variable Sub-Accounts. These fees and expenses are described in the accompanying prospectuses for the Funds. For a summary of current estimates of maximum and minimum amounts for those charges and expenses, see page ___. We may receive compensation from the investment advisers, administrators or distributors, or their affiliates, of the Portfolios in connection with the administrative services we provide to the Portfolios.


ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------

You can withdraw some or all of your Contract Value at any time prior to the Payout Start Date. Withdrawals also are available under limited circumstances on or after the Payout Start Date. See "Income Plans" on page __.

The amount payable upon withdrawal is the Contract Value (or portion thereof) next computed after we receive the request for a withdrawal at our home office, adjusted by any applicable Market Value Adjustment, less any applicable withdrawal charges, income tax withholding, penalty tax, contract maintenance charge, Rider Fee, and any premium taxes. We will pay withdrawals from the Variable Account within 7 days of receipt of the request, subject to postponement in certain circumstances. You can withdraw money from the Variable Account or the Fixed Account Option(s) available under your Contract. To complete a partial withdrawal from the Variable Account, we will cancel Accumulation Units in an amount equal to the withdrawal and any applicable withdrawal charge and premium taxes.

You must name the investment alternative from which you are taking the withdrawal. If none is named, then the withdrawal request is incomplete and cannot be honored.

In general, you must withdraw at least $50 at a time.

Withdrawals from the Standard Fixed Account Option may be subject to a restriction. See "Standard Fixed Account Options" on page __.

Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 591/2, may be subject to an additional 10% federal penalty tax. If you request a total withdrawal, we may require that you return your Contract to us. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract. If we terminate your Contract, we will distribute to you its Contract Value, less withdrawal and other charges and taxes.


POSTPONEMENT OF PAYMENTS
We may postpone the payment of any amounts due from the Variable Account under the Contract if:

1. The New York Stock Exchange is closed for other than usual weekends or holidays, or trading on the Exchange is otherwise restricted,

2. An emergency exists as defined by the SEC, or

3. The SEC permits delay for your protection.

In addition, we may delay payments or transfers from the Fixed Account Option(s) available under your Contract for up to 6 months or shorter period if required by law. If we delay payment or transfer for 30 days or more, we will pay interest as required by law.


SYSTEMATIC WITHDRAWAL PROGRAM
You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. Please consult your sales representative or call us at 1-800-203-0068 for more information.

Depending on fluctuations in the value of the Variable Sub-Accounts and the value of the Fixed Account Options, systematic withdrawals may reduce or even exhaust the Contract Value. Income taxes may apply to systematic withdrawals. Please consult your tax advisor before taking any withdrawal.

We will make systematic withdrawal payments to you or your designated payee. At our discretion, we may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.


MINIMUM CONTRACT VALUE
If your request for a partial withdrawal would reduce your Contract Value to less than $1,000, we may treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract. If we terminate your Contract, we will distribute to you its Contract Value, adjusted by any applicable Market Value Adjustment, less withdrawal and other charges and applicable taxes.

INCOME PAYMENTS
--------------------------------------------------------------------------------


PAYOUT START DATE
The Payout Start Date is the day that we apply your Contract Value adjusted by any applicable Market Value Adjustment and less applicable taxes to an Income Plan. The first income payment must occur at least 30 days after the Issue Date. The Payout Start Date may be no later than:

.. the Annuitant's 99th birthday, or

.. the 10th Contract Anniversary.

You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the scheduled Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.


INCOME PLANS
An "Income Plan" is a series of payments made on a scheduled basis to you or to another person designated by you. You may select more than one Income Plan. If you choose more than one Income Plan, you must specify what proportions of your Contract Value, adjusted by any Market Value Adjustment and less any applicable taxes, should be allocated to each such Income Plan. For tax reporting purposes, your cost basis and any gain on the Contract will be allocated proportionally to each Income Plan you select based on the proportion of your Contract Value applied to each such Income Plan. We reserve the right to limit the number of Income Plans that you may select. If you choose to add the Income Protection Benefit Option, certain restrictions may apply as described under "Income Protection Benefit Option," below. If you do not select an Income Plan, we will make income payments in accordance with Income Plan 1 with a Guaranteed Payment Period of 10 years. If any Contract Owner dies during the Payout Phase, the new Contract Owner will be the surviving Contract Owner. If there is no surviving Contract Owner, the new Contract Owner will be the Beneficiary(ies) as described in the "Beneficiary" section of this prospectus. Any remaining income payments will be paid to the new Contract Owner as scheduled. Income payments to Beneficiaries may be subject to restrictions established by the Contract Owner. After the Payout Start Date, you may not make withdrawals (except as described below) or change your choice of Income Plan.

Currently seven Income Plans are available. Depending on the Income Plan(s) you choose, you may receive:

.. fixed income payments;

.. variable income payments; or

.. a combination of the two.

A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the "basis". Once the investment in the Contract is depleted, all remaining payments will be fully taxable. If the Contract is tax-qualified, generally, all payments will be fully taxable. Taxable payments taken prior to age 591/2 may be subject to an additional 10% federal tax penalty.

The seven Income Plans are:


INCOME PLAN 1 - LIFE INCOME WITH GUARANTEED NUMBER OF PAYMENTS. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies in the Payout Phase, we will continue to pay income payments until the guaranteed number of payments has been paid. The number of months guaranteed ("Guaranteed Payment Period") may range from 0 to 360 months. If the Annuitant is age 90 or older as of the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.

INCOME PLAN 2 - JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED NUMBER OF

PAYMENTS. Under this plan, we make periodic income payments for at least as long as either the Annuitant or the joint Annuitant, named at the time the Income Plan was selected, lives. If both the Annuitant and joint Annuitant die in the Payout Phase, we will continue to pay the income payments until the guaranteed number of payments has been paid. The Guaranteed Payment Period may range from 0 to 360 months. If either the Annuitant or joint Annuitant is age 90 or older as of the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months. You may elect a reduced survivor plan of 50%, 66% or 75% of the payment amount. If you do not elect a reduced survivor amount, the payments will remain at 100%. If you elect a reduced survivor payment plan, the amount of each income payment initially will be higher but a reduction will take place at the later of 1) the death of an Annuitant; or 2) at the end of the guaranteed payment period.


INCOME PLAN 3 - GUARANTEED NUMBER OF PAYMENTS. Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant's life. The shortest number of months guaranteed is 60 (120 if the Payout Start Date occurs prior to the third Contract Anniversary). The longest number of months guaranteed is 360 or the number of months between the Payout Start Date and the date that the Annuitant reaches age 100, if greater. In no event may the number of months guaranteed exceed 600. We will deduct the mortality and expense risk charge from the assets of the Variable Sub-Account supporting this Income Plan even though we may not bear any mortality risk. You may make withdrawals, change the length of the guaranteed payment period, or change the frequency of income payments under Income Plan 3.
 See "Modifying Payments" and "Payout Withdrawals" below for more details.

INCOME PLAN 4 -LIFE INCOME WITH CASH REFUND. Under this plan, we make periodic income payments until the death of the Annuitant. If the death of the Annuitant occurs before the total amount applied to an Income Plan is paid out, we will pay a lump sum payment of the remaining amount. Payments under this plan are available only as fixed income payments.


INCOME PLAN 5 -JOINT LIFE INCOME WITH CASH REFUND. Under this plan, we make periodic income payments until the deaths of both the Annuitant and joint Annuitant. If the deaths of both the Annuitant and joint Annuitant occur before the total amount applied to an Income Plan is paid out, we will pay a lump sum payment of the remaining amount. Currently, a reduced survivor plan is not available.


INCOME PLAN 6 -LIFE INCOME WITH INSTALLMENT REFUND. Under this plan, we make periodic income payments until the later of (1) the death of the Annuitant, or
(2) the total amount paid out under the annuity is equal to the total amount applied to the Income Plan. If the death of the Annuitant occurs before the total amount applied to an Income Plan is paid out, we will continue to make payments in the same manner until any remaining payments are paid out. Payments under this plan are available only as fixed income payments.




INCOME PLAN 7 - JOINT LIFE INCOME WITH INSTALLMENT REFUND. Under this plan, we make periodic income payments until the later of (1) the deaths of both the Annuitant and joint Annuitant, or (2) the total amount paid out under the annuity is equal to the total amount applied to the Income Plan. If the deaths of both the Annuitant and joint Annuitant occur before the total amount applied to an Income Plan is paid out, we will continue to make payments in the same manner until any remaining payments are paid out. Currently, a reduced survivor plan is not available. Payments under this plan are available only as fixed income payments.

If you choose an Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we may require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and proof that the Annuitant or joint Annuitant is alive before we make each payment. Please note that under Income Plans 1and 2, if you do not select a Guaranteed Payment Period, it is possible that the payee could receive only one income payment if the Annuitant and any joint Annuitant both die before the second income payment, or only two income payments if they die before the third income payment, and so on.

The length of any Guaranteed Payment Period under your selected Income Plan generally will affect the dollar amounts of each income payment. As a general rule, longer Guarantee Payment Periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no guaranteed payments, the income payments generally will be greater than the income payments made under the same Income Plan with a specified Guaranteed Payment Period.


MODIFYING PAYMENTS
After the Payout Start Date, you may make the following changes under Income Plan 3:

.. You may request to modify the length of the Guaranteed Payment Period.
   Currently, we allow you to make this change once each Contract Year. We reserve the right to change this practice at any time without prior notice.
   If you elect to change the length of the Guaranteed Payment Period, the new Guaranteed Payment Period must be within the original minimum and maximum period you would have been permitted to select on the Payout Start Date.
   However, the maximum payment period permitted will be shortened by the period elapsed since the original Guaranteed Payment Period began. If you change the length of your Guaranteed Payment Period, we will compute the present value of your remaining payments, using the same assumptions we would use if you were terminating the income payments, as described in Payout Withdrawal. We will then adjust the remaining payments to equal what that value would support based on those same assumptions and based on the revised Guaranteed Payment Period.

You may request to change the frequency of your payments. We currently allow you to make this change once each Contract Year. We reserve the right to change this practice at any time without prior notice.Changes to either the frequency of payments or length of the Guaranteed Payment Period will result in a change to the payment amount and may change the amount of each payment that is taxable to you.

Modifying payments of this Contract may not be allowed under qualified plans. In order to satisfy RMD under current Treasury regulations, once income payments have begun over a Guaranteed Payment Period, the Guaranteed Payment Period may not be changed even if the new period is shorter than the maximum permitted. Please consult with a competent tax advisor prior to making a request to modify payments if your contract is subject to RMD requirements.

Any change to either the frequency of payments or length of a Guaranteed Payment Period will take effect on the next payment date after we accept the requested change.


PAYOUT WITHDRAWAL
You may terminate all or a portion of the income payments being made under Income Plan 3 at any time and withdraw their present value ("withdrawal value"), subject to a Payout Withdrawal Charge, by writing to us ("Payout Withdrawal"). For variable income payments, the withdrawal value is equal to the present value of the variable income payments being terminated, calculated using a discount rate equal to the assumed investment rate that was used in determining the initial variable payment. For fixed income payments, the withdrawal value is equal to the present value of the fixed income payments being terminated, calculated using a discount rate equal to the applicable current interest rate. The applicable current interest rate is the rate we are using on the date we receive your Payout Withdrawal request to determine income payments for a new annuitization with a payment period equal to the remaining payment period of the income payments being terminated.

A Payout Withdrawal must be a least $50. If any Payout Withdrawal reduces the value of the remaining income payments to an amount not sufficient to provide an initial payment of at least $20, we reserve the right to terminate the Contract and pay you the present value of the remaining income payments in a lump sum. If you withdraw the entire value of the remaining income payments, the Contract will terminate.

You must specify the Investment Alternative(s) from which you wish to make a Payout Withdrawal. If you withdraw a portion of the value of your remaining income payments, the payment period will remain unchanged and your remaining payment amounts will be reduced proportionately.


PAYOUT WITHDRAWAL CHARGE
To determine the Payout Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When an amount equal to all purchase payments have been withdrawn, additional withdrawals will not be assessed a Payout Withdrawal Charge.



Payout Withdrawals will be subject to a Payout Withdrawal Charge for each Contract as follows:

                        Number of Complete Years Since We Received the Purchase Payment Being Withdrawn/Applicable Charge:
Contract:                    0           1           2           3           4           5           6          7           8+
-----------------------------------------------------------------------------------------------------------------------------------
Allstate Advisor              7%          7%          6%          5%          4%          3%        2%           0%         0%
Allstate Advisor Plus       8.5%        8.5%        8.5%        7.5%        6.5%        5.5%        4%         2.5%         0%
Allstate Advisor
 Preferred with:
 5-Year Withdrawal
 Charge Option                7%          6%          5%          4%          3%          0%
 3-Year Withdrawal
 Charge Option                7%          6%          5%          0%
 No Withdrawal Charge
 Option                                                                   None




ADDITIONAL INFORMATION. We may make other Income Plans available. You may obtain information about them by writing or calling us.On the Payout Start Date, you must specify the portion of the Contract Value to be applied to variable income payments and the portion to be applied to fixed income payments. If you do not tell us how to allocate your Contract Value among fixed and variable income payments, we will apply your Contract Value in the Variable Account to variable income payments and your Contract Value in the Fixed Account to fixed income payments.

We will apply your Contract Value, adjusted by any applicable Market Value Adjustment, less applicable taxes to your Income Plan(s) on the Payout Start Date. We can make income payments in monthly, quarterly, semi-annual or annual installments, as you select. If the Contract Value is less than $2,000 or not enough to provide an initial payment of at least $20, and state law permits, we may:

.. terminate the Contract and pay you the Contract Value, adjusted by any applicable Market Value Adjustment and less any applicable taxes, in a lump sum instead of the periodic payments you have chosen, or

.. reduce the frequency of your payments so that each payment will be at least
  $20.


VARIABLE INCOME PAYMENTS
The amount of your variable income payments depends upon the investment results of the Variable Sub-Accounts you select, the premium taxes you pay, the age and sex of the Annuitant, and the Income Plan you choose. We guarantee that the payments will not be affected by (a) actual mortality experience or (b) the amount of our administration expenses.

We cannot predict the total amount of your variable income payments, which may be more or less than your total purchase payments because (a) variable income payments vary with the investment results of the underlying Portfolios; and (b) under some of the Income Plans, we make income payments only so long as an Annuitant is alive or any applicable Guaranteed Payment Period has not yet expired.

In calculating the amount of the periodic payments in the annuity tables in the Contracts, we used an assumed investment rate ("AIR", also known as benchmark rate) of 3%. Currently, you may choose either a 6%, 5%, or 3% AIR per year. If you select the Income Protection Benefit Option, however, the 3% AIR must apply.
 The 6% and

5% AIR may not be available in all states (check with your representative for availability). Currently, if you do not choose one, the 5% AIR will automatically apply (except in states in which the 5% AIR is not available; in those states, the 3% AIR will automatically apply). We reserve the right to offer other assumed investment rates. If the actual net investment return of the Variable Sub-Accounts you choose is less than the AIR, then the dollar amount of your variable income payments will decrease. The dollar amount of your variable income payments will increase, however, if the actual net investment return exceeds the AIR. The dollar amount of the variable income payments stays level if the net investment return equals the AIR. With a higher AIR, your initial income payment will be larger than with a lower AIR. While income payments continue to be made, however, this disparity will become smaller and, if the payments have continued long enough, each payment will be smaller than if you had initially chosen a lower AIR.

Please refer to the Statement of Additional Information for more detailed information as to how we determine variable income payments.

You may also elect a variable income payment stream consisting of level monthly, quarterly or semi-annual payments. If you elect to receive level monthly, quarterly or semi-annual payments, the payments must be recalculated annually. You may only elect to receive level payments at or before the Payout Start Date. If you have elected level payments for an Income Plan(s), you may not make any variable to fixed payment transfers within such Income Plan(s). We will determine the amount of each annual payment as described above, place this amount in our general account, and then distribute it in level monthly, quarterly or semi-annual payments. The sum of the level payments will exceed the annual calculated amount because of an interest rate factor we use, which may vary from year to year, but will not be less than 2% per year. If the Annuitant dies while you are receiving level payments, you will not be entitled to receive any remaining level payments for that year (unless the Annuitant dies before the end of the Guaranteed Payment Period). For example, if you have selected Income Plan 1 with no Guaranteed Payment Period and the Annuitant dies during the year, the Beneficiary will not be entitled to receive the remaining level payments for that year.


INCOME PROTECTION BENEFIT OPTION
We offer an Income Protection Benefit Option, which may be added to your Contract on the Payout Start Date for an additional mortality and expense risk charge if you have selected variable income payments subject to the following conditions:

.. The Annuitant and joint Annuitant, if applicable, must be age 75 or younger on the Payout Start Date.

.. You must choose Income Plan 1 or 2 and the Guaranteed Payment Period must be for at least 120 months, unless the Internal Revenue Service requires a different payment period.

.. You may apply the Income Protection Benefit Option to more than one Income
  Plan.

.. The AIR must be 3% for the Income Plan(s) that you wish to apply this benefit to.

.. You may only add the Income Protection Benefit Option on the Payout Start Date and, once added, the option cannot be cancelled.

.. You may not convert variable income payments to fixed income payments.

If you select the Income Protection Benefit Option, we guarantee that your variable income payments under each of the Income Plans to which the option is applied will never be less that 85% of the initial variable amount income value ("Income Protection Benefit"), as calculated on the Payout Start Date under such Income Plans. See Appendix C for numerical examples that illustrate how the Income Protection Benefit is calculated.

If you add the Income Protection Benefit Option to your Contract, the mortality and expense risk charge during the Payout Phase will be increased. Currently, the charge for this option is 0.50%. We may change the amount we charge, but it will not exceed 0.75%. Once the option is issued, we will not increase what we charge you for the benefit.

In order to ensure that we achieve adequate investment diversification ("INCOME PROTECTION DIVERSIFICATION REQUIREMENT"), we reserve the right, in our sole discretion, to impose limitations on the investment alternatives in which you may invest during the Payout Phase with respect to the assets supporting the variable income payments to which the Income Protection Option applies. These limitations may include, but are not limited to, maximum investment limits on certain Variable Sub-Accounts, exclusion of certain Variable Sub-Accounts, required minimum allocations to certain Variable Sub-Accounts, and/or the required use of Automatic Portfolio Rebalancing.

To achieve our Income Protection Diversification Requirement, we have divided the Variable Sub-Accounts into three separate categories: "unrestricted," "restricted" and "excluded." Currently, we require that you allocate between 30% to 100% of the assets supporting your variable income payments to the unrestricted Variable Sub-Accounts in any manner you choose. You may allocate up to 70% of the assets supporting your variable income payments to the restricted Variable Sub-Accounts. You may not, however, allocate more than 20% of the assets supporting your variable income payments to any one of the restricted Variable Sub-Accounts. You may not allocate ANY PORTION of the assets supporting your variable income payments to the excluded Variable Sub-Accounts.

In the following three tables, we list our current Income Protection Diversification Requirement:


UNRESTRICTED VARIABLE SUB-ACCOUNTS. There is no limit to the amount of assets supporting your variable income payments that you may allocate to any one or more of the following Variable Sub-Accounts. Currently, we require that you allocate AT LEAST 30% of the assets supporting your variable income payments to this category.

  Oppenheimer Strategic Bond

  Putnam VT Income

  Putnam VT Money Market




RESTRICTED VARIABLE SUB-ACCOUNTS. You may allocate up to 70% of the amount of assets supporting your variable income payments to the following Variable Sub-Accounts. Currently, you may not allocate more than 20% of the amount of assets supporting your variable income payments to any one of the restricted Variable Sub-Accounts.

  Franklin Growth and Income Securities

  Franklin Small Cap Value Securities

  LSA Equity Growth

  LSA Mid Cap Value

  Mutual Shares Securities

  Oppenheimer Capital Appreciation

  Oppenheimer Global Securities

  Oppenheimer High Income

  Oppenheimer Main Street

  Oppenheimer Main Street Small Cap

  Oppenheimer Multiple Strategies

  Putnam Global Asset Allocation

  Putnam Growth and Income

  Putnam High Yield

  Putnam International Equity

  Putnam Investors

  Putnam New Value

  Putnam Research

  Putnam The George Putnam Fund of Boston

  Putnam Utilities Growth and Income

  Putnam Voyager

  Templeton Foreign Securities

  Van Kampen LIT Growth and Income

  Van Kampen UIF Active International Allocation

  Van Kampen UIF U.S. Real Estate


EXCLUDED VARIABLE SUB-ACCOUNTS. Currently, none of the following Variable Sub-Accounts are available to support variable income payments.

  LSA Aggressive Growth

  Oppenheimer Aggressive Growth

  Putnam Health Sciences

  Putnam New Opportunities

  Putnam Vista

  Templeton Developing Markets Securities

  Van Kampen LIT Emerging Growth

  Van Kampen UIF Emerging Markets Debt

  Van Kampen UIF Small Company Growth

You must use quarterly Automatic Portfolio Rebalancing to meet our Income Protection Diversification Requirement. On the date of each rebalancing, we will reallocate the amount of the assets supporting your variable income payments according to the rebalancing percentages you have selected, subject to the then current restrictions and exclusions in effect. We expect that the restrictions and exclusions for each category will change from time to time. Any change in these restrictions and exclusions will become effective no later than the next regularly scheduled rebalancing of your Variable Sub-Account choices on or immediately after the date of change.

The Income Protection Diversification Requirement is based on a model. We may use a model developed and maintained by us or we may elect to use a model developed or provided by an independent third party. We will notify you at least 30 days before we make any change to our Income Protection Diversification Requirement.

We may determine which Variable Sub-Accounts are eligible for each category or we may elect to follow the recommendations of an independent third party. We may at any time make new determinations as to which Variable Sub-Accounts are unrestricted, restricted or excluded. We may do so for a variety of reasons including, but not limited to, a change in the investment objectives or policies of a Portfolio, or the failure, in our sole determination, of such Portfolio to invest in accordance with its stated investment objective or policies.

Transfers made for purposes of meeting the Income Protection Diversification Requirement will not count towards the number of free transfers you may make each Contract Year. See "Investment Alternatives: Transfers," above, for additional information.


FIXED INCOME PAYMENTS
We guarantee income payment amounts derived from any Fixed Account Option for the duration of the Income

Plan. The guaranteed income payment amounts will change if the frequency of payments or the length of the payment period changes.

We calculate the fixed income payments by:

.. adjusting the portion of the Contract Value in any Fixed Account Option on the Payout Start Date by any applicable Market Value Adjustment;

.. deducting any applicable premium tax; and

.. applying the resulting amount to the greater of (a) the appropriate income payment factor for the selected Income Plan from the Income Payment Table in your Contract or (b) such other income payment factor as we are offering on the Payout Start Date.

We may defer your request to make a withdrawal from fixed income payments for a period of up to 6 months or whatever shorter time state law may require. If we defer payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.

RETIREMENT INCOME GUARANTEE OPTIONS We offer two Retirement Income Guarantee Options ("RIG 1" and "RIG 2"), which are available for an additional fee. RIG 1 provides a benefit that is based on a guaranteed interest accumulation. RIG 2 provides a benefit that is based on the greater of a guaranteed interest accumulation or a maximum anniversary value. Each option is described in more detail below.

The options are available at issue of the Contract or may be added afterwards.
 We refer to the issue date of the option as the "RIDER DATE." You may add only one Retirement Income Guarantee Option to your Contract. The oldest Contract Owner and oldest Annuitant must be age 75 or younger on the Rider Application Date. Once you add a rider to your Contract, it may not be cancelled except
under the "RESET OPTION" described below.   The options may not be available in
all states.

WE RESERVE THE RIGHT TO IMPOSE LIMITATIONS ON THE INVESTMENT ALTERNATIVES IN WHICH YOU MAY INVEST AS A CONDITION OF THESE OPTIONS. THESE RESTRICTIONS MAY INCLUDE, BUT ARE NOT LIMITED TO, MAXIMUM INVESTMENT LIMITS ON CERTAIN INVESTMENT ALTERNATIVES, EXCLUSION OF CERTAIN INVESTMENT ALTERNATIVES, REQUIRED MINIMUM ALLOCATIONS TO CERTAIN VARIABLE SUB-ACCOUNTS AND/OR THE AUTOMATIC PORTFOLIO REBALANCING. CURRENTLY, NO SUCH RESTRICTIONS ARE BEING IMPOSED.

For each option, an "INCOME BASE" is calculated, which is used only for the purpose of calculating the "GUARANTEED RETIREMENT INCOME BENEFIT" and the appropriate "RIDER FEE," all defined below. The Income Base does not provide a Contract Value or guarantee performance of any investment option. The Income Base for RIG 1 and RIG 2 are described in more detail below.

You may apply the Income Base less applicable taxes to an Income Plan on the Payout Start Date and receive the Guaranteed Retirement Income Benefit if all of the following conditions are satisfied:

.. The Payout Start Date must be on or after the 10/th/ Contract Anniversary of the Rider Date.

.. The Payout Start Date must occur during the 30-day period following a Contract
  Anniversary.

.. The oldest Annuitant must be age 99 or younger as of the Payout Start Date.

.. You must select Fixed Amount Income Payments only.

.. You must select Income Plan 1 or 2, with a Guaranteed Payment Period of at least:

  . 120 months, if the youngest Annuitant is age 80 or younger as of the Payout Start Date; or

  . 60 months, if the youngest Annuitant is older than age 80 as of the Payout Start Date.

The "GUARANTEED RETIREMENT INCOME BENEFIT" is determined by applying the Income Base, less any applicable taxes, to the appropriate monthly income payment factor shown in the Income Payment Tables in your Contract for the selected Income Plan.

If a different payment frequency (quarterly, semi-annual, or annual) or different Income Plan is selected, an income payment factor for the selected payment frequency and Income Plan is determined on the same mortality and interest rate basis as the Income Payment Tables shown in your Contract.

On the Payout Start Date, the income payments for the selected Income Plan will be the greater of:

.. The Guaranteed Retirement Income Benefit; or

.. For fixed income payments, the Contract Value, adjusted by any applicable
  Market Value Adjustment, less any applicable taxes is applied to the greater of: the appropriate income payment factor for the selected Income Plan from the income payment tables in your Contract, or an income payment factor for the selected Income Plan that we are offering on the Payout Start Date.

We assess an annual Rider Fee if you select one of the Retirement Income Guarantee Options. The Rider Fee is deducted on each Contract Anniversary on a pro rata basis from each of the Variable Sub-Accounts in which your Contract Value is invested on that date. The Rider Fee will decrease the number of Accumulation Units in each Variable Sub-Account. The Rider Fee is deducted only during the Accumulation Phase of the Contract. For the first Contract Anniversary following the Rider Date, the Rider Fee will be prorated based on the number of full months (30 day periods) between the Rider Date and the first Contract Anniversary after the Rider Date. In the case of a full withdrawal of the Contract Value, the Rider Fee is prorated based on the number of full months

(30 day periods) between the Contract Anniversary immediately prior to the withdrawal and the date of the withdrawal.

The current Rider Fee for RIG 1 is 0.40% of the Income Base on each Contract Anniversary. The current Rider Fee for the RIG 2 is 0.55% of the Income Base on each Contract Anniversary. We reserve the right to change the Rider Fee for the options. However, once we issue your option, we cannot change the Rider Fee that applies to your Contract. The Rider Fee will never exceed 0.50% per year for RIG 1, and 0.75% per year for RIG 2.

However, if you exercise the Reset Option, defined below, then the Rider Fee Percentage upon reset will be the current Rider Fee Percentage in effect for the new rider at that time.

These options will terminate and the corresponding Rider Fee will cease on the earliest of the following to occur:

.. The date the Contract is terminated;

.. If the Contract is not continued in the Accumulation Phase under either the Death of Owner or Death of Annuitant provisions of the Contract. The option will terminate on the date we determine the Death Proceeds;

.. The Payout Start Date; or

.. The effective date of the Reset Option.

Otherwise, the options may not be terminated or cancelled.


CALCULATION OF INCOME BASE.
On the Rider Date, the "RIG 1 INCOME BASE" is equal to the Contract Value. The RIG 1 Income Base, plus purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) made after the Rider Date and less RIG 1 withdrawal adjustments for withdrawals made after the Rider Date, will accumulate interest on a daily basis at a rate equivalent to 5% per year (3% in certain states), subject to the "CAP" defined below. This accumulation will continue until the first Contract Anniversary following the 85/th/ birthday of the oldest Contract Owner or oldest Annuitant, whichever occurs first. After the 5% interest accumulation ends (3% in certain states), the RIG 1 Income Base will continue to be increased by purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) and reduced by RIG 1 withdrawal adjustments for withdrawals until the option terminates. The "RIG 1 WITHDRAWAL ADJUSTMENT" is defined below.

The RIG 1 Income Base will not exceed a CAP equal to:

.. 200% of the Contract Value as of the Rider Date; plus

.. 200% of purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS
  CONTRACTS) made after the Rider Date, but excluding any purchase payments (and for ALLSTATE ADVISOR PLUS CONTRACTS) made in the 12-month period immediately prior to the Payout Start Date; minus

.. RIG 1 Withdrawal Adjustments for any withdrawals made after the Rider Date.


RIG 1 WITHDRAWAL ADJUSTMENT. Prior to the first Contract Anniversary following the 85/th/ birthday of the oldest Contract Owner or oldest Annuitant, whichever is earlier, the withdrawal adjustment is as follows:

.. In each Contract Year, for the portion of withdrawals that do not cumulatively exceed 5% (3% in certain states) of the RIG 1 Income Base as of the beginning of the Contract Year, the withdrawal adjustment is equal to the amount withdrawn (or portion thereof) multiplied by a discount factor. The discount factor is calculated using a 5% annual interest rate (3% in certain states) and the portion of the Contract Year between the withdrawal date and the end of the Contract Year. This withdrawal adjustment has the effect of reducing the RIG 1 Income Base at the end of the Contract Year by the actual amount of the withdrawal. In other words, for purposes of calculating the RIG 1 Income Base, the withdrawal is treated as if it occurred at the end of the Contract Year.

.. In each Contract Year, for the portion of withdrawals that cumulatively exceed
  5% (3% in certain states) of the RIG 1 Income Base as of the beginning of the Contract Year, the withdrawal adjustment is equal to the withdrawal amount (or portion thereof), divided by the Contract Value immediately prior to the withdrawal, and the result multiplied by the most recently calculated RIG 1 Income Base.

On or after the first Contract Anniversary following the 85/th/ birthday of the oldest Contract Owner or the Annuitant, all withdrawal adjustments are equal to the withdrawal amount, divided by the Contract Value immediately prior to the withdrawal, and the result multiplied by the most recently calculated RIG 1 Income Base.

See Appendix D for numerical examples that illustrate how the RIG 1 Withdrawal Adjustment is applied.

The "RIG 2 INCOME BASE" is defined as the greater of "INCOME BASE A" or "INCOME BASE B."

"INCOME BASE A" and its corresponding Withdrawal Adjustment are calculated in the same manner as the RIG 1 Income Base and RIG 1 Withdrawal Adjustment.

On the Rider Date, "INCOME BASE B" is equal to the Contract Value. After the Rider Date and prior to the Payout Start Date, Income Base B is recalculated each time a purchase payment or withdrawal is made as well as on each Contract Anniversary as follows:

.. Each time a purchase payment is made, Income Base B is increased by the amount of the purchase payment (and Credit Enhancement for ALLSTATE ADVISOR PLUS CONTRACTS).

.. Each time a withdrawal is made, Income Base B is reduced by a proportional withdrawal adjustment, defined as the withdrawal amount divided by the Contract Value immediately prior to the withdrawal, and the result multiplied by the most recently calculated Income Base B.

.. On each Contract Anniversary until the first Contract Anniversary following the 85/th/ birthday of the oldest Contract Owner or oldest Annuitant, whichever occurs first, Income Base B is equal to the greater of the Contract Value on that date or the most recently calculated Income Base B.

If no purchase payments or withdrawals are made after the Rider Date, Income Base B will be equal to the greatest of the Contract Value on the Rider Date and the Contract Values on each subsequent Contract Anniversary until the earlier of the Payout Start Date or the Contract Anniversary following the 85/th/ birthday of the oldest Contact Owner or oldest Annuitant, whichever occurs first.

Currently, we are offering a "RESET OPTION" that permits you to replace your Retirement Income Guarantee Option with a new Retirement Income Guarantee Option. You may exercise this option within 60 days following any 3/rd/ Contract Anniversary by providing us with satisfactory notification. If you elect to exercise the Reset Option, then all of the following conditions must be satisfied:

.. We will terminate your Retirement Income Guarantee option and replace it with a new Retirement Income Guarantee Option.

.. You may only replace RIG 1 with a new RIG 1.  Similarly, you may only replace
  RIG 2 with a new RIG 2. The reset will be effective on the first business day after we receive your notification to reset. This date will be the Rider Date of your new rider.

.. If you replace RIG 1 with a new RIG 1, then the Income Base on the new Rider
  Date will be equal to the Contract Value on the new Rider Date.

.. If you replace RIG 2 with a new RIG 2, then:

  . Income Base A on the new Rider Date will be equal to the Contract Value in the new Rider Date;

  . Income Base B on the new Rider Date will be equal to the greater of the Contract Value or Income Base B of the terminating RIG 2.

.. The Rider Fee for the new Retirement Income Guarantee option will be calculated using the Rider Fee Percentage and Income Base defined in the new option. All the limitations and conditions of the new option will apply as of the new Rider Date.

We reserve the right to discontinue the Reset Option or any of the Retirement Income Guarantee Options, or to change the conditions for exercising this Reset Option.


CERTAIN EMPLOYEE BENEFIT PLANS
The Contracts offered by this prospectus contain income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex to the extent permitted by applicable law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the purchase of a Contract is appropriate.


DEATH BENEFITS
--------------------------------------------------------------------------------


DEATH PROCEEDS
Under certain conditions, described below, we will pay a death settlement ("DEATH PROCEEDS") for this Contract on the death of the Contract Owner, Annuitant, or Co-Annuitant if the death occurs prior to the Payout Start Date.
 If the Owner or Annuitant dies after the Payout Start Date, we will pay remaining income payments as described in the "Payout Phase" section of your Contract. See "Income Payments" for more information.

We will determine the value of the Death Proceeds as of the end of the Valuation Date during which we receive the first Complete Request for Settlement (the next Valuation Date, if we receive the request after 3:00 p.m. Central Time). In order to be considered a "COMPLETE REQUEST FOR SETTLEMENT," a claim for distribution of the Death Proceeds must include "DUE PROOF OF DEATH" in any of the following forms of documentation:

.. A certified copy of the death certificate;

.. A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

.. Any other proof acceptable to us.

"DEATH PROCEEDS" are determined based on when we receive a Complete Request for
Settlement:

.. If we receive a Complete Request for Settlement within 180 days of the death of the Contract Owner, Annuitant, or Co-Annuitant, as applicable, the Death Proceeds is equal to the "DEATH BENEFIT."

.. If we receive a Complete Request for Settlement more than 180 days after the death of the Contract Owner, Annuitant, or Co-Annuitant, as applicable, the Death Proceeds are equal to the greater of the Contract Value or Settlement Value. We reserve the right to waive or extend, in a nondiscriminatory manner, the 180-day period in which the Death Proceeds will equal the Death Benefit.

DEATH BENEFIT OPTIONS
In addition to the ROP Death Benefit included in your Contract, we offer the following death benefit options which may be added to your Contract:

.. MAV Death Benefit Option

.. Enhanced Beneficiary Protection (Annual Increase) Option

.. Earnings Protection Death Benefit Option

The amount of the Death Benefit depends on which death benefit option(s) you select. Not all death benefit options are available in all states.

You may select any combination of death benefit options on the issue date of your Contract or at a later date, subject to state availability and issue age restrictions.

The "DEATH BENEFIT" is equal to the Earnings Protection Death Benefit (if selected) plus the greatest of:

.. The Contract Value;

.. The Settlement Value;

.. The ROP Death Benefit;

.. The MAV Death Benefit Option (if selected); or

.. The Enhanced Beneficiary Protection (Annual Increase) Option (if selected).

The "Settlement Value" is the amount that would be paid in the event of a full withdrawal of the Contract Value.

The "ROP DEATH BENEFIT" is equal to the sum of all purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS), reduced by a proportional withdrawal adjustment for each withdrawal. The withdrawal adjustment is equal to the withdrawal amount divided by the Contract Value immediately prior to the withdrawal, and the result is multiplied by:

  The sum of all purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) made prior to the withdrawal, less any prior withdrawal adjustments.


MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT OPTION.
The "MAV DEATH BENEFIT OPTION" is only available if the oldest Contract Owner and oldest Annuitant are age 79 or younger on the Rider Application Date. There is an additional mortality and expense risk charge for this death benefit option, currently equal to 0.25%. We may change what we charge for this death benefit option, but it will never exceed 0.30%. Once added to your Contract, we guarantee that we will not increase the mortality and expense risk charge you pay for this death benefit option.

On the date we issue the rider for this benefit ("Rider Date"), the MAV DEATH BENEFIT is equal to the Contract Value. After the Rider Date and prior to the date we determine the Death Proceeds (see "Death Proceeds" on page ___), the MAV Death Benefit is recalculated each time a purchase payment or withdrawal is made as well as on each Contract Anniversary as follows:

.. Each time a purchase payment is made, the MAV Death Benefit is increased by the amount of the purchase payment (and Credit Enhancement for ALLSTATE ADVISOR PLUS CONTRACTS).

.. Each time a withdrawal is made, the MAV Death Benefit is reduced by a proportional withdrawal adjustment, defined as the withdrawal amount divided by the Contract Value immediately prior to the withdrawal, and the result multiplied by the most recently calculated MAV Death Benefit.

.. On each Contract Anniversary until the first Contract Anniversary following the 80/TH/ birthday of the oldest Contract Owner or oldest Annuitant, whichever occurs first, the MAV Death Benefit is recalculated as the greater of the Contract Value on that date or the most recently calculated MAV Death Benefit.

If no purchase payments or withdrawals are made after the Rider Date, the MAV Death Benefit will be equal to the greatest of the Contract Value on the Rider Date and the Contract Values on each subsequent Contract Anniversary after the Rider Date, but before the date we determine the Death Proceeds. If, upon death of the Contract Owner, the Contract is continued under Option D as described on page ___below, and if the oldest New Contract Owner and the oldest Annuitant are age 80 or younger on the date we determine the Death Proceeds, then the MAV Death Benefit Option will continue. The MAV Death Benefit will continue to be recalculated for purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS), withdrawals, and on each Contract Anniversary after the date we determine the Death Proceeds until the earlier of:

.. The first Contract Anniversary following the 80/th/ birthday of either the oldest New Contract Owner or the oldest Annuitant, whichever is earlier. (After the 80/th/ birthday of either the oldest New Contract Owner or the oldest Annuitant, whichever is earlier, the MAV Death Benefit will be recalculated only for purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) and withdrawals); or

.. The date we next determine the Death Proceeds.


ENHANCED BENEFICIARY PROTECTION (ANNUAL INCREASE) OPTION.
The Enhanced Beneficiary Protection (Annual Increase) Option is only available if the oldest Contract Owner and oldest Annuitant are age 79 or younger on the Rider Application Date. There is an additional mortality and expense risk charge for this death benefit option, currently equal to 0.25%. We may change what we charge for this death benefit option, but it will never exceed 0.30%.
 Once added to your Contract, we guarantee that we will not increase the mortality and expense risk charge you pay for this death benefit option.

On the date we issue the rider for this benefit ("Rider Date"), the Enhanced Beneficiary Protection (Annual Increase) Benefit is equal to the Contract Value.
 The Enhanced Beneficiary Protection (Annual Increase) Benefit, plus purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) made after the Rider Date and less withdrawal adjustments for withdrawals made after the Rider Date, will accumulate interest on a daily basis at a rate equivalent to 5% per year (3% in certain states), subject to the "CAP" defined below.
This accumulation will continue until the earlier of:

  (a) the first Contract Anniversary following the 80/th/ birthday of the oldest Contract Owner or oldest Annuitant, whichever occurs first; or

  (b) the date we determine the Death Proceeds.

After the 5% interest accumulation ends (3% in certain states), the Enhanced Beneficiary Protection (Annual Increase) Benefit will continue to be increased by purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) and reduced by withdrawal adjustments for withdrawals until the death benefit option terminates. The withdrawal adjustment is a proportional adjustment, defined as the withdrawal amount divided by the Contract Value immediately prior to the withdrawal, and the result multiplied by the amount of the Enhanced Beneficiary Protection (Annual Increase) Benefit immediately prior to the withdrawal.

The Enhanced Beneficiary Protection (Annual Increase) Benefit CAP is equal to:

.. 200% of the Contract Value as of the Rider Date; plus

.. 200% of purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS
  CONTRACTS) made after the Rider Date, but excluding any purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) made in the 12-month period immediately prior to the death of the Contract Owner or the Annuitant; minus

.. Withdrawal adjustments for any withdrawals made after the Rider Date. Refer to Appendix E for withdrawal adjustment examples.

If there is more than one New Contract Owner taking a share of the Death Proceeds, described in the Death Proceeds provision, each New Contract Owner will be treated as a separate and independent Contract Owner of his or her respective share of the Death Proceeds. Each New Contract Owner will exercise all rights related to his or her share of the Death Proceeds, including the sole right to elect one of the Option(s) described in "Death Benefit Payments" below, subject to any restrictions previously placed upon the New Contract Owner. Each New Contract Owner may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original New Contract Owner.

The Options available to the New Contract Owner will be determined by the applicable following category in which the New Contract Owner is defined. An Option will be deemed to have been chosen on the day we receive written notification in a form satisfactory to us.

If, upon death of the Contract Owner, the Contract is continued under Option D as described on page ___, and if the oldest New Contract Owner and the oldest Annuitant are age 80 or younger on the date we determine the Death Proceeds, then the Enhanced Beneficiary Protection (Annual Increase) Option will continue. The amount of the Enhanced Beneficiary Protection (Annual Increase) Benefit as of the date we determine the Death Proceeds, plus subsequent purchase payments (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS), less withdrawal adjustments for any subsequent withdrawals, will accumulate daily at a rate equivalent to 5% per year (3% in certain states) from the date we determine the Death Proceeds, until the earlier of:

.. The first Contract Anniversary following the 80/th/ birthday of either the oldest New Contract Owner or the oldest Annuitant, whichever is earlier. (After the 80/th/ birthday of either the oldest New Owner or the oldest Annuitant, whichever is earlier, the Enhanced Beneficiary Protection (Annual Increase) Benefit will be recalculated only for purchase payments and withdrawals (and Credit Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS); or

.. The date we next determine the Death Proceeds.


EARNINGS PROTECTION DEATH BENEFIT OPTION.
The "EARNINGS PROTECTION DEATH BENEFIT OPTION" is only available if the oldest Contract Owner and oldest Annuitant are age 79 or younger on the Rider Application Date. There is an additional mortality and expense risk charge for this death benefit option, currently equal to:

.. 0.25%, if the oldest Contract Owner and oldest Annuitant are age 70 or younger on the Rider Application Date; and

.. 0.40%, if the oldest Contract Owner or oldest Annuitant is over age 70 and all are age 79 or younger on the Rider Application Date.

We may change what we charge for this death benefit option, but it will never exceed 0.35% for issue ages 0-70 and 0.50% for issue ages 71-79. Once added to your Contract, we guarantee that we will not increase the mortality and expense risk charge you pay for this death benefit option. However, if your spouse elects to continue the Contract in the event of your death and if he or she elects to continue the Earnings Protection Death Benefit Option, the mortality and expense risk charge for the death benefit option will be based on the ages of the oldest new Contract Owner and the oldest Annuitant at the time the Contract is continued.

If the oldest Contract Owner and oldest Annuitant are age 70 or younger on the Rider Application Date, the EARNINGS PROTECTION DEATH BENEFIT is equal to the lesser of:

.. 100% of "IN-FORCE PREMIUM" (excluding purchase payments (and Credit
  Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) made after the date we issue the rider for this benefit ("Rider Date") and during the twelve-month period immediately prior to the death of the Contract Owner or Annuitant); or

.. 40% of "IN-FORCE EARNINGS"

calculated as of the date we determine the Death Proceeds.

If the oldest Contract Owner or oldest Annuitant is over age 70 and all are age 79 or younger on the Rider Application Date, the EARNINGS PROTECTION DEATH BENEFIT is equal to the lesser of:

.. 50% of "IN-FORCE PREMIUM" (excluding purchase payments (and Credit
  Enhancements for ALLSTATE ADVISOR PLUS CONTRACTS) made after the Rider Date and during the twelve-month period immediately prior to the death of the Contract Owner or Annuitant); or

.. 25% of "IN-FORCE EARNINGS"

calculated as of the date we determine the Death Proceeds.

IN-FORCE EARNINGS are equal to the current Contract Value less In-Force Premium.
 If this quantity is negative, then In-Force Earnings are equal to zero.

IN-FORCE PREMIUM is equal to the Contract Value on the Rider Date, plus the sum of all purchase payments made after the Rider Date, less the sum of all "EXCESS-OF-EARNINGS WITHDRAWALS" made after the Rider Date.

An EXCESS-OF-EARNINGS WITHDRAWAL is equal to the excess, if any, of the amount of the withdrawal over the amount of the In-Force Earnings immediately prior to the withdrawal.

Refer to Appendix F for numerical examples that illustrate how the Earnings Protection Death Benefit Option is calculated.

If, upon death of the Contract Owner, the Contract is continued under Option D as described on page ___below, and if the oldest new Owner and the oldest Annuitant are younger than age 80 on the date we determine the Death Proceeds, then this death benefit option will continue unless the New Contract Owner elects to terminate the death benefit option. If the death benefit option is continued, the following will apply as of the date we determine the Death Proceeds upon continuation:

.. The Rider Date will be changed to the date we determine the Death Proceeds;

.. The In-Force Premium is equal to the Contract Value as of the new Rider Date plus all purchase payments made after the Rider Date, less the sum of all the Excess-of-Earnings Withdrawals made after the Rider Date;

.. The Earnings Protection Death Benefit after the new Rider Date will be determined as described above, but using the ages of the oldest new Contract Owner and the oldest Annuitant as of the new Rider Date.

.. The mortality and expense risk charge, for this rider, will be determined as described above, but using the ages of the oldest new Contract Owner and the oldest Annuitant as of the new Rider Date.

If either the Contract Owner's or the Annuitant's age is misstated, the Earnings Protection Death Benefit and the mortality and expense risk charge for this death benefit option will be calculated according to the corrected age as of the Rider Date. Your Contract Value will be adjusted to reflect the mortality and expense risk charge for this death benefit option that should have been assessed based on the corrected age.


ALL OPTIONS.
WE RESERVE THE RIGHT TO IMPOSE LIMITATIONS ON THE INVESTMENT ALTERNATIVES IN WHICH YOU MAY INVEST AS A CONDITION OF THESE OPTIONS. THESE RESTRICTIONS MAY INCLUDE, BUT ARE NOT LIMITED TO, MAXIMUM INVESTMENT LIMITS ON CERTAIN INVESTMENT ALTERNATIVES, EXCLUSION OF CERTAIN INVESTMENT ALTERNATIVES, REQUIRED MINIMUM ALLOCATIONS TO CERTAIN VARIABLE SUB-ACCOUNTS AND/OR THE REQUIRED USE OF AUTOMATIC PORTFOLIO REBALANCING. CURRENTLY, NO SUCH RESTRICTIONS ARE BEING IMPOSED.

These death benefit options will terminate and the corresponding Rider Fee will cease on the earliest of the following to occur:

.. the date the Contract is terminated;

.. if, upon the death of the Contract Owner, the Contract is continued under Option D as described in the Death of Owner section on page ___, and either the oldest New Owner or the oldest Annuitant is older than age 80 (age 80 or older for the Earnings Protection Death Benefit Option) on the date we determine the Death Proceeds. The death benefit option will terminate on the date we determine the Death Proceeds;

.. if the Contract is not continued in the Accumulation Phase under either the Death of Owner or Death of Annuitant provisions of the Contract. The death benefit option will terminate on the date we determine the Death Proceeds;

.. on the date the Contract Owner (if the current Contract Owner is a living person) is changed for any reason other than death unless the New Contract Owner is a trust and the Annuitant is the current Contract Owner;

.. on the date the Contract Owner (if the current Contract Owner is a non-living person) is changed for any reason unless the New Contract Owner is a non-living person or is the current Annuitant; or

.. the Payout Start Date.

Notwithstanding the preceding, in the event of the Contract Owner's death, if the Contract Owner's spouse elects to continue the Contract (as permitted in the Death of Owner provision below) he or she may terminate the Earnings Protection Death Benefit at that time.


DEATH BENEFIT PAYMENTS

DEATH OF CONTRACT OWNER
If a Contract Owner dies prior to the Payout Start Date, then the surviving Contract Owners will be "NEW CONTRACT OWNERS". If there are no surviving Contract Owners, then subject to any restrictions previously placed upon them, the Beneficiaries will be the New Contract Owners.

If there is more than one New Contract Owner taking a share of the Death Proceeds, each New Contract Owner will be treated as a separate and independent Contract Owner of his or her respective share of the Death Proceeds. Each New Contract Owner will exercise all rights related to his or her share of the Death Proceeds, including the sole right to elect one of the Option(s) below, subject to any restrictions previously placed upon the New Contract Owner. Each New Contract Owner may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original New Contract Owner.

The Options available to the New Contract Owner will be determined by the applicable following Category in which the New Contract Owner is defined. An Option will be deemed to have been chosen on the day we receive written notification in a form satisfactory to us.

NEW CONTRACT OWNER CATEGORIES


CATEGORY 1. If your spouse (or Annuitant's spouse in the case of a grantor trust-owned Contract) is the sole New Contract Owner of the entire Contract, your spouse must choose from among the death settlement Options A, B, C, D, or E described below. If he or she does not choose one of these Options, then Option D will apply.


CATEGORY 2. If the New Contract Owner is a living person who is not your spouse (or Annuitant's spouse in the case of a grantor trust-owned Contract), or there is more than one New Contract Owner, all of whom are living persons, each New Contract Owner must choose from among the death settlement Options A, B, C, or E described below. If a New Contract Owner does not choose one of these Options, then Option C will apply for that New Contract Owner.


CATEGORY 3. If there are one or more New Contract Owner(s) and at least one of the New Contract Owners is a non-living person such as a corporation or a trust, all New Contract Owners are considered to be non-living persons for purposes of the death settlement options. Each New Contract Owner must choose death settlement Option A or C described below. If a New Contract Owner does not choose one of these Options, then Option C will apply for that New Contract Owner.

The death settlement options we currently offer are:


OPTION A. The New Contract Owner may elect to receive the Death Proceeds in a lump sum.


OPTION B. The New Contract Owner may elect to apply the Death Proceeds to one of the Income Plans described above. Such income payments must begin within one year of the date of death and must be payable:

.. Over the life of the New Contract Owner; or

.. For a guaranteed payment period of at least 5 years (60 months), but not to exceed the life expectancy of the New Contract Owner; or

.. Over the life expectancy of the New Contract Owner with a guaranteed payment period of at least 5 years (60 months), but not to exceed the life expectancy of the New Contract Owner.


OPTION C. The New Contract Owner may elect to receive the Contract Value payable within 5 years of the date of death. The Contract Value, as of the date we receive the first Complete Request for Settlement, will be reset to equal the Death Proceeds as of that date. Any excess amount of the Death Proceeds over the Contract Value on that date will be allocated to the money market Variable Sub-Account unless the New Contract Owner provides other allocation instructions.

The New Contract Owner may not make any additional purchase payments under this option. Withdrawal charges will be waived for any withdrawals made during the 5-year period after the date of death; however, amounts withdrawn may be subject to Market Value Adjustments. The New Contract Owner may exercise all rights set forth in the Transfers provision.

If the New Contract Owner dies before the Contract Value is completely withdrawn, the New Contract Owner's Beneficiary(ies) will receive the greater of the remaining Settlement Value or the remaining Contract Value within 5 years of the date of the original Contract Owner's death.


OPTION D. The New Contract Owner may elect to continue the Contract in the Accumulation Phase. If the Contract Owner was also the Annuitant, then the New Contract Owner will be the new Annuitant. This Option may only be exercised once per Contract. The Contract Value, as of the date we receive the first Complete Request for Settlement, will be reset to equal the Death Proceeds as of that date.

Unless otherwise instructed by the continuing spouse, the excess, if any, of the Death Proceeds over the Contract

Value will be allocated to the Sub-Accounts of the Variable Account. This excess will be allocated in proportion to your Contract Value in those Sub-Accounts as of the end of the Valuation Date that we receive the complete request for settlement except that any portion of this excess attributable to the Fixed Account Options will be allocated to the money market Variable Sub-Account.

Within 30 days after the date we determine the Death Proceeds, the New Contract Owner may transfer all or a portion of the excess of the Death Proceeds, if any, into any combination of Variable Sub-Accounts, the Standard Fixed Account and the Market Value Adjusted Fixed Account without incurring a transfer fee. Any such transfer does not count as one of the free transfers allowed each Contract Year and is subject to any minimum allocation amount specified in this Contract.

The New Contract Owner may make a single withdrawal of any amount within one year of the date of your death without incurring a Withdrawal Charge; however, the amount withdrawn may be subject to a Market Value Adjustment and a 10% tax penalty if the New Contract Owner is under age 591/2.


OPTION E. For Nonqualified Contracts, the New Contract Owner may elect to make withdrawals at least annually of amounts greater than or equal to the "ANNUAL REQUIRED DISTRIBUTION" calculated for each calendar year. The first such withdrawal must occur within:

.. One year of the date of death;

.. The same calendar year as the date we receive the first Complete Request for Settlement; and

.. One withdrawal frequency. The New Contract Owner must select the withdrawal frequency (monthly, quarterly, semi-annual, or annual).

The New Contract Owner may make additional withdrawals, however, any such withdrawals will not be used to satisfy the minimum Annual Required Distribution amount of any subsequent calendar year.

The Annual Required Distributions will be treated as withdrawals for tax purposes, which means that for tax reporting purposes the withdrawals will be deemed to be taken from Contract earnings first. If the Death Proceeds had instead been applied to an Income Plan, the tax treatment would be different.
 Distributions under an Income Plan will be treated as part return of earnings and part return of principal to the extent of principal in your Contract. Consult with your tax advisor for the most appropriate option for your circumstances.

Once this option is elected and frequency of withdrawals is chosen, they cannot be changed by the New Contract Owner and become irrevocable.

In the calendar year in which the Death Proceeds were determined, the ANNUAL REQUIRED DISTRIBUTION is equal to the Death Proceeds divided by the "LIFE EXPECTANCY" of the New Contract Owner, and the result multiplied by a fraction that represents the portion of the calendar year remaining after the date the Death Proceeds were determined. The LIFE EXPECTANCY in that calendar year is equal to the life expectancy value from IRS Table V, based on the age of the New Contract Owner as of his or her birthday in the same calendar year.

In any subsequent calendar year, the ANNUAL REQUIRED DISTRIBUTION is equal to the Contract Value as of December 31 of the prior year divided by the remaining Life Expectancy of the New Contract Owner. In each calendar year after the year in which the Death Proceeds were determined, the Life Expectancy of the Contract Owner is the Life Expectancy calculated in the previous calendar year minus 1 year. If the Life Expectancy is less than 1, the Annual Required Distribution is equal to the Contract Value.

If the New Contract Owner dies, the scheduled withdrawals will continue to be paid to the New Contract Owner's Beneficiary(ies).

We reserve the right to offer additional death settlement options.


DEATH OF ANNUITANT
If the Annuitant dies prior to the Payout Start Date, then the surviving Contract Owners will have the Options available to the New Contract Owner, determined by the applicable following category in which the New Contract Owner is defined, unless:

.. The Annuitant was also the Contract Owner, in which case the Death of Owner provisions above apply; or

.. The Contract Owner is a grantor trust not established by a business, in which case the Beneficiary(ies) will be deemed the New Contract Owners and the Death of Contract Owner provisions above will apply.

SURVIVING CONTRACT OWNER CATEGORIES


CATEGORY 1. If the Contract Owner is a living person, prior to the Annuitant's death, the Contract Owner must choose from among the death settlement Options A, B, or D described below. If the Contract Owner does not choose one of these Options, then Option D will apply.


CATEGORY 2. If the Contract Owner is a non-living person such as a corporation or a trust, the Contract Owner must choose from death settlement Options A or C described below. If the Contract Owner does not choose one of these Options, then Option C will apply.

The death settlement options we currently offer are:


OPTION A. The Contract Owner may elect to receive the Death Proceeds in a lump sum.


OPTION B. The Contract Owner may elect to apply the Death Proceeds to one of the Income Plans described above. Such income payments must begin within one year of the date of death.

OPTION C. The Contract Owner may elect to receive the Contract Value payable within 5 years of the date of death. The Contract Value, as of the date we receive the first Complete Request for Settlement, will be reset to equal the Death Proceeds as of that date. Any excess amount of the Death Proceeds over the Contract Value on that date will be allocated to the money market Variable Sub-Account unless the Contract Owner provides other allocation instructions.

The Contract Owner may not make any additional purchase payments under this option. Withdrawal charges will be waived for any withdrawals made during the 5-year period after the date of death; however, amounts withdrawn may be subject to Market Value Adjustments. The Contract Owner may exercise all rights set forth in the Transfers provision.


OPTION D. The Contract Owner may elect to continue the Contract and the youngest Contract Owner will become the new Annuitant. The Contract Value of the continued Contract will not be adjusted to equal the Death Proceeds.

We reserve the right to offer additional death settlement options.

QUALIFIED CONTRACTS

The death settlement options for qualified plans, including IRAs, may be different to conform with the individual tax requirements of each type of qualified plan. Please refer to your Endorsement for IRA plans, if applicable, for additional information on your death settlement options. In the case of certain qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract.

SPOUSAL PROTECTION BENEFIT (CO-ANNUITANT) OPTION AND DEATH OF CO-ANNUITANT

We offer a Spousal Protection Benefit (Co-Annuitant) Option that may be added to your Contract subject to the following conditions:

.. The Contract must be an IRA contract.

.. The Contract Owner's spouse must be the sole Primary Beneficiary of the Contract and will be the named Co-Annuitant.

.. Both the Contract Owner and the Co-Annuitant must be age 79 or younger on the Rider Application Date.

.. The option may only be added when we issue the Contract or within 6 months of the Contract Owner's marriage. We may require proof of marriage in a form satisfactory to us.

Under the Spousal Protection Benefit Option, the Co-Annuitant will be considered to be an Annuitant under the Contract during the Accumulation Phase except that the Co-Annuitant will not be considered to be an Annuitant for purposes of determining the Payout Start Date and the "Death of Annuitant" provision of your Contract does not apply on the death of the Co-Annuitant.

You may change the Co-Annuitant to a new spouse only if you provide proof of remarriage in a form satisfactory to us. Once we accept a change, the change will take effect on the date you signed the request. Each change is subject to any payment we make or other action we take before we accept it. At any time, there may only be one Co-Annuitant under your Contract.

There is currently no charge for this option. We reserve the right to assess a mortality and expense risk charge in the future, however it will never exceed 0.15%. Once this option is added to your Contract, we guarantee that we will not increase what we charge you for this option.

You may terminate this option at any time by written notice in a form satisfactory to us. The option will terminate and the corresponding mortality and expense risk charge will cease on the earliest of the following to occur:

.. upon the death of the Co-Annuitant (as of the date we determine the Death
  Proceeds);

.. upon the death of the Contract Owner (as of the date we determine the Death
  Proceeds);

.. on the date the Contract is terminated; or

.. on the Payout Start Date.

Once terminated, a new Spousal Protection Benefit Option cannot be added to the Contract.


DEATH OF CO-ANNUITANT. If the Co-Annuitant dies prior to the Payout Start Date, subject to the following conditions, the Contract will be continued according to Option D under the "Death of Owner" provision of your Contract:

.. The Co-Annuitant must have been your legal spouse on the date of his or her death; and

.. Option D of the "Death of Owner" provision of your Contract has not previously been exercised.

The Contract may only be continued once under Option D under the "Death of Owner" provision. For a description of Option D, see the "Death of Owner" section of this prospectus.


MORE INFORMATION
--------------------------------------------------------------------------------


ALLSTATE
Allstate is the issuer of the Contract. Allstate was organized in 1957 as a stock life insurance company under the laws of the state of Illinois.

Allstate is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of of the state of Illinois. All of the capital stock issued and outstanding of Allstate Insurance Company is owned by The Allstate Corporation.

Allstate is licensed to operate in the District of Columbia, Puerto Rico, and all jurisdictions except the state of New York. We intend to offer the Contract in those jurisdictions in which we are licensed. Our home office is located at 3100 Sanders Road, Northbrook, Illinois, 60062.

Independent rating agencies regularly evaluate life insurers' claims-paying ability, quality of investment portfolio and overall stability. A.M. Best Company assigns an A+ (Superior) financial strength rating to Allstate. Standard & Poor's assigns an AA+ (Very Strong) financial strength rating to Allstate, and Moody's Investors Services assigns an Aa2 (Excellent) financial strength rating to Allstate. These ratings do not reflect the investment performance of the Variable Account. We may from time to time advertise these ratings in our sales literature.


VARIABLE ACCOUNT
Allstate established the Allstate Financial Advisors Separate Account I in 1999. We have registered the Variable Account with the SEC as a unit investment trust. The SEC does not supervise the management of the Variable Account or Allstate.

We own the assets of the Variable Account. The Variable Account is a segregated asset account under Illinois law. That means we account for the Variable Account's income, gains and losses separately from the results of our other operations. It also means that only the assets of the Variable Account that are in excess of the reserves and other Contract liabilities with respect to the Variable Account are subject to liabilities relating to our other operations. Our obligations arising under the Contracts are general corporate obligations of Allstate.

The Variable Account currently consists of multiple Variable Sub-Accounts. Each Variable Sub-Account offered under this Contract invests in a corresponding Portfolio. We may add new Variable Sub-Accounts or eliminate one or more of them, if we believe marketing, tax, or investment conditions so warrant. We do not guarantee the investment performance of the Variable Account, its Sub-Accounts or the Portfolios. We may use the Variable Account to fund our other annuity contracts. We will account separately for each type of annuity contract funded by the Variable Account.




THE PORTFOLIOS

DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS. We automatically reinvest all dividends and capital gains distributions from the Portfolios in shares of the distributing Portfolios at their net asset value.


VOTING PRIVILEGES. As a general matter, you do not have a direct right to vote the shares of the Portfolios held by the Variable Sub-Accounts to which you have allocated your Contract Value. Under current law, however, you are entitled to give us instructions on how to vote those shares on certain matters. Based on our present view of the law, we will vote the shares of the Portfolios that we hold directly or indirectly through the Variable Account in accordance with instructions that we receive from Contract Owners entitled to give such instructions.

As a general rule, before the Payout Start Date, the Contract Owner or anyone with a voting interest is the person entitled to give voting instructions. The number of shares that a person has a right to instruct will be determined by dividing the Contract Value allocated to the applicable Variable Sub-Account by the net asset value per share of the corresponding Portfolio as of the record date of the meeting. After the Payout Start Date the person receiving income payments has the voting interest. The payee's number of votes will be determined by dividing the reserve for such Contract allocated to the applicable Sub-Account by the net asset value per share of the corresponding Portfolio. The votes decrease as income payments are made and as the reserves for the Contract decrease.

We will vote shares attributable to Contracts for which we have not received instructions, as well as shares attributable to us, in the same proportion as we vote shares for which we have received instructions, unless we determine that we may vote such shares in our own discretion. We will apply voting instructions to abstain on any item to be voted upon on a pro-rata basis to reduce the votes eligible to be cast.

We reserve the right to vote Portfolio shares as we see fit without regard to voting instructions to the extent permitted by law. If we disregard voting instructions, we will include a summary of that action and our reasons for that action in the next semi-annual financial report we send to you.


CHANGES IN PORTFOLIOS. If the shares of any of the Portfolios are no longer available for investment by the Variable Account or if, in our judgment, further investment in such shares is no longer desirable in view of the purposes of the Contract, we may eliminate that Portfolio and substitute shares of another eligible investment fund. Any substitution of securities will comply with the requirements of the Investment Company Act of 1940. We also may add new Variable Sub-Accounts that invest in additional underlying funds. We will notify you in advance of any change.


CONFLICTS OF INTEREST. Certain of the Portfolios sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same Portfolio. The board of directors/trustees of these Portfolios monitors for possible conflicts among separate accounts buying shares of the Portfolios. Conflicts could develop for a variety of reasons. For example, differences in treatment under tax and other laws or the failure by a separate account to comply with such laws could cause a conflict. To eliminate a conflict, the Portfolio's board of directors/trustees may require a separate account to withdraw its participation in a Portfolio. A Portfolio's net asset value could decrease if it had to sell investment securities to pay redemption proceeds to a separate account withdrawing because of a conflict.


THE CONTRACT

DISTRIBUTION. Allstate Distributors, L.L.C. ("Allstate Distributors"), a wholly owned subsidiary of Allstate, will serve as principal underwriter of the Contracts. Allstate Distributors is a registered broker dealer under the Securities and Exchange Act of 1934, as amended, ("Exchange Act") and a member of NASD, Inc. Contracts are sold by registered representatives of unaffiliated broker-dealers or bank employees who are licensed insurance agents appointed by Allstate, either individually or through an incorporated insurance agency and have entered into a selling agreement with Allstate Distributors to sell the Contract.

We will pay commissions to broker-dealers who sell the Contracts. Commissions paid may vary, but we estimate that the total commission paid on all Contract sales will not exceed 8.5% of all purchase payments. From time to time, we may pay or permit other promotional incentives, in cash or credit or other compensation. The commission is intended to cover distribution expenses. Contracts may be sold by representatives or employees of banks.

Allstate may pay Allstate Distributors a commission for distribution of the Contracts. The underwriting agreement with Allstate Distributors provides that we will reimburse Allstate Distributors for expenses incurred in distributing the Contracts, including any liability to Contract Owners arising out of services rendered or Contracts issued.

For Allstate Advisor Contracts issued to employees of Allstate and certain other eligible organizations, and in lieu of Allstate paying any commissions on sales of those Contracts, the Contract Owner will receive a credit of 6% of the amount of each purchase payment that will be applied to each purchase payment. Allstate will allocate this credit in the same allocation as your most recent instruction. If you exercise your Right to Cancel your Contract as described in this prospectus, we will return to you the amount you would have received had there been no credit. Unless we are required by law to return your purchase payments, this amount also will include any charges deducted that reduced your Contract Value prior to cancellation, plus any investment gain on the credit. The credit may not be available in all states. We do not consider the credit to be an "investment in the contract" for income tax purposes.


ADMINISTRATION. We have primary responsibility for all administration of the Contracts and the Variable Account.

We provide the following administrative services, among others:

.. issuance of the Contracts;

.. maintenance of Contract Owner records;

.. Contract Owner services;

.. calculation of unit values;

.. maintenance of the Variable Account; and

.. preparation of Contract Owner reports.

We will send you Contract statements and transaction confirmations at least annually. You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we will make the adjustment as of the date that we receive notice of the potential error.

 We will also provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.


TAX QUALIFIED PLANS
If you use the Contract with a qualified plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information.


LEGAL MATTERS
Foley & Lardner, Washington, D.C., has advised Allstate on certain federal securities law matters. All matters of Illinois law pertaining to the Contracts, including the validity of the Contracts and Allstate's right to issue such Contracts under Illinois insurance law, have been passed upon by Michael J. Velotta, General Counsel of Allstate.

TAXES
--------------------------------------------------------------------------------

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. ALLSTATE LIFE MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT.

Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.


TAXATION OF ALLSTATE LIFE
INSURANCE COMPANY
Allstate Life is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. Since the Variable Account is not an entity separate from Allstate Life, and its operations form a part of Allstate

Life, it will not be taxed separately. Investment income and realized capital gains of the Variable Account are automatically applied to increase reserves under the Contract. Under existing federal income tax law, Allstate

Life believes that the Variable Account investment income and capital gains will not be taxed to the extent that such income and gains are applied to increase the reserves under the Contract. Accordingly, Allstate Life does not anticipate that it will incur any federal income tax liability attributable to the Variable Account, and therefore Allstate Life does not intend to make provisions for any such taxes. If Allstate Life is taxed on investment income or capital gains of the Variable Account, then Allstate Life may impose a charge against the Variable Account in order to make provision for such taxes.


TAXATION OF VARIABLE ANNUITIES IN GENERAL

TAX DEFERRAL. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where:

.. the Contract owner is a natural person,

.. the investments of the Variable Account are "adequately diversified" according to Treasury Department regulations, and

.. Allstate Life is considered the owner of the Variable Account assets for federal income tax purposes.


NON-NATURAL OWNERS. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts does not enjoy tax deferral and is taxed as ordinary income received or accrued by the owner during the taxable year.


EXCEPTIONS TO THE NON-NATURAL OWNER RULE. There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain qualified contracts; (3) contracts purchased by employers upon the termination of certain qualified plans; (4) certain contracts used in connection with structured settlement agreements, and (5) immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.


GRANTOR TRUST OWNED ANNUITY. Contracts owned by a grantor trust are considered owned by a non-natural owner. Grantor trust owned contracts receive tax deferral as described in the Exceptions To The Non-Natural Owner Rule section.
 In accordance with the Internal Revenue Code, upon the death of the annuitant, the death benefit must be paid. According to your Contract, the Death Benefit is paid to the beneficiary. A trust named beneficiary, including a grantor trust, has two options for receiving any death benefits: 1) a lump sum payment, or 2) payment deferred up to five years from date of death.


DIVERSIFICATION REQUIREMENTS. For a Contract to be treated as an annuity for federal income tax purposes, the investments in the Variable Account must be "ADEQUATELY DIVERSIFIED" consistent with standards under Treasury Department regulations. If the investments in the Variable Account are not adequately diversified, the Contract will not be treated as an annuity contract for federal income tax purposes. As a result, the income on the Contract will be taxed as ordinary income received or accrued by the Contract owner during the taxable year. Although Allstate Life does not have control over the Portfolios or their investments, we expect the Portfolios to meet the diversification requirements.


OWNERSHIP TREATMENT. The IRS has stated that a Contract owner will be considered the owner of separate account assets if he possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department announced that the regulations do not provide guidance concerning circumstances in which investor control of the separate account investments may cause a Contract owner to be treated as the owner of the separate account. The Treasury Department also stated that future guidance would be issued regarding the extent that owners could direct sub-account investments without being treated as owners of the underlying assets of the separate account.

Your rights under the Contract are different than those described by the IRS in rulings in which it found that Contract owners were not owners of separate account assets. For example, you have the choice to allocate premiums and Contract Values among a broader selection of investment alternatives. Also, you may be able to transfer among investment alternatives more frequently than in such rulings. These differences could result in you being treated as the owner of the Variable Account. If this occurs, income and gain from the Variable Account assets would be includible in your gross income. Allstate Life does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your Contract. We reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the federal tax owner of the assets of the Variable Account. However, we make no guarantee that such modification to the Contract will be successful.


TAXATION OF PARTIAL AND FULL WITHDRAWALS. If you make a partial withdrawal under a Non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a full withdrawal under a Non-Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.


TAXATION OF ANNUITY PAYMENTS. Generally, the rule for income taxation of annuity payments received from a Non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. If you elect variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the Contract by the total number of expected payments. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. The Federal tax treatment of annuity payments is unclear in some respects. As a result, if the IRS should provide further guidance, it is possible that the amount we calculate and report to the IRS as taxable could be different. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.


TAXATION OF LEVEL MONTHLY VARIABLE ANNUITY PAYMENTS. You may have an option to elect a variable income payment stream consisting of level monthly payments that are recalculated annually. Although we will report your levelized payments to the IRS in the year distributed, it is possible the IRS could determine that receipt of the first monthly payout of each annual amount is constructive receipt of the entire annual amount. If the IRS were to take this position, the taxable amount of your levelized payments would be accelerated to the time of the first monthly payout and reported in the tax year in which the first monthly payout is received.


WITHDRAWALS AFTER THE PAYOUT START DATE. Federal tax law is unclear regarding the taxation of any additional withdrawal received after the Payout Start Date. It is possible that a greater or lesser portion of such a payment could be taxable than the amount we determine.


DISTRIBUTION AT DEATH RULES. In order to be considered an annuity contract for federal income tax purposes, the Contract must provide:

.. if any Contract owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Contract owner's death;

.. if any Contract owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Contract owner's death. These requirements are satisfied if any portion of the Contract owner's interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Contract owner's death. If the Contract owner's designated Beneficiary is the surviving spouse of the Contract owner, the Contract may be continued with the surviving spouse as the new Contract owner.

.. if the Contract owner is a non-natural person, then the Annuitant will be treated as the Contract owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will be treated as the death of the Contract owner.


TAXATION OF ANNUITY DEATH BENEFITS. Death Benefit amounts are included in income as follows:

.. if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal, or

.. if distributed under an Income Plan, the amounts are taxed in the same manner as annuity payments.

PENALTY TAX ON PREMATURE DISTRIBUTIONS. A 10% penalty tax applies to the taxable amount of any premature distribution from a Non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

.. made on or after the date the Contract owner attains age 59 1/2,

.. made as a result of the Contract owner's death or becoming totally disabled,

.. made in substantially equal periodic payments over the Contract owner's life or life expectancy, or over the joint lives or joint life expectancies of the Contract owner and the Beneficiary,

.. made under an immediate annuity, or

.. attributable to investment in the Contract before August 14, 1982.

You should consult a competent tax advisor to determine how these exceptions may apply to your situation.


SUBSTANTIALLY EQUAL PERIODIC PAYMENTS. With respect to Non-Qualified Contracts using substantially equal periodic payments or immediate annuity payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the Contract owner's attaining age 59 1/2 would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. You should consult a competent tax advisor prior to taking a withdrawal.


TAX FREE EXCHANGES UNDER IRC SECTION 1035. A 1035 exchange is a tax-free exchange of a non-qualified life insurance contract, endowment contract or annuity contract for a new non-qualified annuity contract. The Contract owner(s) must be the same on the old and new contract. Basis from the old contract carries over to the new contract so long as we receive that information from the relinquishing company. If basis information is never received, we will assume that all exchanged funds represent earnings and will allocate no cost basis to them.


TAXATION OF OWNERSHIP CHANGES. If you transfer a non-Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Except for certain Qualified Contracts, any amount you receive as a loan under a Contract, and any assignment or pledge (or agreement to assign or pledge) of the Contract Value is taxed as a withdrawal of such amount or portion and may also incur the 10% penalty tax. Currently we do not allow assignments.


AGGREGATION OF ANNUITY CONTRACTS. The Code requires that all non-qualified deferred annuity contracts issued by Allstate Life (or its affiliates) to the same Contract owner during any calendar year be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.


INCOME TAX WITHHOLDING
Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.

Allstate Life is required to withhold federal income tax using the wage withholding rates for all annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.

Generally, Section 1441 of the Code provides that a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien. A non-resident alien is someone other than a U.S. citizen or resident alien. Withholding may be reduced or eliminated by an income tax treaty between the U.S. and the non-resident alien's country of residence if the payee provides a U.S. taxpayer identification number on Form W-8BEN. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number ("ITIN").
 ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number.


TAX QUALIFIED CONTRACTS
The income on qualified plan and IRA investments is tax deferred, and the income on variable annuities held by such plans does not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing a variable annuity in a qualified plan or IRA. Contracts may be used as investments with certain qualified plans such as:

.. Individual Retirement Annuities or Accounts (IRAs) under Section 408 of the
  Code;

.. Roth IRAs under Section 408A of the Code;

.. Simplified Employee Pension Plans under Section 408(k) of the Code;

.. Savings Incentive Match Plans for Employees (SIMPLE) Plans under Section
  408(p) of the Code;

.. Tax Sheltered Annuities under Section 403(b) of the Code;

.. Corporate and Self Employed Pension and Profit Sharing Plans under Sections
  401 and 403; and

.. State and Local Government and Tax-Exempt Organization Deferred Compensation
  Plans under Section 457.

Allstate Life reserves the right to limit the availability of the Contract for use with any of the Qualified Plans listed above or to modify the Contract to conform with tax requirements.

The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Adverse tax consequences may result from certain transactions such as excess contributions, premature distributions, and, distributions that do not conform to specified commencement and minimum distribution rules. Allstate Life can issue an individual retirement annuity on a rollover or transfer of proceeds from a decedent's IRA or Qualified Plan under which the decedent's surviving spouse is the beneficiary. Allstate Life does not offer an individual retirement annuity that can accept a transfer of funds for any other, non-spousal, beneficiary of a decedent's IRA or Qualified Plan.

In the case of certain qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract.


TAXATION OF WITHDRAWALS FROM AN INDIVIDUALLY OWNED QUALIFIED CONTRACT. If you make a partial withdrawal under a Qualified Contract other than a Roth IRA, the portion of the payment that bears the same ratio to the total payment that the investment in the Contract (i.e., nondeductible IRA contributions, after tax contributions to qualified plans) bears to the Contract Value, is excluded from your income. We do not keep track of nondeductible contributions, and all tax reporting of distributions from Qualified Contracts other than Roth IRAs will indicate that the distribution is fully taxable.

"QUALIFIED DISTRIBUTIONS" from Roth IRAs are not included in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

.. made on or after the date the Contract owner attains age 59 1/2,

.. made to a beneficiary after the Contract owner's death,

.. attributable to the Contract owner being disabled, or

.. made for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).

"NONQUALIFIED DISTRIBUTIONS" from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions. All tax reporting of distributions from Roth IRAs will indicate that the taxable amount is not determined.


REQUIRED MINIMUM DISTRIBUTIONS. Generally, qualified plans require minimum distributions upon reaching age 70 1/2. Failure to withdraw the required minimum distribution will result in a 50% tax penalty on the shortfall not withdrawn from the Contract. Not all income plans offered under the Contract satisfy the requirements for minimum distributions. Because these distributions are required under the Code and the method of calculation is complex, please see a competent tax advisor.


THE DEATH BENEFIT AND QUALIFIED CONTRACTS. Pursuant to the Code and IRS regulations, an IRA (e.g., traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not invest in life insurance contracts. However, an IRA may provide a death benefit that equals the greater of the purchase payments or the Contract Value. The Contract offers a death benefit that in certain circumstances may exceed the greater of the purchase payments or the Contract Value. We believe that the Death Benefits offered by your Contract do not constitute life insurance under these regulations.

It is also possible that the certain death benefits that offer enhanced earnings could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in current taxable income to a Contract owner. In addition, there are limitations on the amount of incidental death benefits that may be provided under qualified plans, such as in connection with a 403(b) plan.

Allstate Life reserves the right to limit the availability of the Contract for use with any of the qualified plans listed above.


PENALTY TAX ON PREMATURE DISTRIBUTIONS FROM QUALIFIED CONTRACTS. A 10% penalty tax applies to the taxable amount of any premature distribution from a Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

.. made on or after the date the Contract owner attains age 59 1/2,

.. made as a result of the Contract owner's death or total disability,

.. made in substantially equal periodic payments over the Contract owner's life or life expectancy, or over the joint lives or joint life expectancies of the Contract owner and the Beneficiary,

.. made pursuant to an IRS levy,

.. made for certain medical expenses,

.. made to pay for health insurance premiums while unemployed (only applies for IRAs),

.. made for qualified higher education expenses (only applies for IRAs), and

.. made for a first time home purchase (up to a $10,000 lifetime limit and only applies for IRAs).

During the first 2 years of the individual's participation in a SIMPLE IRA, distributions that are otherwise subject to the premature distribution penalty, will be subject to a 25% penalty tax.

You should consult a competent tax advisor to determine how these exceptions may apply to your situation.


SUBSTANTIALLY EQUAL PERIODIC PAYMENTS ON QUALIFIED CONTRACTS. With respect to Qualified Contracts using substantially equal periodic payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the taxpayer's attaining age 59 1/2 would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. You should consult a competent tax advisor prior to taking a withdrawal.


INCOME TAX WITHHOLDING ON QUALIFIED CONTRACTS. Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions that are not considered "ELIGIBLE ROLLOVER DISTRIBUTIONS." The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% from the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory. Allstate Life is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless you elect to make a "DIRECT ROLLOVER" of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from Qualified Contracts, excluding IRAs, with the exception of:

.. required minimum distributions, or

.. a series of substantially equal periodic payments made over a period of at least 10 years, or,

.. a series of substantially equal periodic payments made over the life (joint lives) of the participant (and beneficiary), or,

.. hardship distributions.

For all annuitized distributions that are not subject to the 20% withholding requirement, Allstate Life is required to withhold federal income tax using the wage withholding rates. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.

Generally, Section 1441 of the Code provides that a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien. A non-resident alien is someone other than a U.S. citizen or resident alien. Withholding may be reduced or eliminated by an income tax treaty between the U.S. and the non-resident alien's country of residence if the payee provides a U.S. taxpayer identification number on Form W-8BEN. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number ("ITIN").
 ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number.


INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "ROLLED OVER" on a tax-deferred basis into an Individual Retirement Annuity.


ROTH INDIVIDUAL RETIREMENT ANNUITIES. Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence.

Subject to certain limitations, a traditional Individual Retirement Account or Annuity may be converted or "rolled over" to a Roth Individual Retirement Annuity. The income portion of a conversion or rollover distribution is taxable currently, but is exempted from the 10% penalty tax on premature distributions.


SIMPLIFIED EMPLOYEE PENSION PLANS. Section 408(k) of the Code allows eligible employers to establish simplified employee pension plans for their employees using individual retirement annuities. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to the individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent tax advice.


SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE PLANS). Sections 408(p) and 401(k) of the Code allow eligible employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees. SIMPLE plans may be structured as a SIMPLE retirement account using an IRA or as a Section 401(k) qualified cash or deferred arrangement. In general, a SIMPLE plan consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to use the Contract in conjunction with SIMPLE plans should seek competent tax and legal advice.

TO DETERMINE IF YOU ARE ELIGIBLE TO CONTRIBUTE TO ANY OF THE ABOVE LISTED IRAS (TRADITIONAL, ROTH, SEP, OR SIMPLE), PLEASE REFER TO IRS PUBLICATION 590 AND YOUR COMPETENT TAX ADVISOR.


TAX SHELTERED ANNUITIES. Section 403(b) of the Tax Code provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

.. attains age 59 1/2,

.. separates from service,

.. dies,

.. becomes disabled, or

.. incurs a hardship (earnings on salary reduction contributions may not be distributed on account of hardship).

These limitations do not apply to withdrawals where Allstate Life is directed to transfer some or all of the Contract Value to another 403(b) plan. Generally, we do not accept Employee Retirement Income Security Act of 1974 (ERISA) funds in 403(b) contracts.


CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax favored retirement plans for employees. Self-employed individuals may establish tax favored retirement plans for themselves and their employees. Such retirement plans (commonly referred to as "H.R.10" or "KEOGH") may permit the purchase of annuity contracts.

STATE AND LOCAL GOVERNMENT AND TAX-EXEMPT ORGANIZATION DEFERRED COMPENSATION

PLANS. Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. In eligible governmental plans, all assets and income must be held in a trust/ custodial account/annuity contract for the exclusive benefit of the participants and their beneficiaries. To the extent the Contracts are used in connection with a non-governmental eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Under eligible 457 plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan.


ANNUAL REPORTS AND OTHER DOCUMENTS
--------------------------------------------------------------------------------

 Allstate's Annual Report on Form 10-K for the year ended December 31, 2002 is incorporated herein by reference, which means that it is legally a part of this prospectus.

After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Exchange Act are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0001078402. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For more information on the operations of SEC's Public Reference Room, call 1-800-SEC-0330.

If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please write or call us at P. O. Box 94260,

Palatine, Illinois 60094-4260 (telephone: 1-800-203-0068).


EXPERTS
--------------------------------------------------------------------------------

The consolidated financial statements of Allstate as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 and the related financial statement schedule incorporated herein by reference from Allstate's Annual Report on Form 10-K and from the Statement of Additional Information, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Variable Account as of December 31, 2002 and for each of the periods in the two years then ended that are included in the Statement of Additional Information, which is incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


PERFORMANCE INFORMATION
--------------------------------------------------------------------------------

We may advertise the performance of the Variable Sub-Accounts, including yield and total return information. Total return represents the change, over a specified period of time, in the value of an investment in a Variable Sub-Account after reinvesting all income distributions. Yield refers to the income generated by an investment in a Variable Sub-Account over a specified period.

All performance advertisements will include, as applicable, standardized yield and total return figures that reflect insurance charges, administrative expense charges, withdrawal charges, contract maintenance charges and the Credit Enhancement for ALLSTATE ADVISOR PLUS CONTRACTS.

Performance advertisements also may include total return figures that reflect the deduction of insurance charges, but not withdrawal charges. However, any total return figures that reflect the Credit Enhancement will also reflect applicable withdrawal charges to the extent required. The deduction of such charges would reduce the performance shown. In addition, performance advertisements may include aggregate, average, year-by-year, or other types of total return figures.

Performance information for periods prior to the inception date of the Variable Sub-Accounts will be based on the historical performance of the corresponding Portfolios for the periods beginning with the inception dates of the Portfolios and adjusted to reflect current Contract expenses. You should not interpret these figures to reflect actual historical performance of the Variable Account.

We may include in advertising and sales materials tax deferred compounding charts and other hypothetical illustrations that compare currently taxable and tax deferred investment programs based on selected tax brackets. Our advertisements also may compare the performance of our Variable Sub-Accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, and the Shearson Lehman Bond Index; and/or (b) other management investment companies with investment objectives similar to the underlying funds being compared. In addition, our advertisements may include the performance ranking assigned by various publications, including the Wall Street Journal, Forbes, Fortune, Money, Barron's, Business Week, USA Today, and statistical services, including Lipper Analytical Services Mutual Fund Survey, Lipper Annuity and Closed End Survey, the Variable Annuity Research Data Survey, and SEI.

STATEMENT OF ADDITIONAL INFORMATION
TABLE OF CONTENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  Additions, Deletions, or Substitutions of Investments
--------------------------------------------------------------------------------
  The Contracts
--------------------------------------------------------------------------------
  Performance Information
--------------------------------------------------------------------------------
  Calculation of Accumulation Unit Values
--------------------------------------------------------------------------------
  Calculation of Variable Income Payments
--------------------------------------------------------------------------------
  General Matters
--------------------------------------------------------------------------------
  Experts
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
  Financial Statements
--------------------------------------------------------------------------------
  Appendix A                     A-1
--------------------------------------------------------------------------------
  Appendix B                     B-1
--------------------------------------------------------------------------------
  Appendix C                     C-1
--------------------------------------------------------------------------------
  Appendix D                     D-1
--------------------------------------------------------------------------------
  Appendix E                     E-1
--------------------------------------------------------------------------------
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. WE DO NOT AUTHORIZE ANYONE TO PROVIDE ANY INFORMATION OR REPRESENTATIONS REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN AS CONTAINED IN THIS PROSPECTUS.

APPENDIX A
ALLSTATE ADVISOR CONTRACT COMPARISON CHART

                FEATURE                          ADVISOR               ADVISOR PLUS                               ADVISOR PREFERRED
------------------------------------------------------------------------------------------------------------------------------------
                                                                                            5-YEAR WITHDRAWAL     3-YEAR WITHDRAWAL
                                                                                              CHARGE OPTION         CHARGE OPTION
------------------------------------------------------------------------------------------------------------------------------------
Fixed Account Options                            6-month                 6-month                   N/A                   N/A
                                                 12-month                12-month                  N/A                   N/A
                                          ------------------------------------------------------------------------------------------
                                                                  up to 5% depending on
                                                                  issue age and amount
Credit Enhancement                                 None           of                              None                  None
                                                                  purchase payments
------------------------------------------------------------------------------------------------------------------------------------
Mortality and Expense
Risk Charge                                       1.10%                   1.40%                   1.40%                 1.50%
(Base Contract)
------------------------------------------------------------------------------------------------------------------------------------
Withdrawal Charge                           7/ 7/ 6/ 5/ 4/ 3/ 2    8.5/ 8.5/ 8.5/ 7.5/
(% of purchase payment)                                             6.5/ 5.5/ 4/2.5           7/ 6/ 5/ 4/ 3            7/ 6/ 5

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Confinement,
Withdrawal Charge                         Confinement, Terminal   Confinement, Terminal   Confinement, Terminal  Terminal
Waivers                                   Illness, Unemployment   Illness, Unemployment   Illness, Unemployment  Illness,
                                                                                                                 Unemployment
------------------------------------------------------------------------------------------------------------------------------------
                FEATURE
---------------------------------------------------------
                                           NO WITHDRAWAL
                                           CHARGE OPTION
---------------------------------------------------------
Fixed Account Options                           N/A
                                                N/A
                                          ---------------
Credit Enhancement                             None
---------------------------------------------------------
Mortality and Expense                          1.60%
Risk Charge
(Base Contract)
---------------------------------------------------------
Withdrawal Charge                              None
(% of purchase payment)
---------------------------------------------------------
Withdrawal Charge                               N/A
Waivers
---------------------------------------------------------

--------------------------------------------------------------------------------

The Fixed Account Options available depend on the type of Contract you have purchased and the state in which your Contract was issued. The following tables summarize the availability of the Fixed Account Options in general. Please check with your representative for specific details for your state.

                                    DCA FIXED ACCOUNT OPTION
---------------------------------------------------------------------------------------------------
                    Advisor     Advisor Plus                   Advisor Preferred
                                              -----------------------------------------------------
                                                   5-YEAR             3-YEAR         NO WITHDRAWAL
                                              WITHDRAWAL CHARGE  WITHDRAWAL CHARGE   CHARGE OPTION
----------------------------------------------     OPTION             OPTION
                                              -----------------------------------------------------
TRANSFER PERIODS    6-month       6-month          6-month            6-month             N/A

---------------------------------------------------------------------------------------------------
                    12-month      12-month        12-month           12-month             N/A
                  ---------------------------------------------------------------------------------



               STANDARD FIXED ACCOUNT OPTION (SOME OPTIONS NOT AVAILABLE IN ALL STATES)
--------------------------------------------------------------------------------------------------------
                     Advisor     AdvisorPlus                      Advisor Preferred
                                               ---------------------------------------------------------
                                                    5-YEAR             3-YEAR                NO
                                               WITHDRAWAL CHARGE  WITHDRAWAL CHARGE   WITHDRAWAL CHARGE
                   ----------------------------     OPTION             OPTION              OPTION
                                               ---------------------------------------------------------

GUARANTEE PERIODS     1-year        1-year            N/A                N/A                 N/A




--------------------------------------------------------------------------------------------------------
                     3-year*       3-year*            N/A                N/A                 N/A
                   -------------------------------------------------------------------------------------
                     5-year*       5-year*            N/A                N/A                 N/A
                   -------------------------------------------------------------------------------------
                     7-year*       7-year*            N/A                N/A                 N/A
                   -------------------------------------------------------------------------------------



* Available only in states where the MVA Fixed Account Option is not offered.

                       MVA FIXED ACCOUNT OPTION (NOT AVAILABLE IN ALL STATES)**
--------------------------------------------------------------------------------------------------------
                     Advisor     Advisor Plus                     Advisor Preferred
                                               ---------------------------------------------------------
                                                    5-YEAR             3-YEAR                NO
                                               WITHDRAWAL CHARGE  WITHDRAWAL CHARGE   WITHDRAWAL CHARGE
                   ----------------------------     OPTION             OPTION              OPTION
                                               ---------------------------------------------------------
GUARANTEE PERIODS     3-year        3-year          3-year             3-year              3-year




--------------------------------------------------------------------------------------------------------
                      5-year        5-year          5-year             5-year              5-year
                   -------------------------------------------------------------------------------------
                      7-year        7-year          7-year             7-year              7-year
                   -------------------------------------------------------------------------------------
                     10-year       10-year          10-year            10-year             10-year
                   -------------------------------------------------------------------------------------


** Not available in states where the 3-, 5-, or 7-year Standard Fixed Account
   Options are offered.

APPENDIX B - MARKET VALUE ADJUSTMENT
--------------------------------------------------------------------------------

The Market Value Adjustment is based on the following:

 I                                                    =    the Treasury Rate for a maturity equal to the term length of the
                                                           Guarantee Period Account for the week preceding the establishment of the Market Value Adjusted Fixed Guarantee Period Account;
 J                                                     =    the Treasury Rate for a maturity equal to the term length of the
                                                           Market Value Adjusted Fixed Guarantee Period Account for the week preceding the date amounts are transferred or withdrawn from the
                                                           Market Value Adjusted Fixed Guarantee Period Account, the date we determine the Death Proceeds, or the Payout Start Date, as the case may be ("Market Value Adjustment Date").
 N                                                     =    the number of whole and partial years from the Market Value
                                                           Adjustment Date to the expiration of the term length of the Market
                                                           Value Adjusted Fixed Guarantee Period Account.




Treasury Rate means the U.S. Treasury Note Constant Maturity yield as reported in Federal Reserve Bulletin Release H.15. If such yields cease to be available in Federal Reserve Bulletin Release H.15, then we will use an alternate source for such information in our discretion.

The Market Value Adjustment factor is determined from the following formula:

                            .9 X [I-(J + .0025)] X N

To determine the Market Value Adjustment, we will multiply the Market Value Adjustment factor by the amount transferred, withdrawn, paid as Death Proceeds, or applied to an Income Plan from a Market Value Adjusted Fixed Guarantee Period Account at any time other than during the 30 day period after such Guarantee Period Account expires. NOTE: These examples assume that premium taxes are not applicable.

                     EXAMPLES OF MARKET VALUE ADJUSTMENT
                   $10,000 allocated to a Market Value Adjusted Fixed Guarantee
Purchase Payment:  Period Account
Guarantee Period:  5 years
Interest Rate:     4.50%
Full Withdrawal:   End of Contract Year 3
Contract:          Allstate Advisor*



                EXAMPLE 1: (ASSUMES DECLINING INTEREST RATES)

Step 1: Calculate Contract Value at  = $10,000.00 X (1.045) /3/ = $11,411.66
 End of Contract Year 3:
Step 2: Calculate the Free           = .15 X $10,000 = $1500
 Withdrawal Amount:
Step 3: Calculate the Withdrawal     = .06 X ($10,000 - $1,500) = $510
 Charge:
Step 4: Calculate the Market Value   I   =   4.50%
 Adjustment:                         J   =   4.20%
                                              730 DAYS
                                     N  =   --------   =   2
                                              365 DAYS
                                     Market Value Adjustment Factor: .9 X [I -
                                     (J + .0025)] X N
                                     = .9 X [.045 - (.042 + .0025)] X 2 = .0009
                                     Market Value Adjustment = Market Value
                                     Adjustment Factor X Amount
                                     Subject To Market Value Adjustment:
                                     = .0009 X $11,411.66  = $10.27
Step 5: Calculate the amount          = $11,411.66 - $510 + $10.27 = $10,911.93
 received by Contract owner as a
 result of full withdrawal at the
 end of Contract Year 3:


                                         EXAMPLE 2: (ASSUMES RISING INTEREST RATES)
Step 1: Calculate Contract Value at End of Contract Year 3:        = $10,000.00 X (1.045) /3/ = $11,411.66
Step 2: Calculate The Free Withdrawal Amount:                     = .15 X $10,000 =  $1,500
Step 3: Calculate the Withdrawal Charge:                          = 0.6 X ($10,000 - $1,500) = $510
Step 4: Calculate the Market Value Adjustment:                    I   =   4.50%
                                                                  J   =   4.80%
                                                                           730 DAYS
                                                                  N  =    -----------   =   2
                                                                            365 DAYS
                                                                  Market Value Adjustment Factor: .9 X [I - (J + .0025)] X N
                                                                  = .9 X [(.045 - (.048 + .0025)] X (2) = -.0099
                                                                  Market Value Adjustment = Market Value Adjustment Factor X
                                                                  Amount Subject To Market Value Adjustment:
                                                                  = -.0099 X $11,411.66 = -($112.98)
Step    5: Calculate the amount received by Contract owner as a   = $11,411.66 - $510 -  $112.98 = $10,788.68
 result of full withdrawal at the end of Contract Year 3:







   *These examples assume the election of the ALLSTATE ADVISOR CONTRACT for the purpose of illustrating the Market Value Adjustment calculation. The amounts would be different under ALLSTATE ADVISOR PLUS and ALLSTATE ADVISOR PREFERRED CONTRACTS, which have different expenses and withdrawal charges.

APPENDIX C
EXAMPLE OF CALCULATION OF INCOME PROTECTION BENEFIT
--------------------------------------------------------------------------------

Appendix C illustrates how we calculate the amount guaranteed under the Income Protection Benefit Option. Please remember that you are looking at an example only. Please also remember that the Income Protection Benefit Option may only be added to Income Plans 1 and/or 2, and only to those Income Plans for which you have selected variable income payments.

To illustrate the calculation of the amount guaranteed under the Income Protection Benefit Option, we assume the following:


Adjusted age of Annuitant on the Payout Start                   65
Date:
-------------------------------------------------------------------------------
Sex of Annuitant:                                              male
-------------------------------------------------------------------------------
Income Plan selected:                                            1
-------------------------------------------------------------------------------
Payment frequency:                                            monthly
-------------------------------------------------------------------------------
Amount applied to variable income payments under            $100,000.00
the Income Plan:
-------------------------------------------------------------------------------





The example assumes that the withdrawal charge period has expired for all purchase payments. In accordance with the terms of the Contract, the following additional assumptions apply:

Assumed investment rate:                                 3%
-------------------------------------------------------------------------------
Guaranteed minimum variable income   85% of the initial variable amount income
payment:                                               value
-------------------------------------------------------------------------------


STEP 1 -  CALCULATION OF THE INITIAL VARIABLE AMOUNT INCOME VALUE:

Using the assumptions stated above, the initial monthly income payment is $5.49 per $1,000 applied to variable income payments under Income Plan 1. Therefore, the initial variable amount income value = $100,000 X $5.49/1000 = $549.00.

STEP 2 - CALCULATION OF THE AMOUNT GUARANTEED UNDER THE INCOME PROTECTION BENEFIT OPTION:

guaranteed minimum variable income payment = 85% X initial variable amount income value = 85% X $549.00 = $466.65.

STEP 3 - ILLUSTRATION OF THE EFFECT OF THE MINIMUM PAYMENT GUARANTEE UNDER THE INCOME PROTECTION BENEFIT OPTION:

If in any month your variable income payments would fall below the amount guaranteed under the Income Protection Benefit Option, your payment for that month will equal the guaranteed minimum variable income payment. For example, you would receive $466.65 even if the amount of your monthly income payment would have been less than that as a result of declining investment experience. On the other hand, if your monthly income payment is greater than the minimum guaranteed $466.65, you would receive the greater amount.

APPENDIX D
WITHDRAWAL ADJUSTMENT EXAMPLE - INCOME BENEFITS*
--------------------------------------------------------------------------------

Issue Date: January 1, 2003


Initial Purchase Payment: $50,000 (For Allstate Advisor Plus Contracts, assume a $2,000 Credit Enhancement would apply assuming issue age 85 or younger (a $1,000 Credit Enhancement would apply assuming issue age 86-90))


                                                                                        Income Benefit Amount

                                                                                                  5%
                                                                                            Roll-Up Value
                                                                                         ----------------------
                                       Beginning                Contract      Maximum
                   Type of             Contract   Transaction  Value After  Anniversary  Advisor and
 Date             Occurence              Value      Amount      Occurence      Value      Preferred     Plus
---------------------------------------------------------------------------------------------------------------
1/1/04       Contract Anniversary       $55,000           _      $55,000      $55,000      $52,500     $54,600
---------------------------------------------------------------------------------------------------------------
7/1/04        Partial Withdrawal        $60,000     $15,000      $45,000      $41,250      $40,176     $41,859
---------------------------------------------------------------------------------------------------------------



The following shows how we compute the adjusted income benefits in the example above. Please note that the withdrawal adjustment reduces the Maximum Anniversary Value by the same proportion as the withdrawal reduces the Contract Value. The withdrawal adjustment reduces the 5% Roll-Up Value part dollar-for-dollar and part proportionally.

                                                                Advisor and Preferred     Plus
-------------------------------------------------------------------------------------------------

MAXIMUM ANNIVERSARY VALUE INCOME BENEFIT
-------------------------------------------------------------------------------------------------
Partial Withdrawal Amount                         (a)                  $15,000           $15,000
-------------------------------------------------------------------------------------------------
Contract Value Immediately Prior to               (b)                  $60,000           $60,000
Partial Withdrawal
-------------------------------------------------------------------------------------------------
Value of Income Benefit Amount                    (c)                  $55,000           $55,000
Immediately Prior to Partial Withdrawal
-------------------------------------------------------------------------------------------------
Withdrawal Adjustment                        [(a)/(b)]*(c)             $13,750           $13,750
-------------------------------------------------------------------------------------------------
Adjusted Income Benefit                                                $41,250           $41,250
-------------------------------------------------------------------------------------------------

5 % ROLL-UP VALUE INCOME BENEFIT
-------------------------------------------------------------------------------------------------
Total Partial Withdrawal Amount                   (a)                  $15,000           $15,000
-------------------------------------------------------------------------------------------------
STEP I - DOLLAR FOR DOLLAR PORTION
-------------------------------------------------------------------------------------------------
Contract Value Immediately Prior to               (b)                  $60,000           $60,000
Partial Withdrawal
-------------------------------------------------------------------------------------------------
Value of Income Benefit Amount
Immediately Prior to Partial Withdrawal
(assumes 181 days worth of interest on            (c)                  $53,786           $55,937
$52,500 and $54,600, respectively)
-------------------------------------------------------------------------------------------------
Partial Withdrawal Amount (Corridor = 5%          (d)                  $ 2,625           $ 2,730
of Roll-Up Value on 1/1/04)
-------------------------------------------------------------------------------------------------
Dollar for Dollar Withdrawal Adjustment
(discounted for a half year's worth of    (e)=(d) * 1.05^ -0.5         $ 2,562           $ 2,664
interest)
-------------------------------------------------------------------------------------------------
Contract Value After Step 1                  (b')=(b) - (d)            $57,375           $57,270
-------------------------------------------------------------------------------------------------
Adjusted Income Benefit After Step 1         (c')=(c) - (e)            $51,224           $53,273
-------------------------------------------------------------------------------------------------
STEP 2 - PROPORTIONAL PORTION
-------------------------------------------------------------------------------------------------
Partial Withdrawal Amount                    (a')=(a) - (d)            $12,375           $12,270
-------------------------------------------------------------------------------------------------
Proportional Adjustment                      (a')/(b')*(c')            $11,048           $11,414
-------------------------------------------------------------------------------------------------
Contract Value After Step 2                   (b') - (a')              $45,000           $45,000
-------------------------------------------------------------------------------------------------
Adjusted Income Benefit After Step 2                                   $40,176           $41,859
-------------------------------------------------------------------------------------------------



 * For purpose of illustrating the withdrawal adjustment calculation, the example assumes the same hypothetical Contract Values and Maximum Anniversary Value for all Contracts, net of applicable fees and charges. Actual income benefit amounts will differ due to the different fees and charges under each Contract and the Credit Enhancement available under the ALLSTATE ADVISOR PLUS CONTRACT. Please remember that you are looking at an example and that your investment performance may be greater or lower than the figures shown.

APPENDIX E
WITHDRAWAL ADJUSTMENT EXAMPLE - DEATH BENEFITS*
--------------------------------------------------------------------------------

Issue Date: January 1, 2003

Initial Purchase Payment: $50,000 (For ALLSTATE ADVISOR PLUS CONTRACTS, assume a $2,000 Credit Enhancement would apply assuming issue age 85 or younger (a $1,000 Credit Enhancement would apply assuming issue age 86-90))


                                                                                        Death Benefit Amount

                                                                    -------Purchase----------------------------Enhanced--------
                                                                        Payment Value                     Beneficiary Value

                               Beginning                Contract    ------------------------  Maximum    ----------------------
               Type of         Contract   Transaction  Value After  Advisor and             Anniversary  Advisor and
 Date         Occurence          Value      Amount      Occurence    Preferred      Plus       Value      Preferred     Plus

-------------------------------------------------------------------------------------------------------------------------------
1/1/04   Contract Anniversary   $55,000           _      $55,000      $50,000     $52,000     $55,000      $52,500     $54,600
-------------------------------------------------------------------------------------------------------------------------------
7/1/04    Partial Withdrawal    $60,000     $15,000      $45,000      $37,500     $39,000     $41,250      $40,339     $41,953
-------------------------------------------------------------------------------------------------------------------------------



The following shows how we compute the adjusted death benefits in the example above. Please note that the withdrawal reduces the Purchase Payment Value, the Maximum Anniversary Value, and the Enhanced Beneficiary Value by the same proportion as the withdrawal reduces the Contract Value.

                                                                          Advisor and
                                                                           Preferred     Plus
------------------------------------------------------------------------------------------------
PURCHASE PAYMENT VALUE DEATH BENEFIT
------------------------------------------------------------------------------------------------
Partial Withdrawal Amount                                     (a)           $15,000     $15,000
------------------------------------------------------------------------------------------------
Contract Value Immediately Prior to Partial Withdrawal        (b)           $60,000     $60,000
------------------------------------------------------------------------------------------------
Value of Death Benefit Amount Immediately Prior to            (c)           $50,000     $52,000
Partial Withdrawal
------------------------------------------------------------------------------------------------
Withdrawal Adjustment                                    [(a)/(b)]*(c)      $12,500     $13,000
------------------------------------------------------------------------------------------------
Adjusted Death Benefit                                                      $37,500     $39,000
------------------------------------------------------------------------------------------------

MAV DEATH BENEFIT
------------------------------------------------------------------------------------------------
Partial Withdrawal Amount                                     (a)           $15,000     $15,000
------------------------------------------------------------------------------------------------
Contract Value Immediately Prior to Partial Withdrawal        (b)           $60,000     $60,000
------------------------------------------------------------------------------------------------
Value of Death Benefit Amount Immediately Prior to            (c)           $55,000     $55,000
Partial Withdrawal
------------------------------------------------------------------------------------------------
Withdrawal Adjustment                                    [(a)/(b)]*(c)      $13,750     $13,750
------------------------------------------------------------------------------------------------
Adjusted Death Benefit                                                      $41,250     $41,250
------------------------------------------------------------------------------------------------

ENHANCED BENEFICIARY PROTECTION (ANNUAL INCREASE)
BENEFIT
------------------------------------------------------------------------------------------------
Partial Withdrawal Amount                                     (a)           $15,000     $15,000
------------------------------------------------------------------------------------------------
Contract Value Immediately Prior to Partial Withdrawal        (b)           $60,000     $60,000
------------------------------------------------------------------------------------------------
Value of Death Benefit Amount Immediately Prior to
Partial Withdrawal (assumes 181 days worth of interest        (c)           $53,786     $55,937
on $52,500 and $54,600, respectively)
------------------------------------------------------------------------------------------------
Withdrawal Adjustment                                    [(a)/(b)]*(c)      $13,446     $13,984
------------------------------------------------------------------------------------------------
Adjusted Death Benefit                                                      $40,339     $41,953
------------------------------------------------------------------------------------------------



 * For purpose of illustrating the withdrawal adjustment calculation, the example assumes the same hypothetical Contract Values and Maximum Anniversary Value for all Contracts, net of applicable fees and charges. Actual death benefit amounts will differ due to the different fees and charges under each Contract and the Credit Enhancement available under the ALLSTATE ADVISOR PLUS CONTRACT. Please remember that you are looking at an example and that your investment performance may be greater or lower than the figures shown.

APPENDIX F
CALCULATION OF EARNINGS PROTECTION DEATH BENEFIT*
--------------------------------------------------------------------------------

The following are examples of the Earnings Protection Death Benefit Option. For illustrative purposes, the examples assume Earnings in each case. Please remember that you are looking at examples and that your investment performance may be greater or lower than the figures shown.

EXAMPLE 1: ELECTED WHEN CONTRACT WAS ISSUED WITHOUT ANY SUBSEQUENT ADDITIONS OR WITHDRAWALS

In this example, assume that the oldest Contract Owner is age 55 on the Rider Application Date and elects the Earnings Protection Death Benefit Option when the Contract is issued. The Contract Owner makes an initial purchase payment of $100,000. After four years, the Contract Owner dies. On the date Allstate receives a Complete Request for Settlement, the Contract Value is $125,000. Prior to his death, the Contract Owner did not make any additional purchase payments or take any withdrawals.


Excess of Earnings Withdrawals                    =    $0
Purchase Payments in the 12 months prior to       =    $0
 death
In-Force Premium                                  =    $100,000
                                                       ($100,000 + $0 - $0)
In-Force Earnings                                 =    $25,000
                                                       ($125,000 - $100,000)
EARNINGS PROTECTION DEATH BENEFIT**               =    40 % * $25,000 = $10,000



Since In-Force Earnings are less than 250% of the In-Force Premium (excluding purchase payments in the 12 months prior to death), the In-Force Earnings are used to compute the Earnings Protection Death Benefit amount.

* For purposes of illustrating the calculation of Earnings Protection Death Benefit Option, the example assumes the same hypothetical Contract Values and Maximum Anniversary Values for all Contracts, net of applicable fees and charges. Actual death benefit amounts will differ due to the different fees and charges under each Contract and the Credit Enhancement available under the ALLSTATE ADVISOR PLUS CONTRACT.

**If the oldest Contract Owner or Annuitant had been over age 70, and both were age 79 or younger on the Rider Application Date, the Earnings Protection Death Benefit would be 25% of the In-Force Earnings ($6,250.00).




EXAMPLE 2: ELECTED WHEN CONTRACT WAS ISSUED WITH SUBSEQUENT WITHDRAWALS

In this example, assume the same facts as above, except that the Contract Owner has taken a withdrawal of $10,000 during the second year of the Contract. Immediately prior to the withdrawal, the Contract Value is $105,000. Here, $5,000 of the withdrawal is in excess of the In-Force Earnings at the time of the withdrawal. The Contract Value on the date Allstate receives a Complete Request for Settlement will be assumed to be $114,000.

Excess of Earnings Withdrawals                        =    $5,000
                                                           ($10,000-$5,000)
Purchase Payments in the 12 months prior to death     =    $0
In-Force Premium                                      =    $95,000
                                                           ($100,000+$0-$5,000)
In-Force Earnings                                     =    $19,000
                                                           ($114,000-$95,000)
EARNINGS PROTECTION DEATH BENEFIT**                   =    40%*$19,000=$7,600


Since In-Force Earnings are less than 250% of the In-Force Premium (excluding purchase payments in the 12 months prior to death), the In-Force Earnings are used to compute the Earnings Protection Death Benefit amount.

* For purposes of illustrating the calculation of Earnings Protection Death Benefit Option, the example assumes the same hypothetical Contract Values and Maximum Anniversary Values for all Contracts, net of applicable fees and charges. Actual death benefit amounts will differ due to the different fees and charges under each Contract and the Credit Enhancement available under the ALLSTATE ADVISOR PLUS CONTRACT.

**If the oldest Contract Owner or Annuitant had been over age 70, and both were age 79 or younger on the Rider Application Date, the Earnings Protection Death Benefit would be 25% of the In-Force Earnings ($4,750.00).

EXAMPLE 3: ELECTED AFTER CONTRACT WAS ISSUED WITH SUBSEQUENT ADDITIONS AND WITHDRAWALS

This example is intended to illustrate the effect of adding the Earnings Protection Death Benefit Option after the Contract has been issued and the effect of later purchase payments. In this example, assume that the oldest Contract Owner is age 72 on the Rider Application Date. At the time the Contract is issued, the Contract Owner makes a purchase payment of $100,000. After two years pass, the Contract Owner elects to add the Earnings Protection Death Benefit Option. On the date this Rider is added, the Contract Value is $110,000. Two years later, the Contract Owner withdraws $50,000. Immediately prior to the withdrawal, the Contract Value is $130,000. Another two years later, the Contract Owner makes an additional purchase payment of $40,000. Immediately after the additional purchase payment, the Contract Value is $130,000. Two years later, the Contract Owner dies with a Contract Value of $140,000 on the date Allstate receives a Complete Request for Settlement.

Excess of Earnings Withdrawals                                           =    $30,000
                                                                              ($50,000-$20,000)
Purchase Payments in the 12 months prior to death                        =    $0
In-Force Premium                                                         =    $120,000
                                                                               ($110,000+$40,000-$30,000)
In-Force Earnings                                                        =    $20,000
                                                                              ($140,000-$20,000)
EARNINGS PROTECTION DEATH BENEFIT**                                      =    25%*$20,000=$5,000


In this example, In-Force Premium is equal to the Contract Value on Rider Application Date plus the additional purchase payment and minus the Excess-of-Earnings Withdrawal.

Since In-Force Earnings are less than 200% of the In-Force Premium (excluding purchase payments in the 12 months prior to death ), the In-Force Earnings are used to compute the Earnings Protection Death Benefit amount.

* For purposes of illustrating the calculation of Earnings Protection Death Benefit Option, the example assumes the same hypothetical Contract Values and Maximum Anniversary Values for all Contracts, net of applicable fees and charges. Actual death benefit amounts will differ due to the different fees and charges under each Contract and the Credit Enhancement available under the ALLSTATE ADVISOR PLUS CONTRACT.

**If the oldest Contract Owner or Annuitant had been age 70 or younger on the Rider Application Date, the Earnings Protection Death Benefit would be 40% of the In-Force Earnings ($8,000.00).




EXAMPLE 4: SPOUSAL CONTINUATION:

This example is intended to illustrate the effect of a surviving spouse electing to continue the Contract upon the death of the Contract Owner on a Contract with the Earnings Protection Death Benefit Option. In this example, assume that the oldest Contract Owner is age 60 at the time the Contract is purchased (with the Earnings Protection Death Benefit Option but without any other option) with a $100,000 purchase payment. Five years later the Contract Owner dies and the surviving spouse elects to continue the Contract. The Contract Value and Maximum Anniversary Value at this time are $150,000 and $160,000, respectively.

Excess of Earnings Withdrawals                                         =    $0
Purchase Payments in the 12 months prior to death                      =    $0
In-Force Premium                                                       =    $100,000
                                                                            ($100,000+$0-$0)
In-Force Earnings                                                      =    $50,000
                                                                            ($150,000-$100,000)
EARNINGS PROTECTION DEATH BENEFIT**                                    =    40%*$50,000=$20,000

Contract Value                                                         =    $150,000
Death Benefit                                                          =    $160,000
Earnings Protection Death Benefit                                      =    $20,000
Continuing Contract Value                                              =    $180,000
                                                                            ($160,000+$20,000)


Since In-Force Earnings are less than 250% of the In-Force Premium (excluding purchase payments in the 12 months prior to death), the In-Force Earnings are used to compute the Earnings Protection Death Benefit amount.

Assume the surviving spouse is age 72 when the Contract is continued. At this time, the surviving spouse has the option to continue the Earnings Protection Death Benefit Option at an additional mortality and expense risk charge of 0.40% and with an In-Force Premium amount equal to the Contract Value and the Rider Date reset to the date the Contract is continued. If this selection is made, the Earnings Protection Death Benefit will be equal to the lesser of 25% of the In-Force Earnings and 50% of In-Force Premium. Otherwise, the surviving spouse may elect to terminate the Earnings Protection Death Benefit Option at the time of continuation.

* For purposes of illustrating the calculation of Earnings Protection Death Benefit Option, the example assumes the same hypothetical Contract Values and Maximum Anniversary Values for all Contracts, net of applicable fees and charges. Actual death benefit amounts will differ due to the different fees and charges under each Contract and the Credit Enhancement available under the ALLSTATE ADVISOR PLUS CONTRACT.

**If the oldest Contract Owner or Annuitant had been over age 70 , and both were age 79 or younger on the Rider Application Date, the Earnings Protection Death Benefit would be 25% of the In-Force Earnings ($12,500.00).

THE MORGAN STANLEY ADVISOR VARIABLE ANNUITIES
(ADVISOR, ADVISOR PREFERRED)

ALLSTATE LIFE INSURANCE COMPANY
P.O. BOX _____
PALATINE, ILLINOIS 60094-4260
TELEPHONE NUMBER: 1-800-654-2397                    PROSPECTUS DATED _____, 2003
 -------------------------------------------------------------------------------
Allstate Life Insurance Company ("ALLSTATE") is offering the following individual and group flexible premium deferred variable annuity contracts (each, a "CONTRACT"):

.. MORGAN STANLEY ADVISOR
.. MORGAN STANLEY ADVISOR PREFERRED

This prospectus contains information about each Contract that you should know before investing. Please keep it for future reference. Both Contracts may not be available in all states or through your sales representative. Please check with your Morgan Stanley Financial Advisor for details.

Each Contract currently offers several investment alternatives ("INVESTMENT ALTERNATIVES"). The investment alternatives include up to 3 fixed account options ("FIXED ACCOUNT OPTIONS"), depending on the Contract, and include 42 variable sub-accounts ("VARIABLE SUB-ACCOUNTS") of the Allstate Financial Advisors Separate Account I ("VARIABLE ACCOUNT"). Each Variable Sub-Account invests exclusively in shares of the following mutual funds ("FUNDS"):


MORGAN STANLEY VARIABLE INVESTMENT SERIES                             A I M VARIABLE INSURANCE FUNDS
THE UNIVERSAL INSTITUTIONAL FUNDS, INC.                               ALLIANCE VARIABLE PRODUCTS SERIES FUND,
VAN KAMPEN LIFE INVESTMENT TRUST                                       INC.
                                                                      PUTNAM VARIABLE TRUST


Each Fund has multiple investment Portfolios ("PORTFOLIOS"). Not all of the Funds and/or Portfolios, however, may be available with your Contract. You should check with your Morgan Stanley Financial Advisor for further information on the availability of the Funds and/or Portfolios. Your annuity application will list all available Portfolios.



WE (Allstate) have filed a Statement of Additional Information, dated ____2003, with the Securities and Exchange Commission ("SEC"). It contains more information about each Contract and is incorporated herein by reference, which means that it is legally a part of this prospectus. Its table of contents appears on page ____of this prospectus. For a free copy, please write or call us at the address or telephone number above, or go to the SEC's Web site (http:// www.sec.gov). You can find other information and documents about us, including documents that are legally part of this prospectus, at the SEC's Web site.


                THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR
                DISAPPROVED THE SECURITIES DESCRIBED IN THIS PROSPECTUS, NOR
                HAS IT PASSED ON THE ACCURACY OR THE ADEQUACY OF THIS
  IMPORTANT     PROSPECTUS. ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING A
                FEDERAL CRIME.
   NOTICES
                INVESTMENT IN THE CONTRACTS INVOLVES INVESTMENT RISKS,
                INCLUDING POSSIBLE LOSS OF PRINCIPAL.



TABLE OF CONTENTS
--------------------------------------------------------------------------------


                                 PAGE

--------------------------------------------------------------------------------
OVERVIEW
--------------------------------------------------------------------------------
  Important Terms
--------------------------------------------------------------------------------
  Overview of Contracts
--------------------------------------------------------------------------------
  The Contracts at a Glance
--------------------------------------------------------------------------------
  How the Contracts Work
--------------------------------------------------------------------------------
  Expense Table
--------------------------------------------------------------------------------
  Financial Information
--------------------------------------------------------------------------------
CONTRACT FEATURES
--------------------------------------------------------------------------------
  The Contracts
--------------------------------------------------------------------------------
  Purchases
--------------------------------------------------------------------------------
  Contract Value
--------------------------------------------------------------------------------
  Investment Alternatives
--------------------------------------------------------------------------------
     The Variable Sub-Accounts
--------------------------------------------------------------------------------
     The Fixed Account Options
--------------------------------------------------------------------------------
     Transfers
--------------------------------------------------------------------------------
  Expenses
--------------------------------------------------------------------------------

                                 PAGE

--------------------------------------------------------------------------------
ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------
  Income Payments
--------------------------------------------------------------------------------
  Death Benefits
--------------------------------------------------------------------------------
OTHER INFORMATION
--------------------------------------------------------------------------------
  More Information
--------------------------------------------------------------------------------
  Taxes
--------------------------------------------------------------------------------
  Annual Reports and Other Documents
--------------------------------------------------------------------------------
  Experts
--------------------------------------------------------------------------------
  Performance Information
--------------------------------------------------------------------------------
STATEMENT OF ADDITIONAL INFORMATION TABLE OF CONTENTS
--------------------------------------------------------------------------------
APPENDIX A - CONTRACT COMPARISON CHART
--------------------------------------------------------------------------------
APPENDIX B - MARKET VALUE ADJUSTMENT
--------------------------------------------------------------------------------
APPENDIX C - CALCULATION OF INCOME PROTECTION BENEFIT
--------------------------------------------------------------------------------
APPENDIX D-WITHDRAWAL ADJUSTMENT EXAMPLE-INCOME BENEFITS
--------------------------------------------------------------------------------
APPENDIX E-WITHDRAWAL ADJUSTMENT EXAMPLE-DEATH BENEFITS
--------------------------------------------------------------------------------
APPENDIX F-CALCULATION OF EARNINGS PROTECTION DEATH BENEFIT
--------------------------------------------------------------------------------

IMPORTANT TERMS
--------------------------------------------------------------------------------

This prospectus uses a number of important terms that you may not be familiar with. The index below identifies the page that describes each term. The first use of each term in this prospectus appears in highlights.


                                 PAGE

--------------------------------------------------------------------------------
Accumulation Phase
--------------------------------------------------------------------------------
Accumulation Unit
--------------------------------------------------------------------------------
Accumulation Unit Value
--------------------------------------------------------------------------------
Allstate ("We")
--------------------------------------------------------------------------------
Annuitant
--------------------------------------------------------------------------------
Automatic Additions Program
--------------------------------------------------------------------------------
Automatic Portfolio Rebalancing Program
--------------------------------------------------------------------------------
Beneficiary
--------------------------------------------------------------------------------
Co-Annuitant
--------------------------------------------------------------------------------
*Contract
--------------------------------------------------------------------------------
Contract Anniversary
--------------------------------------------------------------------------------
Contract Owner ("You")
--------------------------------------------------------------------------------
Contract Value
--------------------------------------------------------------------------------
Contract Year
--------------------------------------------------------------------------------
Dollar Cost Averaging Program
--------------------------------------------------------------------------------
Due Proof of Death
--------------------------------------------------------------------------------
Earnings Protection Death Benefit Option
--------------------------------------------------------------------------------
Enhanced Beneficiary Protection (Annual Increase) Option
--------------------------------------------------------------------------------
Fixed Account Options
--------------------------------------------------------------------------------
Funds
--------------------------------------------------------------------------------
Guarantee Period Accounts
--------------------------------------------------------------------------------
Income Base
--------------------------------------------------------------------------------
Income Plan
--------------------------------------------------------------------------------
Income Protection Benefit Option
--------------------------------------------------------------------------------
In-Force Earnings
--------------------------------------------------------------------------------
In-Force Premium
--------------------------------------------------------------------------------

                                 PAGE

--------------------------------------------------------------------------------
Investment Alternatives
--------------------------------------------------------------------------------
IRA Contract
--------------------------------------------------------------------------------
Issue Date
--------------------------------------------------------------------------------
Market Value Adjustment
--------------------------------------------------------------------------------
Maximum Anniversary Value
--------------------------------------------------------------------------------
Maximum Anniversary Value (MAV) Death Benefit Option
--------------------------------------------------------------------------------
Payout Phase
--------------------------------------------------------------------------------
Payout Start Date
--------------------------------------------------------------------------------
Portfolios
--------------------------------------------------------------------------------
Qualified Contract
--------------------------------------------------------------------------------
Retirement Income Guarantee Options
--------------------------------------------------------------------------------
Return of Premium Death Benefit
--------------------------------------------------------------------------------
Rider Application Date
--------------------------------------------------------------------------------
Rider Date
--------------------------------------------------------------------------------
Rider Fee
--------------------------------------------------------------------------------
Rider Fee Percentage
--------------------------------------------------------------------------------
Right to Cancel
--------------------------------------------------------------------------------
SEC
--------------------------------------------------------------------------------
Settlement Value
--------------------------------------------------------------------------------
Spousal Protection Benefit Option
--------------------------------------------------------------------------------
Standard Fixed Account Option
--------------------------------------------------------------------------------
Systematic Withdrawal Program
--------------------------------------------------------------------------------
Tax Qualified Contract
--------------------------------------------------------------------------------
Transfer Period Accounts
--------------------------------------------------------------------------------
Trial Examination Period
--------------------------------------------------------------------------------
Valuation Date
--------------------------------------------------------------------------------
Variable Account
--------------------------------------------------------------------------------
Variable Sub-Account
--------------------------------------------------------------------------------


        * In certain states a Contract may be available only as a group Contract. If you purchase a group Contract, we will issue you a certificate that represents your ownership and that summarizes the provisions of the group Contract. References to "Contract" in this prospectus include certificates, unless the context requires otherwise. References to "Contract" also include both Contracts listed on the cover page of this prospectus, unless otherwise noted. However, we administer each Contract separately.

OVERVIEW OF CONTRACTS
--------------------------------------------------------------------------------

The Contracts offer many of the same basic features and benefits. They differ primarily with respect to the charges imposed, as follows:

.. The MORGAN STANLEY ADVISOR CONTRACT has a mortality and expense risk charge of 1.10%, an administrative expense charge of 0.19%*, and a withdrawal charge of up to 7% with a 7-year withdrawal charge period;

.. The MORGAN STANLEY ADVISOR PREFERRED CONTRACT has a mortality and expense risk charge of 1.50%, an administrative expense charge of 0.19%*, and a withdrawal charge of up to 7% with a 3-year withdrawal charge period.

Other differences between the Contracts relate to available Fixed Account Options. For a side-by-side comparison of these differences, please refer to Appendix A of this prospectus.

* The administrative expense charge may be increased, but will never exceed 0.35%. Once your Contract is issued, we will not increase the administrative expense charge for your Contract.

THE CONTRACTS AT A GLANCE
--------------------------------------------------------------------------------

The following is a snapshot of the Contracts. Please read the remainder of this prospectus for more information.

FLEXIBLE PAYMENTS               You can purchase each Contract with as little as
                                $10,000 ($2,000 for Qualified Contracts, which are
                                Contracts issued with a qualified plan). You can add to
                                your Contract as often and as much as you like, but
                                each subsequent payment must be at least $1,000 ($50
                                for automatic payments).

                                We reserve the right to accept a lesser initial
                                purchase payment amount for each Contract.  We may
                                limit the cumulative amount of purchase payments to a
                                maximum of $1,000,000 in any Contract. You must
                                maintain a minimum account size of $1,000.


---------------------------------------------------------------------------------------
TRIAL EXAMINATION PERIOD        You may cancel your Contract within 20 days of receipt
                                or any longer period as your state may require ("TRIAL
                                EXAMINATION PERIOD"). Upon cancellation, we will return
                                your purchase payments adjusted, to the extent federal
                                or state law permits, to reflect the investment
                                experience of any amounts allocated to the Variable
                                Account, including the deduction of mortality and
                                expense risk charges and administrative expense
                                charges. See "Trial Examination Period" for details.
---------------------------------------------------------------------------------------
EXPENSES                        Each Portfolio pays expenses that you will bear
                                indirectly if you invest in a Variable Sub-Account. You
                                also will bear the following expenses:

                                MORGAN STANLEY ADVISOR CONTRACTS

                                .Annual mortality and expense risk charge equal to
                                  1.10% of average daily net assets.

                                .Withdrawal charges ranging from 0% to 7% of purchase
                                  payments withdrawn.

                                MORGAN STANLEY ADVISOR PREFERRED CONTRACTS

                                .Annual mortality and expense risk charge equal to
                                  1.50% of average daily net assets.

                                .Withdrawal charges ranging from 0% to 7% of purchase
                                  payments withdrawn.
                                ALL CONTRACTS

                                .Annual administrative expense charge of 0.19% (up to
                                  0.35% for future Contracts).

                                .Annual contract maintenance charge of $30 (waived in
                                  certain cases).

                                .If you select the MAXIMUM ANNIVERSARY VALUE (MAV)
                                  DEATH BENEFIT OPTION ("MAV DEATH BENEFIT OPTION") you
                                  will pay an additional mortality and expense risk
                                  charge of 0.25% (up to 0.30% for Options added in the
                                  future).

                                .
                                  If you select ENHANCED BENEFICIARY PROTECTION (ANNUAL
                                  INCREASE) OPTION, you will pay an additional
                                  mortality and expense risk charge of 0.25% (up to
                                  0.30% for Options added in the future).

                                .If you select the EARNINGS PROTECTION DEATH BENEFIT
                                  OPTION you will pay an additional mortality and
                                  expense risk charge of 0.25% or 0.40% (up to 0.35% or
                                  0.50% for Options added in the future) depending on
                                  the age of the oldest Owner and oldest Annuitant on
                                  the date we receive the completed application or
                                  request to add the benefit, whichever is later
                                  ("RIDER APPLICATION DATE").

                                .If you select RETIREMENT INCOME GUARANTEE OPTION 1
                                  ("RIG 1") you will pay an additional annual fee
                                  ("Rider Fee") of 0.40% (up to 0.50% for Options added
                                  in the future)  of the INCOME BASE in effect on a
                                  Contract Anniversary ("CONTRACT ANNIVERSARY").

                                .If you select RETIREMENT INCOME GUARANTEE OPTION 2
                                  ("RIG 2") you will pay an additional annual Rider Fee
                                  of 0.55% (up to 0.75% for Options added in the
                                  future) of the INCOME BASE in effect on a CONTRACT
                                  ANNIVERSARY.

                                .If you select the INCOME PROTECTION BENEFIT OPTION
                                  you will pay an additional mortality and expense risk
                                  charge of 0.50% (up to 0.75% for Options added in the
                                  future) during the Payout Phase of your Contract.

                                .
                                  Currently there is no additional charge if you select
                                  the SPOUSAL PROTECTION BENEFIT (CO-ANNUITANT) OPTION.
                                  This benefit is only available for IRA Contracts,
                                  which are Contracts issued with an Individual
                                  Retirement Annuity or Account ("IRA") under Section
                                  408 of the Internal Revenue Code.

                                .Transfer fee equal to 1.00% (subject to increase to
                                  up to 2.00%) of the amount transferred after the
                                  12/th/ transfer in any Contract Year ("CONTRACT
                                  YEAR"), which we measure from the date we issue your
                                  Contract or a Contract Anniversary.

                                . State premium tax (if your state imposes one)

                                . NOT ALL OPTIONS ARE AVAILABLE IN ALL STATES
INVESTMENT ALTERNATIVES         Each Contract offers several investment alternatives
                                including:

                                . up to 3 Fixed Account Options that credit interest at
                                  rates we guarantee, and

                                .42 Variable Sub-Accounts investing in Portfolios
                                  offering professional money management by these investment advisers:

                                . Morgan Stanley Investment Advisors Inc.

                                . Morgan Stanley Investment Management Inc.

                                . Morgan Stanley Investments, L.P.

                                . Van Kampen Asset Management Inc.

                                . A I M Advisors, Inc.

                                . Alliance Capital Management, L.P.

                                . Putnam Investment Management, Inc.

                                NOT ALL FIXED ACCOUNT OPTIONS ARE AVAILABLE IN ALL
                                STATES OR WITH ALL CONTRACTS.

                                To find out current rates being paid on the Fixed
                                Account Option(s), or to find out how the Variable
                                Sub-Accounts have performed, please call us at
                                1-800-654-2397.
---------------------------------------------------------------------------------------
SPECIAL SERVICES                For your convenience, we offer these special services:

                                . AUTOMATIC PORTFOLIO REBALANCING PROGRAM

                                . AUTOMATIC ADDITIONS PROGRAM

                                . DOLLAR COST AVERAGING PROGRAM

                                . SYSTEMATIC WITHDRAWAL PROGRAM
---------------------------------------------------------------------------------------
INCOME PAYMENTS                 You can choose fixed income payments, variable income
                                payments, or a combination of the two. You can receive
                                your income payments in one of the following ways (you
                                may select more than one income plan):

                                . life income with guaranteed number of payments

                                . joint and survivor life income with guaranteed number
                                  of payments

                                . guaranteed number of payments for a specified period

                                . life income with cash refund

                                . joint life income with cash refund

                                . life income with installment refund

                                . joint life income with installment refund

                                Allstate also offers two Retirement Income Guarantee
                                Options that guarantee a minimum amount of fixed income
                                payments you can receive if you elect to receive income
                                payments.

                                In addition, we offer an Income Protection Benefit
                                Option that guarantees that your variable income
                                payments will not fall below a certain level.
DEATH BENEFITS                  If you die before the Payout Start Date, we will pay a
                                death benefit subject to the conditions described in
                                the Contract. In addition to the death benefit included
                                in your Contract ("Return of Premium Death Benefit" or
                                "ROP Death Benefit"), the death benefit options we
                                currently offer include:

                                . MAV DEATH BENEFIT OPTION;

                                .ENHANCED BENEFICIARY PROTECTION (ANNUAL INCREASE)
                                  OPTION; and

                                . EARNINGS PROTECTION DEATH BENEFIT OPTION
---------------------------------------------------------------------------------------
TRANSFERS                       Before the Payout Start Date, you may transfer your
                                Contract Value among the investment alternatives, with
                                certain restrictions. The minimum amount you may
                                transfer is $100 or the amount remaining in the
                                investment alternative, if less.  The minimum amount
                                that can be transferred into the Standard Fixed Account
                                or Market Value Adjusted Account Options is $500.

                                A charge may apply after the 12/th/ transfer in each
                                Contract Year.
---------------------------------------------------------------------------------------
WITHDRAWALS                     You may withdraw some or all of your Contract Value at
                                any time during the Accumulation Phase and during the
                                Payout Phase in certain cases. In general, you must
                                withdraw at least $50 at a time. Withdrawals taken
                                prior to annuitization (referred to in this prospectus
                                as the Payout Phase) are generally considered to come
                                from the earnings in the Contract first. If the
                                Contract is tax-qualified, generally all withdrawals
                                are treated as distributions of earnings. Withdrawals
                                of earnings are taxed as ordinary income and, if taken
                                prior to age 59 1/2, may be subject to an additional
                                10% federal tax penalty. A withdrawal charge and a
                                MARKET VALUE ADJUSTMENT may also apply.

HOW THE CONTRACTS WORK
--------------------------------------------------------------------------------

Each Contract basically works in two ways.

First, each Contract can help you (we assume you are the "CONTRACT OWNER") save for retirement because you can invest in your Contract's investment alternatives and generally pay no federal income taxes on any earnings until you withdraw them. You do this during what we call the "ACCUMULATION PHASE" of the Contract. The Accumulation Phase begins on the date we issue your Contract (we call that date the "ISSUE DATE") and continues until the Payout Start Date, which is the date we apply your money to provide income payments. During the Accumulation Phase, you may allocate your purchase payments to any combination of the Variable Sub-Accounts and/or Fixed Account Options. If you invest in a Fixed Account Option, you will earn a fixed rate of interest that we declare periodically. If you invest in any of the Variable Sub-Accounts, your investment return will vary up or down depending on the performance of the corresponding Portfolios.

Second, each Contract can help you plan for retirement because you can use it to receive retirement income for life and/ or for a pre-set number of years, by selecting one of the income payment options (we call these "INCOME PLANS") described on page _____. You receive income payments during what we call the "PAYOUT PHASE" of the Contract, which begins on the Payout Start Date and continues until we make the last payment required by the Income Plan you select. During the Payout Phase, if you select a fixed income payment option, we guarantee the amount of your payments, which will remain fixed. If you select a variable income payment option, based on one or more of the Variable Sub-Accounts, the amount of your payments will vary up or down depending on the performance of the corresponding Portfolios. The amount of money you accumulate under your Contract during the Accumulation Phase and apply to an Income Plan will determine the amount of your income payments during the Payout Phase.

The timeline below illustrates how you might use your Contract.


Issue                                           Payout Start
Date            Accumulation Phase                  Date                Payout Phase
------------------------------------------------------------------------------------------------------------>\

You buy    You save for retirement              You elect to receive    You can recieve    Or you can receive
a Contract                                      income payments or      income payments    income payments
                                                receive a lump sum      for a set period   for life
                                                payment



Other income payment options are also available. See "INCOME PAYMENTS."

As the Contract Owner, you exercise all of the rights and privileges provided by the Contract. If you die, any surviving Contract Owner or, if there is none, the BENEFICIARY will exercise the rights and privileges provided by the Contract. See "The Contracts." In addition, if you die before the Payout Start Date, we will pay a death benefit to any surviving Contract Owner or, if there is none, to your Beneficiary. See "Death Benefits."

Please call us at 1-800-654-2397 if you have any question about how the Contracts work.

EXPENSE TABLE
--------------------------------------------------------------------------------

The table below lists the expenses that you will bear directly or indirectly when you buy a Contract. The table and the examples that follow do not reflect premium taxes that may be imposed by the state where you reside. For more information about Variable Account expenses, see "Expenses," below. For more information about Portfolio expenses, please refer to the prospectuses for the Funds.


CONTRACT OWNER TRANSACTION EXPENSES
Withdrawal Charge (as a percentage of purchase payments withdrawn)/* /

                        Number of Complete Years Since We Received the Purchase Payment Being Withdrawn/Applicable  Charge:
------------------------------------------------------------------------------------------------------------------------------------
Contract:                   0           1           2           3           4           5           6           7            8+
Morgan Stanley Advisor      7%          7%          6%          5%          4%          3%          2%          0%           0%
Morgan Stanley Advisor
 Preferred                  7%          6%          5%          0%





All Contracts:
------------------------------------------------------------------------------------------------------------------------------------
Annual Contract
 Maintenance Charge                                                       $30**
Transfer Fee                                             up to 2.00% of the amount transferred***


* Each Contract Year, you may withdraw a portion of your purchase payments (and/or your earnings, in the case of Charitable Remainder Trusts) without incurring a withdrawal charge ("Free Withdrawal Amount"). See "Withdrawal Charges" for more information.

**  / /Waived in certain cases. See "Expenses."

*** Applies solely to the 13th and subsequent transfers within a Contract Year, excluding transfers due to dollar cost averaging and automatic fund rebalancing. We are currently assessing a transfer fee of 1.00% of the amount transferred, however, we reserve the right to raise the transfer fee to up to 2.00% of the amount transferred.

VARIABLE ACCOUNT ANNUAL EXPENSES
(AS A PERCENTAGE OF AVERAGE DAILY NET ASSET VALUE DEDUCTED FROM EACH VARIABLE SUB-ACCOUNT)


If you select the basic Contract without any optional benefits, your Variable Account expenses would be as follows:

                                                   Mortality and Expense Risk             Administrative
Basic Contract (without any optional benefit)               Charge                       Expense Charge*
------------------------------------------------------------------------------------------------------------------
Morgan Stanley Advisor                                                     1.10%                           0.19%
------------------------------------------------------------------------------------------------------------------
Morgan Stanley Advisor Preferred                                           1.50%                           0.19%
------------------------------------------------------------------------------------------------------------------
                                                        Total Variable Account
Basic Contract (without any optional benefit)              Annual Expense
--------------------------------------------------------------------------------------
Morgan Stanley Advisor                                                          1.29%
--------------------------------------------------------------------------------------
Morgan Stanley Advisor Preferred                                                1.69%
--------------------------------------------------------------------------------------


*We reserve the right to raise the administrative expense charge to 0.35%. However, we will not increase the charge once we issue your Contract.

Each Contract also offers optional riders that may be added to the Contract. For each optional rider you select, you would pay the following additional mortality and expense risk charge associated with each rider.

                                                   0.25% (up to 0.30% for Options added
MAV Death Benefit Option                           in the future)
Enhanced Beneficiary Protection (Annual Increase)  0.25% (up to 0.30% for Options added
Option                                             in the future)
Earnings Protection Death Benefit Option (issue    0.25% (up to 0.35% for Options added
age 0-70)                                          in the future)
Earnings Protection Death Benefit Option (issue    0.40% (up to 0.50% for Options added
age 71-79)                                         in the future)
                                                   0.00% (up to 0.15% for Options added
Spousal Protection Benefit (Co-Annuitant) Option   in the future)




If you select the Options with the highest possible combination of mortality and expense risk charges, your Variable Account expenses would be as follows, assuming current expenses:

Contract with the MAV Death Benefit Option, Enhanced
Beneficiary Protection (Annual Increase) Option, Earnings         Mortality and Expense                Administrative
Protection Death Benefit Option (issue age 71-79)                     Risk Charge*                    Expense Charge*
-------------------------------------------------------------------------------------------------------------------------------
Morgan Stanley Advisor                                                                  2.00%                           0.19%
-------------------------------------------------------------------------------------------------------------------------------
Morgan Stanley Advisor Preferred                                                        2.40%                           0.19%
-------------------------------------------------------------------------------------------------------------------------------
Contract with the MAV Death Benefit Option, Enhanced
Beneficiary Protection (Annual Increase) Option, Earnings           Total Variable Account
Protection Death Benefit Option (issue age 71-79)                      Annual Expense
--------------------------------------------------------------------------------------------------
Morgan Stanley Advisor                                                                      2.19%
--------------------------------------------------------------------------------------------------
Morgan Stanley Advisor Preferred                                                            2.59%
--------------------------------------------------------------------------------------------------


  *As described above the administrative expense charge and the mortality and expense charge for certain Options may be higher for future Contracts. However, we will not increase the administrative expense charge once we issue your Contract, and we will not increase the charge for an Option once we add the Option to your Contract.

RETIREMENT INCOME GUARANTEE OPTION FEE

If you select RIG 1, you would pay a Rider Fee at the annual rate of 0.40% (up to 0.50% for Options added in the future) of the Income Base in effect on a Contract Anniversary. If you select RIG 2, you would pay an additional Rider Fee at the annual rate of 0.55% (up to 0.75% for Options added in the future) of the Income Base in effect on a Contract Anniversary. See "Retirement Income Guarantee Options" for details.

INCOME PROTECTION BENEFIT OPTION

The Contracts are also available with the Income Protection Benefit Option. See "Income Payments - Income Protection Benefit Option," below, for a description of the Option. The charge for the Income Protection Benefit Option is currently 0.50% of the average daily net Variable Account assets supporting the variable income payments to which the Income Protection Benefit Option applies. The charge for the Income Protection Benefit Option applies during the Payout Phase. We reserve the right to raise the Income Protection Benefit Option charge to up to 0.75%. Once your Income Protection Benefit Option is in effect, however, we may not change the fee that applies to your Contract. See "Expenses - Mortality and Expense Risk Charge," below, for details.

PORTFOLIO ANNUAL EXPENSES
The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Contract. Advisers and/or other service providers of certain Portfolios may have agreed to waive their fees and/or reimburse Portfolio expenses in order to keep the Portfolios' expenses below specified limits. The range of expenses shown in this table does not show the effect of any such fee waiver or expense reimbursement. More detail concerning each Portfolio's fees and expenses appears in the prospectus for each Portfolio.

                          ANNUAL PORTFOLIO EXPENSES
--------------------------------------------------------------------------------
                                 Minimum                      Maximum
--------------------------------------------------------------------------------
Total Annual Portfolio
Operating
Expenses/(1)/
(expenses that are
deducted from
Portfolio assets,
which may include
management fees,
distribution and/or
services (12b-1) fees,              ???%                         ???%
and other expenses)
--------------------------------------------------------------------------------


Expenses are shown as a percentage of Portfolio average daily net assets (before any waiver or reimbursement) as of December 31, 2002.




EXAMPLE 1
This Example is intended to help you compare the cost of investing in the Contracts with the cost of investing in other variable annuity contracts. These costs include Contract owner transaction expenses, Contract fees, Variable Account annual expenses, and Portfolio fees and expenses.

The example shows the dollar amount of expenses that you would bear directly or indirectly if you:

.. invested $10,000 in the Contract for the time periods indicated;

.. earned a 5% annual return on your investment;

.. surrendered your Contract, or you began receiving income payments for a specified period of less than 120 months, at the end of each time period;

.. elected the MAV Death Benefit Option and the Enhanced Beneficiary Protection
  (Annual Increase) Option;

.. elected the Earnings Protection Death Benefit Option (assuming issue age
  71-79);

.. elected RIG 2 (assuming Income Base A).

The first line of the example assumes that the maximum fees and expenses of any of the Portfolios are charged. The second line of the example assumes that the minimum fees and expenses of any of the Portfolios are charged. Your actual expenses may be higher or lower than those shown below.

THE EXAMPLE DOES NOT INCLUDE ANY TAXES OR TAX PENALTIES YOU MAY BE REQUIRED TO PAY IF YOU SURRENDER YOUR CONTRACT.

                                          Morgan Stanley Advisor         Mmorgan Stanley Advisor Preferred
------------------------------------------------------------------------------------------------------------------
                                   1Year    3 Years  5 Years   10 Years   1 Year    3 Years   5 Years    10 Years
------------------------------------------------------------------------------------------------------------------
Costs Based on Maximum Annual     $       $         $        $          $         $         $          $
Portfolio Expenses
------------------------------------------------------------------------------------------------------------------
Costs Based on Minimum Annual     $       $         $        $          $         $         $          $
Portfolio Expenses
------------------------------------------------------------------------------------------------------------------

EXAMPLE 2
This Example uses the same assumptions as Example 1 above, except that it assumes you decided not to surrender your Contract, or you began receiving income payments for a specified period of at least 120 months, at the end of each time period.

                     Morgan Stanley Advisor           Morgan Stanley Advisor Preferred
----------------------------------------------------------------------------------------------
                  1Year   3Years   5Years   10Years    1Year    3Years    5Years     10Years
----------------------------------------------------------------------------------------------
Costs Based on
Maximum Annual
Portfolio        $       $        $        $          $        $         $          $
Expenses
----------------------------------------------------------------------------------------------
Costs Based on
Minimum Annual
Portfolio        $       $        $        $          $        $         $          $
Expenses
----------------------------------------------------------------------------------------------


PLEASE REMEMBER THAT YOU ARE LOOKING AT EXAMPLES AND NOT A REPRESENTATION OF PAST OR FUTURE EXPENSES. YOUR RATE OF RETURN MAY BE HIGHER OR LOWER THAN 5%, WHICH IS NOT GUARANTEED. THE EXAMPLES DO NOT ASSUME THAT ANY PORTFOLIO EXPENSE WAIVERS OR REIMBURSEMENT ARRANGEMENTS ARE IN EFFECT FOR THE PERIODS PRESENTED.
 THE ABOVE EXAMPLES ASSUME YOU HAVE SELECTED THE MAV DEATH BENEFIT OPTION AND THE ENHANCED BENEFICIARY PROTECTION (ANNUAL INCREASE) OPTION, THE EARNINGS PROTECTION DEATH BENEFIT OPTION (ASSUMING THE OLDEST CONTRACT OWNER OR ANNUITANT IS AGE 71 OR OLDER, AND ALL ARE AGE 79 OR YOUNGER ON THE RIDER APPLICATION
DATE), AND RIG 2 AND THAT INCOME BASE A IS APPLIED. IF ANY OR ALL OF THESE FEATURES WERE NOT ELECTED, THE EXPENSE FIGURES SHOWN ABOVE WOULD BE SLIGHTLY LOWER.

FINANCIAL INFORMATION
--------------------------------------------------------------------------------

To measure the value of your investment in the Variable Sub-Accounts during the Accumulation Phase, we use a unit of measure we call the "ACCUMULATION UNIT." Each Variable Sub-Account has a separate value for its Accumulation Units we call "ACCUMULATION UNIT VALUE." Accumulation Unit Value is analogous to, but not the same as, the share price of a mutual fund.

There are no Accumulation Unit Values to report because the Contracts were first offered as of the date of this prospectus. The financial statements of Allstate and the Variable Account appear in the Statement of Additional Information.


THE CONTRACT
--------------------------------------------------------------------------------


CONTRACT OWNER
Each Contract is an agreement between you, the Contract Owner, and Allstate, a life insurance company. As the Contract Owner, you may exercise all of the rights and privileges provided to you by the Contract. That means it is up to you to select or change (to the extent permitted):

.. the investment alternatives during the Accumulation and Payout Phases,

.. the amount and timing of your purchase payments and withdrawals,

.. the programs you want to use to invest or withdraw money,

.. the income payment plan(s) you want to use to receive retirement income,

.. the Annuitant (either yourself or someone else) on whose life the income payments will be based,

.. the Beneficiary or Beneficiaries who will receive the benefits that the Contract provides when the last surviving Contract Owner or the Annuitant dies, and

.. any other rights that the Contract provides, including restricting income payments to Beneficiaries.

If you die, any surviving joint Contract Owner or, if none, the Beneficiary may exercise the rights and privileges provided to them by the Contract. If the sole surviving Contract Owner dies after the Payout Start Date, the Primary Beneficiary will receive any guaranteed income payments scheduled to continue.

If the Annuitant dies prior to the Payout Start Date and the Contract Owner is a grantor trust not established by a business, the new Contract Owner will be the Beneficiary(ies).

The Contract cannot be jointly owned by both a non-living person and a living person unless the Contract Owner(s) assumed ownership of the Contract as a Beneficiary(ies). The maximum age of any Contract Owner on the date we receive the completed application for each Contract is 90.

If you select the Enhanced Beneficiary Protection (MAV) Option, the Enhanced Beneficiary Protection (Annual Increase) Option, the Earnings Protection Death Benefit Option, or the Spousal Protection Benefit Option, the maximum age of any Contract Owner on the Rider Application Date is currently 79.

If you select RIG 1 or RIG 2, the maximum age of any Contract Owner on the Rider Application Date is 75.

The Contract can also be purchased as part of a qualified plan. A qualified plan is a retirement savings plan, such as an IRA or tax-sheltered annuity, that meets the requirements of the Internal Revenue Code. Qualified plans may limit or modify your rights and privileges under the Contract. We use the term "QUALIFIED CONTRACT" to refer to a Contract issued with a qualified plan. See "TAX QUALIFIED CONTRACTS" on page ___.

Except for certain Qualified Contracts, you may change the Contract Owner at any time by written notice in a form satisfactory to us. Until we receive your written notice to change the Contract Owner, we are entitled to rely on the most recent information in our files. We will provide a change of ownership form to be signed by you and filed with us. Once we accept the change, the change will take effect as of the date you signed the request. We will not be liable for any payment or settlement made prior to accepting the change. Accordingly, if you wish to change the Contract Owner, you should deliver your written notice to us promptly. Each change is subject to any payment we make or other action we take before we accept it. Changing ownership of this Contract may cause adverse tax consequences and may not be allowed under qualified plans. Please consult with a competent tax advisor prior to making a request for a change of Contract Owner.


ANNUITANT
The Annuitant is the individual whose age determines the latest Payout Start Date and whose life determines the amount and duration of income payments (other than under Income Plan 3). You may not change the Annuitant at any time. You may designate a joint Annuitant, who is a second person on whose life income payments depend, at the time you select an Income Plan. The maximum age of the Annuitant on the date we receive the completed application for each Contract is 90.

If you select the Enhanced Beneficiary Protection (MAV) Option, Enhanced Beneficiary Protection (Annual

Increase) Option, Earnings Protection Death Benefit Option, or the Spousal Protection Benefit Option, the maximum age of any Annuitant on the Rider Application Date is 79.

If you select RIG 1 or RIG 2, the maximum age of the Annuitant on the Rider Application Date is 75. If you select the Income Protection Benefit Option, the oldest Annuitant and joint Annuitant (if applicable) must be age 75 or younger on the Payout Start Date.

If you select an Income Plan that depends on the Annuitant or a joint Annuitant's life, we may require proof of age and sex before income payments begin and proof that the Annuitant or joint Annuitant is still alive before we make each payment.


CO-ANNUITANT
Contract Owners of IRA Contracts that meet the following conditions and that elect the Spousal Protection Benefit Option may name their spouse as a Co-Annuitant:

.. the Contract must be an IRA contract;

.. both the Contract Owner and Co-Annuitant must be age 79 or younger on the Rider Application Date; and

.. the Co-Annuitant must be the sole Primary Beneficiary under the Contract.

Under the Spousal Protection Benefit Option, the Co-Annuitant will be considered to be an Annuitant during the Accumulation Phase, except the Co-Annuitant will not be considered to be an Annuitant for purposes of determining the Payout Start Date or upon the death of the Co-Annuitant. You may change the Co-Annuitant to a new spouse only if you provide proof of remarriage in a form satisfactory to us. At any time, there may only be one Co-Annuitant under your Contract. See "Spousal Protection Benefit Option and Death of Co-Annuitant" for more information.


BENEFICIARY
You may name one or more Primary and Contingent Beneficiaries when you apply for a Contract. The Primary Beneficiary is the person who may, in accordance with the terms of the Contract, elect to receive the death benefit or become the new Contract Owner pursuant to the Contract if the sole surviving Contract Owner dies before the Payout Start Date. A Contingent Beneficiary is the person selected by the Contract Owner who will exercise the rights of the Primary Beneficiary if all named Primary Beneficiaries die before the death of the sole surviving Contract Owner.

You may change or add Beneficiaries at any time, unless you have designated an irrevocable Beneficiary. We will provide a change of Beneficiary form to be signed by you and filed with us. After we accept the form, the change of Beneficiary will be effective as of the date you signed the form. Until we receive your written notice to change a Beneficiary, we are entitled to rely on the most recent Beneficiary information in our files. We will not be liable for any payment or settlement made prior to accepting the change. Accordingly, if you wish to change your Beneficiary, you should deliver your written notice to us promptly. Each Beneficiary change is subject to any payment made by us or any other action we take before we accept the change.

You may restrict income payments to Beneficiaries by providing us with a written request. Once we accept the written request, the restriction will take effect as of the date you signed the request. Any restriction is subject to any payment made by us or any other action we take before we accept the request.

If you did not name a Beneficiary or, unless otherwise provided in the Beneficiary designation, if a named Beneficiary is no longer living and there are no other surviving Primary or Contingent Beneficiaries when the sole surviving Contract Owner dies, the new Beneficiary will be:

.. your spouse or, if he or she is no longer alive,

.. your surviving children equally, or if you have no surviving children,

.. your estate.

If more than one Beneficiary survives you (or the Annuitant, if the Contract Owner is not a living person), we will divide the death benefit among the surviving Beneficiaries according to your most recent written instructions. If you have not given us written instructions in a form satisfactory to us, we will pay the death benefit in equal amounts to the surviving Beneficiaries. If there is more than one Beneficiary in a class (e.g., more than one Primary Beneficiary) and one of the Beneficiaries predeceases the Contract Owner (the Annuitant if the Contract owner is not a natural person), the remaining Beneficiaries in that class will divide the deceased Beneficiary's share in proportion to the original share of the remaining Beneficiaries.

For purposes of this Contract, in determining whether a living person, including a Contract Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person A") has survived another living person, including a Contract Owner, Primary Beneficiary, Contingent Beneficiary, or Annuitant ("Living Person B"), Living Person A must survive Living Person B by at least 24 hours.
 Otherwise, Living Person A will be conclusively deemed to have predeceased Living Person B.

If there is more than one Beneficiary taking shares of the death proceeds, each Beneficiary will be treated as a separate and independent owner of his or her respective share of the death proceeds. Each Beneficiary will exercise all rights related to his or her share of the death proceeds, including the sole right to select a death settlement option, subject to any restrictions previously placed upon the Beneficiary. Each Beneficiary may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the death settlement option chosen by the original Beneficiary.

If there is more than one Beneficiary and one of the Beneficiaries is a corporation, trust or other non-living person, all Beneficiaries will be considered to be non-living persons.


MODIFICATION OF THE CONTRACT
Only an Allstate officer may approve a change in or waive any provision of the Contract. Any change or waiver must be in writing. None of our agents has the authority to change or waive the provisions of the Contract. We may not change the terms of the Contract without your consent, except to conform the Contract to applicable law or changes in the law. If a provision of the Contract is inconsistent with state law, we will follow state law.


ASSIGNMENT
You may not assign an interest in this Contract as collateral or security for a loan. However, you may assign periodic income payments under this Contract prior to the Payout Start Date. No Beneficiary may assign benefits under the Contract until they are due. We will not be bound by any assignment until the assignor signs it and files it with us. We are not responsible for the validity of any assignment. Federal law prohibits or restricts the assignment of benefits under many types of retirement plans and the terms of such plans may themselves contain restrictions on assignments. An assignment may also result in taxes or tax penalties. YOU SHOULD CONSULT WITH AN ATTORNEY BEFORE TRYING TO ASSIGN YOUR CONTRACT.


PURCHASES
--------------------------------------------------------------------------------


MINIMUM PURCHASE PAYMENTS
The minimum initial purchase payment for Non- Qualified Contracts is $10,000, ($2,000 for Qualified Contracts). All subsequent purchase payments under a Contract must be $1,000 or more ($50 for automatic payments). You may make purchase payments at any time prior to the Payout Start Date; however, additional payments may be limited in some states. Please consult with your Morgan Stanley Financial Advisor for details. The total amount of purchase payments we will accept for each Contract without our prior approval is $1,000,000. We reserve the right to accept a lesser initial purchase payment amount or lesser subsequent purchase payment amounts. We reserve the right to limit the availability of the investment alternatives for additional investments. We also reserve the right to reject any application.


AUTOMATIC ADDITIONS PROGRAM
You may make subsequent purchase payments of $50 or more per month by automatically transferring money from your bank account. Please consult with your Morgan Stanley Financial Advisor for detailed information. The AUTOMATIC ADDITIONS PROGRAM is not available for making purchase payments into the Dollar Cost Averaging Fixed Account Option.


ALLOCATION OF PURCHASE PAYMENTS
At the time you apply for a Contract, you must decide how to allocate your purchase payment among the investment alternatives. The allocation you specify on your application will be effective immediately. All allocations must be in whole percents that total 100% or in whole dollars. You can change your allocations by calling 1-800-654-2397.

We will allocate your purchase payments to the investment alternatives according to your most recent instructions on file with us. Unless you notify us otherwise, we will allocate subsequent purchase payments according to the allocation for the previous purchase payment. We will effect any change in allocation instructions at the time we receive written notice of the change in good order.

We will credit the initial purchase payment that accompanies your completed application to your Contract within 2 business days after we receive the payment at our home office. If your application is incomplete, we will ask you to complete your application within 5 business days. If you do so, we will credit your initial purchase payment to your Contract within that 5 business day period. If you do not, we will return your purchase payment at the end of the 5 business day period unless you expressly allow us to hold it until you complete the application. We will credit subsequent purchase payments to the Contract at the close of the business day on which we receive the purchase payment at our home office.

We use the term "business day" to refer to each day Monday through Friday that the New York Stock Exchange is open for business. We also refer to these days as "Valuation Dates." Our business day closes when the New York Stock Exchange closes for regular trading, usually 4:00 p.m. Eastern Time (3:00 p.m. Central
Time). If we receive your purchase payment after 3:00 p.m. Central Time on any Valuation Date, we will credit your purchase payment using the Accumulation Unit Values computed on the next Valuation Date.

TRIAL EXAMINATION PERIOD

You may cancel your Contract by providing us with written notice within the Trial Examination Period, which is the 20 day period after you receive the Contract, or such longer period that your state may require. If you exercise this "RIGHT TO CANCEL," the Contract terminates and we will pay you the full amount of your purchase payments allocated to the Fixed Account. We also will return your purchase payments allocated to the Variable

Account adjusted, to the extent federal or state law permits, to reflect investment gain or loss, including the deduction of mortality and expense risk charges and administrative expense charges, that occurred from the date of allocation through the date of cancellation. If your Contract is qualified under
Section 408 of the Internal Revenue Code, we will refund the greater of any purchase payments or the Contract Value.

We reserve the right to allocate your purchase payments to the money market Variable Sub-Account during the Trial Examination Period.


CONTRACT VALUE
--------------------------------------------------------------------------------

On the Issue Date, the Contract Value is equal to your initial purchase payment. Thereafter, your Contract Value at any time during the Accumulation Phase is equal to the sum of the value of your Accumulation Units in the Variable Sub-Accounts you have selected, plus your value in the Fixed Account Option(s) offered by your Contract.


ACCUMULATION UNITS
To determine the number of Accumulation Units of each Variable Sub-Account to allocate to your Contract, we divide (i) the amount of the purchase payment or transfer you have allocated to a Variable Sub-Account by (ii) the Accumulation Unit Value of that Variable Sub-Account next computed after we receive your payment or transfer. For example, if we receive a $10,000 purchase payment allocated to a Variable Sub-Account when the Accumulation Unit Value for the Sub-Account is $10, we would credit 1,000 Accumulation Units of that Variable Sub-Account to your Contract. Withdrawals and transfers from a Variable Sub-Account would, of course, reduce the number of Accumulation Units of that Sub-Account allocated to your Contract.


ACCUMULATION UNIT VALUE
As a general matter, the Accumulation Unit Value for each Variable Sub-Account for each Contract will rise or fall to reflect:

.. changes in the share price of the Portfolio in which the Variable Sub-Account invests, and

.. the deduction of amounts reflecting the mortality and expense risk charge, administrative expense charge, and any provision for taxes that have accrued since we last calculated the Accumulation Unit Value.

We determine any applicable withdrawal charges, Rider Fees (if applicable), transfer fees, and contract maintenance charges separately for each Contract. They do not affect the Accumulation Unit Value. Instead, we obtain payment of those charges and fees by redeeming Accumulation Units. For details on how we compute Accumulation Unit Values, please refer to the Statement of Additional Information.

We determine a separate Accumulation Unit Value for each Variable Sub-Account for each Contract on each Valuation Date. We also determine a separate set of Accumulation Unit Values that reflect the cost of each optional benefit, or available combination thereof, offered under the Contract.

YOU SHOULD REFER TO THE PROSPECTUSES FOR THE FUNDS THAT ACCOMPANIES THIS PROSPECTUS FOR A DESCRIPTION OF HOW THE ASSETS OF EACH PORTFOLIO ARE VALUED, SINCE THAT DETERMINATION DIRECTLY BEARS ON THE ACCUMULATION UNIT VALUE OF THE CORRESPONDING VARIABLE SUB-ACCOUNT AND, THEREFORE, YOUR CONTRACT VALUE.


INVESTMENT ALTERNATIVES: THE VARIABLE SUB-ACCOUNTS
--------------------------------------------------------------------------------

You may allocate your purchase payments to up to 42 Variable Sub-Accounts. Each Variable Sub-Account invests in the shares of a corresponding Portfolio. Each Portfolio has its own investment objective(s) and policies. We briefly describe the Portfolios below.

For more complete information about each Portfolio, including expenses and risks associated with each Portfolio, please refer to the accompanying prospectuses for the Funds. You should carefully review the Fund prospectuses before allocating amounts to the Variable Sub-Accounts.


PORTFOLIO:                EACH PORTFOLIO SEEKS:        INVESTMENT ADVISOR:
-------------------------------------------------------------------------------
MORGAN STANLEY VARIABLE INVESTMENT SERIES (CLASS Y)
-------------------------------------------------------------------------------
Aggressive Equity         Capital growth
 Portfolio



-------------------------------------------------------
Dividend Growth           Reasonable current income
 Portfolio                 and long-term growth of
                           income and capital
-------------------------------------------------------
Equity Portfolio          Growth of capital and, as a
                           secondary objective,
                           income when consistent
                           with its primary objective
-------------------------------------------------------
European Growth           To maximize the capital
 Portfolio                 appreciation on its
                           investments
-------------------------------------------------------
Global Advantage          Long-term capital growth
 Portfolio
-------------------------------------------------------
Global Dividend Growth    Reasonable current income
 Portfolio                 and long-term growth of
                           income and capital
-------------------------------------------------------MORGAN STANLEY
High Yield Portfolio      High current income and, as  INVESTMENT ADVISORS,
                           a secondary objective,      INC.
                           capital appreciation when
                           consistent with its
                           primary objective
-------------------------------------------------------
Income Builder Portfolio  Reasonable income and, as a
                           secondary objective,
                           growth of capital
-------------------------------------------------------
Information Portfolio     Long-term capital
                           appreciation
-------------------------------------------------------
Limited Duration          High current income
 Portfolio                 consistent with
                           preservation of capital
-------------------------------------------------------
Money Market Portfolio    High current income,
                           preservation of capital,
                           and liquidity
-------------------------------------------------------
Pacific Growth Portfolio  To maximize the capital
                           appreciation on its
                           investments
-------------------------------------------------------
Quality Income Plus       High current income and, as
 Portfolio                 a secondary objective,      ------------------------
                           capital appreciation when
                           consistent with its
                           primary objective
-------------------------------------------------------
S&P 500 Index Portfolio   Investment results that,
                           before expenses,
                           correspond to the total
                           return of the Standard and
                           Poor's 500 Composite Stock
                           Price Index
-------------------------------------------------------
Strategist Portfolio      High total investment
                           return
-------------------------------------------------------
Utilities Portfolio       Current income and
                           long-term growth of income
                           and capital
-------------------------------------------------------
The Universal Institutional Funds, Inc. (Class II)
-------------------------------------------------------------------------------
Morgan Stanley UIF         Long-term capital
 Active International      appreciation
 Allocation Portfolio
-------------------------------------------------------
Morgan Stanley Emerging    High total return
 Markets Debt Portfolio
-------------------------------------------------------
Morgan Stanley UIF        Long-term capital
 Emerging Markets Equity   appreciation
 Portfolio
-------------------------------------------------------------------------------
Morgan Stanley UIF        Long-term capital            MORGAN STANLEY
 Equity  Growth            appreciation                INVESTMENT MANAGEMENT
 Portfolio                                             INC.

-------------------------------------------------------------------------------
Morgan Stanley UIF
 Equity Income Portfolio
-------------------------------------------------------------------------------
Morgan Stanley Global
 Franchise Portfolio
-------------------------------------------------------------------------------
Morgan Stanley UIF Mid    Long-term capital growth
 Cap Growth Portfolio
-------------------------------------------------------
Morgan Stanley UIF Small  Long-term capital
 Company Growth            appreciation
 Portfolio
-------------------------------------------------------
Morgan Stanley UIF U.S.   Above-average current
 Real Estate Portfolio     income and long-term
                           capital appreciation
-------------------------------------------------------------------------------
Morgan Stanley UIF U.S.   Above-average total return   Morgan Stanley
 Mid Cap Core Portfolio    over a market cycle of      Investments, L.P.
                           three to five years
-------------------------------------------------------------------------------
Van Kampen Life Investment Trust (Class II)
-------------------------------------------------------------------------------
Van Kampen LIT
 Aggressive Growth
 Portfolio
-------------------------------------------------------
Van Kampen LIT Comstock   Capital growth and income
 Portfolio
-------------------------------------------------------
Van Kampen LIT Emerging   Capital appreciation         VAN KAMPEN ASSET
 Growth Portfolio                                      MANAGEMENT INC.
-------------------------------------------------------
Van Kampen LIT Growth     Long-term growth of capital
 and Income Portfolio      and income
-------------------------------------------------------------------------------
AIM Variable Insurance Funds (Series II)*
-------------------------------------------------------------------------------
AIM V.I. Basic Value      Long-term growth of capital
 Fund
-------------------------------------------------------
AIM V.I. Capital          Growth of capital
 Appreciation Fund                                     A I M ADVISORS, INC.
-------------------------------------------------------
AIM V.I. Premier Equity   Long-term growth of
 Fund                      capital; income is a
                           secondary objective         ------------------------
-------------------------------------------------------
Alliance Variable Products Series Fund (Class B)
-------------------------------------------------------------------------------
Alliance Growth           Long-term growth of
 Portfolio                 capital; current income is
                           incidental to the
                           Portfolio's objective       ALLIANCE CAPITAL
-------------------------------------------------------MANAGEMENT, L.P.
Alliance Growth and       Reasonable current income
 Income Portfolio          and reasonable opportunity
                           for appreciation
-------------------------------------------------------
Alliance Premier Growth   Growth of capital by
 Portfolio                 pursuing aggressive         ------------------------
                           investment policies
-------------------------------------------------------
Alliance Bernstein Small
 Cap Value
-------------------------------------------------------------------------------
Putnam Variable Trust (Class IB)
-------------------------------------------------------------------------------
Putnam VT The George      Provide a balanced
 Putnam Fund of Boston     investment of a well
                           diversified portfolio of
                           value stocks and bonds
-------------------------------------------------------
Putnam VT Growth and      Capital growth and current
 Income Fund               income
-------------------------------------------------------
Putnam VT International   Capital appreciation         PUTNAM INVESTMENT
 Equity Fund                                           MANAGEMENT, INC.
-------------------------------------------------------
Putnam VT Investors Fund  Long-term growth of capital
                           and any increased income
                           that results from this
                           growth                      ------------------------
-------------------------------------------------------
Putnam VT Voyager Fund    Capital appreciation
-------------------------------------------------------

*A Portfolio's investment objective may be changed by the Fund's Board of Trustees without shareholder approval.







AMOUNTS YOU ALLOCATE TO VARIABLE SUB-ACCOUNTS MAY GROW IN VALUE, DECLINE IN VALUE, OR GROW LESS THAN YOU EXPECT, DEPENDING ON THE INVESTMENT PERFORMANCE OF THE PORTFOLIOS IN WHICH THOSE VARIABLE SUB-ACCOUNTS INVEST. YOU BEAR THE INVESTMENT RISK THAT THE PORTFOLIOS MIGHT NOT MEET THEIR INVESTMENT OBJECTIVES. SHARES OF THE PORTFOLIOS ARE NOT DEPOSITS, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY ANY BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER AGENCY.


INVESTMENT ALTERNATIVES: THE FIXED ACCOUNT OPTIONS
--------------------------------------------------------------------------------

You may allocate all or a portion of your purchase payments to the Fixed Account Options. The Fixed Account Options we offer include the DOLLAR COST AVERAGING FIXED ACCOUNT OPTION, the STANDARD FIXED ACCOUNT OPTION, and the MARKET VALUE ADJUSTED FIXED ACCOUNT OPTION. We may offer additional Fixed Account Options in
the future. Some Options are not available in all states.   In addition,
Allstate may limit the availability
of some Fixed Account Options. Please consult with your representative for current information. The Fixed Account supports our insurance and annuity obligations. The Fixed Account consists of our general assets other than those in segregated asset accounts. We have sole discretion to invest the assets of the Fixed Account, subject to applicable law. Any money you allocate to the Fixed Account does not entitle you to share in the investment experience of the Fixed Account.


DOLLAR COST AVERAGING FIXED ACCOUNT OPTION
The Dollar Cost Averaging Fixed Account Option ("DCA Fixed Account Option") is one of the investment alternatives that you can use to establish a Dollar Cost Averaging Program, as described on page ____.

This option allows you to allocate purchase payments to the Fixed Account that will then automatically be transferred, along with interest, in equal monthly installments to the investment alternatives that you have selected. In the future, we may offer other installment frequencies in our discretion. Each purchase payment allocated to the DCA Fixed Account Option must be at least $500.

At the time you allocate a purchase payment to the DCA Fixed Account Option, you
must specify the term length over which the transfers are to take place.   We
use the term "Transfer Period Account" to refer to each purchase payment allocation made to the DCA Fixed Account Option for a specified term length. You establish a new Transfer Period Account each time you allocate a purchase payment to the DCA Fixed Account Option. We currently offer term lengths from which you may select for your Transfer Period Account(s), ranging from 3 to 12 months. We may modify or eliminate the term lengths we offer in the future.
 Refer to Appendix A for more information.

Your purchase payments will earn interest while in the DCA Fixed Account Option at the interest rate in effect at the time of the allocation, depending on the term length chosen for the Transfer Period Account and the type of Contract you have. The interest rates may also differ from those available for other Fixed Account Options. In no event will the interest rate be less than 3% per year.

You must transfer all of your money, plus accumulated interest, out of a Transfer Period Account to other investment alternatives in equal monthly installments during the term of the Transfer Period Account. We reserve the right to restrict the investment alternatives available for transfers from any Transfer Period Account. The first transfer will occur on the next Valuation Date after you establish a Transfer Period Account. If we do not receive an allocation instruction from you when we receive the purchase payment, we will transfer each installment to the money market Variable Sub-Account until we receive a different allocation instruction. At the expiration of a Transfer Period Account any remaining amounts in the Transfer Period Account will be transferred to the money market Variable Sub-Account unless you request a different investment alternative. Transferring Contract Value to the money market Variable Sub-Account in this manner may not be consistent with the theory of dollar cost averaging described on page ___.

If you discontinue the DCA Fixed Account Option before the expiration of a Transfer Period Account, we will transfer any remaining amount in the Transfer Period Account to the money market Variable Sub-Account unless you request a different investment alternative.

You may not transfer money into the DCA Fixed Account Option or add to an existing Transfer Period Account. You may not use the Automatic Additions Program to allocate purchase payments to the DCA Fixed Account Option.

The DCA Fixed Account Option may not be available in your state. Please check with your Morgan Stanley Financial Advisor for availability.


STANDARD FIXED ACCOUNT OPTION
You may allocate purchase payments or transfer amounts into the Standard Fixed Account Option. Each such allocation establishes a "GUARANTEE PERIOD ACCOUNT" within the Standard Fixed Account Option ("Standard Fixed Guarantee Period Account"), which is defined by the date of the allocation and the length of the initial interest rate guarantee period ("STANDARD FIXED GUARANTEE PERIOD"). You may not allocate a purchase payment or transfer to any existing Guarantee Period Account. Each purchase payment or transfer allocated to a Standard Fixed Guarantee Period Account must be at least $500.

At the time you allocate a purchase payment or transfer amount to the Standard Fixed Account Option, you must select the Guarantee Period for that allocation from among the available Standard Fixed Guarantee Periods. For Morgan Stanley Advisor Contracts, we currently offer Standard Fixed Guarantee Periods of 1, 3, 5 and 7 years in length. For Morgan Stanley Advisor Preferred Contracts, we currently are not offering the Standard Fixed Account Option. Refer to Appendix A for more information. We may offer other Guarantee Periods in the future. If you allocate a purchase payment to the Standard Fixed Account Option, but do not select a Standard Fixed Guarantee Period for the new Standard Fixed Guarantee Period Account, we will allocate the purchase payment or transfer to a new Standard Fixed Guarantee Period Account with the same Standard Fixed Guarantee Period as the Standard Fixed Guarantee Period Account of your most recent purchase payment or transfer. If we no longer offer that Standard Fixed Guarantee Period, then we will allocate the purchase payment or transfer to a new Standard Fixed Guarantee Period Account with the next shortest term currently offered. If you have not made a prior allocation to a Guarantee Period Account, then we will allocate the purchase payment or transfer to a new Standard Fixed Guarantee Period Account of the shortest Standard Fixed Guarantee Period we are offering at that time.

Some Standard Fixed Guarantee Periods are not available in all states. Please check with your Morgan Stanley Financial Advisor for availability.

The amount you allocate to a Standard Fixed Guarantee Period Account will earn interest at the interest rate in effect for that Standard Fixed Guarantee Period at the time of the allocation. Interest rates may differ depending on the type of Contract you have and may also differ from those available for other Fixed Account Options. In no event will the interest rate be less than 3% per year.

In any Contract Year, the combined amount of withdrawals and transfers from a Standard Fixed Guarantee Period Account may not exceed 30% of the amount used to establish that Standard Fixed Guarantee Period Account. This limitation is waived if you withdraw your entire Contract Value. It is also waived for amounts in a Standard Fixed Guarantee Period Account during the 30 days following its renewal date ("30-DAY WINDOW"), described below, and for a single withdrawal made by your surviving spouse within one year of continuing the Contract after your death.

Amounts under the 30% limit that are not withdrawn in a Contract Year do not carry over to subsequent Contract Years.

At the end of a Standard Fixed Guarantee Period and each year thereafter, we will declare a renewal interest rate that will be guaranteed for 1 year.
 Subsequent renewal dates will be on the anniversaries of the first renewal date. Prior to a renewal date, we will send you a notice that will outline the options available to you. During the 30-Day Window following the expiration of a Standard Fixed Guarantee Period Account, the 30% limit for transfers and withdrawals from that Guarantee Period Account is waived and you may elect to:

.. transfer all or part of the money from the Standard Fixed Guarantee Period
  Account to establish a new Guarantee Period Account within the Standard Fixed Account Option or the Market Value Adjusted Fixed Account Option, if available; or

.. transfer all or part of the money from the Standard Fixed Guarantee Period
  Account to other investment alternatives available at the time; or

.. withdraw all or part of the money from the Standard Fixed Guarantee Period
  Account.  Withdrawal charges and taxes may apply.

Withdrawals taken to satisfy IRS minimum distribution rules will count against the 30% limit. The 30% limit will be waived for a Contract Year to the extent that:

.. you have already exceeded the 30% limit and you must still make a withdrawal during that Contract Year to satisfy IRS minimum distribution rules; or

.. you have not yet exceeded the 30% limit but you must make a withdrawal during that Contract Year to satisfy IRS minimum distribution rules, and such withdrawal will put you over the 30% limit.

The money in the Standard Fixed Guarantee Period Account will earn interest at the declared renewal rate from the renewal date until the date we receive notification of your election. If we receive notification of your election to make a transfer or withdrawal from a renewing Standard Fixed Guarantee Period Account on or before the renewal date, the transfer or withdrawal will be deemed to have occurred on the renewal date. If we receive notification of your election to make a transfer or withdrawal from the renewing Standard Fixed Guarantee Period Account after the renewal date, but before the expiration of the 30-Day Window, the transfer or withdrawal will be deemed to have occurred on the day we receive such notice. Any remaining balance not withdrawn or transferred from the renewing Standard Fixed Guarantee Period Account will continue to earn interest until the next renewal date at the declared renewal rate. If we do not receive notification from you within the 30-Day Window, we will assume that you have elected to renew the Standard Fixed Guarantee Period Account and the amount in the renewing Standard Fixed Guarantee Period Account will continue to earn interest at the declared renewal rate until the next renewal date, and will be subject to all restrictions of the Standard Fixed Account Option.

The Standard Fixed Account Option currently is not available with the Morgan Stanley Advisor Preferred Contract.




MARKET VALUE ADJUSTED FIXED ACCOUNT OPTION
You may allocate purchase payments or transfer amounts into the Market Value Adjusted Fixed Account Option. Each such allocation establishes a Guarantee Period Account within the Market Value Adjusted Fixed Account Option ("Market Value Adjusted Fixed Guarantee Period Account"), which is defined by the date of the allocation and the length of the initial interest rate guarantee period ("MARKET VALUE ADJUSTED FIXED GUARANTEE PERIOD"). You may not allocate a purchase payment or transfer to any existing Guarantee Period Account. Each purchase payment or transfer allocated to a Market Value Adjusted Fixed Guarantee Period Account must be at least $500.

At the time you allocate a purchase payment or transfer amount to the Market Value Adjusted Fixed Account Option, you must select the Guarantee Period for that allocation from among the Guarantee Periods available for the Market Value Adjusted Fixed Account Option

("Market Value Adjusted Fixed Guarantee Periods"). We currently offer Market Value Adjusted Fixed Guarantee Periods of 3, 5, 7, and 10 years. Refer to Appendix A for more information. We may offer other Guarantee Periods in the
future.   If you allocate a purchase payment to the Market Value Adjusted Fixed
Account Option, but do not select a Market Value Adjusted Fixed Guarantee Period for the new Market Value Adjusted Fixed Guarantee Period Account, we will allocate the purchase payment or transfer to a new Market Value Adjusted Fixed Guarantee Period Account with the same Market Value Adjusted Fixed Guarantee Period as the Market Value Adjusted Fixed Guarantee Period Account of your most recent purchase payment or transfer. If we no longer offer that Market Value Adjusted Fixed Guarantee Period, then we will allocate the purchase payment or transfer to a new Market Value Adjusted Fixed Guarantee Period Account with the next shortest term currently offered. If you have not made a prior allocation to a Market Value Adjusted Fixed Guarantee Period Account, then we will allocate the purchase payment or transfer to a new Market Value Adjusted Fixed Guarantee Period Account of the shortest Market Value Adjusted Fixed Guarantee Period we are offering at that time. The Market Value Adjusted Fixed Account Option is not available in all states. Please check with your Morgan Stanley Financial Advisor for availability.

The amount you allocate to a Market Value Adjusted Fixed Guarantee Period Account will earn interest at the interest rate in effect for that Market Value Adjusted Fixed Guarantee Period at the time of the allocation. Interest rates may differ depending on the type of Contract you have and may also differ from those available for other Fixed Account Options.

Withdrawals and transfers from a Market Value Adjusted Fixed Guarantee Period Account may be subject to a Market Value Adjustment. A Market Value Adjustment may also apply to amounts in the Market Value Adjusted Fixed Account Option if we pay Death Proceeds or if the Payout Start Date begins on a day other than during the 30-day period after such Market Value Adjusted Fixed Guarantee Period Account expires ("30-Day MVA Window"). We will not make a Market Value Adjustment if you make a transfer or withdrawal during the 30-Day MVA Window.

We apply a Market Value Adjustment to reflect changes in interest rates from the time you first allocate money to a Market Value Adjusted Fixed Guarantee Period Account to the time the money is taken out of that Market Value Adjusted Fixed Guarantee Period Account under the circumstances described above. We use the U.S. Treasury Note Constant Maturity Yields as reported in Federal Reserve Bulletin H.15 ("TREASURY RATE") to calculate the Market Value Adjustment. We do so by comparing the Treasury Rate for a maturity equal to the Market Value Adjusted Fixed Guarantee Period at the time the Market Value Adjusted Fixed Guarantee Period Account is established with the Treasury Rate for the same maturity at the time the money is taken from the Market Value Adjusted Fixed Guarantee Period Account.

The Market Value Adjustment may be positive or negative, depending on changes in interest rates. As such, you bear the investment risk associated with changes in interest rates. If interest rates have increased since the establishment of a Market Value Adjusted Fixed Guarantee Period Account, the Market Value Adjustment, together with any applicable withdrawal charges, premium taxes, and income tax withholdings could reduce the amount you receive upon full withdrawal from a Market Value Adjusted Fixed Guarantee Period Account to an amount less than the purchase payment used to establish that Market Value Adjusted Fixed Guarantee Period Account.

Generally, if at the time you establish a Market Value Adjusted Fixed Guarantee Period Account, the Treasury Rate for a maturity equal to that Market Value Adjusted Fixed Guarantee Period is higher than the applicable Treasury Rate at the time money is to be taken from the Market Value Adjusted Fixed Guarantee Period Account, the Market Value Adjustment will be positive. Conversely, if at the time you establish a Market Value Adjusted Fixed Guarantee Period Account, the applicable Treasury Rate is lower than the applicable Treasury Rate at the time the money is to be taken from the Market Value Adjusted Fixed Guarantee Period Account, the Market Value Adjustment will be negative.

For example, assume that you purchase a Contract and allocate part of the initial purchase payment to the Market Value Adjusted Fixed Account Option to establish a 5-year Market Value Adjusted Fixed Guarantee Period Account. Assume that the 5-year Treasury Rate at that time is 4.50%. Next, assume that at the end of the 3rd year, you withdraw money from the Market Value Adjusted Fixed Guarantee Period Account. If, at that time, the 5-year Treasury Rate is 4.20%, then the Market Value Adjustment will be positive. Conversely, if the 5-year Treasury Rate at that time is 4.80%, then the Market Value Adjustment will be negative.

The formula used to calculate the Market Value Adjustment and numerical examples illustrating its application are shown in Appendix B of this prospectus.

At the end of a Market Value Adjusted Fixed Guarantee Period, the Market Value Adjusted Fixed Guarantee Period Account expires and we will automatically transfer the money from such Guarantee Period Account to establish a new Market Value Adjusted Fixed Guarantee Period Account with the same Market Value Adjusted Fixed Guarantee Period, unless you notify us otherwise. The new Market Value Adjusted Fixed Guarantee Period Account will be established as of the day immediately following the expiration date of the expiring Market Value Adjusted Guarantee Period Account ("New Account Start Date.") If the Market Value Adjusted Fixed Guarantee Period is no longer being offered, we will establish a new Market Value Adjusted Fixed Guarantee Period Account with the next shortest Market Value Adjusted Fixed Guarantee Period available. Prior to the expiration date, we will send you a notice, which will outline the options available to you. During the 30-Day MVA Window a Market Value Adjustment will not be applied to transfers and withdrawals from the expiring Market Value Adjusted Fixed Guarantee Period Account and you may elect to:

.. transfer all or part of the money from the Market Value Adjusted Fixed
  Guarantee Period Account to establish a new Guarantee Period Account within the Standard Fixed Account Option or the Market Value Adjusted Fixed Account Option, if available; or

.. transfer all or part of the money from the Market Value Adjusted Fixed
  Guarantee Period Account to other investment alternatives available at the time; or

.. withdraw all or part of the money from the Market Value Adjusted Fixed
  Guarantee Period Account.  Withdrawal charges and taxes may apply.

The money in the Market Value Adjusted Fixed Guarantee Period Account will earn interest at the interest rate declared for the new Market Value Adjusted Fixed Guarantee Period Account from the New Account Start Date until the date we receive notification of your election. If we receive notification of your election to make a transfer or withdrawal from an expiring Market Value Adjusted Fixed Guarantee Period Account on or before the New Account Start Date, the transfer or withdrawal will be deemed to have occurred on the New Account Start Date. If we receive notification of your election to make a transfer or withdrawal from the expiring Market Value Adjusted Fixed Guarantee Period Account after the New Account Start Date, but before the expiration of the 30-Day MVA Window, the transfer or withdrawal will be deemed to have occurred on the day we receive such notice. Any remaining balance not withdrawn or transferred will earn interest for the term of the new Market Value Adjusted Fixed Guarantee Period Account, at the interest rate declared for such Account.
 If we do not receive notification from you within the 30-Day Window, we will assume that you have elected to transfer the amount in the expiring Market Value Adjusted Fixed Guarantee Period Account to establish a new Market Value Adjusted Fixed Guarantee Period Account with the same Market Value Adjusted Fixed Guarantee Period, and the amount in the new Market Value Adjusted Fixed Guarantee Period Account will continue to earn interest at the interest rate declared for the new Market Value Adjusted Fixed Guarantee Period Account, and will be subject to all restrictions of the Market Value Adjusted Fixed Account Option. If we no longer offer that Market Value Adjusted Fixed Guarantee Period, the Market Value Adjusted Fixed Guarantee Period for the new Market Value Adjusted Fixed Guarantee Period Account will be the next shortest term length we offer for the Market Value Adjusted Fixed Account Option at that time, and the interest rate will be the rate declared by us at that time for such term.


INVESTMENT ALTERNATIVES: TRANSFERS
--------------------------------------------------------------------------------


TRANSFERS DURING THE ACCUMULATION PHASE
During the Accumulation Phase, you may transfer Contract Value among the investment alternatives. You may not transfer Contract Value to the Dollar Cost Averaging Fixed Account Option. You may request transfers in writing on a form that we provided or by telephone according to the procedure described below.

You may make up to 12 transfers per Contract Year without charge. A transfer fee equal to 1.00% of the amount transferred applies to each transfer after the 12th transfer in any Contract Year. This fee may be changed, but in no event will it exceed 2.00% of the amount transferred.

The minimum amount that you may transfer from the Standard Fixed Account Option, Market Value Adjusted Fixed Account Option or a Variable Sub-Account is $100 or the total remaining balance in the Standard Fixed Account Option, Market Value Adjusted Fixed Account Option or the Variable Sub-Account, if less. These limitations do not apply to the DCA Fixed Account Option. The total amount that you may transfer or withdraw from a Standard Fixed Guarantee Period Account in a Contract Year is 30% of the amount used to establish that Guarantee Period Account. See "Standard Fixed Account Option". The minimum amount that can be transferred to the Standard Fixed Account Option and the Market Value Adjusted Fixed Account Option is $500.

We will process transfer requests that we receive before 3:00 p.m. Central Time on any Valuation Date using the Accumulation Unit Values for that Date. We will process requests completed after 3:00 p.m. on any Valuation Date using the Accumulation Unit Values for the next Valuation Date. The Contract permits us to defer transfers from the Fixed Account Options for up to 6 months from the date we receive your request. If we decide to postpone transfers from any Fixed Account Option for 30 days or more, we will pay interest as required by applicable law. Any interest would be payable from the date we receive the transfer request to the date we make the transfer.

We reserve the right to waive any transfer restrictions.


TRANSFERS DURING THE PAYOUT PHASE
During the Payout Phase, you may make transfers among the Variable Sub-Accounts so as to change the relative weighting of the Variable Sub-Accounts on which your variable income payments will be based. You may make up to 12 transfers per Contract Year. You may not convert any portion of your fixed income payments into variable income payments. You may not make transfers among Income Plans. You may make transfers from the variable income payments to the fixed income payments to increase the proportion of your income payments consisting of fixed income payments, unless you have selected the Income Protection Benefit Option.


TELEPHONE TRANSFERS
You may make transfers by telephone by calling 1-800-654-2397. The cut off time for telephone transfer requests is 3:00 p.m. Central time. In the event that the New York Stock Exchange closes early, i.e., before 3:00 p.m. Central Time, or in the event that the Exchange closes early for a period of time but then reopens for trading on the same day, we will process telephone transfer requests as of the close of the Exchange on that particular day. We will not accept telephone requests received from you at any telephone number other than the number that appears in this paragraph or received after the close of trading on the Exchange. If you own the Contract with a joint Contract Owner, unless we receive contrary instructions, we will accept instructions from either you or the other Contract Owner.

We use procedures that we believe provide reasonable assurance that the telephone transfers are genuine. For example, we tape telephone conversations with persons purporting to authorize transfers and request identifying information. Accordingly, we disclaim any liability for losses resulting from allegedly unauthorized telephone transfers. However, if we do not take reasonable steps to help ensure that a telephone authorization is valid, we may be liable for such losses.


EXCESSIVE TRADING LIMITS
We reserve the right to limit transfers among the Variable Sub-Accounts in any Contract Year, or to refuse any transfer request for a Contract Owner or certain Contract Owners, if:

.. we believe, in our sole discretion, that excessive trading by such Contract
  Owner or Owners, or a specific transfer request or group of transfer requests, may have a detrimental effect on the Accumulation Unit Values of any Variable Sub-Account or the share prices of the corresponding Portfolios or would be to the disadvantage of other contract owners; or

.. we are informed by one or more of the corresponding Portfolios that they intend to restrict the purchase or redemption of Portfolio shares because of excessive trading or because they believe that a specific transfer or group of transfers would have a detrimental effect on the prices of Portfolio shares.

We may apply the restrictions in any manner reasonably designed to prevent transfers that we consider disadvantageous to other contract owners.


SHORT TERM TRADING FEES
We reserve the right to assess short-term trading fees in connection with transfers from Variable Sub-Accounts that occur within a certain number of days following the date of allocation to the Variable Sub-Accounts. Such fees may vary by Variable Sub-Account, but will only apply to those Variable Sub-Accounts corresponding to underlying mutual funds that assess such fees.


DOLLAR COST AVERAGING PROGRAM
Through our Dollar Cost Averaging Program, you may automatically transfer a fixed dollar amount on a regular basis from any Variable Sub-Account or any Fixed Account Option to any of the other Variable Sub-Accounts. You may not use the Dollar Cost Averaging Program to transfer amounts to the Fixed Account Options. This program is available only during the Accumulation Phase.

We will not charge a transfer fee for transfers made under this Program, nor will such transfers count against the 12 transfers you can make each Contract Year without paying a transfer fee.

The theory of dollar cost averaging is that if purchases of equal dollar amounts are made at fluctuating prices, the aggregate average cost per unit will be less than the average of the unit prices on the same purchase dates. However, participation in this Program does not assure you of a greater profit from your purchases under the Program nor will it prevent or necessarily reduce losses in a declining market. Call or write us for instructions on how to enroll.


AUTOMATIC PORTFOLIO REBALANCING PROGRAM
Once you have allocated your money among the Variable Sub-Accounts, the performance of each Sub-Account may cause a shift in the percentage you allocated to each Sub-Account. If you select our AUTOMATIC PORTFOLIO REBALANCING PROGRAM, we will automatically rebalance the Contract Value in each Variable Sub-Account and return it to the desired percentage allocations. Money you allocate to the Fixed Account will not be included in the rebalancing.

We will rebalance your account quarterly, semi-annually, or annually. We will measure these periods according to your instructions. We will transfer amounts among the Variable Sub-Accounts to achieve the percentage allocations you specify. You can change your allocations at any time by contacting us in writing or by telephone. The new allocation will be effective with the first rebalancing that occurs after we receive your written or telephone request. We are not responsible for rebalancing that occurs prior to receipt of proper notice of your request.

Example:

  Assume that you want your initial purchase payment split among 2 Variable Sub-Accounts. You want 40%
  to be in the Morgan Stanley Quality Income Plus Variable Sub-Account and 60% to be in the Van Kampen LIT Aggressive Growth Variable Sub-Account. Over the next 2 months the bond market does very well while the stock market performs poorly. At the end of the first quarter, the Morgan Stanley Quality Income Plus Variable Sub-Account now represents 50% of your holdings because of its increase in value. If you choose to have your holdings in a Contract or Contracts rebalanced quarterly, on the first day of the next quarter we would sell some of your units in the Morgan Stanley Quality Income Plus Variable Sub-Account for the appropriate Contract(s) and use the money to buy more units in the Van Kampen LIT Aggressive Growth Variable Sub-Account so that the percentage allocations would again be 40% and 60% respectively.

The transfers made under the program do not count towards the 12 transfers you can make without paying a transfer fee, and are not subject to a transfer fee. Portfolio rebalancing is consistent with maintaining your allocation of investments among market segments, although it is accomplished by reducing your Contract Value allocated to the better performing segments.


EXPENSES
--------------------------------------------------------------------------------

As a Contract Owner, you will bear, directly or indirectly, the charges and expenses described below.


CONTRACT MAINTENANCE CHARGE
During the Accumulation Phase, on each Contract Anniversary, we will deduct a $30 contract maintenance charge from your assets invested in the money market Variable Sub-Account. If there are insufficient assets in that Variable Sub-Account, we will deduct the balance of the charge proportionally from the other Variable Sub-Accounts. We also will deduct this charge if you withdraw your entire Contract Value, unless your Contract qualifies for a waiver. During the Payout Phase, we will deduct the charge proportionately from each income payment.

The charge is to compensate us for the cost of administering the Contracts and the Variable Account. Maintenance costs include expenses we incur in billing and collecting purchase payments; keeping records; processing death claims, cash withdrawals, and policy changes; proxy statements; calculating Accumulation Unit Values and income payments; and issuing reports to Contract Owners and regulatory agencies. We cannot increase the charge. We will waive this charge:

.. for the remaining term of the Contract once your total purchase payments to the Contract equal $50,000 or more; or

.. for a Contract Anniversary, if on that date, your entire Contract Value is allocated to the Fixed Account Options, or after the Payout Start Date, if all income payments are fixed income payments.

We also reserve the right to waive this charge if you own more than one Contract and the Contracts meet certain minimum dollar amount requirements. In addition, we reserve the right to waive this charge for all Contracts.


ADMINISTRATIVE EXPENSE CHARGE
We deduct an administrative expense charge daily at an annual rate of 0.19% of the average daily net assets you have invested in the Variable Sub-Accounts. We intend this charge to cover actual administrative expenses that exceed the revenues from the contract maintenance charge. There is no necessary relationship between the amount of administrative charge imposed on a given Contract and the amount of expenses that may be attributed to that Contract. We assess this charge each day during the Accumulation Phase and the Payout Phase. We may increase this charge for Contracts issued in the future, but in no event will it exceed 0.35%. We guarantee that after your Contract is issued we will not increase this charge for your Contract.


MORTALITY AND EXPENSE RISK CHARGE
We deduct a mortality and expense risk charge daily from the net assets you have invested in the Variable Sub-Accounts. We assess mortality and expense risk charges during the Accumulation and Payout Phases of the Contract, except as noted below. The annual mortality and expense risk charge for the Contracts without any optional benefit are as follows:

MORGAN STANLEY ADVISOR                       1.10%
---------------------------------------------------
MORGAN STANLEY ADVISOR PREFERRED
                                             1.50%
---------------------------------------------------


The mortality and expense risk charge is for all the insurance benefits available with your Contract (including our guarantee of annuity rates and the death benefits), for certain expenses of the Contract, and for assuming the risk (expense risk) that the current charges will be sufficient in the future to cover the cost of administering the Contract. If the charges under the Contract are not sufficient, then we will bear the loss. We charge an additional amount for the optional benefits to compensate us for the additional risk that we accept by providing these options.

You will pay additional mortality and expense risk charges if you add any optional benefits to your Contract. The additional mortality and expense risk charge you pay will depend upon which of the options you select:

.. MAV Death Benefit Option: The current mortality and expense risk charge for this option is 0.25%. This charge may be increased, but will never exceed

  0.30%. We guarantee that we will not increase the mortality and expense risk charge for this option after you have added it to your Contract. We deduct the charge for this option only during the Accumulation Phase.

.. Enhanced Beneficiary Protection (Annual Increase) Option:  The current mortality  and expense risk charge for this option is 0.25%.  This  charge may
  be increased, but will never exceed 0.30%.   We  guarantee that we will not
  increase the mortality and expense risk charge for this option after you have added it to your Contract. We deduct the charge for this option only during the Accumulation Phase.

.. Earnings Protection Death Benefit Option: The current mortality and expense risk charge for this option is:

  . 0.25% (maximum of 0.35%) if the oldest Contract Owner and oldest Annuitant are age 70 or younger on the Rider Application Date;

  . 0.40% (maximum of 0.50%) if the oldest Contract Owner or oldest Annuitant is age 71 or older and both are age 79 or younger on the Rider Application Date.

  . The charges may be increased but they will never exceed the maximum charges shown above. We guarantee that we will not increase the mortality and expense risk charge for this option after you have added it to your Contract. However, if your spouse elects to continue the Contract in the event of your death and if he or she elects to continue the Earnings Protection Death Benefit Option, the charge will be based on the ages of the oldest new Contract Owner and the oldest Annuitant at the time the Contract is continued. Refer to the Death Benefit Payments provision in
     this prospectus for more information.   We deduct the charge for this
     option only during  the Accumulation Phase.

.. Spousal Protection Benefit Option: Currently, there is no charge for this benefit. We may assess a charge of up to 0.15% for the Spousal Protection Benefit Option. This charge will only be deducted during the Accumulation Phase of your Contract. We guarantee that we will not increase the mortality and expense risk charge for this option after you have added it to your Contract.

.. Income Protection Benefit Option: The current mortality and expense risk charge for this option is 0.50%. This charge may be increased, but will never exceed 0.75%. We guarantee that we will not increase the mortality and expense risk for this option after you have added it to your Contract. The charge will be deducted only during the Payout Phase.


RETIREMENT INCOME GUARANTEE OPTION FEE
We impose a separate annual Rider Fee for RIG 1 and RIG 2. The current annual Rider Fee for RIG 1 is 0.40% of the Income Base on each Contract Anniversary. The current annual Rider Fee for RIG 2 is 0.55% of the Income Base on each Contract Anniversary. We reserve the right to change the fee for the Options. However, once we issue your Option, we cannot change the Rider Fee that applies to your Contract. The Rider Fee rate will never exceed 0.50% per year for RIG 1, and 0.75% per year for RIG 2. See "Retirement Income Guarantee Options" for details.

We deduct the Rider Fees only from the Variable Sub-Account(s) on a pro-rata basis. For the initial Contract Anniversary after the Rider Date, we will deduct a fee pro rated to reflect the number of full months (30-day periods) from the Rider Date to the Contract Anniversary. In the case of a full withdrawal of the Contract Value on any date other than the Contract Anniversary, we will deduct from the amount paid upon withdrawal the Rider Fee multiplied by the appropriate Income Base immediately prior to the withdrawal pro rated to reflect the number of full months (30-day periods) the Option was in effect during the current Contract Year. We will not deduct the Rider Fee during the Payout Phase.

We guarantee that we will not increase the fee for either option after you have added it to your Contract; however, if you elect to exercise the Reset Option, the Rider Fee at reset will be based on the current Rider Fee percentage that is in effect at the time of reset. Refer to the Reset Option provision of this prospectus for more information.


TRANSFER FEE
We impose a fee upon transfers in excess of 12 during any Contract Year. The current fee is equal to 1.00% of the dollar amount transferred. This fee may be increased, but in no event will it exceed 2.00% of the dollar amount transferred. We will not charge a transfer fee on transfers that are part of a Dollar Cost Averaging Program or Automatic Portfolio Rebalancing Program.


WITHDRAWAL CHARGE
We may assess a withdrawal charge from the purchase payment(s) you withdraw.
 The amount of the charge will depend on the number of years that have elapsed since we received the purchase payment being withdrawn. A schedule showing the withdrawal charges applicable to each Contract appears on page ____.

Withdrawals also may be subject to tax penalties or income tax. You should consult with your tax counsel or other tax advisor regarding any withdrawals.

Withdrawals from the Market Value Adjusted Fixed Account Option may be subject to a market value adjustment. Refer to page ____for more information on market value adjustments.


FREE WITHDRAWAL AMOUNT
You can withdraw up to the Free Withdrawal Amount each Contract Year without paying the withdrawal charge. The Free Withdrawal Amount for a Contract Year is equal to 15% of all purchase payments that are subject to a withdrawal charge as of the beginning of that Contract Year, plus 15% of the purchase payments added to the Contract during the Contract Year. The withdrawal charge applicable to Contracts owned by Charitable Remainder Trusts is described below.

Purchase payments no longer subject to a withdrawal charge will not be used to determine the Free Withdrawal Amount for a Contract Year, nor will they be assessed a withdrawal charge, if withdrawn. The Free Withdrawal Amount is not available in the Payout Phase.

You may withdraw up to the Free Withdrawal Amount in each Contract Year it is available without paying a withdrawal charge; however, the amount withdrawn may be subject to a Market Value Adjustment or applicable taxes. If you do not withdraw the entire Free Withdrawal Amount in a Contract Year, any remaining portion may not be carried forward to increase the Free Withdrawal Amount in a later Contract Year.

For purposes of assessing the withdrawal charge, we will treat withdrawals as coming from the oldest purchase payments first as follows:

1) Purchase payments that no longer are subject to         withdrawal charges;

2) Free Withdrawal Amount (if available);

3) Remaining purchase payments subject to withdrawal charges, beginning with the oldest purchase payment;

4) Any earnings not previously withdrawn.

However, for federal income tax purposes, earnings are considered to come out first, which means that you will pay taxes on the earnings portion of your withdrawal.

If the Contract Owner is a Charitable Remainder Trust, the Free Withdrawal Amount in a Contract Year is equal to the greater of:

.. The Free Withdrawal Amount described above; or

.. Earnings as of the beginning of the Contract Year that have not been previously withdrawn.

For purposes of assessing the withdrawal charge for a Charitable Remainder Trust-Owned Contract, we will treat withdrawals as coming from the earnings first and then the oldest purchase payments as follows:

1) Earnings not previously withdrawn;

2) Purchase payments that are no longer subject to withdrawal charges;

3) Free Withdrawal Amount in excess of earnings;

4) Purchase payments subject to withdrawal charges, beginning with the oldest purchase payment.




ALL CONTRACTS
We do not apply a withdrawal charge in the following situations:

.. the death of the Contract Owner or Annuitant (unless the Settlement Value is used);

.. withdrawals taken to satisfy IRS minimum distribution rules for the Contract;
  or

.. withdrawals that qualify for one of the waivers described below.

We use the amounts obtained from the withdrawal charge to pay sales commissions and other promotional or distribution expenses associated with marketing the Contracts. To the extent that the withdrawal charge does not cover all sales commissions and other promotional or distribution expenses, we may use any of our corporate assets, including potential profit which may arise from the mortality and expense risk charge or any other charges or fee described above, to make up any difference.

Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 591/2, may be subject to an additional 10% federal tax penalty. You should consult your own tax counsel or other tax advisers regarding any withdrawals.


CONFINEMENT WAIVER. We will waive the withdrawal charge on all withdrawals taken under your Contract if the following conditions are satisfied:

1. you or the Annuitant, if the Contract Owner is not a living person, are first confined to a long term care facility or a hospital for at least 90 consecutive days. You or the Annuitant must enter the long term care facility or hospital at least 30 days after the Issue Date,

2. we receive your request for withdrawal and written proof of the stay no later than 90 days following the end of your or the Annuitant's stay at the long term care facility or hospital, and

3. a physician must have prescribed the stay and the stay must be medically necessary (as defined in the Contract).


TERMINAL ILLNESS WAIVER. We will waive the withdrawal charge on all withdrawals under your Contract if:

1. you or the Annuitant, if the Contract Owner is not a living person, are diagnosed by a physician as having a terminal illness (as defined in the Contract) at least 30 days after the Issue Date, and

2. you provide adequate proof of diagnosis to us before or at the time you request the withdrawal.


UNEMPLOYMENT WAIVER. We will waive the withdrawal charge on one partial or a full withdrawal taken under your Contract, if you meet the following requirements:

1. you or the Annuitant, if the Contract Owner is not a living person, become unemployed at least one year after the Issue Date,

2. you or the Annuitant receive unemployment compensation (as defined in the Contract) for at least 30 days as a result of that unemployment, and

3. you or the Annuitant claim this benefit within 180 days of your or the Annuitant's initial receipt of unemployment compensation.

You may exercise this benefit once over the term of the Contract. Amounts withdrawn may be subject to Market Value Adjustments.

Please refer to your Contract for more detailed information about the terms and conditions of these waivers.

The laws of your state may limit the availability of these waivers and may also change certain terms and/or benefits available under the waivers. You should consult your Contract for further details on these variations. Also, even if you do not pay a withdrawal charge because of these waivers, a Market Value Adjustment may apply and you still may be required to pay taxes or tax penalties on the amount withdrawn. You should consult your tax advisor to determine the effect of a withdrawal on your taxes.


PREMIUM TAXES
Some states and other governmental entities (e.g., municipalities) charge premium taxes or similar taxes. We are responsible for paying these taxes and will deduct them from your Contract Value. Some of these taxes are due when the Contract is issued, others are due when income payments begin or upon surrender. Our current practice is not to charge anyone for these taxes until income payments begin or when a total withdrawal occurs including payment upon death. We may some time in the future discontinue this practice and deduct premium taxes from the purchase payments. Premium taxes generally range from 0% to 4%, depending on the state.

At the Payout Start Date, we deduct the charge for premium taxes from each investment alternative in the proportion that the Contract Value in the investment alternative bears to the total Contract Value.


DEDUCTION FOR SEPARATE ACCOUNT INCOME TAXES
We are not currently maintaining a provision for taxes. In the future, however, we may establish a provision for taxes if we determine, in our sole discretion, that we will incur a tax as a result of the operation of the Variable Account. We will deduct for any taxes we incur as a result of the operation of the Variable Account, whether or not we previously made a provision for taxes and whether or not it was sufficient. Our status under the Internal Revenue Code is briefly described in the "Taxes" section of this prospectus.


OTHER EXPENSES
Each Portfolio deducts advisory fees and other expenses from its assets. You indirectly bear the charges and expenses of the Portfolios whose shares are held by the Variable Sub-Accounts. These fees and expenses are described in the accompanying prospectuses for the Funds. For a summary of current estimates of maximum and minimum amounts for those charges and expenses, see page ___. We may receive compensation from the investment advisers, administrators or distributors, or their affiliates, of the Portfolios in connection with the administrative services we provide to the Portfolios.


ACCESS TO YOUR MONEY
--------------------------------------------------------------------------------

You can withdraw some or all of your Contract Value at any time prior to the Payout Start Date. Withdrawals also are available under limited circumstances on or after the Payout Start Date. See "Income Plans" on page ___.

The amount payable upon withdrawal is the Contract Value (or portion thereof) next computed after we receive the request for a withdrawal at our home office, adjusted by any applicable Market Value Adjustment, less any applicable withdrawal charges, income tax withholding, penalty tax, contract maintenance charge, Rider Fee, and any premium taxes. We will pay withdrawals from the Variable Account within 7 days of receipt of the request, subject to postponement in certain circumstances. You can withdraw money from the Variable Account or the Fixed Account Option(s) available under your Contract. To complete a partial withdrawal from the Variable Account, we will cancel Accumulation Units in an amount equal to the withdrawal and any applicable withdrawal charge and premium taxes.

You must name the investment alternative from which you are taking the withdrawal. If none is named, then the withdrawal request is incomplete and cannot be honored.

In general, you must withdraw at least $50 at a time.

Withdrawals from the Standard Fixed Account Option may be subject to a restriction. See "Standard Fixed Account Options" on page ___.

Withdrawals taken prior to annuitization (referred to in this prospectus as the Payout Phase) are generally considered to come from the earnings in the Contract first. If the Contract is tax-qualified, generally all withdrawals are treated as distributions of earnings. Withdrawals of earnings are taxed as ordinary income and, if taken prior to age 591/2, may be subject to an additional 10% federal penalty tax. If you request a total withdrawal, we may require that you return your Contract to us. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract. If we terminate your Contract, we will distribute to you its Contract Value, less withdrawal and other charges and taxes.


POSTPONEMENT OF PAYMENTS
We may postpone the payment of any amounts due from the Variable Account under the Contract if:

1. The New York Stock Exchange is closed for other than usual weekends or holidays, or trading on the Exchange is otherwise restricted,

2. An emergency exists as defined by the SEC, or

3. The SEC permits delay for your protection.

In addition, we may delay payments or transfers from the Fixed Account Option(s) available under your Contract for up to 6 months or shorter period if required by law. If we delay payment or transfer for 30 days or more, we will pay interest as required by law.


SYSTEMATIC WITHDRAWAL PROGRAM
You may choose to receive systematic withdrawal payments on a monthly, quarterly, semi-annual, or annual basis at any time prior to the Payout Start Date. Please consult your sales representative or call us at 1-800-654-2397 for more information.

Depending on fluctuations in the value of the Variable Sub-Accounts and the value of the Fixed Account Options, systematic withdrawals may reduce or even exhaust the Contract Value. Income taxes may apply to systematic withdrawals. Please consult your tax advisor before taking any withdrawal.

We will make systematic withdrawal payments to you or your designated payee. At our discretion, we may modify or suspend the Systematic Withdrawal Program and charge a processing fee for the service. If we modify or suspend the Systematic Withdrawal Program, existing systematic withdrawal payments will not be affected.


MINIMUM CONTRACT VALUE
If your request for a partial withdrawal would reduce your Contract Value to less than $1,000, we may treat it as a request to withdraw your entire Contract Value. Your Contract will terminate if you withdraw all of your Contract Value. We will, however, ask you to confirm your withdrawal request before terminating your Contract. If we terminate your Contract, we will distribute to you its Contract Value, adjusted by any applicable Market Value Adjustment, less withdrawal and other charges and applicable taxes.


INCOME PAYMENTS
--------------------------------------------------------------------------------


PAYOUT START DATE
The Payout Start Date is the day that we apply your Contract Value adjusted by any applicable Market Value Adjustment and less applicable taxes to an Income Plan. The first income payment must occur at least 30 days after the Issue Date. The Payout Start Date may be no later than:

.. the Annuitant's 99th birthday, or

.. the 10th Contract Anniversary.

You may change the Payout Start Date at any time by notifying us in writing of the change at least 30 days before the scheduled Payout Start Date. Absent a change, we will use the Payout Start Date stated in your Contract.


INCOME PLANS
An "Income Plan" is a series of payments made on a scheduled basis to you or to another person designated by you. You may select more than one Income Plan. If you choose more than one Income Plan, you must specify what proportions of your Contract Value, adjusted by any Market Value Adjustment and less any applicable taxes, should be allocated to each such Income Plan. For tax reporting purposes, your cost basis and any gain on the Contract will be allocated proportionally to each Income Plan you select based on the proportion of your Contract Value applied to each such Income Plan. We reserve the right to limit the number of Income Plans that you may select. If you choose to add the Income Protection Benefit Option, certain restrictions may apply as described under "Income Protection Benefit Option," below. If you do not select an Income Plan, we will make income payments in accordance with Income Plan 1 with a Guaranteed Payment Period of 10 years. If any Contract Owner dies during the Payout Phase, the new Contract Owner will be the surviving Contract Owner. If there is no surviving Contract Owner, the new Contract Owner will be the Beneficiary(ies) as described in the "Beneficiary" section of this prospectus. Any remaining income payments will be paid to the new Contract Owner as scheduled. Income payments to Beneficiaries may be subject to restrictions established by the Contract Owner. After the Payout Start Date, you may not make withdrawals (except as described below) or change your choice of Income Plan.

Currently seven Income Plans are available. Depending on the Income Plan(s) you choose, you may receive:

.. fixed income payments;

.. variable income payments; or

.. a combination of the two.

A portion of each payment will be considered taxable and the remaining portion will be a non-taxable return of your investment in the Contract, which is also called the "basis". Once the investment in the Contract is depleted, all remaining payments will be fully taxable. If the Contract is tax-qualified, generally, all payments will be fully taxable. Taxable payments taken prior to age 591/2 may be subject to an additional 10% federal tax penalty.

The seven Income Plans are:


INCOME PLAN 1 - LIFE INCOME WITH GUARANTEED NUMBER OF PAYMENTS. Under this plan, we make periodic income payments for at least as long as the Annuitant lives. If the Annuitant dies in the Payout Phase, we will continue to pay income payments until the guaranteed number of payments has been paid. The number of months guaranteed ("Guaranteed Payment Period") may range from 0 to 360 months. If the Annuitant is age 90 or older as of the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months.

INCOME PLAN 2 - JOINT AND SURVIVOR LIFE INCOME WITH GUARANTEED NUMBER OF

PAYMENTS. Under this plan, we make periodic income payments for at least as long as either the Annuitant or the joint Annuitant, named at the time the Income Plan was selected, lives. If both the Annuitant and joint Annuitant die in the Payout Phase, we will continue to pay the income payments until the guaranteed number of payments has been paid. The Guaranteed Payment Period may range from 0 to 360 months. If either the Annuitant or joint Annuitant is age 90 or older as of the Payout Start Date, the Guaranteed Payment Period may range from 60 to 360 months. You may elect a reduced survivor plan of 50%, 66% or 75% of the payment amount. If you do not elect a reduced survivor amount, the payments will remain at 100%. If you elect a reduced survivor payment plan, the amount of each income payment initially will be higher but a reduction will take place at the later of 1) the death of an Annuitant; or 2) at the end of the guaranteed payment period.


INCOME PLAN 3 - GUARANTEED NUMBER OF PAYMENTS. Under this plan, we make periodic income payments for the period you have chosen. These payments do not depend on the Annuitant's life. The shortest number of months guaranteed is 60 (120 if the Payout Start Date occurs prior to the third Contract Anniversary). The longest number of months guaranteed is 360 or the number of months between the Payout Start Date and the date that the Annuitant reaches age 100, if greater. In no event may the number of months guaranteed exceed 600. We will deduct the mortality and expense risk charge from the assets of the Variable Sub-Account supporting this Income Plan even though we may not bear any mortality risk. You may make withdrawals, change the length of the guaranteed payment period, or change the frequency of income payments under Income Plan 3.
 See "Modifying Payments" and "Payout Withdrawals" below for more details.


INCOME PLAN 4 -LIFE INCOME WITH CASH REFUND. Under this plan, we make periodic income payments until the death of the Annuitant. If the death of the Annuitant occurs before the total amount applied to an Income Plan is paid out, we will pay a lump sum payment of the remaining amount. Payments under this plan are available only as fixed income payments.


INCOME PLAN 5 -JOINT LIFE INCOME WITH CASH REFUND. Under this plan, we make periodic income payments until the deaths of both the Annuitant and joint Annuitant. If the deaths of both the Annuitant and joint Annuitant occur before the total amount applied to an Income Plan is paid out, we will pay a lump sum payment of the remaining amount. Currently, a reduced survivor plan is not available.


INCOME PLAN 6 -LIFE INCOME WITH INSTALLMENT REFUND. Under this plan, we make periodic income payments until the later of (1) the death of the Annuitant, or
(2) the total amount paid out under the annuity is equal to the total amount applied to the Income Plan. If the death of the Annuitant occurs before the total amount applied to an Income Plan is paid out, we will continue to make payments in the same manner until any remaining payments are paid out. Payments under this plan are available only as fixed income payments.




INCOME PLAN 7 - JOINT LIFE INCOME WITH INSTALLMENT REFUND. Under this plan, we make periodic income payments until the later of (1) the deaths of both the Annuitant and joint Annuitant, or (2) the total amount paid out under the annuity is equal to the total amount applied to the Income Plan. If the deaths of both the Annuitant and joint Annuitant occur before the total amount applied to an Income Plan is paid out, we will continue to make payments in the same manner until any remaining payments are paid out. Currently, a reduced survivor plan is not available. Payments under this plan are available only as fixed income payments.

If you choose an Income Plan with payments that continue for the life of the Annuitant or joint Annuitant, we may require proof of age and sex of the Annuitant or joint Annuitant before starting income payments, and proof that the Annuitant or joint Annuitant is alive before we make each payment. Please note that under Income Plans 1and 2, if you do not select a Guaranteed Payment Period, it is possible that the payee could receive only one income payment if the Annuitant and any joint Annuitant both die before the second income payment, or only two income payments if they die before the third income payment, and so on.

The length of any Guaranteed Payment Period under your selected Income Plan generally will affect the dollar amounts of each income payment. As a general rule, longer Guarantee Payment Periods result in lower income payments, all other things being equal. For example, if you choose an Income Plan with payments that depend on the life of the Annuitant but with no guaranteed payments, the income payments generally will be greater than the income payments made under the same Income Plan with a specified Guaranteed Payment Period.


MODIFYING PAYMENTS
After the Payout Start Date, you may make the following changes under Income Plan 3:

.. You may request to modify the length of the Guaranteed Payment Period.
   Currently, we allow you to make this change once each Contract Year. We reserve the right to change this practice at any time without prior notice.
   If you elect to change the length of the Guaranteed Payment Period, the new Guaranteed Payment Period must be within the original minimum and maximum period you would have been permitted to select on the Payout Start Date.
   However, the maximum payment period permitted will be shortened by the period elapsed since the original Guaranteed Payment Period began. If you change the length of your Guaranteed Payment Period, we will compute the present value of your remaining payments, using the same assumptions we would use if you were terminating the income payments, as described in Payout Withdrawal. We will then adjust the remaining payments to equal what that value would support based on those same assumptions and based on the revised Guaranteed Payment Period.

You may request to change the frequency of your payments. We currently allow you to make this change once each Contract Year. We reserve the right to change this practice at any time without prior notice.Changes to either the frequency of payments or length of the Guaranteed Payment Period will result in a change to the payment amount and may change the amount of each payment that is taxable to you.

Modifying payments of this Contract may not be allowed under qualified plans. In order to satisfy RMD under current Treasury regulations, once income payments have begun over a Guaranteed Payment Period, the Guaranteed Payment Period may not be changed even if the new period is shorter than the maximum permitted. Please consult with a competent tax advisor prior to making a request to modify payments if your contract is subject to RMD requirements.

 Any change to either the frequency of payments or length of a Guaranteed Payment Period will take effect on the next payment date after we accept the requested change.


PAYOUT WITHDRAWAL
You may terminate all or a portion of the income payments being made under Income Plan 3 at any time and withdraw their present value ("withdrawal value"), subject to a Payout Withdrawal Charge, by writing to us ("Payout Withdrawal"). For variable income payments, the withdrawal value is equal to the present value of the variable income payments being terminated, calculated using a discount rate equal to the assumed investment rate that was used in determining the initial variable payment. For fixed income payments, the withdrawal value is equal to the present value of the fixed income payments being terminated, calculated using a discount rate equal to the applicable current interest rate. The applicable current interest rate is the rate we are using on the date we receive your Payout Withdrawal request to determine income payments for a new annuitization with a payment period equal to the remaining payment period of the income payments being terminated.

A Payout Withdrawal must be a least $50. If any Payout Withdrawal reduces the value of the remaining income payments to an amount not sufficient to provide an initial payment of at least $20, we reserve the right to terminate the Contract and pay you the present value of the remaining income payments in a lump sum. If you withdraw the entire value of the remaining income payments, the Contract will terminate.

You must specify the Investment Alternative(s) from which you wish to make a Payout Withdrawal. If you withdraw a portion of the value of your remaining income payments, the payment period will remain unchanged and your remaining payment amounts will be reduced proportionately.


PAYOUT WITHDRAWAL CHARGE
To determine the Payout Withdrawal Charge, we assume that purchase payments are withdrawn first, beginning with the oldest payment. When an amount equal to all purchase payments have been withdrawn, additional withdrawals will not be assessed a Payout Withdrawal Charge.



Payout Withdrawals will be subject to a Payout Withdrawal Charge for each Contract as follows:

                        Number of Complete Years Since We Received the Purchase Payment Being Withdrawn/Applicable Charge:
Contract:                   0           1           2           3           4           5           6           7            8+
------------------------------------------------------------------------------------------------------------------------------------
Morgan Stanley Advisor      7%          7%          6%          5%          4%          3%          2%          0%           0%

Morgan Stanley Advisor
 Preferred                  7%          6%          5%          0%

ADDITIONAL INFORMATION. We may make other Income Plans available. You may obtain information about them by writing or calling us.On the Payout Start Date, you must specify the portion of the Contract Value to be applied to variable income payments and the portion to be applied to fixed income payments. If you do not tell us how to allocate your Contract Value among fixed and variable income payments, we will apply your Contract Value in the Variable Account to variable income payments and your Contract Value in the Fixed Account to fixed income payments.

We will apply your Contract Value, adjusted by any applicable Market Value Adjustment, less applicable taxes to your Income Plan(s) on the Payout Start Date. We can make income payments in monthly, quarterly, semi-annual or annual installments, as you select. If the Contract Value is less than $2,000 or not enough to provide an initial payment of at least $20, and state law permits, we may:

.. terminate the Contract and pay you the Contract Value, adjusted by any applicable Market Value Adjustment and less any applicable taxes, in a lump sum instead of the periodic payments you have chosen, or

.. reduce the frequency of your payments so that each payment will be at least
  $20.


VARIABLE INCOME PAYMENTS
The amount of your variable income payments depends upon the investment results of the Variable Sub-Accounts you select, the premium taxes you pay, the age and sex of the Annuitant, and the Income Plan you choose. We guarantee that the payments will not be affected by (a) actual mortality experience or (b) the amount of our administration expenses.

We cannot predict the total amount of your variable income payments, which may be more or less than your total purchase payments because (a) variable income payments vary with the investment results of the underlying Portfolios; and (b) under some of the Income Plans, we make income payments only so long as an Annuitant is alive or any applicable Guaranteed Payment Period has not yet expired.

In calculating the amount of the periodic payments in the annuity tables in the Contracts, we used an assumed investment rate ("AIR", also known as benchmark rate) of 3%. Currently, you may choose either a 6%, 5%, or 3% AIR per year. If you select the Income Protection Benefit Option, however, the 3% AIR must apply.
 The 6% and 5% AIR may not be available in all states (check with your representative for availability). Currently, if you do not choose one, the 5% AIR will automatically apply (except in states in which the 5% AIR is not available; in those states, the 3% AIR will automatically apply). We reserve the right to offer other assumed investment rates. If the actual net investment return of the Variable Sub-Accounts you choose is less than the AIR, then the dollar amount of your variable income payments will decrease. The dollar amount of your variable income payments will increase, however, if the actual net investment return exceeds the AIR. The dollar amount of the variable income payments stays level if the net investment return equals the AIR. With a higher AIR, your initial income payment will be larger than with a lower AIR. While income payments continue to be made, however, this disparity will become smaller and, if the payments have continued long enough, each payment will be smaller than if you had initially chosen a lower AIR.

Please refer to the Statement of Additional Information for more detailed information as to how we determine variable income payments.

You may also elect a variable income payment stream consisting of level monthly, quarterly or semi-annual payments. If you elect to receive level monthly, quarterly or semi-annual payments, the payments must be recalculated annually. You may only elect to receive level payments at or before the Payout Start Date. If you have elected level payments for an Income Plan(s), you may not make any variable to fixed payment transfers within such Income Plan(s). We will determine the amount of each annual payment as described above, place this amount in our general account, and then distribute it in level monthly, quarterly or semi-annual payments. The sum of the level payments will exceed the annual calculated amount because of an interest rate factor we use, which may vary from year to year, but will not be less than 2% per year. If the Annuitant dies while you are receiving level payments, you will not be entitled to receive any remaining level payments for that year (unless the Annuitant dies before the end of the Guaranteed Payment Period). For example, if you have selected Income Plan 1 with no Guaranteed Payment Period and the Annuitant dies during the year, the Beneficiary will not be entitled to receive the remaining level payments for that year.


INCOME PROTECTION BENEFIT OPTION
We offer an Income Protection Benefit Option, which may be added to your Contract on the Payout Start Date for an additional mortality and expense risk charge if you have selected variable income payments subject to the following conditions:

.. The Annuitant and joint Annuitant, if applicable, must be age 75 or younger on the Payout Start Date.

.. You must choose Income Plan 1 or 2 and the Guaranteed Payment Period must be for at least 120 months, unless the Internal Revenue Service requires a different payment period.

.. You may apply the Income Protection Benefit Option to more than one Income
  Plan.

.. The AIR must be 3% for the Income Plan(s) that you wish to apply this benefit to.

.. You may only add the Income Protection Benefit Option on the Payout Start Date and, once added, the option cannot be cancelled.

.. You may not convert variable income payments to fixed income payments.

If you select the Income Protection Benefit Option, we guarantee that your variable income payments under each of the Income Plans to which the option is applied will never be less that 85% of the initial variable amount income value ("Income Protection Benefit"), as calculated on the Payout Start Date under such Income Plans. See Appendix C for numerical examples that illustrate how the Income Protection Benefit is calculated.

If you add the Income Protection Benefit Option to your Contract, the mortality and expense risk charge during the Payout Phase will be increased. Currently, the charge for this option is 0.50%. We may change the amount we charge, but it will not exceed 0.75%. Once the option is issued, we will not increase what we charge you for the benefit.

In order to ensure that we achieve adequate investment diversification ("INCOME PROTECTION DIVERSIFICATION REQUIREMENT"), we reserve the right, in our sole discretion, to impose limitations on the investment alternatives in which you may invest during the Payout Phase with respect to the assets supporting the variable income payments to which the Income Protection Option applies. These limitations may include, but are not limited to, maximum investment limits on certain Variable Sub-Accounts, exclusion of certain Variable Sub-Accounts, required minimum allocations to certain Variable Sub-Accounts, and/or the required use of Automatic Portfolio Rebalancing.

To achieve our Income Protection Diversification Requirement, we have divided the Variable Sub-Accounts into three separate categories: "unrestricted," "restricted" and "excluded." Currently, we require that you allocate between 30% to 100% of the assets supporting your variable income payments to the unrestricted Variable Sub-Accounts in any manner you choose. You may allocate up to 70% of the assets supporting your variable income payments to the restricted Variable Sub-Accounts. You may not, however, allocate more than 20% of the assets supporting your variable income payments to any one of the restricted Variable Sub-Accounts. You may not allocate ANY PORTION of the assets supporting your variable income payments to the excluded Variable Sub-Accounts.

In the following three tables, we list our current Income Protection Diversification Requirement:


UNRESTRICTED VARIABLE SUB-ACCOUNTS. There is no limit to the amount of assets supporting your variable income payments that you may allocate to any one or more of the following Variable Sub-Accounts. Currently, we require that you allocate AT LEAST 30% of the assets supporting your variable income payments to this category.

  Morgan Stanley Limited Duration Bond

  Morgan Stanley Money Market

  Morgan Stanley Quality Income Plus




RESTRICTED VARIABLE SUB-ACCOUNTS. You may allocate up to 70% of the amount of assets supporting your variable income payments to the following Variable Sub-Accounts. Currently, you may not allocate more than 20% of the amount of assets supporting your variable income payments to any one of the restricted Variable Sub-Accounts.

  AIM VIBasic Value

  AIM VI Premier Equity

  Alliance Growth

  Aliance Growth and Income

  Alliance Premier Growth

  Alliance Berstein Small Cap

  Morgan Stanley Aggressive Equity

  Morgan Stanley Dividend Growth

  Morgan Stanley Equity

  Morgan Stanley European Growth

  Morgan Stanley Global Advantage

  Morgan Stanley Global Dividend Growth

  Morgan stanley Global Franchise

  Morgan Stanley Income Builder

  Morgan Stanley S&P 500 Index

  Morgan Stanley Strategist

  Morgan Stanley UIF Active International Allocation

  Morgan Stanley UIF Equity and Income

  Morgan Stanley UIF Equity Growth

  Morgan Stanley UIF High Yield

  Morgan Stanley UIF U.S. Mid Cap Core

  Morgan Stanley UIF U.S. RealEstate

  Morgan Stanley Utilities

  Putnam VT Growth and Income

  Putnam VT International Equity

  Putnam VT Investors

  Putnam VT Small Cap Value

  Putnam VT The George Putnam Fund of Boston

  Putnam VT Voyager

  Van Kampen LIT Comstock

  Van Kampen LIT Growth and Income




EXCLUDED VARIABLE SUB-ACCOUNTS. Currently, none of the following Variable Sub-Accounts are available to support variable income payments.

  AIM VI Capital Appreciation

  Morgan Stanley Emerging Market Debt

  Morgan Stanley Information

  Morgan Stanley Small Company Growth

  Morgan Stanley UIF Emerging Markets Equity

  Morgan Stanley UIF Mid Cap Growth

  Van Kampen LIT Aggressive Growth

  Van Kampen LIT Emerging Growth





You must use quarterly Automatic Portfolio Rebalancing to meet our Income Protection Diversification Requirement. On the date of each rebalancing, we will reallocate the amount of the assets supporting your variable income payments according to the rebalancing percentages you have selected, subject to the then current restrictions and exclusions in effect. We expect that the restrictions and exclusions for each category will change from time to time. Any change in these restrictions and exclusions will become effective no later than the next regularly scheduled rebalancing of your Variable Sub-Account choices on or immediately after the date of change.

The Income Protection Diversification Requirement is based on a model. We may use a model developed and maintained by us or we may elect to use a model developed or provided by an independent third party. We will notify you at least 30 days before we make any change to our Income Protection Diversification Requirement.

We may determine which Variable Sub-Accounts are eligible for each category or we may elect to follow the recommendations of an independent third party. We may at any time make new determinations as to which Variable Sub-Accounts are unrestricted, restricted or excluded. We may do so for a variety of reasons including, but not limited to, a change in the investment objectives or policies of a Portfolio, or the failure, in our sole determination, of such Portfolio to invest in accordance with its stated investment objective or policies.

Transfers made for purposes of meeting the Income Protection Diversification Requirement will not count towards the number of free transfers you may make each Contract Year. See "Investment Alternatives: Transfers," above, for additional information.


FIXED INCOME PAYMENTS
We guarantee income payment amounts derived from any Fixed Account Option for the duration of the Income Plan. The guaranteed income payment amounts will change if the frequency of payments or the length of the payment period changes.

We calculate the fixed income payments by:

.. adjusting the portion of the Contract Value in any Fixed Account Option on the Payout Start Date by any applicable Market Value Adjustment;

.. deducting any applicable premium tax; and

.. applying the resulting amount to the greater of (a) the appropriate income payment factor for the selected Income Plan from the Income Payment Table in your Contract or (b) such other income payment factor as we are offering on the Payout Start Date.

We may defer your request to make a withdrawal from fixed income payments for a period of up to 6 months or whatever shorter time state law may require. If we defer payments for 30 days or more, we will pay interest as required by law from the date we receive the withdrawal request to the date we make payment.

RETIREMENT INCOME GUARANTEE OPTIONS We offer two Retirement Income Guarantee Options ("RIG 1" and "RIG 2"), which are available for an additional fee. RIG 1 provides a benefit that is based on a guaranteed interest accumulation. RIG 2 provides a benefit that is based on the greater of a guaranteed interest accumulation or a maximum anniversary value. Each option is described in more detail below.

The options are available at issue of the Contract or may be added afterwards.
 We refer to the issue date of the option as the "RIDER DATE." You may add only one Retirement Income Guarantee Option to your Contract. The oldest Contract Owner and oldest Annuitant must be age 75 or younger on the Rider Application Date. Once you add a rider to your Contract, it may not be cancelled except
under the "RESET OPTION" described below.   The options may not be available in
all states.

WE RESERVE THE RIGHT TO IMPOSE LIMITATIONS ON THE INVESTMENT ALTERNATIVES IN WHICH YOU MAY INVEST AS A CONDITION OF THESE OPTIONS. THESE RESTRICTIONS MAY INCLUDE, BUT ARE NOT LIMITED TO, MAXIMUM INVESTMENT LIMITS ON CERTAIN INVESTMENT ALTERNATIVES, EXCLUSION OF CERTAIN INVESTMENT ALTERNATIVES, REQUIRED MINIMUM ALLOCATIONS TO CERTAIN VARIABLE SUB-ACCOUNTS AND/OR THE AUTOMATIC PORTFOLIO REBALANCING. CURRENTLY, NO SUCH RESTRICTIONS ARE BEING IMPOSED.

For each option, an "INCOME BASE" is calculated, which is used only for the purpose of calculating the "GUARANTEED

RETIREMENT INCOME BENEFIT" and the appropriate "RIDER FEE," all defined below.
 The Income Base does not provide a Contract Value or guarantee performance of any investment option. The Income Base for RIG 1 and RIG 2 are described in more detail below.

You may apply the Income Base less applicable taxes to an Income Plan on the Payout Start Date and receive the Guaranteed Retirement Income Benefit if all of the following conditions are satisfied:

.. The Payout Start Date must be on or after the 10/th/ Contract Anniversary of the Rider Date.

.. The Payout Start Date must occur during the 30-day period following a Contract
  Anniversary.

.. The oldest Annuitant must be age 99 or younger as of the Payout Start Date.

.. You must select Fixed Amount Income Payments only.

.. You must select Income Plan 1 or 2, with a Guaranteed Payment Period of at least:

  . 120 months, if the youngest Annuitant is age 80 or younger as of the Payout Start Date; or

  . 60 months, if the youngest Annuitant is older than age 80 as of the Payout Start Date.

The "GUARANTEED RETIREMENT INCOME BENEFIT" is determined by applying the Income Base, less any applicable taxes, to the appropriate monthly income payment factor shown in the Income Payment Tables in your Contract for the selected Income Plan.

If a different payment frequency (quarterly, semi-annual, or annual) or different Income Plan is selected, an income payment factor for the selected payment frequency and Income Plan is determined on the same mortality and interest rate basis as the Income Payment Tables shown in your Contract.

On the Payout Start Date, the income payments for the selected Income Plan will be the greater of:

.. The Guaranteed Retirement Income Benefit; or

.. For fixed income payments, the Contract Value, adjusted by any applicable
  Market Value Adjustment, less any applicable taxes is applied to the greater of: the appropriate income payment factor for the selected Income Plan from the income payment tables in your Contract, or an income payment factor for the selected Income Plan that we are offering on the Payout Start Date.

We assess an annual Rider Fee if you select one of the Retirement Income Guarantee Options. The Rider Fee is deducted on each Contract Anniversary on a pro rata basis from each of the Variable Sub-Accounts in which your Contract Value is invested on that date. The Rider Fee will decrease the number of Accumulation Units in each Variable Sub-Account. The Rider Fee is deducted only during the Accumulation Phase of the Contract. For the first Contract Anniversary following the Rider Date, the Rider Fee will be prorated based on the number of full months (30 day periods) between the Rider Date and the first Contract Anniversary after the Rider Date. In the case of a full withdrawal of the Contract Value, the Rider Fee is prorated based on the number of full months (30 day periods) between the Contract Anniversary immediately prior to the withdrawal and the date of the withdrawal.

The current Rider Fee for RIG 1 is 0.40% of the Income Base on each Contract Anniversary. The current Rider Fee for the RIG 2 is 0.55% of the Income Base on each Contract Anniversary. We reserve the right to change the Rider Fee for the options. However, once we issue your option, we cannot change the Rider Fee that applies to your Contract. The Rider Fee will never exceed 0.50% per year for RIG 1, and 0.75% per year for RIG 2.

However, if you exercise the Reset Option, defined below, then the Rider Fee Percentage upon reset will be the current Rider Fee Percentage in effect for the new rider at that time.

These options will terminate and the corresponding Rider Fee will cease on the earliest of the following to occur:

.. The date the Contract is terminated;

.. If the Contract is not continued in the Accumulation Phase under either the Death of Owner or Death of Annuitant provisions of the Contract. The option will terminate on the date we determine the Death Proceeds;

.. The Payout Start Date; or

.. The effective date of the Reset Option.

Otherwise, the options may not be terminated or cancelled.


CALCULATION OF INCOME BASE.
On the Rider Date, the "RIG 1 INCOME BASE" is equal to the Contract Value. The RIG 1 Income Base, plus purchase payments made after the Rider Date and less RIG 1 withdrawal adjustments for withdrawals made after the Rider Date, will accumulate interest on a daily basis at a rate equivalent to 5% per year (3% in certain states), subject to the "CAP" defined below. This accumulation will continue until the first Contract Anniversary following the 85/th/ birthday of the oldest Contract Owner or oldest Annuitant, whichever occurs first. After the 5% interest accumulation ends (3% in certain states), the RIG 1 Income Base will continue to be increased by purchase payments and reduced by RIG 1 withdrawal adjustments for withdrawals until the option terminates. The "RIG 1 WITHDRAWAL ADJUSTMENT" is defined below.

The RIG 1 Income Base will not exceed a CAP equal to:

.. 200% of the Contract Value as of the Rider Date; plus

.. 200% of purchase payments made after the Rider Date, but excluding any purchase payments made in the 12-month period immediately prior to the Payout Start Date; minus

.. RIG 1 Withdrawal Adjustments for any withdrawals made after the Rider Date.


RIG 1 WITHDRAWAL ADJUSTMENT. Prior to the first Contract Anniversary following the 85/th/ birthday of the oldest Contract Owner or oldest Annuitant, whichever is earlier, the withdrawal adjustment is as follows:

.. In each Contract Year, for the portion of withdrawals that do not cumulatively exceed 5% (3% in certain states) of the RIG 1 Income Base as of the beginning of the Contract Year, the withdrawal adjustment is equal to the amount withdrawn (or portion thereof) multiplied by a discount factor. The discount factor is calculated using a 5% annual interest rate (3% in certain states) and the portion of the Contract Year between the withdrawal date and the end of the Contract Year. This withdrawal adjustment has the effect of reducing the RIG 1 Income Base at the end of the Contract Year by the actual amount of the withdrawal. In other words, for purposes of calculating the RIG 1 Income Base, the withdrawal is treated as if it occurred at the end of the Contract Year.

.. In each Contract Year, for the portion of withdrawals that cumulatively exceed
  5% (3% in certain states) of the RIG 1 Income Base as of the beginning of the Contract Year, the withdrawal adjustment is equal to the withdrawal amount (or portion thereof), divided by the Contract Value immediately prior to the withdrawal, and the result multiplied by the most recently calculated RIG 1 Income Base.

On or after the first Contract Anniversary following the 85/th/ birthday of the oldest Contract Owner or the Annuitant, all withdrawal adjustments are equal to the withdrawal amount, divided by the Contract Value immediately prior to the withdrawal, and the result multiplied by the most recently calculated RIG 1 Income Base.

See Appendix D for numerical examples that illustrate how the RIG 1 Withdrawal Adjustment is applied.

The "RIG 2 INCOME BASE" is defined as the greater of "INCOME BASE A" or "INCOME BASE B."

"INCOME BASE A" and its corresponding Withdrawal Adjustment are calculated in the same manner as the RIG 1 Income Base and RIG 1 Withdrawal Adjustment.

On the Rider Date, "INCOME BASE B" is equal to the Contract Value. After the Rider Date and prior to the Payout Start Date, Income Base B is recalculated each time a purchase payment or withdrawal is made as well as on each Contract Anniversary as follows:

.. Each time a purchase payment is made, Income Base B is increased by the amount of the purchase payment.

.. Each time a withdrawal is made, Income Base B is reduced by a proportional withdrawal adjustment, defined as the withdrawal amount divided by the Contract Value immediately prior to the withdrawal, and the result multiplied by the most recently calculated Income Base B.

.. On each Contract Anniversary until the first Contract Anniversary following the 85/th/ birthday of the oldest Contract Owner or oldest Annuitant, whichever occurs first, Income Base B is equal to the greater of the Contract Value on that date or the most recently calculated Income Base B.

If no purchase payments or withdrawals are made after the Rider Date, Income Base B will be equal to the greatest of the Contract Value on the Rider Date and the Contract Values on each subsequent Contract Anniversary until the earlier of the Payout Start Date or the Contract Anniversary following the 85/th/ birthday of the oldest Contact Owner or oldest Annuitant, whichever occurs first.

Currently, we are offering a "RESET OPTION" that permits you to replace your Retirement Income Guarantee Option with a new Retirement Income Guarantee Option. You may exercise this option within 60 days following any 3/rd/ Contract Anniversary by providing us with satisfactory notification. If you elect to exercise the Reset Option, then all of the following conditions must be satisfied:

.. We will terminate your Retirement Income Guarantee option and replace it with a new Retirement Income Guarantee Option.

.. You may only replace RIG 1 with a new RIG 1.  Similarly, you may only replace
  RIG 2 with a new RIG 2. The reset will be effective on the first business day after we receive your notification to reset. This date will be the Rider Date of your new rider.

.. If you replace RIG 1 with a new RIG 1, then the Income Base on the new Rider
  Date will be equal to the Contract Value on the new Rider Date.

.. If you replace RIG 2 with a new RIG 2, then:

  . Income Base A on the new Rider Date will be equal to the Contract Value in the new Rider Date;

  . Income Base B on the new Rider Date will be equal to the greater of the Contract Value or Income Base B of the terminating RIG 2.

.. The Rider Fee for the new Retirement Income Guarantee option will be calculated using the Rider Fee Percentage and Income Base defined in the new option. All the limitations and conditions of the new option will apply as of the new Rider Date.

We reserve the right to discontinue the Reset Option or any of the Retirement Income Guarantee Options, or to change the conditions for exercising this Reset Option.

CERTAIN EMPLOYEE BENEFIT PLANS
The Contracts offered by this prospectus contain income payment tables that provide for different payments to men and women of the same age, except in states that require unisex tables. We reserve the right to use income payment tables that do not distinguish on the basis of sex to the extent permitted by applicable law. In certain employment-related situations, employers are required by law to use the same income payment tables for men and women. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan and we do not offer unisex annuity tables in your state, you should consult with legal counsel as to whether the purchase of a Contract is appropriate.


DEATH BENEFITS
--------------------------------------------------------------------------------


DEATH PROCEEDS
Under certain conditions, described below, we will pay a death settlement ("DEATH PROCEEDS") for this Contract on the death of the Contract Owner, Annuitant, or Co-Annuitant if the death occurs prior to the Payout Start Date.
 If the Owner or Annuitant dies after the Payout Start Date, we will pay remaining income payments as described in the "Payout Phase" section of your Contract. See "Income Payments" for more information.

We will determine the value of the Death Proceeds as of the end of the Valuation Date during which we receive the first Complete Request for Settlement (the next Valuation Date, if we receive the request after 3:00 p.m. Central Time). In order to be considered a "COMPLETE REQUEST FOR SETTLEMENT," a claim for distribution of the Death Proceeds must include "DUE PROOF OF DEATH" in any of the following forms of documentation:

.. A certified copy of the death certificate;

.. A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

.. Any other proof acceptable to us.

"DEATH PROCEEDS" are determined based on when we receive a Complete Request for
Settlement:

.. If we receive a Complete Request for Settlement within 180 days of the death of the Contract Owner, Annuitant, or Co-Annuitant, as applicable, the Death Proceeds is equal to the "DEATH BENEFIT."

.. If we receive a Complete Request for Settlement more than 180 days after the death of the Contract Owner, Annuitant, or Co-Annuitant, as applicable, the Death Proceeds are equal to the greater of the Contract Value or Settlement Value. We reserve the right to waive or extend, in a nondiscriminatory manner, the 180-day period in which the Death Proceeds will equal the Death Benefit.


DEATH BENEFIT OPTIONS
In addition to the ROP Death Benefit included in your Contract, we offer the following death benefit options which may be added to your Contract:

.. MAV Death Benefit Option

.. Enhanced Beneficiary Protection (Annual Increase) Option

.. Earnings Protection Death Benefit Option

The amount of the Death Benefit depends on which death benefit option(s) you select. Not all death benefit options are available in all states.

You may select any combination of death benefit options on the issue date of your Contract or at a later date, subject to state availability and issue age restrictions.

The "DEATH BENEFIT" is equal to the Earnings Protection Death Benefit (if selected) plus the greatest of:

.. The Contract Value;

.. The Settlement Value;

.. The ROP Death Benefit;

.. The MAV Death Benefit Option (if selected); or

.. The Enhanced Beneficiary Protection (Annual Increase) Option (if selected).

The "Settlement Value" is the amount that would be paid in the event of a full withdrawal of the Contract Value.

The "ROP DEATH BENEFIT" is equal to the sum of all purchase payments, reduced by a proportional withdrawal adjustment for each withdrawal. The withdrawal adjustment is equal to the withdrawal amount divided by the Contract Value immediately prior to the withdrawal, and the result is multiplied by:

  The sum of all purchase payments made prior to the withdrawal, less any prior withdrawal adjustments.


MAXIMUM ANNIVERSARY VALUE DEATH BENEFIT OPTION.
The "MAV DEATH BENEFIT OPTION" is only available if the oldest Contract Owner and oldest Annuitant are age 79 or younger on the Rider Application Date. There is an additional mortality and expense risk charge for this death benefit option, currently equal to 0.25%. We may change what we charge for this death benefit option, but it will never exceed 0.30%. Once added to your Contract, we guarantee that we will not increase the mortality and expense risk charge you pay for this death benefit option.

On the date we issue the rider for this benefit ("Rider Date"), the MAV DEATH BENEFIT is equal to the Contract Value. After the Rider Date and prior to the date we determine the Death Proceeds (see "Death Proceeds" on page ______), the MAV Death Benefit is recalculated each time a purchase payment or withdrawal is made as well as on each Contract Anniversary as follows:

.. Each time a purchase payment is made, the MAV Death Benefit is increased by the amount of the purchase payment.

.. Each time a withdrawal is made, the MAV Death Benefit is reduced by a proportional withdrawal adjustment, defined as the withdrawal amount divided by the Contract Value immediately prior to the withdrawal, and the result multiplied by the most recently calculated MAV Death Benefit.

.. On each Contract Anniversary until the first Contract Anniversary following the 80/TH/ birthday of the oldest Contract Owner or oldest Annuitant, whichever occurs first, the MAV Death Benefit is recalculated as the greater of the Contract Value on that date or the most recently calculated MAV Death Benefit.

If no purchase payments or withdrawals are made after the Rider Date, the MAV Death Benefit will be equal to the greatest of the Contract Value on the Rider Date and the Contract Values on each subsequent Contract Anniversary after the Rider Date, but before the date we determine the Death Proceeds. If, upon death of the Contract Owner, the Contract is continued under Option D as described on page ____below, and if the oldest New Contract Owner and the oldest Annuitant are age 80 or younger on the date we determine the Death Proceeds, then the MAV Death Benefit Option will continue. The MAV Death Benefit will continue to be recalculated for purchase payments, withdrawals, and on each Contract Anniversary after the date we determine the Death Proceeds until the earlier of:

.. The first Contract Anniversary following the 80/th/ birthday of either the oldest New Contract Owner or the oldest Annuitant, whichever is earlier. (After the 80/th/ birthday of either the oldest New Contract Owner or the oldest Annuitant, whichever is earlier, the MAV Death Benefit will be recalculated only for purchase payments and withdrawals); or

.. The date we next determine the Death Proceeds.


ENHANCED BENEFICIARY PROTECTION (ANNUAL INCREASE) OPTION.
The Enhanced Beneficiary Protection (Annual Increase) Option is only available if the oldest Contract Owner and oldest Annuitant are age 79 or younger on the Rider Application Date. There is an additional mortality and expense risk charge for this death benefit option, currently equal to 0.25%. We may change what we charge for this death benefit option, but it will never exceed 0.30%.
 Once added to your Contract, we guarantee that we will not increase the mortality and expense risk charge you pay for this death benefit option.

On the date we issue the rider for this benefit ("Rider Date"), the Enhanced Beneficiary Protection (Annual Increase) Benefit is equal to the Contract Value.
 The Enhanced Beneficiary Protection (Annual Increase) Benefit, plus purchase payments made after the Rider Date and less withdrawal adjustments for withdrawals made after the Rider Date, will accumulate interest on a daily basis at a rate equivalent to 5% per year (3% in certain states), subject to the "CAP" defined below. This accumulation will continue until the earlier of:

  (a) the first Contract Anniversary following the 80/th/ birthday of the oldest Contract Owner or oldest Annuitant, whichever occurs first; or

  (b) the date we determine the Death Proceeds.

After the 5% interest accumulation ends (3% in certain states), the Enhanced Beneficiary Protection (Annual Increase) Benefit will continue to be increased by purchase payments and reduced by withdrawal adjustments for withdrawals until the death benefit option terminates. The withdrawal adjustment is a proportional adjustment, defined as the withdrawal amount divided by the Contract Value immediately prior to the withdrawal, and the result multiplied by the amount of the Enhanced Beneficiary Protection (Annual Increase) Benefit
 immediately prior to the withdrawal.

The Enhanced Beneficiary Protection (Annual Increase) Benefit CAP is equal to:

.. 200% of the Contract Value as of the Rider Date; plus

.. 200% of purchase payments made after the Rider Date, but excluding any purchase payments made in the 12-month period immediately prior to the death of the Contract Owner or the Annuitant; minus

.. Withdrawal adjustments for any withdrawals made after the Rider Date. Refer to Appendix E for withdrawal adjustment examples.

If there is more than one New Contract Owner taking a share of the Death Proceeds, described in the Death Proceeds provision, each New Contract Owner will be treated as a separate and independent Contract Owner of his or her respective share of the Death Proceeds. Each New Contract Owner will exercise all rights related to his or her share of the Death Proceeds, including the sole right to elect one of the Option(s) described in "Death Benefit Payments" below, subject to any restrictions previously placed upon the New Contract Owner. Each New Contract Owner may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original New Contract Owner.

The Options available to the New Contract Owner will be determined by the applicable following category in which the New Contract Owner is defined. An Option will be deemed to have been chosen on the day we receive written notification in a form satisfactory to us.

If, upon death of the Contract Owner, the Contract is continued under Option D as described on page ______, and if the oldest New Contract Owner and the oldest Annuitant are age 80 or younger on the date we determine the Death Proceeds, then the Enhanced

Beneficiary Protection (Annual Increase) Option will continue. The amount of the Enhanced Beneficiary Protection (Annual Increase) Benefit as of the date we determine the Death Proceeds, plus subsequent purchase payments, less withdrawal adjustments for any subsequent withdrawals, will accumulate daily at a rate equivalent to 5% per year (3% in certain states) from the date we determine the Death Proceeds, until the earlier of:

.. The first Contract Anniversary following the 80/th/ birthday of either the oldest New Contract Owner or the oldest Annuitant, whichever is earlier. (After the 80/th/ birthday of either the oldest New Owner or the oldest Annuitant, whichever is earlier, the Enhanced Beneficiary Protection (Annual Increase) Benefit will be recalculated only for purchase payments and withdrawals); or

.. The date we next determine the Death Proceeds.


EARNINGS PROTECTION DEATH BENEFIT OPTION.
The "EARNINGS PROTECTION DEATH BENEFIT OPTION" is only available if the oldest Contract Owner and oldest Annuitant are age 79 or younger on the Rider Application Date. There is an additional mortality and expense risk charge for this death benefit option, currently equal to:

.. 0.25%, if the oldest Contract Owner and oldest Annuitant are age 70 or younger on the Rider Application Date; and

.. 0.40%, if the oldest Contract Owner or oldest Annuitant is over age 70 and all are age 79 or younger on the Rider Application Date.

We may change what we charge for this death benefit option, but it will never exceed 0.35% for issue ages 0-70 and 0.50% for issue ages 71-79. Once added to your Contract, we guarantee that we will not increase the mortality and expense risk charge you pay for this death benefit option. However, if your spouse elects to continue the Contract in the event of your death and if he or she elects to continue the Earnings Protection Death Benefit Option, the mortality and expense risk charge for the death benefit option will be based on the ages of the oldest new Contract Owner and the oldest Annuitant at the time the Contract is continued.

If the oldest Contract Owner and oldest Annuitant are age 70 or younger on the Rider Application Date, the EARNINGS PROTECTION DEATH BENEFIT is equal to the lesser of:

.. 100% of "IN-FORCE PREMIUM" (excluding purchase payments made after the date we issue the rider for this benefit ("Rider Date") and during the twelve-month period immediately prior to the death of the Contract Owner or Annuitant); or

.. 40% of "IN-FORCE EARNINGS"

calculated as of the date we determine the Death Proceeds.

If the oldest Contract Owner or oldest Annuitant is over age 70 and all are age 79 or younger on the Rider Application Date, the EARNINGS PROTECTION DEATH BENEFIT is equal to the lesser of:

.. 50% of "IN-FORCE PREMIUM" (excluding purchase payments made after the Rider
  Date and during the twelve-month period immediately prior to the death of the Contract Owner or Annuitant); or

.. 25% of "IN-FORCE EARNINGS"

calculated as of the date we determine the Death Proceeds.

IN-FORCE EARNINGS are equal to the current Contract Value less In-Force Premium.
 If this quantity is negative, then In-Force Earnings are equal to zero.

IN-FORCE PREMIUM is equal to the Contract Value on the Rider Date, plus the sum of all purchase payments made after the Rider Date, less the sum of all "EXCESS-OF-EARNINGS WITHDRAWALS" made after the Rider Date.

An EXCESS-OF-EARNINGS WITHDRAWAL is equal to the excess, if any, of the amount of the withdrawal over the amount of the In-Force Earnings immediately prior to the withdrawal.

Refer to Appendix F for numerical examples that illustrate how the Earnings Protection Death Benefit Option is calculated.

If, upon death of the Contract Owner, the Contract is continued under Option D as described on page ____below, and if the oldest new Owner and the oldest Annuitant are younger than age 80 on the date we determine the Death Proceeds, then this death benefit option will continue unless the New Contract Owner elects to terminate the death benefit option. If the death benefit option is continued, the following will apply as of the date we determine the Death Proceeds upon continuation:

.. The Rider Date will be changed to the date we determine the Death Proceeds;

.. The In-Force Premium is equal to the Contract Value as of the new Rider Date plus all purchase payments made after the Rider Date, less the sum of all the Excess-of-Earnings Withdrawals made after the Rider Date;

.. The Earnings Protection Death Benefit after the new Rider Date will be determined as described above, but using the ages of the oldest new Contract Owner and the oldest Annuitant as of the new Rider Date.

.. The mortality and expense risk charge, for this rider, will be determined as described above, but using the ages of the oldest new Contract Owner and the oldest Annuitant as of the new Rider Date.

If either the Contract Owner's or the Annuitant's age is misstated, the Earnings Protection Death Benefit and the mortality and expense risk charge for this death benefit option will be calculated according to the corrected age as of the Rider Date. Your Contract Value will be adjusted to reflect the mortality and expense risk charge for this death benefit option that should have been assessed based on the corrected age.


ALL OPTIONS.
WE RESERVE THE RIGHT TO IMPOSE LIMITATIONS ON THE INVESTMENT ALTERNATIVES IN WHICH YOU MAY INVEST AS A CONDITION OF THESE OPTIONS. THESE RESTRICTIONS MAY INCLUDE, BUT ARE NOT LIMITED TO, MAXIMUM INVESTMENT LIMITS ON CERTAIN INVESTMENT ALTERNATIVES, EXCLUSION OF CERTAIN INVESTMENT ALTERNATIVES, REQUIRED MINIMUM ALLOCATIONS TO CERTAIN VARIABLE SUB-ACCOUNTS AND/OR THE REQUIRED USE OF AUTOMATIC PORTFOLIO REBALANCING. CURRENTLY, NO SUCH RESTRICTIONS ARE BEING IMPOSED.

These death benefit options will terminate and the corresponding Rider Fee will cease on the earliest of the following to occur:

.. the date the Contract is terminated;

.. if, upon the death of the Contract Owner, the Contract is continued under Option D as described in the Death of Owner section on page 46, and either the oldest New Owner or the oldest Annuitant is older than age 80 (age 80 or older for the Earnings Protection Death Benefit Option) on the date we determine the Death Proceeds. The death benefit option will terminate on the date we determine the Death Proceeds;

.. if the Contract is not continued in the Accumulation Phase under either the Death of Owner or Death of Annuitant provisions of the Contract. The death benefit option will terminate on the date we determine the Death Proceeds;

.. on the date the Contract Owner (if the current Contract Owner is a living person) is changed for any reason other than death unless the New Contract Owner is a trust and the Annuitant is the current Contract Owner;

.. on the date the Contract Owner (if the current Contract Owner is a non-living person) is changed for any reason unless the New Contract Owner is a non-living person or is the current Annuitant; or

.. the Payout Start Date.

Notwithstanding the preceding, in the event of the Contract Owner's death, if the Contract Owner's spouse elects to continue the Contract (as permitted in the Death of Owner provision below) he or she may terminate the Earnings Protection Death Benefit at that time.


DEATH BENEFIT PAYMENTS

DEATH OF CONTRACT OWNER
If a Contract Owner dies prior to the Payout Start Date, then the surviving Contract Owners will be "NEW CONTRACT OWNERS". If there are no surviving Contract Owners, then subject to any restrictions previously placed upon them, the Beneficiaries will be the New Contract Owners.

If there is more than one New Contract Owner taking a share of the Death Proceeds, each New Contract Owner will be treated as a separate and independent Contract Owner of his or her respective share of the Death Proceeds. Each New Contract Owner will exercise all rights related to his or her share of the Death Proceeds, including the sole right to elect one of the Option(s) below, subject to any restrictions previously placed upon the New Contract Owner. Each New Contract Owner may designate a Beneficiary(ies) for his or her respective share, but that designated Beneficiary(ies) will be restricted to the Option chosen by the original New Contract Owner.

The Options available to the New Contract Owner will be determined by the applicable following Category in which the New Contract Owner is defined. An Option will be deemed to have been chosen on the day we receive written notification in a form satisfactory to us.

NEW CONTRACT OWNER CATEGORIES


CATEGORY 1. If your spouse (or Annuitant's spouse in the case of a grantor trust-owned Contract) is the sole New Contract Owner of the entire Contract, your spouse must choose from among the death settlement Options A, B, C, D, or E described below. If he or she does not choose one of these Options, then Option D will apply.


CATEGORY 2. If the New Contract Owner is a living person who is not your spouse (or Annuitant's spouse in the case of a grantor trust-owned Contract), or there is more than one New Contract Owner, all of whom are living persons, each New Contract Owner must choose from among the death settlement Options A, B, C, or E described below. If a New Contract Owner does not choose one of these Options, then Option C will apply for that New Contract Owner.


CATEGORY 3. If there are one or more New Contract Owner(s) and at least one of the New Contract Owners is a non-living person such as a corporation or a trust, all New Contract Owners are considered to be non-living persons for purposes of the death settlement options. Each New Contract Owner must choose death settlement Option A or C described below. If a New Contract Owner does not choose one of these Options, then Option C will apply for that New Contract Owner.

The death settlement options we currently offer are:


OPTION A. The New Contract Owner may elect to receive the Death Proceeds in a lump sum.


OPTION B. The New Contract Owner may elect to apply the Death Proceeds to one of the Income Plans described above. Such income payments must begin within one year of the date of death and must be payable:

.. Over the life of the New Contract Owner; or

.. For a guaranteed payment period of at least 5 years (60 months), but not to exceed the life expectancy of the New Contract Owner; or

.. Over the life expectancy of the New Contract Owner with a guaranteed payment period of at least 5 years (60 months), but not to exceed the life expectancy of the New Contract Owner.


OPTION C. The New Contract Owner may elect to receive the Contract Value payable within 5 years of the date of death. The Contract Value, as of the date we receive the first Complete Request for Settlement, will be reset to equal the Death Proceeds as of that date. Any excess amount of the Death Proceeds over the Contract Value on that date will be allocated to the money market Variable Sub-Account unless the New Contract Owner provides other allocation instructions.

The New Contract Owner may not make any additional purchase payments under this option. Withdrawal charges will be waived for any withdrawals made during the 5-year period after the date of death; however, amounts withdrawn may be subject to Market Value Adjustments. The New Contract Owner may exercise all rights set forth in the Transfers provision.

If the New Contract Owner dies before the Contract Value is completely withdrawn, the New Contract Owner's Beneficiary(ies) will receive the greater of the remaining Settlement Value or the remaining Contract Value within 5 years of the date of the original Contract Owner's death.


OPTION D. The New Contract Owner may elect to continue the Contract in the Accumulation Phase. If the Contract Owner was also the Annuitant, then the New Contract Owner will be the new Annuitant. This Option may only be exercised once per Contract. The Contract Value, as of the date we receive the first Complete Request for Settlement, will be reset to equal the Death Proceeds as of that date.

Unless otherwise instructed by the continuing spouse, the excess, if any, of the Death Proceeds over the Contract Value will be allocated to the Sub-Accounts of the Variable Account. This excess will be allocated in proportion to your Contract Value in those Sub-Accounts as of the end of the Valuation Date that we receive the complete request for settlement except that any portion of this excess attributable to the Fixed Account Options will be allocated to the money market Variable Sub-Account.

Within 30 days after the date we determine the Death Proceeds, the New Contract Owner may transfer all or a portion of the excess of the Death Proceeds, if any, into any combination of Variable Sub-Accounts, the Standard Fixed Account and the Market Value Adjusted Fixed Account without incurring a transfer fee. Any such transfer does not count as one of the free transfers allowed each Contract Year and is subject to any minimum allocation amount specified in this Contract.

The New Contract Owner may make a single withdrawal of any amount within one year of the date of your death without incurring a Withdrawal Charge; however, the amount withdrawn may be subject to a Market Value Adjustment and a 10% tax penalty if the New Contract Owner is under age 591/2.


OPTION E. For Nonqualified Contracts, the New Contract Owner may elect to make withdrawals at least annually of amounts greater than or equal to the "ANNUAL REQUIRED DISTRIBUTION" calculated for each calendar year. The first such withdrawal must occur within:

.. One year of the date of death;

.. The same calendar year as the date we receive the first Complete Request for Settlement; and

.. One withdrawal frequency. The New Contract Owner must select the withdrawal frequency (monthly, quarterly, semi-annual, or annual).

The New Contract Owner may make additional withdrawals, however, any such withdrawals will not be used to satisfy the minimum Annual Required Distribution amount of any subsequent calendar year.

The Annual Required Distributions will be treated as withdrawals for tax purposes, which means that for tax reporting purposes the withdrawals will be deemed to be taken from Contract earnings first. If the Death Proceeds had instead been applied to an Income Plan, the tax treatment would be different.
 Distributions under an Income Plan will be treated as part return of earnings and part return of principal to the extent of principal in your Contract. Consult with your tax advisor for the most appropriate option for your circumstances.

Once this option is elected and frequency of withdrawals is chosen, they cannot be changed by the New Contract Owner and become irrevocable.

In the calendar year in which the Death Proceeds were determined, the ANNUAL REQUIRED DISTRIBUTION is equal to the Death Proceeds divided by the "LIFE EXPECTANCY" of the New Contract Owner, and the result multiplied by a fraction that represents the portion of the calendar year remaining after the date the Death Proceeds were determined. The LIFE EXPECTANCY in that calendar year is equal to the life expectancy value from IRS Table V, based on the age of the New Contract Owner as of his or her birthday in the same calendar year.

In any subsequent calendar year, the ANNUAL REQUIRED DISTRIBUTION is equal to the Contract Value as of December 31 of the prior year divided by the remaining Life Expectancy of the New Contract Owner. In each calendar year after the year in which the Death Proceeds were determined, the Life Expectancy of the Contract Owner is the Life Expectancy calculated in the previous calendar year minus 1 year. If the Life Expectancy is less than 1, the Annual Required Distribution is equal to the Contract Value.

If the New Contract Owner dies, the scheduled withdrawals will continue to be paid to the New Contract Owner's Beneficiary(ies).

We reserve the right to offer additional death settlement options.


DEATH OF ANNUITANT
If the Annuitant dies prior to the Payout Start Date, then the surviving Contract Owners will have the Options available to the New Contract Owner, determined by the applicable following category in which the New Contract Owner is defined, unless:

.. The Annuitant was also the Contract Owner, in which case the Death of Owner provisions above apply; or

.. The Contract Owner is a grantor trust not established by a business, in which case the Beneficiary(ies) will be deemed the New Contract Owners and the Death of Contract Owner provisions above will apply.

SURVIVING CONTRACT OWNER CATEGORIES


CATEGORY 1. If the Contract Owner is a living person, prior to the Annuitant's death, the Contract Owner must choose from among the death settlement Options A, B, or D described below. If the Contract Owner does not choose one of these Options, then Option D will apply.


CATEGORY 2. If the Contract Owner is a non-living person such as a corporation or a trust, the Contract Owner must choose from death settlement Options A or C described below. If the Contract Owner does not choose one of these Options, then Option C will apply.

The death settlement options we currently offer are:


OPTION A. The Contract Owner may elect to receive the Death Proceeds in a lump sum.


OPTION B. The Contract Owner may elect to apply the Death Proceeds to one of the Income Plans described above. Such income payments must begin within one year of the date of death.


OPTION C. The Contract Owner may elect to receive the Contract Value payable within 5 years of the date of death. The Contract Value, as of the date we receive the first Complete Request for Settlement, will be reset to equal the Death Proceeds as of that date. Any excess amount of the Death Proceeds over the Contract Value on that date will be allocated to the money market Variable Sub-Account unless the Contract Owner provides other allocation instructions.

The Contract Owner may not make any additional purchase payments under this option. Withdrawal charges will be waived for any withdrawals made during the 5-year period after the date of death; however, amounts withdrawn may be subject to Market Value Adjustments. The Contract Owner may exercise all rights set forth in the Transfers provision.


OPTION D. The Contract Owner may elect to continue the Contract and the youngest Contract Owner will become the new Annuitant. The Contract Value of the continued Contract will not be adjusted to equal the Death Proceeds.

We reserve the right to offer additional death settlement options.

QUALIFIED CONTRACTS

The death settlement options for qualified plans, including IRAs, may be different to conform with the individual tax requirements of each type of qualified plan. Please refer to your Endorsement for IRA plans, if applicable, for additional information on your death settlement options. In the case of certain qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract.

SPOUSAL PROTECTION BENEFIT (CO-ANNUITANT) OPTION AND DEATH OF CO-ANNUITANT

We offer a Spousal Protection Benefit (Co-Annuitant) Option that may be added to your Contract subject to the following conditions:

.. The Contract must be an IRA contract.

.. The Contract Owner's spouse must be the sole Primary Beneficiary of the Contract and will be the named Co-Annuitant.

.. Both the Contract Owner and the Co-Annuitant must be age 79 or younger on the Rider Application Date.

.. The option may only be added when we issue the Contract or within 6 months of the Contract Owner's marriage. We may require proof of marriage in a form satisfactory to us.

Under the Spousal Protection Benefit Option, the Co-Annuitant will be considered to be an Annuitant under the Contract during the Accumulation Phase except that the Co-Annuitant will not be considered to be an Annuitant for purposes of determining the Payout Start Date and the "Death of Annuitant" provision of your Contract does not apply on the death of the Co-Annuitant.

You may change the Co-Annuitant to a new spouse only if you provide proof of remarriage in a form satisfactory to us. Once we accept a change, the change will take effect on the date you signed the request. Each change is subject to any payment we make or other action we take before we accept it. At any time, there may only be one Co-Annuitant under your Contract.

There is currently no charge for this option. We reserve the right to assess a mortality and expense risk charge in the future, however it will never exceed 0.15%. Once this option is added to your Contract, we guarantee that we will not increase what we charge you for this option.

You may terminate this option at any time by written notice in a form satisfactory to us. The option will terminate and the corresponding mortality and expense risk charge will cease on the earliest of the following to occur:

.. upon the death of the Co-Annuitant (as of the date we determine the Death
  Proceeds);

.. upon the death of the Contract Owner (as of the date we determine the Death
  Proceeds);

.. on the date the Contract is terminated; or

.. on the Payout Start Date.

Once terminated, a new Spousal Protection Benefit Option cannot be added to the Contract.


DEATH OF CO-ANNUITANT. If the Co-Annuitant dies prior to the Payout Start Date, subject to the following conditions, the Contract will be continued according to Option D under the "Death of Owner" provision of your Contract:

.. The Co-Annuitant must have been your legal spouse on the date of his or her death; and

.. Option D of the "Death of Owner" provision of your Contract has not previously been exercised.

The Contract may only be continued once under Option D under the "Death of Owner" provision. For a description of Option D, see the "Death of Owner" section of this prospectus.


MORE INFORMATION
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ALLSTATE
Allstate is the issuer of the Contract. Allstate was organized in 1957 as a stock life insurance company under the laws of the state of Illinois.

Allstate is a wholly owned subsidiary of Allstate Insurance Company, a stock property-liability insurance company organized under the laws of of the state of Illinois. All of the capital stock issued and outstanding of Allstate Insurance Company is owned by The Allstate Corporation.

Allstate is licensed to operate in the District of Columbia, Puerto Rico, and all jurisdictions except the state of New York. We intend to offer the Contract in those jurisdictions in which we are licensed. Our home office is located at 3100 Sanders Road, Northbrook, Illinois, 60062.

Independent rating agencies regularly evaluate life insurers' claims-paying ability, quality of investment portfolio and overall stability. A.M. Best Company assigns an A+ (Superior) financial strength rating to Allstate. Standard & Poor's assigns an AA+ (Very Strong) financial strength rating to Allstate, and Moody's Investors Services assigns an Aa2 (Excellent) financial strength rating to Allstate. These ratings do not reflect the investment performance of the Variable Account. We may from time to time advertise these ratings in our sales literature.


VARIABLE ACCOUNT
Allstate established the Allstate Financial Advisors Separate Account I in 1999. We have registered the Variable Account with the SEC as a unit investment trust. The SEC does not supervise the management of the Variable Account or Allstate.

We own the assets of the Variable Account. The Variable Account is a segregated asset account under Illinois law. That means we account for the Variable Account's income, gains and losses separately from the results of our other operations. It also means that only the assets of the Variable Account that are in excess of the reserves and other Contract liabilities with respect to the Variable Account are subject to liabilities relating to our other operations. Our obligations arising under the Contracts are general corporate obligations of Allstate.

The Variable Account currently consists of multiple Variable Sub-Accounts. Each Variable Sub-Account offered under this Contract invests in a corresponding Portfolio. We may add new Variable Sub-Accounts or eliminate one or more of them, if we believe marketing, tax, or investment conditions so warrant. We do not guarantee the investment performance of the Variable Account, its Sub-Accounts or the Portfolios. We may use the Variable Account to fund our other annuity contracts. We will account separately for each type of annuity contract funded by the Variable Account.




THE PORTFOLIOS

DIVIDENDS AND CAPITAL GAIN DISTRIBUTIONS. We automatically reinvest all dividends and capital gains distributions from the Portfolios in shares of the distributing Portfolios at their net asset value.


VOTING PRIVILEGES. As a general matter, you do not have a direct right to vote the shares of the Portfolios held by the Variable Sub-Accounts to which you have allocated your Contract Value. Under current law, however, you are entitled to give us instructions on how to vote those shares on certain matters. Based on our present view of the law, we will vote the shares of the Portfolios that we hold directly or indirectly through the Variable Account in accordance with instructions that we receive from Contract Owners entitled to give such instructions.

As a general rule, before the Payout Start Date, the Contract Owner or anyone with a voting interest is the person entitled to give voting instructions. The number of shares that a person has a right to instruct will be determined by dividing the Contract Value allocated to the applicable Variable Sub-Account by the net asset value per share of the corresponding Portfolio as of the record date of the meeting. After the Payout Start Date the person receiving income payments has the voting interest. The payee's number of votes will be determined by dividing the reserve for such Contract allocated to the applicable Sub-Account by the net asset value per share of the corresponding Portfolio. The votes decrease as income payments are made and as the reserves for the Contract decrease.

We will vote shares attributable to Contracts for which we have not received instructions, as well as shares attributable to us, in the same proportion as we vote shares for which we have received instructions, unless we determine that we may vote such shares in our own discretion. We will apply voting instructions to abstain on any item to be voted upon on a pro-rata basis to reduce the votes eligible to be cast.

We reserve the right to vote Portfolio shares as we see fit without regard to voting instructions to the extent permitted by law. If we disregard voting instructions, we will include a summary of that action and our reasons for that action in the next semi-annual financial report we send to you.


CHANGES IN PORTFOLIOS. If the shares of any of the Portfolios are no longer available for investment by the Variable Account or if, in our judgment, further investment in such shares is no longer desirable in view of the purposes of the Contract, we may eliminate that Portfolio and substitute shares of another eligible investment fund. Any substitution of securities will comply with the requirements of the Investment Company Act of 1940. We also may add new Variable Sub-Accounts that invest in additional underlying funds. We will notify you in advance of any change.


CONFLICTS OF INTEREST. Certain of the Portfolios sell their shares to separate accounts underlying both variable life insurance and variable annuity contracts. It is conceivable that in the future it may be unfavorable for variable life insurance separate accounts and variable annuity separate accounts to invest in the same Portfolio. The board of directors/trustees of these Portfolios monitors for possible conflicts among separate accounts buying shares of the Portfolios. Conflicts could develop for a variety of reasons. For example, differences in treatment under tax and other laws or the failure by a separate account to comply with such laws could cause a conflict. To eliminate a conflict, the Portfolio's board of directors/trustees may require a separate account to withdraw its participation in a Portfolio. A Portfolio's net asset value could decrease if it had to sell investment securities to pay redemption proceeds to a separate account withdrawing because of a conflict.


THE CONTRACT
The Contracts are distributed exclusively by their principal underwriter, Morgan
Stanley DW Inc.   Morgan Stanley DW,  a wholly owned subsidiary of Morgan
Stanley Dean Witter & Co., is located at 1585 Broadway, New York, New York 10036. Morgan Stanley DW is a member of the New York Stock Exchange and NASD. Commissions paid may vary, but we estimate that the total commission paid on all Contract sales will not exceed 8.5% of all purchase payments.


ADMINISTRATION. We have primary responsibility for all administration of the Contracts and the Variable Account.

We provide the following administrative services, among others:

.. issuance of the Contracts;

.. maintenance of Contract Owner records;

.. Contract Owner services;

.. calculation of unit values;

.. maintenance of the Variable Account; and

.. preparation of Contract Owner reports.

We will send you Contract statements and transaction confirmations at least annually. You should notify us promptly in writing of any address change. You should read your statements and confirmations carefully and verify their accuracy. You should contact us promptly if you have a question about a periodic statement. We will investigate all complaints and make any necessary adjustments retroactively, but you must notify us of a potential error within a reasonable time after the date of the questioned statement. If you wait too long, we will make the adjustment as of the date that we receive notice of the potential error.

 We will also provide you with additional periodic and other reports, information and prospectuses as may be required by federal securities laws.


TAX QUALIFIED PLANS
If you use the Contract with a qualified plan, the plan may impose different or additional conditions or limitations on withdrawals, waivers of withdrawal charges, death benefits, Payout Start Dates, income payments, and other Contract features. In addition, adverse tax consequences may result if qualified plan limits on distributions and other conditions are not met. Please consult your qualified plan administrator for more information.


LEGAL MATTERS
Foley & Lardner, Washington, D.C., has advised Allstate on certain federal securities law matters. All matters of Illinois law pertaining to the Contracts, including the validity of the Contracts and Allstate's right to issue such Contracts under Illinois insurance law, have been passed upon by Michael J. Velotta, General Counsel of Allstate.

TAXES
--------------------------------------------------------------------------------

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. ALLSTATE LIFE MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT.

Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on your individual circumstances. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.


TAXATION OF ALLSTATE LIFE
INSURANCE COMPANY
Allstate Life is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. Since the Variable Account is not an entity separate from Allstate Life, and its operations form a part of Allstate

Life, it will not be taxed separately. Investment income and realized capital gains of the Variable Account are automatically applied to increase reserves under the Contract. Under existing federal income tax law, Allstate

Life believes that the Variable Account investment income and capital gains will not be taxed to the extent that such income and gains are applied to increase the reserves under the Contract. Accordingly, Allstate Life does not anticipate that it will incur any federal income tax liability attributable to the Variable Account, and therefore Allstate Life does not intend to make provisions for any such taxes. If Allstate Life is taxed on investment income or capital gains of the Variable Account, then Allstate Life may impose a charge against the Variable Account in order to make provision for such taxes.


TAXATION OF VARIABLE ANNUITIES IN GENERAL

TAX DEFERRAL. Generally, you are not taxed on increases in the Contract Value until a distribution occurs. This rule applies only where:

.. the Contract owner is a natural person,

.. the investments of the Variable Account are "adequately diversified" according to Treasury Department regulations, and

.. Allstate Life is considered the owner of the Variable Account assets for federal income tax purposes.


NON-NATURAL OWNERS. As a general rule, annuity contracts owned by non-natural persons such as corporations, trusts, or other entities are not treated as annuity contracts for federal income tax purposes. The income on such contracts does not enjoy tax deferral and is taxed as ordinary income received or accrued by the owner during the taxable year.


EXCEPTIONS TO THE NON-NATURAL OWNER RULE. There are several exceptions to the general rule that annuity contracts held by a non-natural owner are not treated as annuity contracts for federal income tax purposes. Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as agent for a natural person. However, this special exception will not apply in the case of an employer who is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees. Other exceptions to the non-natural owner rule are: (1) contracts acquired by an estate of a decedent by reason of the death of the decedent; (2) certain qualified contracts; (3) contracts purchased by employers upon the termination of certain qualified plans; (4) certain contracts used in connection with structured settlement agreements, and (5) immediate annuity contracts, purchased with a single premium, when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.


GRANTOR TRUST OWNED ANNUITY. Contracts owned by a grantor trust are considered owned by a non-natural owner. Grantor trust owned contracts receive tax deferral as described in the Exceptions To The Non-Natural Owner Rule section.
 In accordance with the Internal Revenue Code, upon the death of the annuitant, the death benefit must be paid. According to your Contract, the Death Benefit is paid to the beneficiary. A trust named beneficiary, including a grantor trust, has two options for receiving any death benefits: 1) a lump sum payment, or 2) payment deferred up to five years from date of death.


DIVERSIFICATION REQUIREMENTS. For a Contract to be treated as an annuity for federal income tax purposes, the investments in the Variable Account must be "ADEQUATELY DIVERSIFIED" consistent with standards under Treasury Department regulations. If the investments in the Variable Account are not adequately diversified, the Contract will not be treated as an annuity contract for federal income tax purposes. As a result, the income on the Contract will be taxed as ordinary income received or accrued by the Contract owner during the taxable year. Although Allstate Life does not have control over the Portfolios or their investments, we expect the Portfolios to meet the diversification requirements.


OWNERSHIP TREATMENT. The IRS has stated that a Contract owner will be considered the owner of separate account assets if he possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets. At the time the diversification regulations were issued, the Treasury Department announced that the regulations do not provide guidance concerning circumstances in which investor control of the separate account investments may cause a Contract owner to be treated as the owner of the separate account. The Treasury Department also stated that future guidance would be issued regarding the extent that owners could direct sub-account investments without being treated as owners of the underlying assets of the separate account.

Your rights under the Contract are different than those described by the IRS in rulings in which it found that Contract owners were not owners of separate account assets. For example, you have the choice to allocate premiums and Contract Values among a broader selection of investment alternatives. Also, you may be able to transfer among investment alternatives more frequently than in such rulings. These differences could result in you being treated as the owner of the Variable Account. If this occurs, income and gain from the Variable Account assets would be includible in your gross income. Allstate Life does not know what standards will be set forth in any regulations or rulings which the Treasury Department may issue. It is possible that future standards announced by the Treasury Department could adversely affect the tax treatment of your Contract. We reserve the right to modify the Contract as necessary to attempt to prevent you from being considered the federal tax owner of the assets of the Variable Account. However, we make no guarantee that such modification to the Contract will be successful.


TAXATION OF PARTIAL AND FULL WITHDRAWALS. If you make a partial withdrawal under a Non-Qualified Contract, amounts received are taxable to the extent the Contract Value, without regard to surrender charges, exceeds the investment in the Contract. The investment in the Contract is the gross premium paid for the contract minus any amounts previously received from the Contract if such amounts were properly excluded from your gross income. If you make a full withdrawal under a Non-Qualified Contract, the amount received will be taxable only to the extent it exceeds the investment in the Contract.


TAXATION OF ANNUITY PAYMENTS. Generally, the rule for income taxation of annuity payments received from a Non-Qualified Contract provides for the return of your investment in the Contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. For fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the Contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the Contract. If you elect variable annuity payments, the amount excluded from taxable income is determined by dividing the investment in the Contract by the total number of expected payments. The annuity payments will be fully taxable after the total amount of the investment in the Contract is excluded using these ratios. The Federal tax treatment of annuity payments is unclear in some respects. As a result, if the IRS should provide further guidance, it is possible that the amount we calculate and report to the IRS as taxable could be different. If you die, and annuity payments cease before the total amount of the investment in the Contract is recovered, the unrecovered amount will be allowed as a deduction for your last taxable year.


TAXATION OF LEVEL MONTHLY VARIABLE ANNUITY PAYMENTS. You may have an option to elect a variable income payment stream consisting of level monthly payments that are recalculated annually. Although we will report your levelized payments to the IRS in the year distributed, it is possible the IRS could determine that receipt of the first monthly payout of each annual amount is constructive receipt of the entire annual amount. If the IRS were to take this position, the taxable amount of your levelized payments would be accelerated to the time of the first monthly payout and reported in the tax year in which the first monthly payout is received.


WITHDRAWALS AFTER THE PAYOUT START DATE. Federal tax law is unclear regarding the taxation of any additional withdrawal received after the Payout Start Date. It is possible that a greater or lesser portion of such a payment could be taxable than the amount we determine.


DISTRIBUTION AT DEATH RULES. In order to be considered an annuity contract for federal income tax purposes, the Contract must provide:

.. if any Contract owner dies on or after the Payout Start Date but before the entire interest in the Contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the Contract owner's death;

.. if any Contract owner dies prior to the Payout Start Date, the entire interest in the Contract will be distributed within 5 years after the date of the Contract owner's death. These requirements are satisfied if any portion of the Contract owner's interest that is payable to (or for the benefit of) a designated Beneficiary is distributed over the life of such Beneficiary (or over a period not extending beyond the life expectancy of the Beneficiary) and the distributions begin within 1 year of the Contract owner's death. If the Contract owner's designated Beneficiary is the surviving spouse of the Contract owner, the Contract may be continued with the surviving spouse as the new Contract owner.

.. if the Contract owner is a non-natural person, then the Annuitant will be treated as the Contract owner for purposes of applying the distribution at death rules. In addition, a change in the Annuitant on a Contract owned by a non-natural person will be treated as the death of the Contract owner.


TAXATION OF ANNUITY DEATH BENEFITS. Death Benefit amounts are included in income as follows:

.. if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal, or

.. if distributed under an Income Plan, the amounts are taxed in the same manner as annuity payments.

PENALTY TAX ON PREMATURE DISTRIBUTIONS. A 10% penalty tax applies to the taxable amount of any premature distribution from a Non-Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

.. made on or after the date the Contract owner attains age 59 1/2,

.. made as a result of the Contract owner's death or becoming totally disabled,

.. made in substantially equal periodic payments over the Contract owner's life or life expectancy, or over the joint lives or joint life expectancies of the Contract owner and the Beneficiary,

.. made under an immediate annuity, or

.. attributable to investment in the Contract before August 14, 1982.

You should consult a competent tax advisor to determine how these exceptions may apply to your situation.


SUBSTANTIALLY EQUAL PERIODIC PAYMENTS. With respect to Non-Qualified Contracts using substantially equal periodic payments or immediate annuity payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the Contract owner's attaining age 59 1/2 would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. You should consult a competent tax advisor prior to taking a withdrawal.


TAX FREE EXCHANGES UNDER IRC SECTION 1035. A 1035 exchange is a tax-free exchange of a non-qualified life insurance contract, endowment contract or annuity contract for a new non-qualified annuity contract. The Contract owner(s) must be the same on the old and new contract. Basis from the old contract carries over to the new contract so long as we receive that information from the relinquishing company. If basis information is never received, we will assume that all exchanged funds represent earnings and will allocate no cost basis to them.


TAXATION OF OWNERSHIP CHANGES. If you transfer a non-Qualified Contract without full and adequate consideration to a person other than your spouse (or to a former spouse incident to a divorce), you will be taxed on the difference between the Contract Value and the investment in the Contract at the time of transfer. Except for certain Qualified Contracts, any amount you receive as a loan under a Contract, and any assignment or pledge (or agreement to assign or pledge) of the Contract Value is taxed as a withdrawal of such amount or portion and may also incur the 10% penalty tax. Currently we do not allow assignments.


AGGREGATION OF ANNUITY CONTRACTS. The Code requires that all non-qualified deferred annuity contracts issued by Allstate Life (or its affiliates) to the same Contract owner during any calendar year be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.


INCOME TAX WITHHOLDING
Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% of the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory.

Allstate Life is required to withhold federal income tax using the wage withholding rates for all annuitized distributions. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.

Generally, Section 1441 of the Code provides that a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien. A non-resident alien is someone other than a U.S. citizen or resident alien. Withholding may be reduced or eliminated by an income tax treaty between the U.S. and the non-resident alien's country of residence if the payee provides a U.S. taxpayer identification number on Form W-8BEN. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number ("ITIN").
 ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number.


TAX QUALIFIED CONTRACTS
The income on qualified plan and IRA investments is tax deferred, and the income on variable annuities held by such plans does not receive any additional tax deferral. You should review the annuity features, including all benefits and expenses, prior to purchasing a variable annuity in a qualified plan or IRA. Contracts may be used as investments with certain qualified plans such as:

.. Individual Retirement Annuities or Accounts (IRAs) under Section 408 of the
  Code;

.. Roth IRAs under Section 408A of the Code;

.. Simplified Employee Pension Plans under Section 408(k) of the Code;

.. Savings Incentive Match Plans for Employees (SIMPLE) Plans under Section
  408(p) of the Code;

.. Tax Sheltered Annuities under Section 403(b) of the Code;

.. Corporate and Self Employed Pension and Profit Sharing Plans under Sections
  401 and 403; and

.. State and Local Government and Tax-Exempt Organization Deferred Compensation
  Plans under Section 457.

Allstate Life reserves the right to limit the availability of the Contract for use with any of the Qualified Plans listed above or to modify the Contract to conform with tax requirements.

The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Adverse tax consequences may result from certain transactions such as excess contributions, premature distributions, and, distributions that do not conform to specified commencement and minimum distribution rules. Allstate Life can issue an individual retirement annuity on a rollover or transfer of proceeds from a decedent's IRA or Qualified Plan under which the decedent's surviving spouse is the beneficiary. Allstate Life does not offer an individual retirement annuity that can accept a transfer of funds for any other, non-spousal, beneficiary of a decedent's IRA or Qualified Plan.

In the case of certain qualified plans, the terms of the plans may govern the right to benefits, regardless of the terms of the Contract.


TAXATION OF WITHDRAWALS FROM AN INDIVIDUALLY OWNED QUALIFIED CONTRACT. If you make a partial withdrawal under a Qualified Contract other than a Roth IRA, the portion of the payment that bears the same ratio to the total payment that the investment in the Contract (i.e., nondeductible IRA contributions, after tax contributions to qualified plans) bears to the Contract Value, is excluded from your income. We do not keep track of nondeductible contributions, and all tax reporting of distributions from Qualified Contracts other than Roth IRAs will indicate that the distribution is fully taxable.

"QUALIFIED DISTRIBUTIONS" from Roth IRAs are not included in gross income. "Qualified distributions" are any distributions made more than five taxable years after the taxable year of the first contribution to any Roth IRA and which are:

.. made on or after the date the Contract owner attains age 59 1/2,

.. made to a beneficiary after the Contract owner's death,

.. attributable to the Contract owner being disabled, or

.. made for a first time home purchase (first time home purchases are subject to a lifetime limit of $10,000).

"NONQUALIFIED DISTRIBUTIONS" from Roth IRAs are treated as made from contributions first and are included in gross income only to the extent that distributions exceed contributions. All tax reporting of distributions from Roth IRAs will indicate that the taxable amount is not determined.


REQUIRED MINIMUM DISTRIBUTIONS. Generally, qualified plans require minimum distributions upon reaching age 70 1/2. Failure to withdraw the required minimum distribution will result in a 50% tax penalty on the shortfall not withdrawn from the Contract. Not all income plans offered under the Contract satisfy the requirements for minimum distributions. Because these distributions are required under the Code and the method of calculation is complex, please see a competent tax advisor.


THE DEATH BENEFIT AND QUALIFIED CONTRACTS. Pursuant to the Code and IRS regulations, an IRA (e.g., traditional IRA, Roth IRA, SEP IRA and SIMPLE IRA) may not invest in life insurance contracts. However, an IRA may provide a death benefit that equals the greater of the purchase payments or the Contract Value. The Contract offers a death benefit that in certain circumstances may exceed the greater of the purchase payments or the Contract Value. We believe that the Death Benefits offered by your Contract do not constitute life insurance under these regulations.

It is also possible that the certain death benefits that offer enhanced earnings could be characterized as an incidental death benefit. If the death benefit were so characterized, this could result in current taxable income to a Contract owner. In addition, there are limitations on the amount of incidental death benefits that may be provided under qualified plans, such as in connection with a 403(b) plan.

Allstate Life reserves the right to limit the availability of the Contract for use with any of the qualified plans listed above.


PENALTY TAX ON PREMATURE DISTRIBUTIONS FROM QUALIFIED CONTRACTS. A 10% penalty tax applies to the taxable amount of any premature distribution from a Qualified Contract. The penalty tax generally applies to any distribution made prior to the date you attain age 59 1/2. However, no penalty tax is incurred on distributions:

.. made on or after the date the Contract owner attains age 59 1/2,

.. made as a result of the Contract owner's death or total disability,

.. made in substantially equal periodic payments over the Contract owner's life or life expectancy, or over the joint lives or joint life expectancies of the Contract owner and the Beneficiary,

.. made pursuant to an IRS levy,

.. made for certain medical expenses,

.. made to pay for health insurance premiums while unemployed (only applies for IRAs),

.. made for qualified higher education expenses (only applies for IRAs), and

.. made for a first time home purchase (up to a $10,000 lifetime limit and only applies for IRAs).

During the first 2 years of the individual's participation in a SIMPLE IRA, distributions that are otherwise subject to the premature distribution penalty, will be subject to a 25% penalty tax.

You should consult a competent tax advisor to determine how these exceptions may apply to your situation.


SUBSTANTIALLY EQUAL PERIODIC PAYMENTS ON QUALIFIED CONTRACTS. With respect to Qualified Contracts using substantially equal periodic payments as an exception to the penalty tax on premature distributions, any additional withdrawal or other modification of the payment stream would violate the requirement that payments must be substantially equal. Failure to meet this requirement would mean that the income portion of each payment received prior to the later of 5 years or the taxpayer's attaining age 59 1/2 would be subject to a 10% penalty tax unless another exception to the penalty tax applied. The tax for the year of the modification is increased by the penalty tax that would have been imposed without the exception, plus interest for the years in which the exception was used. You should consult a competent tax advisor prior to taking a withdrawal.


INCOME TAX WITHHOLDING ON QUALIFIED CONTRACTS. Generally, Allstate Life is required to withhold federal income tax at a rate of 10% from all non-annuitized distributions that are not considered "ELIGIBLE ROLLOVER DISTRIBUTIONS." The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold the required 10% from the taxable amount. In certain states, if there is federal withholding, then state withholding is also mandatory. Allstate Life is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless you elect to make a "DIRECT ROLLOVER" of such amounts to an IRA or eligible retirement plan. Eligible rollover distributions generally include all distributions from Qualified Contracts, excluding IRAs, with the exception of:

.. required minimum distributions, or

.. a series of substantially equal periodic payments made over a period of at least 10 years, or,

.. a series of substantially equal periodic payments made over the life (joint lives) of the participant (and beneficiary), or,

.. hardship distributions.

For all annuitized distributions that are not subject to the 20% withholding requirement, Allstate Life is required to withhold federal income tax using the wage withholding rates. The customer may elect out of withholding by completing and signing a withholding election form. If no election is made, we will automatically withhold using married with three exemptions as the default. In certain states, if there is federal withholding, then state withholding is also mandatory.

Election out of withholding is valid only if the customer provides a U.S. residence address and taxpayer identification number.

Generally, Section 1441 of the Code provides that a withholding agent must withhold 30% of the taxable amounts paid to a non-resident alien. A non-resident alien is someone other than a U.S. citizen or resident alien. Withholding may be reduced or eliminated by an income tax treaty between the U.S. and the non-resident alien's country of residence if the payee provides a U.S. taxpayer identification number on Form W-8BEN. A U.S. taxpayer identification number is a social security number or an individual taxpayer identification number ("ITIN").
 ITINs are issued by the IRS to non-resident alien individuals who are not eligible to obtain a social security number.


INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity (IRA). Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "ROLLED OVER" on a tax-deferred basis into an Individual Retirement Annuity.


ROTH INDIVIDUAL RETIREMENT ANNUITIES. Section 408A of the Code permits eligible individuals to make nondeductible contributions to an individual retirement program known as a Roth Individual Retirement Annuity. Roth Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence.

Subject to certain limitations, a traditional Individual Retirement Account or Annuity may be converted or "rolled over" to a Roth Individual Retirement Annuity. The income portion of a conversion or rollover distribution is taxable currently, but is exempted from the 10% penalty tax on premature distributions.

SIMPLIFIED EMPLOYEE PENSION PLANS. Section 408(k) of the Code allows eligible employers to establish simplified employee pension plans for their employees using individual retirement annuities. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to the individual retirement annuities. Employers intending to use the Contract in connection with such plans should seek competent tax advice.


SAVINGS INCENTIVE MATCH PLANS FOR EMPLOYEES (SIMPLE PLANS). Sections 408(p) and 401(k) of the Code allow eligible employers with 100 or fewer employees to establish SIMPLE retirement plans for their employees. SIMPLE plans may be structured as a SIMPLE retirement account using an IRA or as a Section 401(k) qualified cash or deferred arrangement. In general, a SIMPLE plan consists of a salary deferral program for eligible employees and matching or nonelective contributions made by employers. Employers intending to use the Contract in conjunction with SIMPLE plans should seek competent tax and legal advice.

TO DETERMINE IF YOU ARE ELIGIBLE TO CONTRIBUTE TO ANY OF THE ABOVE LISTED IRAS (TRADITIONAL, ROTH, SEP, OR SIMPLE), PLEASE REFER TO IRS PUBLICATION 590 AND YOUR COMPETENT TAX ADVISOR.


TAX SHELTERED ANNUITIES. Section 403(b) of the Tax Code provides tax-deferred retirement savings plans for employees of certain non-profit and educational organizations. Under Section 403(b), any contract used for a 403(b) plan must provide that distributions attributable to salary reduction contributions made after 12/31/88, and all earnings on salary reduction contributions, may be made only on or after the date the employee:

.. attains age 59 1/2,

.. separates from service,

.. dies,

.. becomes disabled, or

.. incurs a hardship (earnings on salary reduction contributions may not be distributed on account of hardship).

These limitations do not apply to withdrawals where Allstate Life is directed to transfer some or all of the Contract Value to another 403(b) plan. Generally, we do not accept Employee Retirement Income Security Act of 1974 (ERISA) funds in 403(b) contracts.


CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax favored retirement plans for employees. Self-employed individuals may establish tax favored retirement plans for themselves and their employees. Such retirement plans (commonly referred to as "H.R.10" or "KEOGH") may permit the purchase of annuity contracts.

STATE AND LOCAL GOVERNMENT AND TAX-EXEMPT ORGANIZATION DEFERRED COMPENSATION

PLANS. Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. In eligible governmental plans, all assets and income must be held in a trust/ custodial account/annuity contract for the exclusive benefit of the participants and their beneficiaries. To the extent the Contracts are used in connection with a non-governmental eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Under eligible 457 plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan.


ANNUAL REPORTS AND OTHER DOCUMENTS
--------------------------------------------------------------------------------

 Allstate's Annual Report on Form 10-K for the year ended December 31, 2002 is incorporated herein by reference, which means that it is legally a part of this prospectus.

After the date of this prospectus and before we terminate the offering of the securities under this prospectus, all documents or reports we file with the SEC under the Exchange Act are also incorporated herein by reference, which means that they also legally become a part of this prospectus.

Statements in this prospectus, or in documents that we file later with the SEC and that legally become a part of this prospectus, may change or supersede statements in other documents that are legally part of this prospectus. Accordingly, only the statement that is changed or replaced will legally be a part of this prospectus.

We file our Exchange Act documents and reports, including our annual and quarterly reports on Form 10-K and Form 10-Q electronically on the SEC's "EDGAR" system using the identifying number CIK No. 0001078402. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov. You also can view these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. For more information on the operations of SEC's Public Reference Room, call 1-800-SEC-0330.

If you have received a copy of this prospectus, and would like a free copy of any document incorporated herein by reference (other than exhibits not specifically incorporated by reference into the text of such documents), please write or call us at P. O. Box ____,

Palatine, Illinois 60094-4260 (telephone: 1-800-654-2397).


EXPERTS
--------------------------------------------------------------------------------

The consolidated financial statements of Allstate as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 and the related financial statement schedule incorporated herein by reference from Allstate's Annual Report on Form 10-K and from the Statement of Additional Information, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Variable Account as of December 31, 2002 and for each of the periods in the two years then ended that are included in the Statement of Additional Information, which is incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


PERFORMANCE INFORMATION
--------------------------------------------------------------------------------

We may advertise the performance of the Variable Sub-Accounts, including yield and total return information. Total return represents the change, over a specified period of time, in the value of an investment in a Variable Sub-Account after reinvesting all income distributions. Yield refers to the income generated by an investment in a Variable Sub-Account over a specified period.

All performance advertisements will include, as applicable, standardized yield and total return figures that reflect insurance charges, administrative expense charges, withdrawal charges and contract maintenance charges.

Performance advertisements also may include total return figures that reflect the deduction of insurance charges, but not withdrawal charges. The deduction of such charges would reduce the performance shown. In addition, performance advertisements may include aggregate, average, year-by-year, or other types of total return figures.

Performance information for periods prior to the inception date of the Variable Sub-Accounts will be based on the historical performance of the corresponding Portfolios for the periods beginning with the inception dates of the Portfolios and adjusted to reflect current Contract expenses. You should not interpret these figures to reflect actual historical performance of the Variable Account.

We may include in advertising and sales materials tax deferred compounding charts and other hypothetical illustrations that compare currently taxable and tax deferred investment programs based on selected tax brackets. Our advertisements also may compare the performance of our Variable Sub-Accounts with: (a) certain unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, and the Shearson Lehman Bond Index; and/or (b) other management investment companies with investment objectives similar to the underlying funds being compared. In addition, our advertisements may include the performance ranking assigned by various publications, including the Wall Street Journal, Forbes, Fortune, Money, Barron's, Business Week, USA Today, and statistical services, including Lipper Analytical Services Mutual Fund Survey, Lipper Annuity and Closed End Survey, the Variable Annuity Research Data Survey, and SEI.

STATEMENT OF ADDITIONAL INFORMATION
TABLE OF CONTENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  Additions, Deletions, or Substitutions of Investments
--------------------------------------------------------------------------------
  The Contracts
--------------------------------------------------------------------------------
  Performance Information
--------------------------------------------------------------------------------
  Calculation of Accumulation Unit Values
--------------------------------------------------------------------------------
  Calculation of Variable Income Payments
--------------------------------------------------------------------------------
  General Matters
--------------------------------------------------------------------------------
  Experts
--------------------------------------------------------------------------------
  Financial Statements
--------------------------------------------------------------------------------
  Appendix A                     A-1
--------------------------------------------------------------------------------
  Appendix B                     B-1
--------------------------------------------------------------------------------
THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. WE DO NOT AUTHORIZE ANYONE TO PROVIDE ANY INFORMATION OR REPRESENTATIONS REGARDING THE OFFERING DESCRIBED IN THIS PROSPECTUS OTHER THAN AS CONTAINED IN THIS PROSPECTUS.

APPENDIX A
MORGAN STANLEY ADVISOR CONTRACT COMPARISON CHART

                   FEATURE                      MORGAN STANLEY ADVISOR      MORGAN STANLEY ADVISOR
------------------------------------------------------------------------           PREFERRED
                                                                        -------------------------------

-------------------------------------------------------------------------------------------------------
DCA Fixed Account Option                           6- and 12-month         6- and 12-month transfer
                                                   transfer periods                 periods

                                                -------------------------------------------------------
Standard Fixed Account Option                   1-, 3-*, 5-*, and 7-*                 N/A
                                                year guarantee periods
-------------------------------------------------------------------------------------------------------
MVA Fixed Account Option**                       3-, 5-, 7-, and 10-       3-, 5-, 7-, and 10- year
                                                year guarantee periods         guarantee periods
-------------------------------------------------------------------------------------------------------
Mortality and Expense
Risk Charge                                             1.10%                        1.50%
(Base Contract)
-------------------------------------------------------------------------------------------------------
Withdrawal Charge                                 7/ 7/ 6/ 5/ 4/ 3/ 2               7/ 6/ 5
(% of purchase payment)
-------------------------------------------------------------------------------------------------------
Withdrawal Charge                               Confinement, Terminal        Confinement, Terminal
Waivers                                         Illness, Unemployment        Illness, Unemployment
-------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

The Fixed Account Options available depend on the type of Contract you have purchased and the state in which your Contract was issued. The table summarizes the availability of the Fixed Account Options in general. Please check with your Morgan Stanley Financial Advisor for specific details for your state.

* Available only in states where the MVA Fixed Account Option is not offered.

** Not available in states where the 3-, 5-, or 7-year Standard Fixed Account
   Options are offered.

APPENDIX B - MARKET VALUE ADJUSTMENT
--------------------------------------------------------------------------------

The Market Value Adjustment is based on the following:

 I                                                    =    the Treasury Rate for a maturity equal to the term length of the
                                                           Guarantee Period Account for the week preceding the establishment of the Market Value Adjusted Fixed Guarantee Period Account;
J                                                     =    the Treasury Rate for a maturity equal to the term length of the
                                                           Market Value Adjusted Fixed Guarantee Period Account for the week preceding the date amounts are transferred or withdrawn from the
                                                           Market Value Adjusted Fixed Guarantee Period Account, the date we determine the Death Proceeds, or the Payout Start Date, as the case may be ("Market Value Adjustment Date").
N                                                     =    the number of whole and partial years from the Market Value
                                                           Adjustment Date to the expiration of the term length of the Market
                                                           Value Adjusted Fixed Guarantee Period Account.


Treasury Rate means the U.S. Treasury Note Constant Maturity yield as reported in Federal Reserve Bulletin Release H.15. If such yields cease to be available in Federal Reserve Bulletin Release H.15, then we will use an alternate source for such information in our discretion.

The Market Value Adjustment factor is determined from the following formula:

                            .9 X [I-(J + .0025)] X N

To determine the Market Value Adjustment, we will multiply the Market Value Adjustment factor by the amount transferred, withdrawn, paid as Death Proceeds, or applied to an Income Plan from a Market Value Adjusted Fixed Guarantee Period Account at any time other than during the 30 day period after such Guarantee Period Account expires. NOTE: These examples assume that premium taxes are not applicable.

                     EXAMPLES OF MARKET VALUE ADJUSTMENT
                   $10,000 allocated to a Market Value Adjusted Fixed Guarantee
Purchase Payment:  Period Account
Guarantee Period:  5 years
Interest Rate:     4.50%
Full Withdrawal:   End of Contract Year 3
Contract:          Allstate Advisor*



                EXAMPLE 1: (ASSUMES DECLINING INTEREST RATES)

Step 1: Calculate Contract Value at  = $10,000.00 X (1.045) /3/ = $11,411.66
 End of Contract Year 3:
Step 2: Calculate the Free           = .15 X $10,000 = $1500
 Withdrawal Amount:
Step 3: Calculate the Withdrawal     = .06 X ($10,000 - $1,500) = $510
 Charge:
Step 4: Calculate the Market Value   I   =   4.50%
 Adjustment:                         J   =   4.20%
                                              730 DAYS
                                     N  =   --------   =   2
                                              365 DAYS
                                     Market Value Adjustment Factor: .9 X [I -
                                     (J + .0025)] X N
                                     = .9 X [.045 - (.042 + .0025)] X 2 = .0009
                                     Market Value Adjustment = Market Value
                                     Adjustment Factor X Amount
                                     Subject To Market Value Adjustment:
                                     = .0009 X $11,411.66  = $10.27
Step 5: Calculate the amount          = $11,411.66 - $510 + $10.27 = $10,911.93
 received by Contract owner as a
 result of full withdrawal at the
 end of Contract Year 3:


                                         EXAMPLE 2: (ASSUMES RISING INTEREST RATES)
Step 1: Calculate Contract Value at End of Contract Year 3:        = $10,000.00 X (1.045) /3/ = $11,411.66
Step 2: Calculate The Free Withdrawal Amount:                     = .15 X $10,000 =  $1,500
Step 3: Calculate the Withdrawal Charge:                          = 0.6 X ($10,000 - $1,500) = $510
Step 4: Calculate the Market Value Adjustment:                    I   =   4.50%
                                                                  J   =   4.80%
                                                                           730 DAYS
                                                                  N  =    -----------   =   2
                                                                            365 DAYS
                                                                  Market Value Adjustment Factor: .9 X [I - (J + .0025)] X N
                                                                  = .9 X [(.045 - (.048 + .0025)] X (2) = -.0099
                                                                  Market Value Adjustment = Market Value Adjustment Factor X
                                                                  Amount Subject To Market Value Adjustment:
                                                                  = -.0099 X $11,411.66 = -($112.98)
Step    5: Calculate the amount received by Contract owner as a   = $11,411.66 - $510 -  $112.98 = $10,788.68
 result of full withdrawal at the end of Contract Year 3:

  *These examples assume the election of the MORGAN STANLEY ADVISOR CONTRACT for the purpose of illustrating the Market Value Adjustment calculation. The amounts would be different under the Morgan Stanley Advisor Preferred CONTRACT, which has different expenses and withdrawal charges.

APPENDIX C
EXAMPLE OF CALCULATION OF INCOME PROTECTION BENEFIT
--------------------------------------------------------------------------------

Appendix C illustrates how we calculate the amount guaranteed under the Income Protection Benefit Option. Please remember that you are looking at an example only. Please also remember that the Income Protection Benefit Option may only be added to Income Plans 1 and/or 2, and only to those Income Plans for which you have selected variable income payments.

To illustrate the calculation of the amount guaranteed under the Income Protection Benefit Option, we assume the following:


Adjusted age of Annuitant on the Payout Start                   65
Date:
-------------------------------------------------------------------------------
Sex of Annuitant:                                              male
-------------------------------------------------------------------------------
Income Plan selected:                                            1
-------------------------------------------------------------------------------
Payment frequency:                                            monthly
-------------------------------------------------------------------------------
Amount applied to variable income payments under            $100,000.00
the Income Plan:
-------------------------------------------------------------------------------





The example assumes that the withdrawal charge period has expired for all purchase payments. In accordance with the terms of the Contract, the following additional assumptions apply:

Assumed investment rate:                                 3%
-------------------------------------------------------------------------------
Guaranteed minimum variable income   85% of the initial variable amount income
payment:                                               value
-------------------------------------------------------------------------------


STEP 1 -  CALCULATION OF THE INITIAL VARIABLE AMOUNT INCOME VALUE:

Using the assumptions stated above, the initial monthly income payment is $5.49 per $1,000 applied to variable income payments under Income Plan 1. Therefore, the initial variable amount income value = $100,000 X $5.49/1000 = $549.00.

STEP 2 - CALCULATION OF THE AMOUNT GUARANTEED UNDER THE INCOME PROTECTION BENEFIT OPTION:

guaranteed minimum variable income payment = 85% X initial variable amount income value = 85% X $549.00 = $466.65.

STEP 3 - ILLUSTRATION OF THE EFFECT OF THE MINIMUM PAYMENT GUARANTEE UNDER THE INCOME PROTECTION BENEFIT OPTION:

If in any month your variable income payments would fall below the amount guaranteed under the Income Protection Benefit Option, your payment for that month will equal the guaranteed minimum variable income payment. For example, you would receive $466.65 even if the amount of your monthly income payment would have been less than that as a result of declining investment experience. On the other hand, if your monthly income payment is greater than the minimum guaranteed $466.65, you would receive the greater amount.

APPENDIX D
WITHDRAWAL ADJUSTMENT EXAMPLE - INCOME BENEFITS*
--------------------------------------------------------------------------------

Issue Date: January 1, 2003


Initial Purchase Payment: $50,000.



                                                                                                               Income Benefit Amount

                                                                                                                         5%
                                                                                                                    Roll-Up Value
                                                                                                                 -------------------
                                                               Beginning                Contract      Maximum
                                            Type of            Contract   Transaction  Value After  Anniversary
              Date                         Occurence             Value      Amount      Occurence      Value         Advisor and
-----------------------------------------------------------------------------------------------------------------     Preferred
                                                                                                                 -------------------
             1/1/04                   Contract Anniversary      $55,000           _      $55,000      $55,000          $52,500
------------------------------------------------------------------------------------------------------------------------------------
             7/1/04                    Partial Withdrawal       $60,000     $15,000      $45,000      $41,250          $40,176
------------------------------------------------------------------------------------------------------------------------------------


The following shows how we compute the adjusted income benefits in the example above. Please note that the withdrawal adjustment reduces the Maximum Anniversary Value by the same proportion as the withdrawal reduces the Contract Value. The withdrawal adjustment reduces the 5% Roll-Up Value part dollar-for-dollar and part proportionally.

                                                                 Advisor and Preferred
----------------------------------------------------------------------------------------

MAXIMUM ANNIVERSARY VALUE INCOME BENEFIT
----------------------------------------------------------------------------------------
Partial Withdrawal Amount                         (a)                   $15,000
----------------------------------------------------------------------------------------
Contract Value Immediately Prior to               (b)                   $60,000
Partial Withdrawal
----------------------------------------------------------------------------------------
Value of Income Benefit Amount                    (c)                   $55,000
Immediately Prior to Partial Withdrawal
----------------------------------------------------------------------------------------
Withdrawal Adjustment                        [(a)/(b)]*(c)              $13,750
----------------------------------------------------------------------------------------
Adjusted Income Benefit                                                 $41,250
----------------------------------------------------------------------------------------

5 % ROLL-UP VALUE INCOME BENEFIT
----------------------------------------------------------------------------------------
Total Partial Withdrawal Amount                   (a)                   $15,000
----------------------------------------------------------------------------------------
STEP I - DOLLAR FOR DOLLAR PORTION
----------------------------------------------------------------------------------------
Contract Value Immediately Prior to               (b)                   $60,000
Partial Withdrawal
----------------------------------------------------------------------------------------
Value of Income Benefit Amount
Immediately Prior to Partial Withdrawal
(assumes 181 days worth of interest on            (c)                   $53,786
$52,500 and $54,600, respectively)
----------------------------------------------------------------------------------------
Partial Withdrawal Amount (Corridor = 5%          (d)                   $ 2,625
of Roll-Up Value on 1/1/04)
----------------------------------------------------------------------------------------
Dollar for Dollar Withdrawal Adjustment
(discounted for a half year's worth of    (e)=(d) * 1.05^ -0.5          $ 2,562
interest)
----------------------------------------------------------------------------------------
Contract Value After Step 1                  (b')=(b) - (d)             $57,375
----------------------------------------------------------------------------------------
Adjusted Income Benefit After Step 1         (c')=(c) - (e)             $51,224
----------------------------------------------------------------------------------------
STEP 2 - PROPORTIONAL PORTION
----------------------------------------------------------------------------------------
Partial Withdrawal Amount                    (a')=(a) - (d)             $12,375
----------------------------------------------------------------------------------------
Proportional Adjustment                      (a')/(b')*(c')             $11,048
----------------------------------------------------------------------------------------
Contract Value After Step 2                   (b') - (a')               $45,000
----------------------------------------------------------------------------------------
Adjusted Income Benefit After Step 2                                    $40,176
----------------------------------------------------------------------------------------



 * For purpose of illustrating the withdrawal adjustment calculation, the example assumes the same hypothetical Contract Values and Maximum Anniversary Value for all Contracts, net of applicable fees and charges. Actual income benefit amounts will differ due to the different fees and charges under each Contract. Please remember that you are looking at an example and that your investment performance may be greater or lower than the figures shown.

APPENDIX E
WITHDRAWAL ADJUSTMENT EXAMPLE - DEATH BENEFITS*
--------------------------------------------------------------------------------

Issue Date: January 1, 2003

Initial Purchase Payment: $50,000

                                                                                                   Death Benefit Amount

                                                                                            ------Purchase-----------------Enhanced
                                                                                                Payment Value          Beneficiary
                                                                                                                           Value
                                                       Beginning                Contract    ---------------------  Maximum  -------
                                       Type of         Contract   Transaction  Value After                         Anniversary
             Date                     Occurence          Value      Amount      Occurence   Advisor and Preferred     Value Advisor
                                                                                                                             and
--------------------------------------------------------------------------------------------------------------------------Preferred
                                                                                                                                ----
            1/1/04               Contract Anniversary   $55,000           _      $55,000           $50,000         $55,000   $52,500
------------------------------------------------------------------------------------------------------------------------------------
            7/1/04                Partial Withdrawal    $60,000     $15,000      $45,000           $37,500         $41,250   $40,339
------------------------------------------------------------------------------------------------------------------------------------


The following shows how we compute the adjusted death benefits in the example above. Please note that the withdrawal reduces the Purchase Payment Value, the Maximum Anniversary Value, and the Enhanced Beneficiary Value by the same proportion as the withdrawal reduces the Contract Value.

                                                                          Advisor and Preferred
-------------------------------------------------------------------------------------------------
PURCHASE PAYMENT VALUE DEATH BENEFIT
-------------------------------------------------------------------------------------------------
Partial Withdrawal Amount                                     (a)                 $15,000
-------------------------------------------------------------------------------------------------
Contract Value Immediately Prior to Partial Withdrawal        (b)                 $60,000
-------------------------------------------------------------------------------------------------
Value of Death Benefit Amount Immediately Prior to            (c)                 $50,000
Partial Withdrawal
-------------------------------------------------------------------------------------------------
Withdrawal Adjustment                                    [(a)/(b)]*(c)            $12,500
-------------------------------------------------------------------------------------------------
Adjusted Death Benefit                                                            $37,500
-------------------------------------------------------------------------------------------------

MAV DEATH BENEFIT
-------------------------------------------------------------------------------------------------
Partial Withdrawal Amount                                     (a)                 $15,000
-------------------------------------------------------------------------------------------------
Contract Value Immediately Prior to Partial Withdrawal        (b)                 $60,000
-------------------------------------------------------------------------------------------------
Value of Death Benefit Amount Immediately Prior to            (c)                 $55,000
Partial Withdrawal
-------------------------------------------------------------------------------------------------
Withdrawal Adjustment                                    [(a)/(b)]*(c)            $13,750
-------------------------------------------------------------------------------------------------
Adjusted Death Benefit                                                            $41,250
-------------------------------------------------------------------------------------------------

ENHANCED BENEFICIARY PROTECTION (ANNUAL INCREASE)
BENEFIT
-------------------------------------------------------------------------------------------------
Partial Withdrawal Amount                                     (a)                 $15,000
-------------------------------------------------------------------------------------------------
Contract Value Immediately Prior to Partial Withdrawal        (b)                 $60,000
-------------------------------------------------------------------------------------------------
Value of Death Benefit Amount Immediately Prior to
Partial Withdrawal (assumes 181 days worth of interest        (c)                 $53,786
on $52,500 and $54,600, respectively)
-------------------------------------------------------------------------------------------------
Withdrawal Adjustment                                    [(a)/(b)]*(c)            $13,446
-------------------------------------------------------------------------------------------------
Adjusted Death Benefit                                                            $40,339
-------------------------------------------------------------------------------------------------



 * For purpose of illustrating the withdrawal adjustment calculation, the example assumes the same hypothetical Contract Values and Maximum Anniversary Value for all Contracts, net of applicable fees and charges. Actual death benefit amounts will differ due to the different fees and charges under each Contract. Please remember that you are looking at an example and that your investment performance may be greater or lower than the figures shown.

APPENDIX F
CALCULATION OF EARNINGS PROTECTION DEATH BENEFIT*
--------------------------------------------------------------------------------

The following are examples of the Earnings Protection Death Benefit Option. For illustrative purposes, the examples assume Earnings in each case. Please remember that you are looking at examples and that your investment performance may be greater or lower than the figures shown.

EXAMPLE 1: ELECTED WHEN CONTRACT WAS ISSUED WITHOUT ANY SUBSEQUENT ADDITIONS OR WITHDRAWALS

In this example, assume that the oldest Contract Owner is age 55 on the Rider Application Date and elects the Earnings Protection Death Benefit Option when the Contract is issued. The Contract Owner makes an initial purchase payment of $100,000. After four years, the Contract Owner dies. On the date Allstate receives a Complete Request for Settlement, the Contract Value is $125,000. Prior to his death, the Contract Owner did not make any additional purchase payments or take any withdrawals.




Excess of Earnings Withdrawals                    =    $0
Purchase Payments in the 12 months prior to       =    $0
 death
In-Force Premium                                  =    $100,000
                                                       ($100,000 + $0 - $0)
In-Force Earnings                                 =    $25,000
                                                       ($125,000 - $100,000)
EARNINGS PROTECTION DEATH BENEFIT**               =    40 % * $25,000 = $10,000









Since In-Force Earnings are less than 250% of the In-Force Premium (excluding purchase payments in the 12 months prior to death), the In-Force Earnings are used to compute the Earnings Protection Death Benefit amount.

* For purposes of illustrating the calculation of Earnings Protection Death Benefit Option, the example assumes the same hypothetical Contract Values and Maximum Anniversary Values for all Contracts, net of applicable fees and charges. Actual death benefit amounts will differ due to the different fees and charges under each Contract.

**If the oldest Contract Owner or Annuitant had been over age 70, and both were age 79 or younger on the Rider Application Date, the Earnings Protection Death Benefit would be 25% of the In-Force Earnings ($6,250.00).




EXAMPLE 2: ELECTED WHEN CONTRACT WAS ISSUED WITH SUBSEQUENT WITHDRAWALS

In this example, assume the same facts as above, except that the Contract Owner has taken a withdrawal of $10,000 during the second year of the Contract. Immediately prior to the withdrawal, the Contract Value is $105,000. Here, $5,000 of the withdrawal is in excess of the In-Force Earnings at the time of the withdrawal. The Contract Value on the date Allstate receives a Complete Request for Settlement will be assumed to be $114,000.

Excess of Earnings Withdrawals                        =    $5,000
                                                           ($10,000-$5,000)
Purchase Payments in the 12 months prior to death     =    $0
In-Force Premium                                      =    $95,000
                                                           ($100,000+$0-$5,000)
In-Force Earnings                                     =    $19,000
                                                           ($114,000-$95,000)
EARNINGS PROTECTION DEATH BENEFIT**                   =    40%*$19,000=$7,600


Since In-Force Earnings are less than 250% of the In-Force Premium (excluding purchase payments in the 12 months prior to death), the In-Force Earnings are used to compute the Earnings Protection Death Benefit amount.

* For purposes of illustrating the calculation of Earnings Protection Death Benefit Option, the example assumes the same hypothetical Contract Values and Maximum Anniversary Values for all Contracts, net of applicable fees and charges. Actual death benefit amounts will differ due to the different fees and charges under each Contract.

**If the oldest Contract Owner or Annuitant had been over age 70, and both were age 79 or younger on the Rider Application Date, the Earnings Protection Death Benefit would be 25% of the In-Force Earnings ($4,750.00).


EXAMPLE 3: ELECTED AFTER CONTRACT WAS ISSUED WITH SUBSEQUENT ADDITIONS AND WITHDRAWALS

This example is intended to illustrate the effect of adding the Earnings Protection Death Benefit Option after the Contract has been issued and the effect of later purchase payments. In this example, assume that the oldest Contract Owner is age 72 on the Rider Application Date. At the time the Contract is issued, the Contract Owner makes a purchase payment of $100,000. After two years pass, the Contract Owner elects to add the Earnings Protection Death Benefit Option. On the date this Rider is added, the Contract Value is $110,000. Two years later, the Contract Owner withdraws $50,000. Immediately prior to the withdrawal, the Contract Value is $130,000. Another two years later, the Contract Owner makes an additional purchase payment of $40,000. Immediately after the additional purchase payment, the Contract Value is $130,000. Two years later, the Contract Owner dies with a Contract Value of $140,000 on the date Allstate receives a Complete Request for Settlement.

Excess of Earnings Withdrawals                                           =    $30,000
                                                                              ($50,000-$20,000)
Purchase Payments in the 12 months prior to death                        =    $0
In-Force Premium                                                         =    $120,000
                                                                               ($110,000+$40,000-$30,000)
In-Force Earnings                                                        =    $20,000
                                                                              ($140,000-$20,000)
EARNINGS PROTECTION DEATH BENEFIT**                                      =    25%*$20,000=$5,000


In this example, In-Force Premium is equal to the Contract Value on Rider Application Date plus the additional purchase payment and minus the Excess-of-Earnings Withdrawal.

Since In-Force Earnings are less than 200% of the In-Force Premium (excluding purchase payments in the 12 months prior to death ), the In-Force Earnings are used to compute the Earnings Protection Death Benefit amount.

* For purposes of illustrating the calculation of Earnings Protection Death Benefit Option, the example assumes the same hypothetical Contract Values and Maximum Anniversary Values for all Contracts, net of applicable fees and charges. Actual death benefit amounts will differ due to the different fees and charges under each Contract.

**If the oldest Contract Owner or Annuitant had been age 70 or younger on the Rider Application Date, the Earnings Protection Death Benefit would be 40% of the In-Force Earnings ($8,000.00).




EXAMPLE 4: SPOUSAL CONTINUATION:

This example is intended to illustrate the effect of a surviving spouse electing to continue the Contract upon the death of the Contract Owner on a Contract with the Earnings Protection Death Benefit Option. In this example, assume that the oldest Contract Owner is age 60 at the time the Contract is purchased (with the Earnings Protection Death Benefit Option but without any other option) with a $100,000 purchase payment. Five years later the Contract Owner dies and the surviving spouse elects to continue the Contract. The Contract Value and Maximum Anniversary Value at this time are $150,000 and $160,000, respectively.

Excess of Earnings Withdrawals                                         =    $0
Purchase Payments in the 12 months prior to death                      =    $0
In-Force Premium                                                       =    $100,000
                                                                            ($100,000+$0-$0)
In-Force Earnings                                                      =    $50,000
                                                                            ($150,000-$100,000)
EARNINGS PROTECTION DEATH BENEFIT**                                    =    40%*$50,000=$20,000

Contract Value                                                         =    $150,000
Death Benefit                                                          =    $160,000
Earnings Protection Death Benefit                                      =    $20,000
Continuing Contract Value                                              =    $180,000
                                                                            ($160,000+$20,000)

Since In-Force Earnings are less than 250% of the In-Force Premium (excluding purchase payments in the 12 months prior to death), the In-Force Earnings are used to compute the Earnings Protection Death Benefit amount.

Assume the surviving spouse is age 72 when the Contract is continued. At this time, the surviving spouse has the option to continue the Earnings Protection Death Benefit Option at an additional mortality and expense risk charge of 0.40% and with an In-Force Premium amount equal to the Contract Value and the Rider Date reset to the date the Contract is continued. If this selection is made, the Earnings Protection Death Benefit will be equal to the lesser of 25% of the In-Force Earnings and 50% of In-Force Premium. Otherwise, the surviving spouse may elect to terminate the Earnings Protection Death Benefit Option at the time of continuation.

* For purposes of illustrating the calculation of Earnings Protection Death Benefit Option, the example assumes the same hypothetical Contract Values and Maximum Anniversary Values for all Contracts, net of applicable fees and charges. Actual death benefit amounts will differ due to the different fees and charges under each Contract.

**If the oldest Contract Owner or Annuitant had been over age 70 , and both were age 79 or younger on the Rider Application Date, the Earnings Protection Death Benefit would be 25% of the In-Force Earnings ($12,500.00).

THE ALLSTATE ADVISOR VARIABLE ANNUITIES CONTRACTS

                     Statement of Additional Information dated  ____, 2003

Allstate Life Insurance Company
3100 Sanders Road
Northbrook, Illinois 60062
1-800-203-0068


This Statement of Additional Information supplements the information in the prospectus for the following Contracts:

-  Allstate Advisor
-  Allstate Advisor Plus
-  Allstate Advisor Preferred

Not all Contracts may be available in all states or through your representative. Please check with your representative for details. This Statement of Additional Information does not constitute an offer of any Contract in such cases.

This Statement of Additional Information is not a prospectus. You should read it with the prospectus dated __________, 2003 for each Contract. You may obtain a prospectus by calling or writing us at the address or telephone number listed above.

For convenience, we use the terms "Contract" and "Contracts" to refer generally to all three Contracts, except as specifically noted. In addition, this Statement of Additional Information uses the same defined terms as the prospectus for each Contract that we offer, except as specifically noted.



                                TABLE OF CONTENTS


                                                                Page
Additions, Deletions or Substitutions of Investments
The Contracts
Performance Information
Calculation of Accumulation Unit Values
Calculation of Variable Income Payments
General Matters
Experts
Financial Statements
Appendix A                                                       A-1
Appendix B                                                       B-1
Appendix C                                                       C-1
Appendix D                                                       D-1
Appendix E                                                       E-1

ADDITIONS, DELETIONS OR SUBSTITUTIONS OF INVESTMENTS
--------------------------------------------------------------------------------


We may add, delete, or substitute the Portfolio shares held by any Variable Sub-Account to the extent the law permits. We may substitute shares of any Portfolio with those of another Portfolio of the same or different underlying mutual fund if the shares of the Portfolio are no longer available for investment, or if we believe investment in any Portfolio would become inappropriate in view of the purposes of the Variable Account.

We will not substitute shares attributable to a Contract Owner's interest in a Variable Sub-Account until we have notified the Contract Owner of the change, and until the SEC has approved the change, to the extent such notification and approval are required by law. Nothing contained in this Statement of Additional Information shall prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between series or classes of contracts on the basis of requests made by Contract Owners.

We also may establish additional Variable Sub-Accounts or series of Variable Sub-Accounts. Each additional Variable Sub-Account would purchase shares in a new Portfolio of the same or different underlying mutual fund. We may establish new Variable Sub-Accounts when we believe marketing needs or investment conditions warrant. We determine the basis on which we will offer any new Variable Sub-Accounts in conjunction with the Contract to existing Contract Owners. We may eliminate one or more Variable Sub-Accounts if, in our sole discretion, marketing, tax or investment conditions so warrant.

We may, by appropriate endorsement, change the Contract as we believe necessary or appropriate to reflect any substitution or change in the Portfolios. If we believe the best interests of persons having voting rights under the Contracts would be served, we may operate the Variable Account as a management company under the Investment Company Act of 1940 or we may withdraw its registration under such Act if such registration is no longer required.


THE CONTRACTS
--------------------------------------------------------------------------------

The Contracts are primarily designed to aid individuals in long-term financial planning. You can use them for retirement planning regardless of whether the retirement plan qualifies for special federal income tax treatment.

PURCHASE OF CONTRACTS

We offer the Contracts to the public through banks as well as brokers licensed
under the federal securities laws and state  insurance  laws.   Allstate
Distributors, L.L.C. ("Allstate Distributors"), a wholly owned subsidiary of Allstate, serves as the principal underwriter for the Variable Account and distributes the Contracts. Commission income of Allstate Distributors for the fiscal year ending December 21, 2002 was $31,969,223.79. Commission income of Allstate Distributors for the fiscal year ending December 31, 2001 was $80,477,971.63. Commission income of Allstate Distributors for the fiscal year ending December 31, 2000 was $84,768,610.28. Prior to May 1, 2000, ALFS, Inc., an affiliate of Allstate, served as the principal underwriter for the Variable Account. Commission income of ALFS for the fiscal year ending December 31, 2000 was $41,768,024.51. The offering of the Contracts is continuous. We do not anticipate discontinuing the offering of the Contracts, but we reserve the right to do so at any time.

TAX-FREE EXCHANGES (1035 EXCHANGES, ROLLOVERS AND TRANSFERS)

We accept purchase payments that are the proceeds of a Contract in a transaction qualifying for a tax-free exchange under Section 1035 of the Internal Revenue Code ("Code"). Except as required by federal law in calculating the basis of the Contract, we do not differentiate between Section 1035 purchase payments and non-Section 1035 purchase payments.

We also accept "rollovers" and transfers from Contracts qualifying as tax-sheltered annuities ("TSAs"), individual retirement annuities or accounts ("IRAs"), or any other Qualified Contract that is eligible to "rollover" into an IRA. We differentiate among non-Qualified Contracts, TSAs, IRAs and other Qualified Contracts to the extent necessary to comply with federal tax laws. For example, we restrict the assignment, transfer, or pledge of TSAs and IRAs so the Contracts will continue to qualify for special tax treatment. A Contract Owner contemplating any such exchange, rollover or transfer of a Contract should contact a competent tax adviser with respect to the potential effects of such a transaction.


PERFORMANCE INFORMATION
--------------------------------------------------------------------------------

From time to time we may advertise the "standardized," "non-standardized," and "adjusted historical" total returns of the Variable Sub-Accounts, as described below. Please remember that past performance is not an estimate or guarantee of future performance and does not necessarily represent the actual experience of amounts invested by a particular Contract Owner. Also please note that the performance figures shown do not reflect any applicable taxes.


STANDARDIZED TOTAL RETURNS

A Variable Sub-Account's standardized total return represents the average annual total return of that Sub-Account over a particular period. We compute standardized total return by finding the annual percentage rate that, when compounded annually, will accumulate a hypothetical $1,000 purchase payment to the redeemable value at the end of the one, five or ten year period, or for a period from the date of commencement of the Variable Sub-Account's operations, if shorter than any of the foregoing. We use the following formula prescribed by the SEC for computing standardized total return:


                  1000(1 + T)^n  = ERV

where:

T         =  average annual total return

ERV       =  ending redeemable value of a hypothetical $1,000 payment
             (plus $40 credit thereon for Allstate Advisor Plus
             Contracts only) made at the beginning of 1, 5, or 10 year periods or shorter period

n         =  number of years in the period

1000      =  hypothetical $1,000 investment (plus $40 credit thereon for
             Allstate Advisor Plus Contracts only)

When factoring in the withdrawal charge assessed upon redemption, we exclude the Free Withdrawal Amount, which is the amount you can withdraw from the Contract without paying a withdrawal charge. We also use the withdrawal charge that would apply upon redemption at the end of each period. Thus, for example, when factoring in the withdrawal charge for a one year standardized total return calculation, we would use the withdrawal charge that applies to a withdrawal of a purchase payment made one year prior.

When factoring the contract maintenance charge, we pro rate the charge by dividing (a) the contract maintenance charge by (b) an assumed average contract size of $45,000. We then multiply the resulting percentage by a hypothetical $1,000 investment.

When factoring the charge for the optional Retirement Income Guarantee Option 1 or Retirement Income Guarantee Option 2,we assume that there are no additional purchase payments or withdrawals and that Income Base A applies for Option 2.

The standardized total returns for the Variable Sub-Accounts, for the periods ended December 31, 2002, are set out in Appendices A through E to this Statement of Additional Information.

The Allstate Advisor Variable Annuity Contracts were first offered as of the date of this Statement of Additional Information. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts (and Options as applicable) as if they had been available throughout the periods shown.



NON-STANDARDIZED TOTAL RETURNS

From time to time, we may advertise the total return for periods prior to the date that the Variable Sub-Accounts commenced operations. These "non-standardized total returns" reflect changes in the values of each Variable Sub-Account's accumulation units. We may quote non-standardized total returns on an annualized, cumulative, year-by-year, or other basis. These rates of return take into account asset-based charges, such as the mortality and expense risk charge and administrative expense charge. However, these rates of return do not reflect withdrawal charges or the contract maintenance charge. Such charges, if reflected, would reduce the performance shown. Non-standardized total returns also do not take into account the amount of any applicable Credit Enhancement under the Allstate Advisor Plus Contracts. When factoring the charge for the optional Retirement Income Guarantee Option 1 or Retirement Income Guarantee Option 2, we assume that there are no additional purchase payments or withdrawals and that Income Base A applies for Option 2. In calculating non-standardized total returns, instead of using the Variable Sub-Account inception dates, we use the inception dates of the underlying Portfolios in which the Variable Sub-Accounts invest and adjust such performance to reflect the current level of charges that apply to the Variable Sub-Accounts under each Contract.

Annualized returns reflect the rate of return that, when compounded annually, would equal the cumulative rate of return for the period shown. We compute annualized returns according to the following formula:



   Annualized Return = (1 + r)1/n -1

         Where:        r = cumulative rate of return for the period shown,

             and:
                       n = number of years in the period.

The method of computing annualized rates of return is similar to that for computing standardized performance, described above, except that rather than using a hypothetical $1,000 investment and the ending redeemable value thereof, we use the changes in value of an accumulation unit.

Cumulative rates of return reflect the cumulative change in value of an accumulation unit over the period shown. Year-by-year rates of return reflect the change in value of an accumulation unit during the course of each year shown. We compute these returns by dividing the accumulation unit value at the end of each period shown, by the accumulation unit value at the beginning of that period, and subtracting one. We compute other total returns on a similar basis.

We may quote non-standardized total returns for 1, 3, 5 and 10 year periods, or period since inception of the Variable Sub-Account's operations, as well as other periods, such as "year-to-date" (prior calendar year end to the day stated in the advertisement); "year to most recent quarter" (prior calendar year end to the end of the most recent quarter); the prior calendar year; and the "n" most recent calendar years.

The non-standardized total returns for the Variable Sub-Accounts, for the periods ended December 31, 2002, for each Contract are set out in Appendices A through E to this Statement of Additional Information.


ADJUSTED HISTORICAL TOTAL RETURNS

We may advertise the total return for periods prior to the date that the Variable Sub-Accounts commenced operations. We calculate such "adjusted historical total returns" using the same method that we use to compute standardized total returns, except that instead of using the Variable Sub-Account inception dates, we use the inception dates of the underlying Portfolios in which the Variable Sub-Accounts invest and adjust such performance to reflect the current level of charges that apply to the Variable Sub-Accounts under each Contract.

The adjusted historical total returns for the Variable Sub-Accounts, for the periods ended December 31, 2002, for each Contract are set out in Appendices A through E to this Statement of Additional Information.

CALCULATION OF ACCUMULATION UNIT VALUES
-------------------------------------------------------------------------

The value of Accumulation Units will change each Valuation Period according to the investment performance of the Portfolio shares purchased by each Variable Sub-Account and the deduction of certain expenses and charges. A "Valuation Period" is the period from the end of one Valuation Date and continues to the end of the next Valuation Date. A Valuation Date ends at the close of regular trading on the New York Stock Exchange (currently 3:00 p.m. Central Time).

The Accumulation Unit Value of a Variable Sub-Account for any Valuation Period equals the Accumulation Unit Value as of the immediately preceding Valuation Period, multiplied by the Net Investment Factor (described below) for that Sub-Account for the current Valuation Period.

NET INVESTMENT FACTOR

The Net Investment Factor for a Valuation Period is a number representing the change, since the last Valuation Period, in the value of Variable Sub-Account assets per Accumulation Unit due to investment income, realized or unrealized capital gain or loss, deductions for taxes, if any, and deductions for the mortality and expense risk charge and administrative expense charge. We determine the Net Investment Factor for each Variable Sub-Account for any Valuation Period by dividing (A) by (B) and subtracting (C) from the result, where:

(A) is the sum of:

     (1) the net asset value per share of the Portfolio underlying the Variable Sub-Account determined at the end of the current Valuation Period; plus,

     (2) the per share amount of any dividend or capital gain distributions made by the Portfolio underlying the Variable Sub-Account during the current Valuation Period;

(B) is the net asset value per share of the Portfolio underlying the Variable Sub-Account determined as of the end of the immediately preceding Valuation Period; and

(C) is the mortality and expense risk charge and administrative expense charge corresponding to the portion of the 365 day year (366 days for a leap year) that is in the current Valuation Period.


CALCULATION OF VARIABLE INCOME PAYMENTS
--------------------------------------------------------------------------------

We calculate the amount of the first variable income payment under an Income Plan by applying the Contract Value allocated to each Variable Sub-Account, adjusted by any applicable Market Value Adjustment and less any applicable premium tax charge deducted at the time, to the appropriate income payment factor for the selected Income Plan to determine the Initial Variable Amount Income Value. We will allocate the Initial Variable Amount Income Value among the Variable Sub-Accounts you have chosen in the proportions you specified. The portion of the Initial Variable Amount Income Value allocated to a particular Variable Sub-Account is divided by the Annuity Unit Value for that Variable Sub-Account on the Payout Start Date. This determines the number of Annuity Units from that Variable Sub-Account which will be used to determine your variable income payments. Variable income payments, which include your first variable income payment, will vary depending on changes in the Annuity Unit Values for the Variable Sub-Accounts upon which the income payments are based. Unless annuity transfers are made between Variable Sub-Accounts, each income payment from that Variable Sub-Account will be that number of Annuity Units multiplied by the Annuity Unit Value for the Variable Sub-Account for the Valuation Date on which the income payment is made.


CALCULATION OF ANNUITY UNIT VALUES

Annuity Units in each Variable Sub-Account are valued separately and Annuity Unit Values will depend upon the investment experience of the particular Portfolio in which the Variable Sub-Account invests. We calculate the Annuity Unit Value for each Variable Sub-Account at the end of any Valuation Period by:

- multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Variable Sub-Account's Net Investment Factor (described in the preceding section) for the Period; and then

- dividing the product by the sum of 1.0 plus the assumed investment rate for the Valuation Period.

The assumed investment rate adjusts for the interest rate assumed in the income payment tables used to determine the dollar amount of the first variable income payment, and is at an effective annual rate which is disclosed in the Contract.

We determine the amount of the first variable income payment paid under an Income Plan using the income payment tables set out in the Contracts. The Contracts include tables that differentiate on the basis of sex, except in states or tax qualified plans that require the use of unisex tables.



GENERAL MATTERS
--------------------------------------------------------------------------------

INCONTESTABILITY

We will not contest the Contract after we issue it.

SETTLEMENTS

The Contract must be returned to us prior to any settlement. We must receive due proof of the Contract Owner(s) death (or Annuitant's death if there is a non-natural Contract Owner) before we will settle a death claim.

SAFEKEEPING OF THE VARIABLE ACCOUNT'S ASSETS

We hold title to the assets of the Variable Account. We keep the assets physically segregated and separate and apart from our general corporate assets. We maintain records of all purchases and redemptions of the Portfolio shares held by each of the Variable Sub-Accounts.

The Portfolios do not issue stock certificates. Therefore, we hold the Variable Account's assets in open account in lieu of stock certificates. See the Funds' prospectuses for a more complete description of the custodian of the Portfolios.

PREMIUM TAXES

Applicable premium tax rates depend on the Contract Owner's state of residency and the insurance laws and our status in those states where premium taxes are incurred. Premium tax rates may be changed by legislation, administrative interpretations, or judicial acts.

TAX RESERVES

We do not establish capital gains tax reserves for any Variable Sub-Account nor do we deduct charges for tax reserves because we believe that capital gains attributable to the Variable Account will not be taxable. However, we reserve the right to deduct charges to establish tax reserves for potential taxes on realized or unrealized capital gains.




EXPERTS
-------------------------------------------------------------------------------

The consolidated financial statements of Allstate Life as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 and the related financial statement schedules that appear in this Statement of Additional Information have been audited by Deloitte & Touche LLP , independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Variable Account as of December 31, 2002 and for each of the periods in the two years then ended that appear in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is Two Prudential Plaza, 180 N. Stetson Avenue, Chicago, Illinois 60601.


FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
The financial statements of the Variable Account as of December 31, 2002 and for the periods in the two years then ended, the consolidated financial statements of Allstate Life as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, the related financial statement schedules of Allstate Life, and the accompanying Independent Auditors' Reports appear in the pages that follow. The consolidated financial statements and schedules of Allstate Life included herein should be considered only as bearing upon the ability of Allstate Life to meet its obligations under the Contacts.

                                   APPENDIX A

                            ALLSTATE ADVISOR CONTRACT

The Allstate Advisor Variable Annuity Contracts were first offered as of the date of this Statement of Additional Information. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts (and Options as applicable) as if they had been available throughout the periods shown.

The Contract charges include a maximum withdrawal charge of 7% that declines to zero after 7 years (not shown for non-standardized total returns), an annual contract maintenance charge of $30 (not shown for non-standardized total returns), and total Variable Account annual expenses of:

-    1.29% (without any optional benefit riders),  or

- 1.54% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option, or Enhanced Beneficiary Protection (Annual Increase) Option

- 1.54% with the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 1.69%with the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 1.79% with the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 1.79% with the MAV Death Benefit Option or Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 1.94% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 2.04% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of the oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.19% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of the oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date).

In addition, where Retirement Income Guarantee Option 1 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.40% of the Income Base, assuming no additional purchase payments or withdrawals. Where Retirement Income Guarantee Option 2 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.55% of the Income Base, assuming Income Base A is in effect and assuming no additional purchase payments or withdrawals.

See the Expense Table in the Prospectus for more details.


Standardized Total Returns


Set out below are the standardized total returns for each Variable Sub-Account since its inception through December 31, 2002. The following Variable Sub-Accounts commenced operations on October 1, 2001: LSA Aggressive Growth, LSA Equity Growth, LSA Mid Cap Value, Oppenheimer Main Street Small Cap, Putnam VT High Yield and Van Kampen LIT Growth and Income. The remaining Variable Sub-Accounts were first offered as of the date of this Statement of Additional Information.



(Without any optional benefits)
                                                                                                          10 Year
or Since
Variable Sub-Account                                                           1 Year       5 Year        Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase Option)

Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate







(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-Account                                                           1 Year       5 Year      10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))


Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception



Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 1)

Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider
Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate







(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate






(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year      10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider
Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate






(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate







(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                          1 Year       5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate







(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                          1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate







(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate






(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                          1 Year       5 Year         10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



Non-Standardized Total Returns

Set out below are the non-standardized total returns for each Variable Sub-Account since the Portfolio's inception through December 31, 2002. The non-standardized total returns shown below do not reflect withdrawal charges or the $30 annual contract maintenance charge that may be imposed under the Allstate Advisor Contract, and are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.


Variable Sub-Account                                 Inception Date of
                                                  Corresponding Portfolio


The George Putnam Fund of Boston - Class IB* 04/30/98 Putnam Global Asset Allocation - Class IB* 02/01/88 Putnam Growth and Income - Class IB* 02/01/88 Putnam Health Sciences - Class IB* 04/30/98 Putnam High Yield - Class IB* 02/01/88 Putnam Income - Class IB* 02/01/88 Putnam International Equity - Class IB* 01/02/97 Putnam Investors - Class IB* 04/30/98 Putnam Money Market - Class IB* 02/01/88 Putnam New Opportunities - Class IB* 05/02/94 Putnam New Value - Class IB* 01/02/97 Putnam Research - Class IB* 09/29/98 Putnam Utilities Growth and Income - Class IB* 05/01/92 Putnam Vista - Class IB* 01/02/97 Putnam Voyager
- Class IB* 02/01/88 Franklin Growth and Income Securities - Class 2** 01/24/89 Franklin Small Cap Value Securities - Class 2** 04/30/98 Mutual Shares Securities - Class II* 11/08/96 Templeton Developing Markets Securities - Class 2* 03/04/96 Templeton Foreign Securities - Class 2* 05/01/92 LSA Aggressive Growth 08/14/01 LSA Focused Equity 10/01/99 LSA Mid Cap Value 08/14/01 Oppenheimer Aggressive Growth - Service Class*** 08/15/86 Oppenheimer Capital Appreciation - Service Class*** 04/03/85 Oppenheimer Global Securities - Service Class*** 11/12/90 Oppenheimer High Income - Service Class*** 04/30/86 Oppenheimer Main Street Service Class*** 07/05/95 Oppenheimer Main Street Small Cap - Service Class*** 05/01/98 Oppenheimer Multiple Strategies - Service Class*** 02/09/87 Oppenheimer Strategic Bond - Service Class*** 05/03/93 Van Kampen LIT Emerging Growth - Class II**** 07/03/95 Van Kampen LIT Growth and Income - Class II**** 12/23/96 Van Kampen UIF Active International Allocation -
   Class II**** 08/31/99 Van Kampen UIF Emerging Markets Debt - Class II**** 06/16/97 Van Kampen UIF U.S. Real Estate - Class II**** 03/03/97 Van Kampen UIF Small Company Growth - Class II**** __/__/03

* Each of the Portfolios (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund which commenced operations on April 6, 1998, and the Putnam VT Research Fund, which commenced operations September 30, 1998. For periods prior to the inception dates of the Portfolios (Class IB shares), the performance shown is based on the historical performance of the Portfolios (Class IA shares), adjusted to reflect the current expenses of the Portfolios (Class IB shares). The inception dates for the Portfolios (Class IA shares) are shown in the above table.

** The Portfolios' Class 2 shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on January 6, 1999. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class I shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

***The Portfolios' Service Class shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on _______ for Oppenheimer Aggressive Growth, on _______ for Oppenheimer Global Securities, on _______ for Oppenheimer High Income, on _______ for Oppenheimer Main Street, on July 16, 2001 for Oppenheimer Main Street Small Cap, on _______ for Oppenheimer Multiple Strategies and on _______ for Oppenheimer Strategic Bond. This share class has a Rule 12b-1 fee of 0.15%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolios' non-12b-1 class shares, adjusted to reflect the current Rule 12b-1 fee for the Portfolios' 12b-1 class shares.

****The Portfolio's Class II shares ("12b-1 class") corresponding to this Variable Sub-Account were first offered on September 18, 2000. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolio's Class I shares ("non-12b-1 class"), adjusted to reflect the current Rule 12b-1 fee for the Portfolio's 12b-1 class shares.


(Without any optional benefits)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                          1 Year        5 Year       10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                          1 Year        5 Year        10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                          1 Year        5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate






(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                          1 Year        5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                          1 Year        5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





(With Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate






(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


Adjusted Historical Total Returns


Set out below are the adjusted historical total returns for each Variable Sub-Account since the Portfolio's inception through December 31,2002. Adjusted historical total returns are computed in the same manner as standardized total returns, except that the performance figures shown are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.


Variable Sub-Account                                Inception Date of
                                                 Corresponding Portfolio


The George Putnam Fund of Boston - Class IB*    04/30/98
Putnam Global Asset Allocation - Class IB*      02/01/88
Putnam Growth and Income - Class IB*            02/01/88
Putnam Health Sciences - Class IB*              04/30/98
Putnam High Yield - Class IB*                   02/01/88
Putnam Income - Class IB*                       02/01/88
Putnam International Equity - ClassIB*          01/02/97
Putnam Investors - Class IB*                    04/30/98
Putnam Money Market - Class IB*                 02/01/88
Putnam New Opportunities - Class IB*            05/02/94
Putnam New Value -Class IB*                     01/02/97
Putnam Research - Class IB*                     09/29/98
Putnam Utilities Growthand Income - Class IB*   05/01/92
Putnam Vista - Class IB*                        01/02/97
Putnam Voyager - Class IB*                      02/01/88
Franklin Growth and Income Securities -
  Class 2**                                     01/24/89
Franklin Small Cap Value Securities - Class 2** 04/30/98
Mutual Shares Securities - Class II*            11/08/96
Templeton Developing Markets Securities
 - Class 2*                                     03/04/96
Templeton Foreign Securities - Class 2*         05/01/92
LSA Aggressive Growth                           08/14/01
LSA Focused Equity                              10/01/99
LSA Mid Cap Value                               08/14/01
Oppenheimer Aggressive Growth-Service Class***  08/15/86
Oppenheimer Capital Appreciation -
  Service Class***                              04/03/85
Oppenheimer Global Securities -
  Service Class***                              11/12/90
Oppenheimer High Income - Service Class***      04/30/86
Oppenheimer Main Street - Service Class***      07/05/95
Oppenheimer Main Street Small Cap -
  Service Class***                              05/01/98
Oppenheimer Multiple Strategies -
  Service Class***                              02/09/87
Oppenheimer Strategic Bond - Service Class ***  05/03/93
Van Kampen LIT Emerging Growth - Class I****    07/03/95
Van Kampen LIT Growth and Income - Class II**** 12/23/96
Van Kampen UIF Active International Allocation -
   Class II****                                 08/31/99
Van Kampen UIF Emerging Markets Debt -
  Class II****                                  06/16/97
Van Kampen UIF U.S. Real Estate - Class II****  03/03/97
Van Kampen UIF Small Company Growth-
  Class II****                                  __/__/03

* Each of the Portfolios (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund which commenced operations on April 6, 1998, and the Putnam VT Research Fund, which commenced operations September 30, 1998. For periods prior to the inception dates of the Portfolios (Class IB shares), the performance shown is based on the historical performance of the Portfolios (Class IA shares), adjusted to reflect the current expenses of the Portfolios (Class IB shares). The inception dates for the Portfolios (Class IA shares) are shown in the above table.

** The Portfolios' Class 2 shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on January 6, 1999. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class I shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

***The Portfolios' Service Class shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on _______ for Oppenheimer Aggressive Growth, on _______ for Oppenheimer Global Securities, on _______ for Oppenheimer High Income, on _______ for Oppenheimer Main Street, on July 16, 2001 for Oppenheimer Main Street Small Cap, on _______ for Oppenheimer Multiple Strategies and on _______ for Oppenheimer Strategic Bond. This share class has a Rule 12b-1 fee of 0.15%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolios' non-12b-1 class shares, adjusted to reflect the current Rule 12b-1 fee for the Portfolios' 12b-1 class shares.

****The Portfolio's Class II shares ("12b-1 class") corresponding to this Variable Sub-Account were first offered on September 18, 2000. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolio's Class I shares ("non-12b-1 class"), adjusted to reflect the current Rule 12b-1 fee for the Portfolio's 12b-1 class shares.


(Without any optional benefits )


Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                         Since Inception*


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




* The inception dates for the Portfolios appear under the heading "Adjusted
Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1class shares), adjusted to reflect the current expenses of the Portfolios (12b-1class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




* The inception dates for the Portfolios appear under the heading "Adjusted
Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and Retirement Income Guarantee
Rider 1)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                         Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



* The inception dates for the Portfolios appear under the heading "Adjusted Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

                                   APPENDIX B

                         ALLSTATE ADVISOR PLUS CONTRACT

The Allstate Advisor Plus Variable Annuity Contracts were first offered on as of the date of this Statement of Additional Information. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts (and Options as applicable) as if they had been available throughout the periods shown.

These Contract charges include a maximum withdrawal charge of 8.5% that declines to zero after eight years (not shown for non-standardized total returns), an annual contract maintenance charge of $30 (not shown for non-standardized total returns), and total Variable Account annual expenses of:

-    1.59% (without any optional benefit riders), or

- 1.84% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 1.84% with the Earnings Protection Death Benefit Option (assuming age of oldest Owner and Annuitant is 70 or younger on the Rider Application Date), or


- 1.99% with the Earnings Protection Death Benefit Option (assuming age of oldest Owner and Annuitant is between 71 and 79 on the Rider Application
     Date), or

- 2.09% with the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 2.09% with the MAV Death Benefit Option or Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.24% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 2.34% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.49% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date).

In addition, where Retirement Income Guarantee Option 1 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.25% of the Income Base, assuming no additional purchase payments or withdrawals. Where Retirement Income Guarantee Option 2 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.45% of the Income Base, assuming Income Base A is in effect and assuming no additional purchase payments or withdrawals.

The standardized total returns shown below also include the 4% Credit Enhancement available under the Allstate Advisor Plus Contract.

See the Expense Table in the Prospectus for more details.


Standardized Total Returns

Set out below are the standardized total returns for each Variable Sub-Account since its inception through December 31, 2002. The following Variable Sub-Accounts commenced operations on October 1, 2001: LSA Aggressive Growth, LSA Equity Growth, LSA Mid Cap Value, Oppenheimer Main Street Small Cap, Putnam VT High Yield and Van Kampen LIT Growth and Income. The remaining Variable Sub-Accounts were first offered as of the date of this Statement of Additional Information.



(Without any optional benefits)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))
Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 1)
Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option and the Enhanced Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                     Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                     Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                    Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                     Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                           Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


Non-Standardized Total Returns

Set out below are the non-standardized total returns for each Variable Sub-Account since the Portfolio's inception through December 31, 2002. The non-standardized total returns shown below do not include the 4% Credit Enhancement available under the Allstate Advisor Plus Contract or the $30 annual contract maintenance charge or withdrawal charge that may be imposed under the Contract, and are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.

Variable Sub-Account                             Inception Date of
                                              Corresponding Portfolio


The George Putnam Fund of Boston - Class IB* 04/30/98 Putnam Global Asset Allocation - Class IB* 02/01/88 Putnam Growth and Income - Class IB* 02/01/88 PutnamHealth Sciences - Class IB* 04/30/98 Putnam High Yield - Class IB* 02/01/88 Putnam Income - Class IB* 02/01/88 Putnam International Equity - Class IB* 01/02/97 Putnam Investors - Class IB* 04/30/98 Putnam Money Market - Class IB* 02/01/88 Putnam New Opportunities - Class IB* 05/02/94 Putnam New Value - Class IB* 01/02/97 Putnam Research - Class IB* 09/29/98 Putnam Utilities Growth and Income - Class IB* 05/01/92 Putnam Vista - Class IB* 01/02/97 Putnam Voyager
- Class IB* 02/01/88 Franklin Growth and Income Securities - Class 2** 01/24/89 Franklin Small Cap Value Securities - Class 2** 04/30/98 Mutual Shares Securities - Class II* 11/08/96 Templeton Developing Markets Securities - Class 2* 03/04/96 Templeton Foreign Securities - Class 2* 05/01/92 LSA Aggressive Growth 08/14/01 LSA Focused Equity 10/01/99 LSA Mid Cap Value 08/14/01 Oppenheimer Aggressive Growth - Service Class*** 08/15/86 Oppenheimer Capital Appreciation - Service Class*** 04/03/85 Oppenheimer Global Securities - Service Class*** 11/12/90 Oppenheimer High Income - Service Class*** 04/30/86 Oppenheimer Main Street - Service Class*** 07/05/95 Oppenheimer Main Street Small Cap - Service Class 05/01/98 Oppenheimer Multiple Strategies - Service Class 02/09/87 Oppenheimer Strategic Bond - Service Class 05/03/93 Van Kampen LIT Emerging Growth - Class II**** 07/03/95 Van Kampen LIT Growth and Income - Class II**** 12/23/96 Van Kampen UIF Active International Allocation -
   Class II**** 08/31/99 Van Kampen UIF Emerging Markets Debt - Class II**** 06/16/97 Van Kampen UIF U.S. Real Estate - Class II**** 03/03/97 Van Kampen UIF Small Company Growth - Class II**** __/__/03

* Each of the Portfolios (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund which commenced operations on April 6, 1998, and the Putnam VT Research Fund, which commenced operations September 30, 1998. For periods prior to the inception dates of the Portfolios (Class IB shares), the performance shown is based on the historical performance of the Portfolios (Class IA shares), adjusted to reflect the current expenses of the Portfolios (Class IB shares). The inception dates for the Portfolios (Class IA shares) are shown in the above table.

** The Portfolios' Class 2 shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on January 6, 1999. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class I shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

***The Portfolios' Service Class shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on _______ for Oppenheimer Aggressive Growth, on _______ for Oppenheimer Global Securities, on _______ for Oppenheimer High Income, on _______ for Oppenheimer Main Street, on July 16, 2001 for Oppenheimer Main Street Small Cap, on _______ for Oppenheimer Multiple Strategies and on _______ for Oppenheimer Strategic Bond. This share class has a Rule 12b-1 fee of 0.15%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolios' non-12b-1 class shares, adjusted to reflect the current Rule 12b-1 fee for the Portfolios' 12b-1 class shares.

****The Portfolio's Class II shares ("12b-1 class") corresponding to this Variable Sub-Account were first offered on September 18, 2000. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolio's Class I shares ("non-12b-1 class"), adjusted to reflect the current Rule 12b-1 fee for the Portfolio's 12b-1 class shares.


(Without any optional benefits)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                         Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year         10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                       1 Year        5 Year         10 Year or
                                                                                                     Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year        5 Year         10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year         10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                         Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate





 (With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



Adjusted Historical Total Returns

Set out below are the adjusted historical total returns for each Variable Sub-Account since the Portfolio's inception through December 31, 2002. Adjusted historical total returns are computed in the same manner as standardized total returns, except that the performance figures shown are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts. The adjusted historical total returns shown below include the 4% credit enhancement available under the Putnam Allstate Advisor Plus Contract as well as the applicable contract maintenance charge and withdrawal charge under the Contract.


Variable Sub-Account                                    Inception Date of
                                                      Corresponding Portfolio

The George Putnam Fund of Boston - Class IB* 04/30/98 Putnam Global Asset Allocation - Class IB* 02/01/88 Putnam Growth and Income - Class IB* 02/01/88 Putnam Health Sciences - Class IB* 04/30/98 Putnam High Yield - Class IB* 02/01/88 Putnam Income - Class IB* 02/01/88 Putnam International Equity - Class IB* 01/02/97 Putnam Investors - Class IB* 04/30/98 Putnam Money Market - Class IB* 02/01/88 Putnam New Opportunities - Class IB* 05/02/94 Putnam New Value - Class IB* 01/02/97 Putnam Research - Class IB* 09/29/98 Putnam Utilities Growth and Income - Class IB* 05/01/92 Putnam Vista - Class IB* 01/02/97 Putnam Voyager
- Class IB* 02/01/88 Franklin Growth and Income Securities - Class 2** 01/24/89 Franklin Small Cap Value Securities - Class 2** 04/30/98 Mutual Shares Securities - Class II* 11/08/96 Templeton Developing Markets Securities - Class 2* 03/04/96 Templeton Foreign Securities - Class 2* 05/01/92 LSA Aggressive Growth 08/14/01 LSA Focused Equity 10/01/99 LSA Mid Cap Value 08/14/01 Oppenheimer Aggressive Growth - Service Class*** 08/15/86 Oppenheimer Capital Appreciation - Service Class*** 04/03/85 Oppenheimer Global Securities - Service Class*** 11/12/90 Oppenheimer High Income - Service Class*** 04/30/86 Oppenheimer Main Street - Service Class*** 07/05/95 Oppenheimer Main Street Small Cap - Service Class*** 05/01/98 Oppenheimer Multiple Strategies - Service Class*** 02/09/87 Oppenheimer Strategic Bond - Service Class*** 05/03/93 Van Kampen LIT Emerging Growth - Class II**** 07/03/95 Van Kampen LIT Growth and Income - Class II**** 12/23/96 Van Kampen UIF Active International Allocation - Class II**** 08/31/99 Van Kampen UIF Emerging Markets Debt - Class II**** 06/16/97 Van Kampen UIF U.S. Real Estate - Class II**** 03/03/97 Van Kampen UIF Small Company Growth - Class II**** __/__/03

* Each of the Portfolios (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund which commenced operations on April 6, 1998, and the Putnam VT Research Fund, which commenced operations September 30, 1998. For periods prior to the inception dates of the Portfolios (Class IB shares), the performance shown is based on the historical performance of the Portfolios (Class IA shares), adjusted to reflect the current expenses of the Portfolios (Class IB shares). The inception dates for the Portfolios (Class IA shares) are shown in the above table.

** The Portfolios' Class 2 shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on January 6, 1999. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class I shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

***The Portfolios' Service Class shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on _______ for Oppenheimer Aggressive Growth, on _______ for Oppenheimer Global Securities, on _______ for Oppenheimer High Income, on _______ for Oppenheimer Main Street, on July 16, 2001 for Oppenheimer Main Street Small Cap, on _______ for Oppenheimer Multiple Strategies and on _______ for Oppenheimer Strategic Bond. This share class has a Rule 12b-1 fee of 0.15%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolios' non-12b-1 class shares, adjusted to reflect the current Rule 12b-1 fee for the Portfolios' 12b-1 class shares.

****The Portfolio's Class II shares ("12b-1 class") corresponding to this Variable Sub-Account were first offered on September 18, 2000. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolio's Class I shares ("non-12b-1 class"), adjusted to reflect the current Rule 12b-1 fee for the Portfolio's 12b-1 class shares.


(Without any optional benefits)
Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



 (With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                      Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With Retirement Income Guarantee Rider 2)
Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                          1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                      Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                      Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



* The inception dates for the Portfolios appear under the heading "Adjusted Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

                                   APPENDIX C

                 ALLSTATE ADVISOR PREFERRED CONTRACT WITH 5-YEAR
                            WITHDRAWAL CHARGE OPTION

The Allstate Advisor Preferred Variable Annuity Contracts were first offered as of the date of this Statement of Additional Information. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts (and Options as applicable) as if they had been available throughout the periods shown. These Contract charges include a maximum withdrawal charge of 7% that declines to zero after five years (not shown for non-standardized total returns), an annual contract maintenance charge of $30 (not shown for non-standardized total returns), and total Variable Account annual expenses of:


-    1.59% (without any optional benefit riders), or

- 1.84% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 1.84% with the Earnings Protection Death Benefit Option (assuming age of oldest Owner and Annuitant is 70 or younger on the Rider Application Date), or


- 1.99% with the Earnings Protection Death Benefit Option (assuming age of oldest Owner and Annuitant is between 71 and 79 on the Rider Application
     Date), or

- 2.09% with the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 2.09% with the MAV Death Benefit Option or Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.24% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 2.34% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.49% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date).

In addition, where Retirement Income Guarantee Option 1 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.40% of the Income Base, assuming no additional purchase payments or withdrawals. Where Retirement Income Guarantee Option 2 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.55% of the Income Base, assuming Income Base A is in effect and assuming no additional purchase payments or withdrawals.

See the Expense Table in the Prospectus for more details.


Standardized Total Returns


Set out below are the standardized total returns for each Variable Sub-Account since its inception through December 31, 2002. The following Variable Sub-Accounts commenced operations on October 1, 2001: LSA Aggressive Growth, LSA Equity Growth, LSA Mid Cap Value, Oppenheimer Main Street Small Cap, Putnam VT High Yield and Van Kampen LIT Growth and Income. The remaining Variable Sub-Accounts were first offered as of the date of this Statement of Additional Information.



(Without any optional benefits)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                     Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




Non-Standardized Total Returns


Set out below are the non-standardized total returns for each Variable Sub-Account since the Portfolio's inception through December 31, 2002. The non-standardized total returns shown below do not reflect the withdrawal charge or the $30 annual contract maintenance charge that may be imposed under the Allstate Advisor Preferred Contract, and are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.

Variable Sub-Account                            Inception Date of
                                             Corresponding Portfolio


The George Putnam Fund of Boston - Class IB*                  04/30/98
Putnam Global Asset Allocation - Class IB* 02/01/88 Set out below are the standardized total returns for each Variable Sub-Account since its inception through December 31, 2002. The following Variable Sub-Accounts commenced operations on October 1, 2001: LSA Aggressive Growth, LSA Equity Growth, LSA Mid Cap Value, Oppenheimer Main Street Small Cap, Putnam VT High Yield and Van Kampen LIT Growth and Income. The remaining Variable Sub-Accounts were first offered as of the date of this Statement of Additional Information.


Putnam Growth and Income - Class IB* 02/01/88 Putnam Health Sciences - Class IB* 04/30/98 Putnam High Yield - Class IB* 02/01/88 Putnam Income - Class IB* 02/01/88 Putnam International Equity - Class IB* 01/02/97 Putnam Investors - Class IB* 04/30/98 Putnam Money Market - Class IB* 02/01/88 Putnam New Opportunities - Class IB* 05/02/94 Putnam New Value - Class IB* 01/02/97 Putnam Research - Class IB* 09/29/98 Putnam Utilities Growth and Income - Class IB* 05/01/92 Putnam Vista - Class IB* 01/02/97 Putnam Voyager - Class IB* 02/01/88 Franklin Growth and Income Securities - Class 2** 01/24/89 Franklin Small Cap Value Securities - Class 2** 04/30/98 Mutual Shares Securities - Class II* 11/08/96 Templeton Developing Markets Securities - Class 2* 03/04/96 Templeton Foreign Securities - Class 2* 05/01/92 LSA Aggressive Growth 08/14/01 LSA Focused Equity 10/01/99 LSA Mid Cap Value 08/14/01 Oppenheimer Aggressive Growth
- Service Class*** 08/15/86 Oppenheimer Capital Appreciation - Service Class*** 04/03/85 Oppenheimer Global Securities - Service Clas*** 11/12/90 Oppenheimer High Income - Service Class*** 04/30/86 Oppenheimer Main Street - Service Class*** 07/05/95 Oppenheimer Main Street Small Cap - Service Class*** 05/01/98 Oppenheimer Multiple Strategies - Service Class*** 02/09/87 Oppenheimer Strategic Bond - Service Class*** 05/03/93 Van Kampen LIT Emerging Growth - Class II**** 07/03/95 Van Kampen LIT Growth and Income - Class II**** 12/23/96 Van Kampen UIF Active International Allocation -
   Class II**** 08/31/99 Van Kampen UIF Emerging Markets Debt - Class II**** 06/16/97 Van Kampen UIF U.S. Real Estate - Class II**** 03/03/97 Van Kampen UIF Small Company Growth - Class II**** __/__/03

* Each of the Portfolios (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund which commenced operations on April 6, 1998, and the Putnam VT Research Fund, which commenced operations September 30, 1998. For periods prior to the inception dates of the Portfolios (Class IB shares), the performance shown is based on the historical performance of the Portfolios (Class IA shares), adjusted to reflect the current expenses of the Portfolios (Class IB shares). The inception dates for the Portfolios (Class IA shares) are shown in the above table.

** The Portfolios' Class 2 shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on January 6, 1999. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class I shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

***The Portfolios' Service Class shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on _______ for Oppenheimer Aggressive Growth, on _______ for Oppenheimer Global Securities, on _______ for Oppenheimer High Income, on _______ for Oppenheimer Main Street, on July 16, 2001 for Oppenheimer Main Street Small Cap, on _______ for Oppenheimer Multiple Strategies and on _______ for Oppenheimer Strategic Bond. This share class has a Rule 12b-1 fee of 0.15%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolios' non-12b-1 class shares, adjusted to reflect the current Rule 12b-1 fee for the Portfolios' 12b-1 class shares.

****The Portfolio's Class II shares ("12b-1 class") corresponding to this Variable Sub-Account were first offered on September 18, 2000. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolio's Class I shares ("non-12b-1 class"), adjusted to reflect the current Rule 12b-1 fee for the Portfolio's 12b-1 class shares.


(Without any optional benefits)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option and the Enhanced Beneficiary Protection
Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                         Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate

(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



Adjusted Historical Total Returns


Set out below are the adjusted historical total returns for each Variable Sub-Account since the Portfolio's inception through December 31, 2002. Adjusted historical total returns are computed in the same manner as standardized total returns, except that the performance figures shown are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.



Variable Sub-Account                                  Inception Date of
                                                     Corresponding Portfolio

The George Putnam Fund of Boston - Class IB* 04/30/98 Putnam Global Asset Allocation - Class IB* 02/01/88 Putnam Growth and Income - Class IB* 02/01/88 Putnam Health Sciences - Class IB* 04/30/98 Putnam High Yield - Class IB* 02/01/88 Putnam Income - Class IB* 02/01/88 Putnam International Equity - Class IB* 01/02/97 Putnam Investors - Class IB* 04/30/98 Putnam Money Market - Class IB* 02/01/88 Putnam New Opportunities - Class IB* 05/02/94 Putnam New Value - Class IB* 01/02/97 Putnam Research - Class IB* 09/29/98 Putnam Utilities Growth and Income - Class IB* 05/01/92 Putnam Vista - Class IB* 01/02/97 Putnam Voyager
- Class IB* 02/01/88 Franklin Growth and Income Securities - Class 2** 01/24/89 Franklin Small Cap Value Securities - Class 2** 04/30/98 Mutual Shares Securities - Class II* 11/08/96 Templeton Developing Markets Securities - Class 2* 03/04/96 Templeton Foreign Securities - Class 2* 05/01/92 LSA Aggressive Growth 08/14/01 LSA Focused Equity 10/01/99 LSA Mid Cap Value 08/14/01 Oppenheimer Aggressive Growth - Service Class*** 08/15/86 Oppenheimer Capital Appreciaiton - Service Class*** 04/03/85 Oppenheimer Global Securities - Service Class*** 11/12/90 Oppenheimer High Income - Service Class*** 04/30/86 Oppenheimer Main Street - Service Class*** 07/05/95 Oppenheimer Main Street Small Cap - Service Class*** 05/01/98 Oppenheimer Multiple Strategies - Service Clas*** 02/09/87 Oppenheimer Strategic Bond - Service Class*** 05/03/93 Van Kampen LIT Emerging Growth - Class II**** 07/03/95 Van Kampen LIT Growth and Income - Class II**** 12/23/96 Van Kampen UIF Active International Allocation - Class II**** 08/31/99 Van Kampen UIF Emerging Markets Debt - Class II**** 06/16/97 Van Kampen UIF U.S. Real Estate - Class II**** 03/03/97 Van Kampen UIF Small Company Growth - Class II**** __/__/03

* Each of the Portfolios (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund which commenced operations on April 6, 1998, and the Putnam VT Research Fund, which commenced operations September 30, 1998. For periods prior to the inception dates of the Portfolios (Class IB shares), the performance shown is based on the historical performance of the Portfolios (Class IA shares), adjusted to reflect the current expenses of the Portfolios (Class IB shares). The inception dates for the Portfolios (Class IA shares) are shown in the above table.

** The Portfolios' Class 2 shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on January 6, 1999. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class I shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

***The Portfolios' Service Class shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on _______ for Oppenheimer Aggressive Growth, on _______ for Oppenheimer Global Securities, on _______ for Oppenheimer High Income, on _______ for Oppenheimer Main Street, on July 16, 2001 for Oppenheimer Main Street Small Cap, on _______ for Oppenheimer Multiple Strategies and on _______ for Oppenheimer Strategic Bond. This share class has a Rule 12b-1 fee of 0.15%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolios' non-12b-1 class shares, adjusted to reflect the current Rule 12b-1 fee for the Portfolios' 12b-1 class shares.

****The Portfolio's Class II shares ("12b-1 class") corresponding to this Variable Sub-Account were first offered on September 18, 2000. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolio's Class I shares ("non-12b-1 class"), adjusted to reflect the current Rule 12b-1 fee for the Portfolio's 12b-1 class shares.


(Without any optional benefits)
Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option and the Enhanced Beneficiary Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                         Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                         Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



* The inception dates for the Portfolios appear under the heading "Adjusted Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

                                   APPENDIX D

       ALLSTATE ADVISOR PREFERRED CONTRACT WITH 3-YEAR WITHDRAWAL OPTION

The Allstate Advisor Preferred Variable Annuity Contracts were first offered as of the date of this Statement of Additional Information. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts (and Options as applicable) as if they had been available throughout the periods shown.

These Contract charges include a maximum withdrawal charge of 7% that declines to zero after three years (not shown for non-standardized total returns), an annual contract maintenance charge of $30 (not shown for non-standardized total returns), and total Variable Account annual expenses of:

-        1.69% (without any optional benefit riders), or

- 1.94% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 1.94% with the Earnings Protection Death Benefit Option (assuming age of oldest Owner and Annuitant is 70 or younger on the Rider Application
         Date), or


- 2.09% with the Earnings Protection Death Benefit Option (assuming age of oldest Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 2.19% with the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 2.19% with the MAV Death Benefit Option or Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.34% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 2.44% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.59% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date).

In addition, where Retirement Income Guarantee Option 1 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.40% of the Income Base, assuming no additional purchase payments or withdrawals. Where Retirement Income Guarantee Option 2 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.55% of the Income Base, assuming Income Base A is in effect and assuming no additional purchase payments or withdrawals.


See the Expense Table in the Prospectus for more details.


Standardized Total Returns


Set out below are the standardized total returns for each Variable Sub-Account since its inception through December 31, 2002. The following Variable Sub-Accounts commenced operations on October 1, 2001: LSA Aggressive Growth, LSA Equity Growth, LSA Mid Cap Value, Oppenheimer Main Street Small Cap, Putnam VT High Yield and Van Kampen LIT Growth and Income. The remaining Variable Sub-Accounts were first offered as of the date of this Statement of Additional Information.




(Without any optional benefits)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




Non-Standardized Total Returns


Set out below are the non-standardized total returns for each Variable Sub-Account since the Portfolio's inception through December 31, 2002. The non-standardized total returns shown below do not reflect the withdrawal charge or the $30 annual contract maintenance charge that may be imposed under the Allstate Advisor Preferred Contract, and are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.

Variable Sub-Account                            Inception Date of
                                            Corresponding Portfolio


The George Putnam Fund of Boston - Class IB* 04/30/98 Putnam Global Asset Allocation - Class IB* 02/01/88 Putnam Growth and Income - Class IB* 02/01/88 Putnam Health Sciences - Class IB* 04/30/98 Putnam High Yield - Class IB* 02/01/88 Putnam Income - Class IB* 02/01/88 Putnam International Equity - Class IB* 01/02/97 Putnam Investors - Class IB* 04/30/98 Putnam Money Market - Class IB* 02/01/88 Putnam New Opportunities - Class IB* 05/02/94 Putnam New Value - Class IB* 01/02/97 Putnam Research - Class IB* 09/29/98 Putnam Utilities Growth and Income - Class IB* 05/01/92 Putnam Vista - Class IB* 01/02/97 Putnam Voyager
- Class IB* 02/01/88 Franklin Growth and Income Securities - Class 2** 01/24/89 Franklin Small Cap Value Securities - Class 2** 04/30/98 Mutual Shares Securities - Class II* 11/08/96 Templeton Developing Markets Securities - Class 2* 03/04/96 Templeton Foreign Securities - Class 2* 05/01/92 LSA Aggressive Growth 08/14/01 LSA Focused Equity 10/01/99 LSA Mid Cap Value 08/14/01 Oppenheimer Aggressive Growth - Service Class*** 08/15/86 Oppenheimer Capital Appreciation - Service Class*** 04/03/85 Oppenheimer Global Securities - Service Class*** 11/12/90 Oppenheimer High Income - Service Class*** 04/30/86 Oppenheimer Main Street - Service Class*** 07/05/95 Oppenheimer Main Street Small Cap - Service Class*** 05/01/98 Oppenheimer Multiple Strategies - Service Class*** 02/09/87 Oppenheimer Strategic Bond - Service Class*** 05/03/93 Van Kampen LIT Emerging Growth - Class II**** 07/03/95 Van Kampen LIT Growth and Income - Class II**** 12/23/96 Van Kampen UIF Active International Allocation -
   Class II**** 08/31/99 Van Kampen UIF Emerging Markets Debt - Class II**** 06/16/97 Van Kampen UIF U.S. Real Estate - Class II**** 03/03/97 Van Kampen UIF small Company Growth - Class II**** __/__/03

* Each of the Portfolios (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund which commenced operations on April 6, 1998, and the Putnam VT Research Fund, which commenced operations September 30, 1998. For periods prior to the inception dates of the Portfolios (Class IB shares), the performance shown is based on the historical performance of the Portfolios (Class IA shares), adjusted to reflect the current expenses of the Portfolios (Class IB shares). The inception dates for the Portfolios (Class IA shares) are shown in the above table.

** The Portfolios' Class 2 shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on January 6, 1999. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class I shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

***The Portfolios' Service Class shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on _______ for Oppenheimer Aggressive Growth, on _______ for Oppenheimer Global Securities, on _______ for Oppenheimer High Income, on _______ for Oppenheimer Main Street, on July 16, 2001 for Oppenheimer Main Street Small Cap, on _______ for Oppenheimer Multiple Strategies and on _______ for Oppenheimer Strategic Bond. This share class has a Rule 12b-1 fee of 0.15%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolios' non-12b-1 class shares, adjusted to reflect the current Rule 12b-1 fee for the Portfolios' 12b-1 class shares.

****The Portfolio's Class II shares ("12b-1 class") corresponding to this Variable Sub-Account were first offered on September 18, 2000. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolio's Class I shares ("non-12b-1 class"), adjusted to reflect the current Rule 12b-1 fee for the Portfolio's 12b-1 class shares.






(Without any optional benefits)
Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


Van Kampen UIF U.S. Real Estate - Class II

(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


Adjusted Historical Total Returns


Set out below are the adjusted historical total returns for each Variable Sub-Account since the Portfolio's inception through December 31, 2002. Adjusted historical total returns are computed in the same manner as standardized total returns, except that the performance figures shown are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.




Variable Sub-Account                                 Inception Date of
                                                 Corresponding Portfolio

The George Putnam Fund of Boston - Class IB*              04/30/98
Putnam Global Asset Allocation - Class IB*                02/01/88
Putnam Growth and Income - Class IB*                      02/01/88
Putnam Health Sciences - Class IB*                        04/30/98
Putnam High Yield - Class IB*                             02/01/88
Putnam Income - Class IB*                                 02/01/88
Putnam International Equity - Class IB*                   01/02/97
Putnam Investors - Class IB*                              04/30/98
Putnam Money Market - Class IB*                           02/01/88
Putnam New Opportunities - Class IB*                      05/02/94
Putnam New Value - Class IB*                              01/02/97
Putnam Research - Class IB*                               09/29/98
Putnam Utilities Growth and Income - Class IB*            05/01/92
Putnam Vista - Class IB*                                  01/02/97
Putnam Voyager - Class IB*                                02/01/88
Franklin Growth and Income Securities - Class 2**         01/24/89
Franklin Small Cap Value Securities - Class 2**           04/30/98
Mutual Shares Securities - Class II*                      11/08/96
Templeton Developing Markets Securities - Class 2*        03/04/96
Templeton Foreign Securities - Class 2*                   05/01/92
LSA Aggressive Growth                                     08/14/01
LSA Focused Equity                                        10/01/99
LSA Mid Cap Value                                         08/14/01
Oppenheimer Aggressive Growth - Service Class***          08/15/86
Oppenheimer Capital Appreciation - Service Class***       04/03/85
Oppenheimer Global Securities - Service Class***          11/12/90
Oppenheimer High Income - Service Class***                04/30/86
Oppenheimer Main Street  - Service Class***               07/05/95
Oppenheimer Main Street Small Cap - Service Class***      05/01/98
Oppenheimer Multiple Strategies - Service Class***        02/09/87
Oppenheimer Strategic Bond - Service Class***             05/03/93
Van Kampen LIT Emerging Growth - Class II****             07/03/95
Van Kampen LIT Growth and Income - Class II****           12/23/96
Van Kampen UIF Active International Allocation -
Class II****                                              08/31/99
Van Kampen UIF Emerging Markets Debt - Class II****       06/16/97
Van Kampen UIF U.S. Real Estate - Class II****            03/03/97
Van Kampen UIF Small Company Growth - Class II****        __/__/03

* Each of the Portfolios (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund which commenced operations on April 6, 1998, and the Putnam VT Research Fund, which commenced operations September 30, 1998. For periods prior to the inception dates of the Portfolios (Class IB shares), the performance shown is based on the historical performance of the Portfolios (Class IA shares), adjusted to reflect the current expenses of the Portfolios (Class IB shares). The inception dates for the Portfolios (Class IA shares) are shown in the above table.

** The Portfolios' Class 2 shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on January 6, 1999. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class I shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

***The Portfolios' Service Class shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on _______ for Oppenheimer Aggressive Growth, on _______ for Oppenheimer Global Securities, on _______ for Oppenheimer High Income, on _______ for Oppenheimer Main Street, on July 16, 2001 for Oppenheimer Main Street Small Cap, on _______ for Oppenheimer Multiple Strategies and on _______ for Oppenheimer Strategic Bond. This share class has a Rule 12b-1 fee of 0.15%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolios' non-12b-1 class shares, adjusted to reflect the current Rule 12b-1 fee for the Portfolios' 12b-1 class shares.

****The Portfolio's Class II shares ("12b-1 class") corresponding to this Variable Sub-Account were first offered on September 18, 2000. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolio's Class I shares ("non-12b-1 class"), adjusted to reflect the current Rule 12b-1 fee for the Portfolio's 12b-1 class shares.






(Without any optional benefits)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year          10 Year or
                                                                                                         Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year       5 Year          10 Year or
                                                                                                         Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With Retirement Income Guarantee Rider 2)
Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception*


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the
Rider Application Date) and Retirement Income Guarantee Rider 2)
Variable Sub-account                                                           1 Year       5 Year          10 Year or
                                                                                                         Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



* The inception dates for the Portfolios appear under the heading "Adjusted Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

                                   APPENDIX E

      ALLSTATE ADVISOR PREFERRED CONTRACT WITH NO WITHDRAWAL CHARGE OPTION

The Allstate Advisor Preferred Variable Annuity Contracts were first offered as of the date of this Statement of Additional Information. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts (and Options as applicable) as if they had been available throughout the periods shown. These Contract charges include an annual contract maintenance charge of $30 (not shown for non-standardized total returns), and total Variable Account annual expenses of:

-        1.79% (without any optional benefit riders), or

- 2.04% with the MAV Death Benefit Option or the Enhanced Beneficiary (Annual Increase) Protection Option, or

- 2.04% with the Earnings Protection Death Benefit Option (assuming age of oldest Owner and Annuitant is 70 or younger on the Rider Application
         Date), or


- 2.19% with the Earnings Protection Death Benefit Option (assuming age of oldest Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 2.29% with the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 2.29% with the MAV Death Benefit Option or Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.44% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 2.54% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.69% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date).

In addition, where Retirement Income Guarantee Option 1 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.40% of the Income Base, assuming no additional purchase payments or withdrawals. Where Retirement Income Guarantee Option 2 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.55% of the Income Base, assuming Income Base A is in effect and assuming no additional purchase payments or withdrawals.


See the Expense Table in the Prospectus for more details.


Standardized Total Returns


Set out below are the standardized total returns for each Variable Sub-Account since its inception through December 31, 2002. The following Variable Sub-Accounts commenced operations on October 1, 2001: LSA Aggressive Growth, LSA Equity Growth, LSA Mid Cap Value, Oppenheimer Main Street Small Cap, Putnam VT High Yield and Van Kampen LIT Growth and Income. The remaining Variable Sub-Accounts were first offered as of the date of this Statement of Additional Information.





(Without any optional benefits)

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Fund                                                                           1 Year       5 Year          10 Year or
                                                                                                           Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Fund                                                                           1 Year       5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Fund                                                                           1 Year       5 Year       10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Fund                                                                           1 Year       5 Year          10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year       5 Year          10 Year or
                                                                                                           Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year       5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate

 (With Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year       5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                           Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year       5 Year          10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year       5 Year        10 Year or
                                                                                                          Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



Non-Standardized Total Returns


Set out below are the non-standardized total returns for each Variable Sub-Account since the Portfolio's inception through December 31 2002. . The non-standardized total returns shown below do not reflect the $30 annual contract maintenance charge that may be imposed under the Allstate Advisor Preferred Contract, and are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.

Variable Sub-Account                           Inception Date of
                                           Corresponding Portfolio


The George Putnam Fund of Boston - Class IB* 04/30/98 Putnam Global Asset Allocation - Class IB* 02/01/88 Putnam Growth and Income - Class IB* 02/01/88 Putnam Health Sciences - Class IB* 04/30/98 Putnam High Yield - Class IB* 02/01/88 Putnam Income - Class IB* 02/01/88 Putnam International Equity - Class IB* 01/02/97 Putnam Investors - Class IB* 04/30/98 Putnam Money Market - Class IB* 02/01/88 Putnam New Opportunities - Class IB* 05/02/94 Putnam New Value - Class IB* 01/02/97 Putnam Research - Class IB* 09/29/98 Putnam Utilities Growth and Income - Class IB* 05/01/92 Putnam Vista - Class IB* 01/02/97 Putnam Voyager
- Class IB* 02/01/88 Franklin Growth and Income Securities - Class 2** 01/24/89 Franklin Small Cap Value Securities - Class 2** 04/30/98 Mutual Shares Securities - Class II* 11/08/96 Templeton Developing Markets Securities - Class 2* 03/04/96 Templeton Foreign Securities - Class 2* 05/01/92 LSA Aggressive Growth 08/14/01 LSA Focused Equity 10/01/99 LSA Mid Cap Value 08/14/01 Oppenheimer Aggressive Growth - Service Class*** 08/15/86 Oppenheimer Capital Appreciation - Service Class *** 04/03/85 Oppenheimer Global Securities - Service Class*** 11/12/90 Oppenheimer High Income - Service Class*** 04/30/86 Oppenheimer Main Street - Service Class*** 07/05/95 Oppenheimer Main Street Small Cap - Service Class*** 05/01/98 Oppenheimer Multiple Strategies - Service Class*** 02/09/87 Oppenheimer Strategic Bond - Service Class*** 05/03/93 Van Kampen LIT Emerging Growth - Class II**** 07/03/95 Van Kampen LIT Growth and Income - Class II**** 12/23/96 Van Kampen UIF Active International Allocation -
   Class II**** 08/31/99 Van Kampen UIF Emerging Markets Debt - Class II**** 06/16/97 Van Kampen UIF U.S. Real Estate - Class II**** 03/03/97 Van Kampen UIF small Company Growth - Class II**** __/__/03

* Each of the Portfolios (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund which commenced operations on April 6, 1998, and the Putnam VT Research Fund, which commenced operations September 30, 1998. For periods prior to the inception dates of the Portfolios (Class IB shares), the performance shown is based on the historical performance of the Portfolios (Class IA shares), adjusted to reflect the current expenses of the Portfolios (Class IB shares). The inception dates for the Portfolios (Class IA shares) are shown in the above table.

** The Portfolios' Class 2 shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on January 6, 1999. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class I shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

***The Portfolios' Service Class shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on _______ for Oppenheimer Aggressive Growth, on _______ for Oppenheimer Global Securities, on _______ for Oppenheimer High Income, on _______ for Oppenheimer Main Street, on July 16, 2001 for Oppenheimer Main Street Small Cap, on _______ for Oppenheimer Multiple Strategies and on _______ for Oppenheimer Strategic Bond. This share class has a Rule 12b-1 fee of 0.15%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolios' non-12b-1 class shares, adjusted to reflect the current Rule 12b-1 fee for the Portfolios' 12b-1 class shares.

****The Portfolio's Class II shares ("12b-1 class") corresponding to this Variable Sub-Account were first offered on September 18, 2000. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolio's Class I shares ("non-12b-1 class"), adjusted to reflect the current Rule 12b-1 fee for the Portfolio's 12b-1 class shares.


(Without any optional benefits)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Fund                                                                           1 Year        5 Year       10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate

 (With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                           Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                           Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year       10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                           Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                           Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                           Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                           Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate




Adjusted Historical Total Returns


Set out below are the adjusted historical total returns for each Variable Sub-Account since the Portfolio's inception through December 31, 2002. Adjusted historical total returns are computed in the same manner as standardized total returns, except that the performance figures shown are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.


Variable Sub-Account                                   Inception Date of
                                                    Corresponding Portfolio

The George Putnam Fund of Boston - Class IB*              04/30/98
Putnam Global Asset Allocation - Class IB*                02/01/88
Putnam Growth and Income - Class IB*                      02/01/88
Putnam Health Sciences - Class IB*                        04/30/98
Putnam High Yield - Class IB*                             02/01/88
Putnam Income - Class IB*                                 02/01/88
Putnam International Equity - Class IB*                   01/02/97
Putnam Investors - Class IB*                              04/30/98
Putnam Money Market - Class IB*                           02/01/88
Putnam New Opportunities - Class IB*                      05/02/94
Putnam New Value - Class IB*                              01/02/97
Putnam Research - Class IB*                               09/29/98
Putnam Utilities Growth and Income - Class IB*            05/01/92
Putnam Vista - Class IB*                                  01/02/97
Putnam Voyager - Class IB*                                02/01/88
Franklin Growth and Income Securities - Class 2**         01/24/89
Franklin Small Cap Value Securities - Class 2**           04/30/98
Mutual Shares Securities - Class II*                      11/08/96
Templeton Developing Markets Securities - Class 2*        03/04/96
Templeton Foreign Securities - Class 2*                   05/01/92
LSA Aggressive Growth                                     08/14/01
LSA Focused Equity                                        10/01/99
LSA Mid Cap Value                                         08/14/01
Oppenheimer Aggressive Growth - Service Class***          08/15/86
Oppenheimer Capital Appreciaiton - Service Class***       04/03/85
Oppenheimer Global Securities - Service Class***          11/12/90
Oppenheimer High Income - Service Class***                04/30/86
Oppenheimer Main Street - Service Class***                07/05/95
Oppenheimer Main Street Small Cap - Service Class***      05/01/98
Oppenheimer Multiple Strategies - Service Class***        02/09/87
Oppenheimer Strategic Bond - Service Class***             05/03/93
Van Kampen LIT Emerging Growth - Class II****             07/03/95
Van Kampen LIT Growth and Income - Class II****           12/23/96
Van Kampen UIF Active International Allocation -
  Class II****                                            08/31/99
Van Kampen UIF Emerging Markets Debt - Class II****       06/16/97
Van Kampen UIF U.S. Real Estate - Class II****            03/03/97
Van Kampen UIF Small Company Growth - Class II****        __/__/03

* Each of the Portfolios (Class IB shares) corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund which commenced operations on April 6, 1998, and the Putnam VT Research Fund, which commenced operations September 30, 1998. For periods prior to the inception dates of the Portfolios (Class IB shares), the performance shown is based on the historical performance of the Portfolios (Class IA shares), adjusted to reflect the current expenses of the Portfolios (Class IB shares). The inception dates for the Portfolios (Class IA shares) are shown in the above table.

** The Portfolios' Class 2 shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on January 6, 1999. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class I shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

***The Portfolios' Service Class shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on _______ for Oppenheimer Aggressive Growth, on _______ for Oppenheimer Global Securities, on _______ for Oppenheimer High Income, on _______ for Oppenheimer Main Street, on July 16, 2001 for Oppenheimer Main Street Small Cap, on _______ for Oppenheimer Multiple Strategies and on _______ for Oppenheimer Strategic Bond. This share class has a Rule 12b-1 fee of 0.15%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolios' non-12b-1 class shares, adjusted to reflect the current Rule 12b-1 fee for the Portfolios' 12b-1 class shares.

****The Portfolio's Class II shares ("12b-1 class") corresponding to this Variable Sub-Account were first offered on September 18, 2000. This share class has a Rule 12b-1 fee of 0.25%. For periods prior to the date the 12b-1 class shares were offered, the performance shown is based on the historical performance of the Portfolio's Class I shares ("non-12b-1 class"), adjusted to reflect the current Rule 12b-1 fee for the Portfolio's 12b-1 class shares.





(Without any optional benefits)
Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception*

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                        Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception


Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year          10 Year or
                                                                                                           Since Inception
Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).


(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).



(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year         10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate



*    The inception dates for the Portfolios appear under the heading "Adjusted
     Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Fund                                                                           1 Year        5 Year        10 Year or
                                                                                                          Since Inception

Franklin Growth and Income Securities
Franklin Small Cap Value Securities
Mutual Shares Securities Fund
Templeton Developing Markets Securities
Templeton Foreign Securities
LSA Aggressive Growth
LSA Equity Growth
LSA Mid Cap Value
Oppenheimer Aggressive Growth
Oppenheimer Capital Appreciation
Oppenheimer Global Securities Fund
Oppenheimer High Income Fund
Oppenheimer Main Street Fund
Oppenheimer Main Street Small Cap
Oppenheimer Multiple Strategies
Oppenheimer Strategic Bond
Putnam VT The George Putnam Fund of Boston
Putnam VT Global Asset Allocation
Putnam VT Growth and Income
Putnam VT Health Sciences
Putnam VT High Yield
Putnam VT Income
Putnam VT International Equity
Putnam VT Investors
Putnam VT Money Market
Putnam VT New Opportunities
Putnam VT New Value
Putnam VT Research
Putnam VT Utilities Growth and Income
Putnam VT Vista
Putnam VT Voyager
Van Kampen LIT Emerging Growth
Van Kampen LIT Growth and Income
Van Kampen UIF Active International Allocation
Van Kampen UIF Emerging Markets Debt
Van Kampen UIF Small Company Growth
Van Kampen UIF U.S. Real Estate


* The inception dates for the Portfolios appear under the heading "Adjusted Historical Total Returns," above. For periods prior to the inception dates of the Portfolios (12b-1 class shares), the performance shown is based on the historical performance of the Portfolios (non-12b-1 class shares), adjusted to reflect the current expenses of the Portfolios (12b-1 class shares).

 THE MORGAN STANLEY ADVISOR VARIABLE ANNUITIES CONTRACTS

                          Statement of Additional Information dated  ____, 2003

Allstate Life Insurance Company
3100 Sanders Road
Northbrook, Illinois 60062
1-800-654-2397


This Statement of Additional Information supplements the information in the prospectus for the following Contracts:

-  Morgan Stanley Advisor

-  Morgan Stanley Advisor Preferred

Both Contracts may not be available in all states or through your Morgan Stanley Financial Advisor. Please check with your Morgan Stanley Financial Advisor for details. This Statement of Additional Information does not constitute an offer of any Contract in such cases.

This Statement of Additional Information is not a prospectus. You should read it with the prospectus dated __________, 2003 for each Contract. You may obtain a prospectus by calling or writing us at the address or telephone number listed above.

For convenience, we use the terms "Contract" and "Contracts" to refer generally to all three Contracts, except as specifically noted. In addition, this Statement of Additional Information uses the same defined terms as the prospectus for each Contract that we offer, except as specifically noted.



                                TABLE OF CONTENTS



                                                                            Page
Additions, Deletions or Substitutions of Investments
The Contracts
Performance Information
Calculation of Accumulation Unit Values
Calculation of Variable Income Payments
General Matters
Experts
Financial Statements
Appendix A                                                       A-1
Appendix B                                                       B-1

ADDITIONS, DELETIONS OR SUBSTITUTIONS OF INVESTMENTS
--------------------------------------------------------------------------------


We may add, delete, or substitute the Portfolio shares held by any Variable Sub-Account to the extent the law permits. We may substitute shares of any Portfolio with those of another Portfolio of the same or different underlying mutual fund if the shares of the Portfolio are no longer available for investment, or if we believe investment in any Portfolio would become inappropriate in view of the purposes of the Variable Account.

We will not substitute shares attributable to a Contract Owner's interest in a Variable Sub-Account until we have notified the Contract Owner of the change, and until the SEC has approved the change, to the extent such notification and approval are required by law. Nothing contained in this Statement of Additional Information shall prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between series or classes of contracts on the basis of requests made by Contract Owners.

We also may establish additional Variable Sub-Accounts or series of Variable Sub-Accounts. Each additional Variable Sub-Account would purchase shares in a new Portfolio of the same or different underlying mutual fund. We may establish new Variable Sub-Accounts when we believe marketing needs or investment conditions warrant. We determine the basis on which we will offer any new Variable Sub-Accounts in conjunction with the Contract to existing Contract Owners. We may eliminate one or more Variable Sub-Accounts if, in our sole discretion, marketing, tax or investment conditions so warrant.

We may, by appropriate endorsement, change the Contract as we believe necessary or appropriate to reflect any substitution or change in the Portfolios. If we believe the best interests of persons having voting rights under the Contracts would be served, we may operate the Variable Account as a management company under the Investment Company Act of 1940 or we may withdraw its registration under such Act if such registration is no longer required.


THE CONTRACTS
--------------------------------------------------------------------------------

The Contracts are primarily designed to aid individuals in long-term financial planning. You can use them for retirement planning regardless of whether the retirement plan qualifies for special federal income tax treatment.

PURCHASE OF CONTRACTS

Morgan Stanley DW Inc. is the principal underwriter and distributor of the Contracts. The offering of the Contracts is continuous. We do not anticipate discontinuing the offering of the Contracts but we reserve the right to do so at any time.

For the Variable Account, we paid underwriting commissions to Morgan Stanley DW of $37,586,872.81, $24,801,167.63 and $24,918,665.80, for the years 2000,
2001 and 2002, respectively.



TAX-FREE EXCHANGES (1035 EXCHANGES, ROLLOVERS AND TRANSFERS)

We accept purchase payments that are the proceeds of a Contract in a transaction qualifying for a tax-free exchange under Section 1035 of the Internal Revenue Code ("Code"). Except as required by federal law in calculating the basis of the Contract, we do not differentiate between Section 1035 purchase payments and non-Section 1035 purchase payments.

We also accept "rollovers" and transfers from Contracts qualifying as tax-sheltered annuities ("TSAs"), individual retirement annuities or accounts ("IRAs"), or any other Qualified Contract that is eligible to "rollover" into an IRA. We differentiate among non-Qualified Contracts, TSAs, IRAs and other Qualified Contracts to the extent necessary to comply with federal tax laws. For example, we restrict the assignment, transfer, or pledge of TSAs and IRAs so the Contracts will continue to qualify for special tax treatment. A Contract Owner contemplating any such exchange, rollover or transfer of a Contract should contact a competent tax adviser with respect to the potential effects of such a transaction.


PERFORMANCE INFORMATION
--------------------------------------------------------------------------------

From time to time we may advertise the "standardized," "non-standardized," and "adjusted historical" total returns of the Variable Sub-Accounts, as described below. Please remember that past performance is not an estimate or guarantee of future performance and does not necessarily represent the actual experience of amounts invested by a particular Contract Owner. Also please note that the performance figures shown do not reflect any applicable taxes.


STANDARDIZED TOTAL RETURNS

A Variable Sub-Account's standardized total return represents the average annual total return of that Sub-Account over a particular period. We compute standardized total return by finding the annual percentage rate that, when compounded annually, will accumulate a hypothetical $1,000 purchase payment to the redeemable value at the end of the one, five or ten year period, or for a period from the date of commencement of the Variable Sub-Account's operations, if shorter than any of the foregoing. We use the following formula prescribed by the SEC for computing standardized total return:


                  1000(1 + T)^n  = ERV

where:

T         =       average annual total return

ERV       =       ending redeemable value of a hypothetical $1,000 payment
                  (plus $40 credit thereon for Allstate Advisor Plus
                  Contracts only) made at the beginning of 1, 5, or 10 year periods or shorter period

n         =       number of years in the period

1000      =       hypothetical $1,000 investment (plus $40 credit thereon for
                  Allstate Advisor Plus Contracts only)

When factoring in the withdrawal charge assessed upon redemption, we exclude the Free Withdrawal Amount, which is the amount you can withdraw from the Contract without paying a withdrawal charge. We also use the withdrawal charge that would apply upon redemption at the end of each period. Thus, for example, when factoring in the withdrawal charge for a one year standardized total return calculation, we would use the withdrawal charge that applies to a withdrawal of a purchase payment made one year prior.

When factoring the contract maintenance charge, we pro rate the charge by dividing (a) the contract maintenance charge by (b) an assumed average contract size of $45,000. We then multiply the resulting percentage by a hypothetical $1,000 investment.

When factoring the charge for the optional Retirement Income Guarantee Option 1 or Retirement Income Guarantee Option 2,we assume that there are no additional purchase payments or withdrawals and that Income Base A applies for Option 2.

The standardized total returns for the Variable Sub-Accounts, for the periods ended December 31, 2002, are set out in Appendices A and B to this Statement of Additional Information.

The Morgan Stanley Advisor Variable Annuity Contracts were first offered as of the date of this Statement of Additional Information. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts (and Options as applicable) as if they had been available throughout the periods shown.



NON-STANDARDIZED TOTAL RETURNS

From time to time, we may advertise the total return for periods prior to the date that the Variable Sub-Accounts commenced operations. These "non-standardized total returns" reflect changes in the values of each Variable Sub-Account's accumulation units. We may quote these "non-standardized total returns" on an annualized, cumulative, year-by-year, or other basis. These rates of return take into account asset-based charges, such as the mortality and expense risk charge and administrative expense charge. However, these rates of return do not reflect withdrawal charges or the contract maintenance charge. Such charges, if reflected, would reduce the performance shown. Non-standardized total returns also do not take into account the amount of any applicable Credit Enhancement under the Allstate Advisor Plus Contracts. When factoring the charge for the optional Retirement Income Guarantee Option 1 or Retirement Income Guarantee Option 2, we assume that there are no additional purchase payments or withdrawals and that Income Base A applies for Option 2. In calculating non-standardized total returns, instead of using the Variable Sub-Account inception dates, we use the inception dates of the underlying Portfolios in which the Variable Sub-Accounts invest and adjust such performance to reflect the current level of charges that apply to the Variable Sub-Accounts under each Contract.

Annualized returns reflect the rate of return that, when compounded annually, would equal the cumulative rate of return for the period shown. We compute annualized returns according to the following formula:



   Annualized Return = (1 + r)1/n -1

         Where:           r = cumulative rate of return for the period shown,

           and:
                          n = number of years in the period.

The method of computing annualized rates of return is similar to that for computing standardized performance, described above, except that rather than using a hypothetical $1,000 investment and the ending redeemable value thereof, we use the changes in value of an accumulation unit.

Cumulative rates of return reflect the cumulative change in value of an accumulation unit over the period shown. Year-by-year rates of return reflect the change in value of an accumulation unit during the course of each year shown. We compute these returns by dividing the accumulation unit value at the end of each period shown, by the accumulation unit value at the beginning of that period, and subtracting one. We compute other total returns on a similar basis.

We may quote non-standardized total returns for 1, 3, 5 and 10 year periods, or period since inception of the Variable Sub-Account's operations, as well as other periods, such as "year-to-date" (prior calendar year end to the day stated in the advertisement); "year to most recent quarter" (prior calendar year end to the end of the most recent quarter); the prior calendar year; and the "n" most recent calendar years.

The non-standardized total returns for the Variable Sub-Accounts, for the periods ended December 31, 2002, for each Contract are set out in Appendices A and B to this Statement of Additional Information.


ADJUSTED HISTORICAL TOTAL RETURNS

We may advertise the total return for periods prior to the date that the Variable Sub-Accounts commenced operations. We calculate such "adjusted historical total returns" using the same method that we use to compute standardized total returns, except that instead of using the Variable Sub-Account inception dates, we use the inception dates of the underlying Portfolios in which the Variable Sub-Accounts invest and adjust such performance to reflect the current level of charges that apply to the Variable Sub-Accounts under each Contract.

The adjusted historical total returns for the Variable Sub-Accounts, for the periods ended December 31, 2002, for each Contract are set out in Appendices A and B to this Statement of Additional Information.

CALCULATION OF ACCUMULATION UNIT VALUES
-------------------------------------------------------------------------

The value of Accumulation Units will change each Valuation Period according to the investment performance of the Portfolio shares purchased by each Variable Sub-Account and the deduction of certain expenses and charges. A "Valuation Period" is the period from the end of one Valuation Date and continues to the end of the next Valuation Date. A Valuation Date ends at the close of regular trading on the New York Stock Exchange (currently 3:00 p.m. Central Time).

The Accumulation Unit Value of a Variable Sub-Account for any Valuation Period equals the Accumulation Unit Value as of the immediately preceding Valuation Period, multiplied by the Net Investment Factor (described below) for that Sub-Account for the current Valuation Period.

NET INVESTMENT FACTOR

The Net Investment Factor for a Valuation Period is a number representing the change, since the last Valuation Period, in the value of Variable Sub-Account assets per Accumulation Unit due to investment income, realized or unrealized capital gain or loss, deductions for taxes, if any, and deductions for the mortality and expense risk charge and administrative expense charge. We determine the Net Investment Factor for each Variable Sub-Account for any Valuation Period by dividing (A) by (B) and subtracting (C) from the result, where:

(A) is the sum of:

     (1) the net asset value per share of the Portfolio underlying the Variable Sub-Account determined at the end of the current Valuation Period; plus,

     (2) the per share amount of any dividend or capital gain distributions made by the Portfolio underlying the Variable Sub-Account during the current Valuation Period;

(B) is the net asset value per share of the Portfolio underlying the Variable Sub-Account determined as of the end of the immediately preceding Valuation Period; and

(C) is the mortality and expense risk charge and administrative expense charge corresponding to the portion of the 365 day year (366 days for a leap year) that is in the current Valuation Period.


CALCULATION OF VARIABLE INCOME PAYMENTS
--------------------------------------------------------------------------------

We calculate the amount of the first variable income payment under an Income Plan by applying the Contract Value allocated to each Variable Sub-Account, adjusted by any applicable Market Value Adjustment and less any applicable premium tax charge deducted at the time, to the appropriate income payment factor for the selected Income Plan to determine the Initial Variable Amount Income Value. We will allocate the Initial Variable Amount Income Value among the Variable Sub-Accounts you have chosen in the proportions you specified. The portion of the Initial Variable Amount Income Value allocated to a particular Variable Sub-Account is divided by the Annuity Unit Value for that Variable Sub-Account on the Payout Start Date. This determines the number of Annuity Units from that Variable Sub-Account which will be used to determine your variable income payments. Variable income payments, which include your first variable income payment, will vary depending on changes in the Annuity Unit Values for the Variable Sub-Accounts upon which the income payments are based. Unless annuity transfers are made between Variable Sub-Accounts, each income payment from that Variable Sub-Account will be that number of Annuity Units multiplied by the Annuity Unit Value for the Variable Sub-Account for the Valuation Date on which the income payment is made.


CALCULATION OF ANNUITY UNIT VALUES

Annuity Units in each Variable Sub-Account are valued separately and Annuity Unit Values will depend upon the investment experience of the particular Portfolio in which the Variable Sub-Account invests. We calculate the Annuity Unit Value for each Variable Sub-Account at the end of any Valuation Period by:

- multiplying the Annuity Unit Value at the end of the immediately preceding Valuation Period by the Variable Sub-Account's Net Investment Factor (described in the preceding section) for the Period; and then

- dividing the product by the sum of 1.0 plus the assumed investment rate for the Valuation Period.

The assumed investment rate adjusts for the interest rate assumed in the income payment tables used to determine the dollar amount of the first variable income payment, and is at an effective annual rate which is disclosed in the Contract.

We determine the amount of the first variable income payment paid under an Income Plan using the income payment tables set out in the Contracts. The Contracts include tables that differentiate on the basis of sex, except in states or tax qualified plans that require the use of unisex tables.



GENERAL MATTERS
--------------------------------------------------------------------------------

INCONTESTABILITY

We will not contest the Contract after we issue it.

SETTLEMENTS

The Contract must be returned to us prior to any settlement. We must receive due proof of the Contract Owner(s) death (or Annuitant's death if there is a non-natural Contract Owner) before we will settle a death claim.

SAFEKEEPING OF THE VARIABLE ACCOUNT'S ASSETS

We hold title to the assets of the Variable Account. We keep the assets physically segregated and separate and apart from our general corporate assets. We maintain records of all purchases and redemptions of the Portfolio shares held by each of the Variable Sub-Accounts.

The Portfolios do not issue stock certificates. Therefore, we hold the Variable Account's assets in open account in lieu of stock certificates. See the Funds' prospectuses for a more complete description of the custodian of the Portfolios.

PREMIUM TAXES

Applicable premium tax rates depend on the Contract Owner's state of residency and the insurance laws and our status in those states where premium taxes are incurred. Premium tax rates may be changed by legislation, administrative interpretations, or judicial acts.

TAX RESERVES

We do not establish capital gains tax reserves for any Variable Sub-Account nor do we deduct charges for tax reserves because we believe that capital gains attributable to the Variable Account will not be taxable. However, we reserve the right to deduct charges to establish tax reserves for potential taxes on realized or unrealized capital gains.




EXPERTS
-------------------------------------------------------------------------------

The consolidated financial statements of Allstate Life as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 and the related financial statement schedules that appear in this Statement of Additional Information have been audited by Deloitte & Touche LLP , independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of the Variable Account as of December 31, 2002 and for each of the periods in the two years then ended that appear in this Statement of Additional Information have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The principal business address of Deloitte & Touche LLP is Two Prudential Plaza, 180 N. Stetson Avenue, Chicago, Illinois 60601.


FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
The financial statements of the Variable Account as of December 31, 2002 and for the periods in the two years then ended, the consolidated financial statements of Allstate Life as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, the related financial statement schedules of Allstate Life, and the accompanying Independent Auditors' Reports appear in the pages that follow. The consolidated financial statements and schedules of Allstate Life included herein should be considered only as bearing upon the ability of Allstate Life to meet its obligations under the Contacts.

                                   APPENDIX A

                         MORGAN STANLEY ADVISOR CONTRACT

The Morgan Stanley Advisor Variable Annuity Contracts were first offered as of the date of this Statement of Additional Information. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts (and Options as applicable) as if they had been available throughout the periods shown.

The Contract charges include a maximum withdrawal charge of 7% that declines to zero after 7 years (not shown for non-standardized total returns), an annual contract maintenance charge of $30 (not shown for non-standardized total returns), and total Variable Account annual expenses of:

-    1.29% (without any optional benefit riders),  or

- 1.54% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option, or Enhanced Beneficiary Protection (Annual Increase) Option

- 1.54% with the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 1.69%with the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 1.79% with the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 1.79% with the MAV Death Benefit Option or Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 1.94% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 2.04% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of the oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.19% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of the oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date).

In addition, where Retirement Income Guarantee Option 1 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.40% of the Income Base, assuming no additional purchase payments or withdrawals. Where Retirement Income Guarantee Option 2 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.55% of the Income Base, assuming Income Base A is in effect and assuming no additional purchase payments or withdrawals.

See the Expense Table in the Prospectus for more details.


Standardized Total Returns


Set out below are the standardized total returns for each Variable Sub-Account since its inception through December 31, 2002. The following Variable Sub-Accounts commenced operations on January 31, 2000: Alliance Growth, Alliance Growth and Income, Alliance Premier Growth, Putnam VT Growth and Income and Putnam VT International Equity. The following Variable Sub-Accounts commenced operations on June 5, 2000: Morgan Stanley VIS Aggressive Equity, Morgan Stanley VIS Dividend Growth, Morgan Stanley VIS Equity, Morgan Stanley VIS European Growth, Morgan Stanley VIS Global Advantage, Morgan Stanley VIS Global Dividend Growth, Morgan Stanley VIS High Yield, Morgan Stanley VIS Income Builder, Morgan Stanley VIS Limited Duration, Morgan Stanley VIS Money Market, Morgan Stanley VIS Pacific Growth, Morgan Stanley VIS Quality Income Plus, Morgan Stanley VIS S&P 500 Index, Morgan Stanley VIS Strategist and Morgan Stanley VIS Utilities. The Morgan Stanley VIS Information, Van Kampen LIT Emerging Growth, Van Kampen LIT Comstock and Van Kampen LIT Growth and Income Variable Sub-Accounts commenced operations on November 6, 2000, May 17, 2001, May 1, 2002 and October 1, 2002, respectively. The remaining Variable Sub-Accounts were first offered as of the date of this Statement of Additional Information.



(Without any optional benefits)
                                                                                                           10 Year
                                                                                                             or Since
Variable Sub-Account                                                           1 Year       5 Year        Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase Option)

Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception








(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception







(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception






(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception







(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-Account                                                           1 Year       5 Year      10 Year or
                                                                                                      Since Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))


Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception







(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception











(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date)


Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception







(With Retirement Income Guarantee Rider 1)

Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception






(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception








(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider
Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception







(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception










(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception










(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year      10 Year or
                                                                                                      Since Inception









(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-Account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception








(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception








(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception







(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider
Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception










(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception








(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                          1 Year       5 Year        10 Year or
                                                                                                       Since Inception









(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                          1 Year       5 Year        10 Year or
                                                                                                        Since Inception







(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception








(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                          1 Year       5 Year         10 Year or
                                                                                                       Since Inception






Non-Standardized Total Returns

Set out below are the non-standardized total returns for each Variable Sub-Account (other than the Morgan Stanley UIF Equity Income, Global Franchise and Small Company Growth Variable Sub-Accounts) since the Portfolio's inception through December 31, 2002. The non-standardized total returns shown below do not reflect withdrawal charges or the $30 annual contract maintenance charge that may be imposed under the Morgan Stanley Advisor Contract, and are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.


Variable Sub-Account                                                      Inception Date of
                                                                         Corresponding Portfolio


AIM V.I. Basic Value - Series II                                              9/10/01
AIM V.I. Capital Appreciation Fund - Series II                                 5/5/93
AIM V.I. Premier Equity Fund - Series II                                       5/5/93
Alliance Growth Portfolio - Class B*                                          9/15/94
Alliance Growth and Income Portfolio - Class B*                               1/14/91
Alliance Premier Growth Portfolio - Class B*                                  6/26/92
AllianceBernstein Small Cap Value                                              5/1/01
Morgan Stanley UIF Active International Allocation Portfolio, Class II        8/31/99
Morgan Stanley UIF Emerging Markets Debt Portfolio, Class II                  6/16/97
Morgan Stanley UIF Emerging Markets Equity Portfolio, Class II                10/1/96
Morgan Stanley UIF Equity Growth Portfolio, Class II                           1/2/97
Morgan Stanley UIF Equity Income Portfolio, Class II                          __/__/03
Morgan Stanley UIF Global Franchise Portfolio, Class II                       __/__/03
Morgan Stanley UIF Mid Cap Growth Portfolio, Class II                         10/18/99
Morgan Stanley UIF Small Company Growth Portfolio, Class II                   __/__/03
Morgan Stanley UIF U.S. Mid Cap Core Portfolio, Class II                       1/2/97
Morgan Stanley UIF U.S. Real Estate Portfolio, Class II                        3/3/97
Morgan Stanley VIS Aggressive Equity Portfolio - Class Y**                     5/3/99
Morgan Stanley VIS Dividend Growth Portfolio - Class Y**                       3/1/90
Morgan Stanley VIS Equity Portfolio - Class Y**                                3/8/84
Morgan Stanley VIS European Growth Portfolio - Class Y**                       3/1/91
Morgan Stanley VIS Global Advantage Portfolio - Class Y**                     5/18/98
Morgan Stanley VIS Global Dividend Growth Portfolio - Class Y**               2/22/94
Morgan Stanley VIS High Yield Portfolio - Class Y**                            3/8/84
Morgan Stanley VIS Income Builder Portfolio - Class Y**                       1/21/97
Morgan Stanley VIS Information Portfolio - Class Y**                          11/6/00
Morgan Stanley VIS Limited Duration Portfolio - Class Y**                      5/3/99
Morgan Stanley VIS Money Market Portfolio - Class Y**                          3/8/84
Morgan Stanley VIS Pacific Growth Portfolio - Class Y**                       2/22/94
Morgan Stanley VIS Quality Income Plus Portfolio - Class Y**                   3/2/87
Morgan Stanley VIS S&P 500 Index Portfolio - Class Y**                        5/18/98
Morgan Stanley VIS Strategist Portfolio - Class Y**                            3/2/87
Morgan Stanley VIS Utilities Portfolio - Class Y**                             3/1/90
Putnam VT The George Putnam Fund of Boston - Class IB***                      4/30/98
Putnam VT Growth and Income Fund - Class IB***                                 2/1/88
Putnam VT International Equity Fund - Class IB***                              1/2/97
Putnam VT Investors Fund - Class IB***                                        4/30/98
Putnam VT Voyager Fund - Class IB***                                           2/1/88
Van Kampen LIT Aggressive Growth Portfolio, Class II****                      9/25/00
Van Kampen LIT Comstock Portfolio, Class II****                               4/30/99
Van Kampen LIT Emerging Growth Portfolio, Class II****                         7/3/95
Van Kampen LIT Growth and Income Portfolio, Class II****                      12/23/96

*The Portfolios' Class B shares ("12b-1 class") corresponding to the Alliance Growth, Alliance Growth and Income and Premier Growth Variable Sub-Accounts were first offered on June 1, 1999. For periods prior to this date, the performance shown is based on the historical performance of the Portfolios' Class A shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

**The Portfolios' Class Y shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on June 5, 2000. For periods prior to June 5, 2000, the performance shown is based on the historical performance of the Portfolios' Class X shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are shown above.

*** Each of the Portfolios' Class IB shares ("12b-1 class") corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund, which commenced operations on April 6, 1998. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class IA shares ("non 12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

****The Portfolios' Class II shares ("12b-1 class") corresponding to the Van Kampen LIT Aggressive Growth, Van Kampen LIT Emerging Growth, Van Kampen LIT Comstock and Van Kampen LIT Growth and Income Variable Sub-Accounts were first offered on ________, May 17, 2001, May 1, 2002 and ________, respectively. For periods prior to that date, the performance shown is based on the historical performance of the Portfolios' Class I shares ("the non-12b-1 class"). The inception dates for the Portfolios are shown above.


(Without any optional benefits)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception







(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                          1 Year        5 Year       10 Year or
                                                                                                       Since Inception






(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                          1 Year        5 Year        10 Year or
                                                                                                        Since Inception






(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception







(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception







(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                          1 Year        5 Year        10 Year or
                                                                                                         Since Inception






(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception







(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception






(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception





(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                          1 Year        5 Year        10 Year or
                                                                                                        Since Inception




(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                          1 Year        5 Year        10 Year or
                                                                                                         Since Inception





(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception





(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception







(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception







(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception





(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception









(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception








(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception







(With Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception







(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception





(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception







(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception








(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception







(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception







(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception







(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception







(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception




Adjusted Historical Total Returns


Set out below are the adjusted historical total returns for each Variable Sub-Account (other than the Morgan Stanley UIF Equity Income, Global Franchise and Small Company Growth Variable Sub-Accounts) since the Portfolio's inception through December 31, 2002. Adjusted historical total returns are computed in the same manner as standardized total returns, except that the performance figures shown are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.


Variable Sub-Account                                                        Inception Date of
                                                                         Corresponding Portfolio

AIM V.I. Basic Value - Series II                                              9/10/01
AIM V.I. Capital Appreciation Fund - Series II                                 5/5/93
AIM V.I. Premier Equity Fund - Series II                                       5/5/93
Alliance Growth Portfolio - Class B*                                          9/15/94
Alliance Growth and Income Portfolio - Class B*                               1/14/91
Alliance Premier Growth Portfolio - Class B*                                  6/26/92
AllianceBernstein Small Cap Value                                              5/1/01
Morgan Stanley UIF Active International Allocation Portfolio, Class II        8/31/99
Morgan Stanley UIF Emerging Markets Debt Portfolio, Class II                  6/16/97
Morgan Stanley UIF Emerging Markets Equity Portfolio, Class II                10/1/96
Morgan Stanley UIF Equity Growth Portfolio, Class II                           1/2/97
Morgan Stanley UIF Equity Income Portfolio, Class II                          __/__/03
Morgan Stanley UIF Global Franchise Portfolio, Class II                       __/__/03
Morgan Stanley UIF Mid Cap Growth Portfolio, Class II                         10/18/99
Morgan Stanley UIF Small Company Growth Portfolio, Class II                   __/__/03
Morgan Stanley UIF U.S. Mid Cap Core Portfolio, Class II                       1/2/97
Morgan Stanley UIF U.S. Real Estate Portfolio, Class II                        3/3/97
Morgan Stanley VIS Aggressive Equity Portfolio - Class Y**                     5/3/99
Morgan Stanley VIS Dividend Growth Portfolio - Class Y**                       3/1/90
Morgan Stanley VIS Equity Portfolio - Class Y**                                3/8/84
Morgan Stanley VIS European Growth Portfolio - Class Y**                       3/1/91
Morgan Stanley VIS Global Advantage Portfolio - Class Y**                     5/18/98
Morgan Stanley VIS Global Dividend Growth Portfolio - Class Y**               2/22/94
Morgan Stanley VIS High Yield Portfolio - Class Y**                            3/8/84
Morgan Stanley VIS Income Builder Portfolio - Class Y**                       1/21/97
Morgan Stanley VIS Information Portfolio - Class Y**                          11/6/00
Morgan Stanley VIS Limited Duration Portfolio - Class Y**                      5/3/99
Morgan Stanley VIS Money Market Portfolio - Class Y**                          3/8/84
Morgan Stanley VIS Pacific Growth Portfolio - Class Y**                       2/22/94
Morgan Stanley VIS Quality Income Plus Portfolio - Class Y**                   3/2/87
Morgan Stanley VIS S&P 500 Index Portfolio - Class Y**                        5/18/98
Morgan Stanley VIS Strategist Portfolio - Class Y**                            3/2/87
Morgan Stanley VIS Utilities Portfolio - Class Y**                             3/1/90
Putnam VT The George Putnam Fund of Boston - Class IB***                      4/30/98
Putnam VT Growth and Income Fund - Class IB***                                 2/1/88
Putnam VT International Equity Fund - Class IB***                              1/2/97
Putnam VT Investors Fund - Class IB***                                        4/30/98
Putnam VT Voyager Fund - Class IB***                                           2/1/88
Van Kampen LIT Aggressive Growth Portfolio, Class II****                      9/25/00
Van Kampen LIT Comstock Portfolio, Class II****                               4/30/99
Van Kampen LIT Emerging Growth Portfolio, Class II****                         7/3/95
Van Kampen LIT Growth and Income Portfolio, Class II****                      12/23/96

*The Portfolios' Class B shares ("12b-1 class") corresponding to the Alliance Growth, Alliance Growth and Income and Premier Growth Variable Sub-Accounts were first offered on June 1, 1999. For periods prior to this date, the performance shown is based on the historical performance of the Portfolios' Class A shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

**The Portfolios' Class Y shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on June 5, 2000. For periods prior to June 5, 2000, the performance shown is based on the historical performance of the Portfolios' Class X shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are shown above.

*** Each of the Portfolios' Class IB shares ("12b-1 class") corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund, which commenced operations on April 6, 1998. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class IA shares ("non 12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

****The Portfolios' Class II shares ("12b-1 class") corresponding to the Van Kampen LIT Aggressive Growth, Van Kampen LIT Emerging Growth, Van Kampen LIT Comstock and Van Kampen LIT Growth and Income Variable Sub-Accounts were first offered on ________, May 17, 2001, May 1, 2002 and ________, respectively. For periods prior to that date, the performance shown is based on the historical performance of the Portfolios' Class I shares ("the non-12b-1 class"). The inception dates for the Portfolios are shown above.







(Without any optional benefits )


Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                        Since Inception*








(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*







(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*








(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year        5 Year      10 Year or
                                                                                                       Since Inception*






(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*






(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*








(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*







(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*





(With Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*






(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and Retirement Income Guarantee
Rider 1)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                         Since Inception*





(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                         Since Inception*






(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                        Since Inception*








(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception*







(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*









(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)


Variable Sub-account                                                           1 Year        5 Year         10 Year or
                                                                                                         Since Inception*







(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                         Since Inception*









(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*






(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*






).

(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*








(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*







(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*






(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year        10 Year or
                                                                                                        Since Inception*










(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                       Since Inception*









(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*







(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year        5 Year       10 Year or
                                                                                                        Since Inception*



                                   APPENDIX B



                    MORGAN STANLEY ADVISOR PREFERRED CONTRACT


The Morgan Stanley Advisor Preferred Variable Annuity Contracts were first offered as of the date of this Statement of Additional Information. Accordingly, performance shown for periods prior to that date reflects the performance of the Variable Sub-Accounts, adjusted to reflect the current charges under the Contracts (and Options as applicable) as if they had been available throughout the periods shown.

These Contract charges include a maximum withdrawal charge of 7% that declines to zero after three years (not shown for non-standardized total returns), an annual contract maintenance charge of $30 (not shown for non-standardized total returns), and total Variable Account annual expenses of:

-        1.69% (without any optional benefit riders), or

- 1.94% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 1.94% with the Earnings Protection Death Benefit Option (assuming age of oldest Owner and Annuitant is 70 or younger on the Rider Application
         Date), or


- 2.09% with the Earnings Protection Death Benefit Option (assuming age of oldest Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 2.19% with the MAV Death Benefit Option and the Enhanced Beneficiary Protection (Annual Increase) Option, or

- 2.19% with the MAV Death Benefit Option or Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.34% with the MAV Death Benefit Option or the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date), or

- 2.44% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date), or

- 2.59% with the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date).

In addition, where Retirement Income Guarantee Option 1 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.40% of the Income Base, assuming no additional purchase payments or withdrawals. Where Retirement Income Guarantee Option 2 is included, the performance shown reflects the deduction of the annual Rider Fee equal to 0.55% of the Income Base, assuming Income Base A is in effect and assuming no additional purchase payments or withdrawals.


See the Expense Table in the Prospectus for more details.


Standardized Total Returns


Set out below are the standardized total returns for each Variable Sub-Account since its inception through December 31, 2002. The following Variable Sub-Accounts commenced operations on January 31, 2000: Alliance Growth, Alliance Growth and Income, Alliance Premier Growth, Putnam VT Growth and Income and Putnam VT International Equity. The following Variable Sub-Accounts commenced operations on June 5, 2000: Morgan Stanley VIS Aggressive Equity, Morgan Stanley VIS Dividend Growth, Morgan Stanley VIS Equity, Morgan Stanley VIS European Growth, Morgan Stanley VIS Global Advantage, Morgan Stanley VIS Global Dividend Growth, Morgan Stanley VIS High Yield, Morgan Stanley VIS Income Builder, Morgan Stanley VIS Limited Duration, Morgan Stanley VIS Money Market, Morgan Stanley VIS Pacific Growth, Morgan Stanley VIS Quality Income Plus, Morgan Stanley VIS S&P 500 Index, Morgan Stanley VIS Strategist and Morgan Stanley VIS Utilities. The Morgan Stanley VIS Information, Van Kampen LIT Emerging Growth, Van Kampen LIT Comstock and Van Kampen LIT Growth and Income Variable Sub-Accounts commenced operations on November 6, 2000, May 17, 2001, May 1, 2002 and October 1, 2002, respectively.
The remaining Variable Sub-Accounts were first offered as of the date of this Statement of Additional Information.



(Without any optional benefits)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                      Since Inception






(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception







(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception







 (With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception








(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









 (With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception









 (With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception










 (With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception









 (With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception










(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception










(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception








 (With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception








(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception








 (With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









(With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception








(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                       Since Inception









(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)


Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception









(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                         Since Inception









(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception

Non-Standardized Total Returns


Set out below are the non-standardized total returns for each Variable Sub-Account (other than the Morgan Stanley UIF Equity Income, Global Franchise and Small Company Growth Variable Sub-Accounts) since the Portfolio's inception through December 31, 2002. The non-standardized total returns shown below do not reflect the withdrawal charge or the $30 annual contract maintenance charge that may be imposed under the Morgan Stanley Advisor Preferred Contract, and are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.

Variable Sub-Account                                                      Inception Date of
                                                                         Corresponding Portfolio

AIM V.I. Basic Value - Series II                                              9/10/01
AIM V.I. Capital Appreciation Fund - Series II                                 5/5/93
AIM V.I. Premier Equity Fund - Series II                                       5/5/93
Alliance Growth Portfolio - Class B*                                          9/15/94
Alliance Growth and Income Portfolio - Class B*                               1/14/91
Alliance Premier Growth Portfolio - Class B*                                  6/26/92
AllianceBernstein Small Cap Value                                              5/1/01
Morgan Stanley UIF Active International Allocation Portfolio, Class II        8/31/99
Morgan Stanley UIF Emerging Markets Debt Portfolio, Class II                  6/16/97
Morgan Stanley UIF Emerging Markets Equity Portfolio, Class II                10/1/96
Morgan Stanley UIF Equity Growth Portfolio, Class II                           1/2/97
Morgan Stanley UIF Equity Income Portfolio, Class II                          __/__/03
Morgan Stanley UIF Global Franchise Portfolio, Class II                       __/__/03
Morgan Stanley UIF Mid Cap Growth Portfolio, Class II                         10/18/99
Morgan Stanley UIF Small Company Growth Portfolio, Class II                   __/__/03
Morgan Stanley UIF U.S. Mid Cap Core Portfolio, Class II                       1/2/97
Morgan Stanley UIF U.S. Real Estate Portfolio, Class II                        3/3/97
Morgan Stanley VIS Aggressive Equity Portfolio - Class Y**                     5/3/99
Morgan Stanley VIS Dividend Growth Portfolio - Class Y**                       3/1/90
Morgan Stanley VIS Equity Portfolio - Class Y**                                3/8/84
Morgan Stanley VIS European Growth Portfolio - Class Y**                       3/1/91
Morgan Stanley VIS Global Advantage Portfolio - Class Y**                     5/18/98
Morgan Stanley VIS Global Dividend Growth Portfolio - Class Y**               2/22/94
Morgan Stanley VIS High Yield Portfolio - Class Y**                            3/8/84
Morgan Stanley VIS Income Builder Portfolio - Class Y**                       1/21/97
Morgan Stanley VIS Information Portfolio - Class Y**                          11/6/00
Morgan Stanley VIS Limited Duration Portfolio - Class Y**                      5/3/99
Morgan Stanley VIS Money Market Portfolio - Class Y**                          3/8/84
Morgan Stanley VIS Pacific Growth Portfolio - Class Y**                       2/22/94
Morgan Stanley VIS Quality Income Plus Portfolio - Class Y**                   3/2/87
Morgan Stanley VIS S&P 500 Index Portfolio - Class Y**                        5/18/98
Morgan Stanley VIS Strategist Portfolio - Class Y**                            3/2/87
Morgan Stanley VIS Utilities Portfolio - Class Y**                             3/1/90
Putnam VT The George Putnam Fund of Boston - Class IB***                      4/30/98
Putnam VT Growth and Income Fund - Class IB***                                 2/1/88
Putnam VT International Equity Fund - Class IB***                              1/2/97
Putnam VT Investors Fund - Class IB***                                        4/30/98
Putnam VT Voyager Fund - Class IB***                                           2/1/88
Van Kampen LIT Aggressive Growth Portfolio, Class II****                      9/25/00
Van Kampen LIT Comstock Portfolio, Class II****                               4/30/99
Van Kampen LIT Emerging Growth Portfolio, Class II****                         7/3/95
Van Kampen LIT Growth and Income Portfolio, Class II****                      12/23/96

*The Portfolios' Class B shares ("12b-1 class") corresponding to the Alliance Growth, Alliance Growth and Income and Premier Growth Variable Sub-Accounts were first offered on June 1, 1999. For periods prior to this date, the performance shown is based on the historical performance of the Portfolios' Class A shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

**The Portfolios' Class Y shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on June 5, 2000. For periods prior to June 5, 2000, the performance shown is based on the historical performance of the Portfolios' Class X shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are shown above.

*** Each of the Portfolios' Class IB shares ("12b-1 class") corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund, which commenced operations on April 6, 1998. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class IA shares ("non 12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

****The Portfolios' Class II shares ("12b-1 class") corresponding to the Van Kampen LIT Aggressive Growth, Van Kampen LIT Emerging Growth, Van Kampen LIT Comstock and Van Kampen LIT Growth and Income Variable Sub-Accounts were first offered on ________, May 17, 2001, May 1, 2002 and ________, respectively. For periods prior to that date, the performance shown is based on the historical performance of the Portfolios' Class I shares ("the non-12b-1 class"). The inception dates for the Portfolios are shown above.





(Without any optional benefits)
Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception







(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception








(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception







(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception








(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception









(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception







 (With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception









(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception








(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception









(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                      Since Inception








(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception










(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception








 (With Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                        Since Inception








(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception









 (With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception









(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception










(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception










(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception












(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception












(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                       Since Inception











(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception





Adjusted Historical Total Returns


Set out below are the adjusted historical total returns for each Variable Sub-Account (other than the Morgan Stanley UIF Equity Income, Global Franchise and Small Company Growth Variable Sub-Accounts) since the Portfolio's inception through December 31, 2002. Adjusted historical total returns are computed in the same manner as standardized total returns, except that the performance figures shown are based on the Portfolios' historical performance since the inception of the Portfolios rather than the inception of the Variable Sub-Accounts.




Variable Sub-Account                                                      Inception Date of
                                                                        Corresponding Portfolio
AIM V.I. Basic Value - Series II                                              9/10/01
AIM V.I. Capital Appreciation Fund - Series II                                 5/5/93
AIM V.I. Premier Equity Fund - Series II                                       5/5/93
Alliance Growth Portfolio - Class B*                                          9/15/94
Alliance Growth and Income Portfolio - Class B*                               1/14/91
Alliance Premier Growth Portfolio - Class B*                                  6/26/92
AllianceBernstein Small Cap Value                                              5/1/01
Morgan Stanley UIF Active International Allocation Portfolio, Class II        8/31/99
Morgan Stanley UIF Emerging Markets Debt Portfolio, Class II                  6/16/97
Morgan Stanley UIF Emerging Markets Equity Portfolio, Class II                10/1/96
Morgan Stanley UIF Equity Growth Portfolio, Class II                           1/2/97
Morgan Stanley UIF Equity Income Portfolio, Class II                          __/__/03
Morgan Stanley UIF Global Franchise Portfolio, Class II                       __/__/03
Morgan Stanley UIF Mid Cap Growth Portfolio, Class II                         10/18/99
Morgan Stanley UIF Small Company Growth Portfolio, Class II                   __/__/03
Morgan Stanley UIF U.S. Mid Cap Core Portfolio, Class II                       1/2/97
Morgan Stanley UIF U.S. Real Estate Portfolio, Class II                        3/3/97
Morgan Stanley VIS Aggressive Equity Portfolio - Class Y**                     5/3/99
Morgan Stanley VIS Dividend Growth Portfolio - Class Y**                       3/1/90
Morgan Stanley VIS Equity Portfolio - Class Y**                                3/8/84
Morgan Stanley VIS European Growth Portfolio - Class Y**                       3/1/91
Morgan Stanley VIS Global Advantage Portfolio - Class Y**                     5/18/98
Morgan Stanley VIS Global Dividend Growth Portfolio - Class Y**               2/22/94
Morgan Stanley VIS High Yield Portfolio - Class Y**                            3/8/84
Morgan Stanley VIS Income Builder Portfolio - Class Y**                       1/21/97
Morgan Stanley VIS Information Portfolio - Class Y**                          11/6/00
Morgan Stanley VIS Limited Duration Portfolio - Class Y**                      5/3/99
Morgan Stanley VIS Money Market Portfolio - Class Y**                          3/8/84
Morgan Stanley VIS Pacific Growth Portfolio - Class Y**                       2/22/94
Morgan Stanley VIS Quality Income Plus Portfolio - Class Y**                   3/2/87
Morgan Stanley VIS S&P 500 Index Portfolio - Class Y**                        5/18/98
Morgan Stanley VIS Strategist Portfolio - Class Y**                            3/2/87
Morgan Stanley VIS Utilities Portfolio - Class Y**                             3/1/90
Putnam VT The George Putnam Fund of Boston - Class IB***                      4/30/98
Putnam VT Growth and Income Fund - Class IB***                                 2/1/88
Putnam VT International Equity Fund - Class IB***                              1/2/97
Putnam VT Investors Fund - Class IB***                                        4/30/98
Putnam VT Voyager Fund - Class IB***                                           2/1/88
Van Kampen LIT Aggressive Growth Portfolio, Class II****                      9/25/00
Van Kampen LIT Comstock Portfolio, Class II****                               4/30/99
Van Kampen LIT Emerging Growth Portfolio, Class II****                         7/3/95
Van Kampen LIT Growth and Income Portfolio, Class II****                      12/23/96

*The Portfolios' Class B shares ("12b-1 class") corresponding to the Alliance Growth, Alliance Growth and Income and Premier Growth Variable Sub-Accounts were first offered on June 1, 1999. For periods prior to this date, the performance shown is based on the historical performance of the Portfolios' Class A shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

**The Portfolios' Class Y shares ("12b-1 class") corresponding to these Variable Sub-Accounts were first offered on June 5, 2000. For periods prior to June 5, 2000, the performance shown is based on the historical performance of the Portfolios' Class X shares ("non-12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are shown above.

*** Each of the Portfolios' Class IB shares ("12b-1 class") corresponding to the Variable Sub-Accounts commenced operations on April 30, 1998, except for the Putnam VT Growth and Income Fund, which commenced operations on April 6, 1998. For periods prior to these dates, the performance shown is based on the historical performance of the Portfolios' Class IA shares ("non 12b-1 class"), adjusted to reflect the current expenses of the Portfolios' 12b-1 class. The inception dates for the Portfolios are as shown above.

****The Portfolios' Class II shares ("12b-1 class") corresponding to the Van Kampen LIT Aggressive Growth, Van Kampen LIT Emerging Growth, Van Kampen LIT Comstock and Van Kampen LIT Growth and Income Variable Sub-Accounts were first offered on ________, May 17, 2001, May 1, 2002 and ________, respectively. For periods prior to that date, the performance shown is based on the historical performance of the Portfolios' Class I shares ("the non-12b-1 class"). The inception dates for the Portfolios are shown above.



(Without any optional benefits)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception*












(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception*








 (With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year       10 Year or
                                                                                                     Since Inception*








(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception*









(With the Earnings Protection Death Benefit Option (assuming age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*












(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year          10 Year or
                                                                                                        Since Inception*










(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date))

Variable Sub-account                                                           1 Year       5 Year          10 Year or
                                                                                                          Since Inception*










(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date))

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*









(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date))

Variable Sub-account                                                           1 Year       5 Year          10 Year or
                                                                                                         Since Inception*








(With Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*









(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                          Since Inception*









(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*











(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception*








(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*










(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception*








(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*










(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*








(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 1)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception*









(With Retirement Income Guarantee Rider 2)
Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*









(With  the MAV  Death  Benefit  Option or the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                       Since Inception*











(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year        10 Year or
                                                                                                        Since Inception*









(With the MAV Death  Benefit  Option  and the  Enhanced  Beneficiary  Protection
(Annual Increase) Option and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                       Since Inception*










(With the Earnings  Protection  Death  Benefit  Option  (assuming  age of oldest
Contract Owner and Annuitant is between 71 and 79 on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception*











(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*










(With the MAV Death Benefit Option or the Enhanced Beneficiary Protection
(Annual Increase) Option and the Earnings Protection Death Benefit Option
(assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the
Rider Application Date) and Retirement Income Guarantee Rider 2)
Variable Sub-account                                                           1 Year       5 Year          10 Year or
                                                                                                        Since Inception*










(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is 70 or younger on the Rider Application
Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                         Since Inception*









(With the MAV Death Benefit Option, the Enhanced Beneficiary Protection (Annual
Increase) Option and the Earnings Protection Death Benefit Option (assuming age of oldest Contract Owner and Annuitant is between 71 and 79 on the Rider
Application Date) and Retirement Income Guarantee Rider 2)

Variable Sub-account                                                           1 Year       5 Year         10 Year or
                                                                                                        Since Inception*


                                     PART C
                                OTHER INFORMATION

24A. FINANCIAL STATEMENTS

The financial statements of Allstate Life Insurance Company ("Allstate" or "Depositor") and Allstate Financial Advisors Separate Account I ("Separate Account") are filed herewith in Part B of this Registration Statement.

24B. EXHIBITS

The following exhibits, correspond to those required by paragraph (b) of item 24 as to exhibits in Form N-4:

(1) Resolution of the Board of Directors of Allstate Life Insurance Company authorizing establishment of the Allstate Financial Advisors Separate Account I (Incorporated herein by reference to Registrant's Form N-4 Initial Registration Statement (File No. 333-77605) dated May 3, 1999.)

(2)        Not Applicable

(3)(a) Underwriting Agreement between Allstate Life Insurance Company and Allstate Distributors, L.L.C. (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Depositor's Form N-4 Initial Registration Statement (File No. 333-31288) dated April 27, 2000.)

(3)(b) Amendment to Underwriting Agreement between Allstate Life Insurance Company and Allstate Distributors, L.L.C.*

(3)(c) Form of General Agency Agreement between Northbrook Life Insurance Company and Dean Witter Reynolds Inc. (Incorporated herein by reference to Post-Effective Amendment No. 13 to the Form N-4 Registration Statement of Northbrook Life Insurance Company (File No. 033-35412) dated December 31, 1996.)

(3)(d) Underwriting Agreement among Northbrook Life Insurance Company, Northbrook Variable Annuity Account and Dean Witter Reynolds Inc. (Incorporated herein by reference to Post-Effective Amendment No. 13 to the Form N-4 Registration Statement of Northbrook Life Insurance Company (File No. 033-35412) dated December 31, 1996.)

(3)(e) Amendment to Underwriting Agreement among Northbrook Life Insurance Company, Northbrook Variable Annuity Account and Dean Witter Reynolds Inc.*

(4)(a)     Form of Allstate Advisor Contract

(4)(b)     Form of Allstate Advisor Contract--non-MVA version

(4)(c)     Form of Allstate Advisor Plus Contract

(4)(d)     Form of Allstate Advisor Plus Contract--non-MVA version

(4)(e)     Form of Allstate Advisor Preferred Contract

(4)(f)     Form of Allstate Advisor Preferred Contract--non-MVA version

(4)(g)     Form of Withdrawal Charge Option Rider 1

(4)(h)     Form of Withdrawal Charge Option Rider 2

(4)(i) Form of Enhanced Beneficiary Protection Rider A--Annual Increase (Advisor, Preferred)

(4)(j)     Form of Enhanced Beneficiary Protection Rider A--Annual Increase
           (Plus)

(4)(k) Form of Enhanced Beneficiary Protection Rider B--Maximum Anniversary Value (Advisor, Preferred)

(4)(l) Form of Enhanced Beneficiary Protection Rider B--Maximum Anniversary Value (Plus)

(4)(m)     Form of Earnings Protection Death Benefit Rider

(4)(n)     Form of Retirement Income Guarantee Rider 1 (Advisor, Preferred)

(4)(o)     Form of Retirement Income Guarantee Rider 1 (Plus)

(4)(p)     Form of Retirement Income Guarantee Rider 2 (Advisor, Preferred)

(4)(q)     Form of Retirement Income Guarantee Rider 2 (Plus)

(4)(r)     Form of Income Protection Benefit Rider

(4)(s)     Form of Spousal Protection Benefit Rider

(4)(t)     Form of Amendatory Endorsement for Charitable Remainder Trust

(4)(u)     Form of Amendatory Endorsement for Grantor Trust

(4)(v)     Form of Amendatory Endorsement for Waiver of Charges

(4)(w)     Form of Amendatory Endorsement for Employees

(5)(a)     Form of Allstate Advisor Application for a Contract*

(5)(b)     Form of Morgan Stanley Advisor Application for a Contract*

(6)(a) Articles of Incorporation of Allstate Life Insurance Company (Incorporated herein by reference to Post-Effective Amendment No. 9 to Depositor's Form N-4 Registration Statement (File No. 333-72017) dated April 20, 2001.)

(6)(b) By-laws of Allstate Life Insurance Company (Incorporated herein by reference to Post-Effective Amendment No. 9 to Depositor's Form N-4 Registration Statement (File No. 333-72017) dated April 20, 2001.)

(7)        Not applicable

(8)(a) Form of Participation Agreement among Putnam Variable Trust, Putnam Mutual Funds Corp. and Allstate Life Insurance Company, and Allstate Financial Advisors Separate Account I (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant's Form N-4 Registration Statement (File No. 333-64254) dated September 7, 2001).

(8)(b) Form of Participation Agreement among Franklin Templeton Variable Insurance Products Trust, Franklin Templeton Distributors, Inc., Allstate Life Insurance Company and Allstate Distributors, LLC (Incorporated herein by reference to Post-Effective Amendment No. 14 to Depositor's Form N-4 Registration Statement (File No. 333-72017) dated September 23, 2002.)

(8)(c) Form of Participation Agreement among LSA Variable Series Trust, LSA Asset Management LLC and Allstate Life Insurance Company ("LSA Participation Agreement") (Incorporated herein by reference to Post-Effective Amendment No. 14 to Depositor's Form N-4 Registration Statement (File No. 333-72017) dated September 23, 2002.)

(8)(d) Form of Amendment No. 1 to LSA Participation Agreement (Incorporated herein by reference to Post-Effective Amendment No. 14 to Depositor's Form N-4 Registration Statement (File No. 333-72017) dated September 23, 2002.)

(8)(e) Form of Amendment No. 2 to LSA Participation Agreement (Incorporated herein by reference to Post-Effective Amendment No. 14 to Depositor's Form N-4 Registration Statement (File No. 333-72017) dated September 23, 2002.)

(8)(f) Form of Participation Agreement among Oppenheimer Variable Account Funds, OppenheimerFunds, Inc. and Allstate Life Insurance Company (Incorporated herein by reference to Post-Effective Amendment No. 14 to Depositor's Form N-4 Registration Statement (File No. 333-72017) dated September 23, 2002.)

(8)(g) Form of Participation Agreement among Van Kampen Life Investment Trust, Van Kampen Funds Inc., Van Kampen Asset Management Inc. and Allstate Life Insurance Company ("Van Kampen LIT Participation Agreement") (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant's Form N-4 Registration Statement (File No. 333-64254) dated September 7, 2001)

(8)(h)     Form of Amendment No. 1 to the Van Kampen LIT Participation Agreement

(8)(i) Form of Amendment No. 2 to the Van Kampen LIT Participation Agreement (Incorporated herein by reference to Post-Effective Amendment No. 14 to Depositor's Form N-4 Registration Statement (File No. 333-72017) dated September 23, 2002.)

(8)(j) Form of Participation Agreement among The Universal Institutional Funds, Inc., Morgan Stanley Investment Management Inc. and Allstate Life Insurance Company (Incorporated herein by reference to Pre-Effective Amendment No. 1 to Registrant's
           Form N-4 Registration Statement (File No. 333-64254) dated September 7, 2001)

(8)(k) Form of Amendment to Participation Agreement among The Universal Institutional Funds, Inc., Morgan Stanley Investment Management Inc. and Allstate Life Insurance Company

(8)(l) Form of Participation Agreement among Northbrook Life Insurance Company, Allstate Life Insurance Company of New York, Glenbrook Life and Annuity Company, Dean Witter Variable Investment Series, and Dean Witter Distributors Inc. (Morgan Stanley Variable Investment Series) (Incorporated herein by reference to Post-Effective Amendment No. 21 to the Form N-4 Registration Statement of Northbrook Variable Annuity Account II (File No. 033-35412) dated April 30, 1996.)

(8)(m) Form of Participation Agreement among AIM Variable Insurance Funds, Inc., A I M Distributors, Inc., Northbrook Life Insurance Company, and Dean Witter Reynolds, Inc. (Incorporated herein by reference to Post-Effective Amendment No. 1 to the Form N-4 Registration Statement of Northbrook Variable Annuity Account II (File No. 333-93871) dated January 28, 2000.)

(8)(n) Form of Participation Agreement among Northbrook Life Insurance Company, Dean Witter Reynolds, Inc. , Alliance Capital Management L.P., and Alliance Fund Distributors, Inc. (Incorporated herein by reference to Post-Effective Amendment No. 1 to the Form N-4 Registration Statement of Northbrook Variable Annuity Account II (File No. 333-93871) dated January 28, 2000.)

(9) Opinion and Consent of Michael J. Velotta, Senior Vice President, Secretary and General Counsel of Allstate Life Insurance
           Company

(10)(a)    Independent Auditors' Consent*

(10)(b)    Consent of Foley & Lardner*

(11)       Not applicable

(12)       Not applicable

(13)       Performance Data Calculations*

(14)       Not applicable

(99) Powers of Attorney for David A. Bird, Margaret G. Dyer, Marla G. Friedman, Danny L. Hale, Edward M. Liddy, John C. Lounds, J. Kevin McCarthy, Robert W. Pike, Samuel H. Pilch, Michael J. Roche, Steven
           E. Shebik, Eric A. Simonson, Kevin R. Slawin, Casey J. Sylla, Michael
           J. Velotta and Thomas J. Wilson, II.
-----------------------------------------------------------------------

* To be filed by subsequent amendment.


25. DIRECTORS AND OFFICERS OF THE DEPOSITOR

NAME AND PRINCIPAL                          POSITION AND OFFICE WITH
BUSINESS ADDRESS                    DEPOSITOR OF THE ACCOUNT

Casey J. Sylla                              Chairman of the Board, President, and Director
                                            (Principal Executive Officer)
Michael J. Velotta                          Senior Vice President, General Counsel, Secretary, and Director
David A. Bird                               Senior Vice President and Director
Margaret G. Dyer                            Senior Vice President and Director
Marla G. Friedman                           Senior Vice President and Director
Danny L. Hale                               Director
Edward M. Liddy                             Director
John C. Lounds                              Senior Vice President and Director
J. Kevin McCarthy                           Senior Vice President and Director
Robert W. Pike                              Director
Michael J. Roche                            Senior Vice President and Director
Steven E. Shebik                            Senior Vice President, Chief Financial Officer, and Director
                                            (Principal Financial Officer)
Eric A. Simonson                            Senior Vice President, Chief Investment Officer, and Director
Kevin R. Slawin                             Senior Vice President and Director
Thomas J. Wilson, II                        Director
Samuel H. Pilch                             Group Vice President and Controller
                                            (Principal Accounting Officer)
Richard L. Baker                            Vice President
Patricia A. Coffey                          Vice President
Karen C. Gardner                            Vice President
Dennis C. Gomez                             Vice President
John R. Hunter                              Vice President
Mary J. McGinn                              Vice President and Assistant Secretary
William H. Monie                            Vice President
B. Eugene Wraith                            Vice President
James P. Zils                               Treasurer
D. Steven Boger                             Assistant Vice President
Lisa Cochrane                               Assistant Vice President
Errol Cramer                                Assistant Vice President and Appointed Actuary
Lawrence W. Dahl                            Assistant Vice President
Robert C. Doebler                           Assistant Vice President
Sarah R. Donahue                            Assistant Vice President
Phillip Emmanuele                           Assistant Vice President
Lisa J. Flanary                             Assistant Vice President
Douglas F. Gaer                             Assistant Vice President
Gregory J. Guidos                           Assistant Vice President
Brent H. Hamann                             Assistant Vice President
John Hershberger                            Assistant Vice President
Ronald A. Johnson                           Assistant Vice President
Teresa G. Logue                             Assistant Vice President
Robert L. Park                              Assistant Vice President and Chief Compliance Officer
Barry S. Paul                               Assistant Vice President and Assistant Treasurer
Charles L. Salisbury                        Assistant Vice President
Robert A. Shore                             Assistant Vice President
Robert E. Transon                           Assistant Vice President
Timothy N. Vander Pas                       Assistant Vice President
Patricia W. Wilson                          Assistant Vice President and Assistant Secretary
Richard Zaharias                            Assistant Vice President
Laura R. Zimmerman                          Assistant Vice President
Joanne M. Derrig                            Assistant Vice President and Chief Privacy Officer
Doris J. Bryant                             Assistant Secretary
Susan L. Lees                               Assistant Secretary
Paul N. Kierig                              Assistant Secretary
Kristine Leston                             Assistant Secretary

The principal business address of Mr. Bird and Mr. Slawin is 544 Lakeview Parkway, Vernon Hills, Illinois 60061. The principal business address of Mr. Monie is 1776 American Heritage Drive, Jacksonville, Florida 32224. The principal business address of Mr. Wraith, Mr. Dahl and Mr. Gaer is 2940 South 84th Street, Lincoln, Nebraska 68506. The principal business address of the remaining officers and directors is 3100 Sanders Road, Northbrook, Illinois 60062.


26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH DEPOSITOR OR REGISTRANT

Information in response to this item is incorporated by reference to the Form 10-K Annual Report of The Allstate Corporation filed March 26, 2002, (File #1-11840).


27. NUMBER OF CONTRACT OWNERS

As of the date of the filing of this Registration Statement, the offering of the contracts had not commenced.


28. INDEMNIFICATION

The by-laws of Allstate provide for the indemnification of its Directors, Officers and Controlling Persons, against expenses, judgments, fines and amounts paid in settlement as incurred by such person, if such person acted properly. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of a duty to the Company, unless a court determines such person is entitled to such indemnity.

The General Agency Agreement (Exhibit 3(c)) contains a provision in which Northbrook Life Insurance Company (Northbrook Life Insurance Company has since merged into Allstate) agrees to indemnify Morgan Stanley DW Inc. as Underwriter for certain damages and expenses that may be caused by actions, statements or omissions by Northbrook Life Insurance Company. The Agreement to Purchase Shares contains a similar provision in paragraph 16 of Exhibit 12.

Insofar as indemnification for liability arising out of the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of is counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


29A. RELATIONSHIP OF PRINCIPAL UNDERWRITER TO OTHER INVESTMENT COMPANIES

Allstate Distributors, L.L.C. ("Allstate Distributors"), principal underwriter for the Allstate Advisor Variable Annuity Contracts, serves as principal underwriter to the following affiliated investment companies:

     Allstate Financial Advisors Separate Account I
     Allstate Life Insurance Company Separate Account A
     Allstate Life of New York Variable Account A

Morgan Stanley DW Inc., principal underwriter for the Morgan Stanley Advisor Variable Annuity Contracts, serves as principal underwriter to the following affiliated investment companies:

     Allstate Financial Advisors Separate Account I
     Northbrook Variable Annuity Account
     Northbrook Life Variable Life Separate Account A
     Allstate Life of New York Variable Annuity Account
     Allstate Life of New York Variable Annuity Account II


29B. PRINCIPAL UNDERWRITER

The directors and officers of Allstate Distributors, LLC. the principal underwriter for the Allstate Advisor Variable Annuity Contracts are as follows:

Name and Principal Business                  Positions and Offices
Address* of Each Such Person               with Underwriter

Richard L. Baker                        Manager
Brent H. Hamann                         Manager, Executive Vice President and Secretary
John R. Hunter                          President, Chairman of the Board
                                        and Manager
Karen C. Gardner                        Vice President
Lisa A. Burnell                         Chief Compliance Officer
Mary Claire Sheehy                      Chief Operations Officer
William Webb                            Treasurer
Joanne M. Derrig                        Assistant Vice President and Chief Privacy Officer
Susan L. Lees                           Assistant Secretary
Joseph P. Rath                          Assistant Secretary
Michael J. Velotta                      Assistant Secretary
Barry S. Paul                           Assistant Treasurer
James P. Zils                           Assistant Treasurer
Ron Johnson                             Executive Vice President
Rob Shore                               Executive Vice President
DeeAnne Asplin                          Sr. Vice President
Eric Alstrin                            Sr. Vice President
Eric L. Baldwin                         Sr. Vice President
Jason Bickler                           Sr. Vice President
Bill Borst                              Sr. Vice President
Jeff Churba                             Sr. Vice President
Russ Cobler                             Sr. Vice President
Evelyn Cooper                           Sr. Vice President
Albert Dal Porto                        Sr. Vice President
Gregg Ruvoli                            Sr. Vice President
Andrea Schur                            Sr. Vice President
Mike Scanlon                            Sr. Vice President
Ralph Schmidt                           Sr. Vice President
Rebecca Bates                           Vice President
Warren A. Blom                          Vice President
L. Andrea Barfield Bolger               Vice President
Eugene Bolinsky                         Vice President
P.J. Bonfilio                           Vice President
Herny Conkle                            Vice President
Brian Connelly                          Vice President
John DeGeronimo                         Vice President
Diane Donnelly                          Vice President
Russ Ergood                             Vice President
Don Gross                               Vice President
Bill Houston                            Vice President
Lyn Jordan                              Vice President
Gwenn Kessler                           Vice President
George Knox                             Vice President
Don Lanham                              Vice President
Stephen A. Lipker                       Vice President
Josh Lutzker                            Vice President
Thomas Mahoney                          Vice President
Barbara Marsh                           Vice President
David McHugh                            Vice President
Jeff Mount                              Vice President
Greg Mudd                               Vice President
John C. Mueting                         Vice President
Larry Nisenson                          Vice President
Karen K.M. Norrman                      Vice President
Shane O'Brien                           Vice President
David Onan                              Vice President
Jeff Osterman                           Vice President
Ken Rapp                                Vice President
Bob Riley                               Vice President
Merritt Schoff                          Vice President
Anne Serato                             Vice President
Troy V. Simmons                         Vice President
Deanna Smith                            Vice President
Stu Smith                               Vice President
David Veale                             Vice President
Brian J. Wood                           Vice President

* The principal business address of the forgoing officers and directors is 3100 Sanders Road, Northbrook, IL 60062.


The directors and officers of Morgan Stanley DW Inc., the principal underwriter for the Morgan Stanley Advisor Variable Annuity Contracts are as follows:

Name and Principal Business                Positions and Offices
Address* of Each Such Person               with Underwriter

Bruce F. Alonso                              Director, Executive Vice President
John H. Schaefer                             President, Director, Chief Operating Officer
Donald G. Kempf, Jr.                         Director
John J. Mack                                 Director
Stephen S. Crawford                          Director
Robert G. Scott                              Director
Philip J. Purcell                            Director, Chairman and Chief Executive Officer
James F. Higgins                             Director
Stephen R. Miller                            Director, Executive Vice President
Mitchell M. Merin                            Director
Michael H. Stone                             Executive Vice President, General Counsel and Secretary
Lee Horwitz                                  Senior Vice President and Controller
Joseph G. Siniscalchi                        Director, Executive Vice President
Thomas O'Connell                             Executive Vice President
Frederick J. Frohne                          Executive Vice President
Ronald T. Carman                             Senior Vice President, Associate
                                               General Counsel and Assistant Secretary
Joyce L. Kramer                              Senior Vice President, Deputy
                                             General Counsel and Assistant Secretary
Alexander C. Frank                           Senior Vice President and Treasurer
Charles F. Vadala, Jr.                       Senior Vice President and Chief Financial Officer
Michael T. Cunningham                        Senior Vice President
Lorena J. Kern                               Senior Vice President
Debra M. Aaron                               Vice President
Darlene R. Lockhart                          Vice President
Harvey B. Mogenson                           Vice President
Kevin Mooney                                 Vice President
Saul Rosen                                   Vice President
Frank G. Skubic                              Vice President
Eileen S. Wallace                            Vice President
Sabrina Hurley                               Assistant Secretary

* The principal business address of Morgan Stanley DW Inc. is 1585 Broadway, New York, New York 10036.


29C. COMPENSATION OF PRINCIPAL UNDERWRITER

(1)                    (2)                   (3)                    (4)                (5)
                                        Net Underwriting
Name of Principal    Discounts and      Compensation on             Brokerage
Underwriter         Commissions         Redemption            Commissions       Compensation
-----------------------------------------------------------------------------------------------

Allstate
Distributors            N/A                 N/A                 $31,969,223.79            N/A

Morgan Stanley
DW Inc.                 N/A                 N/A                 $24,918,665.80            N/A


30. LOCATION OF ACCOUNTS AND RECORDS

Allstate is located at 3100 Sanders Road, Northbrook, Illinois 60062. Allstate Distributors is located at 3100 Sanders Road, Northbrook, Illinois 60062. Morgan Stanley DW Inc., is located at 1585 Broadway, New York, New York 10036. Each company maintains those accounts and records required to be maintained pursuant to Section 31(a) of the Investment Company Act and the rules promulgated thereunder.


31. MANAGEMENT SERVICES

None.


32. UNDERTAKINGS

Registrant promises to file a post-effective amendment to the Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted. Registrant furthermore agrees to include either as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or a toll-free number included in the prospectus that the applicant can use to request for a Statement of Additional Information. Finally, Registrant agrees to deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.


33.    REPRESENTATIONS PURSUANT TO SECTION 403(B) OF THE INTERNAL REVENUE CODE

Allstate represents that it is relying upon the letter, dated November 28, 1988, from the Commission staff to the American Council of Life Insurance and that it intends to comply with the provisions of paragraphs 1-4 of that letter.


34. REPRESENTATION REGARDING CONTRACT EXPENSES

Allstate represents that the fees and charges deducted under the Contracts described in this Registration Statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Allstate under the Contracts. Allstate bases its representation on its assessment of all of the facts and circumstances, including such relevant factors as: the nature and extent of such services, expenses and risks; the need for Allstate to earn a profit; the degree to which the Contracts include innovative features; and the regulatory standards for exemptive relief under the Investment Company Act of 1940 used prior to October 1996, including the range of industry practice. This representation applies to all Contracts sold pursuant to this Registration Statement, including those sold on the terms specifically scribed in the prospectus contained herein, or any variations therein, based on supplements, endorsements, or riders to any Contracts or prospectus, or otherwise.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Allstate Financial Advisors Separate Account A, has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, all in the Township of Northfield, State of Illinois, on the 3rd day of February, 2003.


                         ALLSTATE FINANCIAL ADVISORS
                               SEPARATE ACCOUNT I
                                  (REGISTRANT)

                         BY: ALLSTATE LIFE INSURANCE COMPANY
                                   (DEPOSITOR)

                           By: /s/ Michael J. Velotta
                                ----------------------------
                                Michael J. Velotta
                                Senior Vice President, Secretary and
                                General Counsel

As required by the Securities Act of 1933, this amended Registration Statement has been duly signed below by the following Directors and Officers of Allstate Life Insurance Company on the 3rd day of February, 2003.

*/CASEY J. SYLLA                    Chairman of the Board, President
-----------------------             and Director
Casey J. Sylla                      (Principal Executive Officer)


/s/MICHAEL J. VELOTTA               Senior Vice President, Secretary,
---------------------               General Counsel and Director
Michael J. Velotta


*/STEVEN E. SHEBIK                  Senior Vice President, Chief
---------------------               Financial Officer and Director
Steven E. Shebik                    (Principal Financial Officer)


*/ERIC A. SIMONSON                  Senior Vice President, Chief
----------------                    Investment Officer and Director
Eric A. Simonson


*/SAMUEL H. PILCH                    Group Vice President and Controller
------------------                  (Principal Accounting Officer)
Samuel H. Pilch


*/DAVID A. BIRD                     Senior Vice President and Director
----------------------
David A. Bird


*/MARGARET G. DYER                  Senior Vice President and Director
-----------------
Margaret G. Dyer


*/MARLA G. FRIEDMAN                 Senior Vice President and Director
-------------------
Marla G. Friedman


*/DANNY L. HALE                     Director
-----------------
Danny L. Hale


*/EDWARD M. LIDDY                   Director
----------------
Edward M. Liddy


*/JOHN C. LOUNDS                    Senior Vice President and Director
-----------------
John C. Lounds


*/J. KEVIN MCCARTHY                 Senior Vice President and Director
----------------
J. Kevin McCarthy


*/ROBERT W. PIKE                    Director
----------------
Robert W. Pike


*/MICHAEL J. ROCHE                  Senior Vice President and Director
----------------
Michael J. Roche


*/KEVIN R. SLAWIN                   Senior Vice President and Director
----------------
Kevin R. Slawin


*/THOMAS J. WILSON, II              Director
-----------------------
Thomas J. Wilson, II


*/ By Michael J. Velotta, pursuant to Power of Attorney filed herewith.

Exhibit Index

Exhibit No.                       Exhibit

(4)(a)     Form of Allstate Advisor Contract

(4)(b)     Form of Allstate Advisor Contract--non-MVA version

(4)(c)     Form of Allstate Advisor Plus Contract

(4)(d)     Form of Allstate Advisor Plus Contract--non-MVA version

(4)(e)     Form of Allstate Advisor Preferred Contract

(4)(f)     Form of Allstate Advisor Preferred Contract--non-MVA version

(4)(g)     Form of Withdrawal Charge Option Rider 1

(4)(h)     Form of Withdrawal Charge Option Rider 2

(4)(i) Form of Enhanced Beneficiary Protection Rider A--Annual Increase (Advisor, Preferred)

(4)(j)     Form of Enhanced Beneficiary Protection Rider A--Annual Increase
           (Plus)

(4)(k) Form of Enhanced Beneficiary Protection Rider B--Maximum Anniversary Value (Advisor, Preferred)

(4)(l) Form of Enhanced Beneficiary Protection Rider B--Maximum Anniversary Value (Plus)

(4)(m)     Form of Earnings Protection Death Benefit Rider

(4)(n)     Form of Retirement Income Guarantee Rider 1 (Advisor, Preferred)

(4)(o)     Form of Retirement Income Guarantee Rider 1 (Plus)

(4)(p)     Form of Retirement Income Guarantee Rider 2 (Advisor, Preferred)

(4)(q)     Form of Retirement Income Guarantee Rider 2 (Plus)

(4)(r)     Form of Income Protection Benefit Rider

(4)(s)     Form of Spousal Protection Benefit Rider

(4)(t)     Form of Amendatory Endorsement for Charitable Remainder Trust

(4)(u)     Form of Amendatory Endorsement for Grantor Trust

(4)(v)     Form of Amendatory Endorsement for Waiver of Charges

(4)(w)     Form of Amendatory Endorsement for Employees

(8)(h)     Form of Amendment No. 1 to the Van Kampen LIT Participation Agreement

(8)(k) Form of Amendment to Participation Agreement among The Universal Institutional Funds, Inc., Morgan Stanley Investment Management Inc. and Allstate Life Insurance Company

(9) Opinion and Consent of Michael J. Velotta, Senior Vice President, Secretary and General Counsel of Allstate Life Insurance
           Company

(99) Powers of Attorney for David A. Bird, Margaret G. Dyer, Marla G. Friedman, Danny L. Hale, Edward M. Liddy, John C. Lounds, J. Kevin McCarthy, Robert W. Pike, Samuel H. Pilch, Michael J. Roche, Steven
           E. Shebik, Eric A. Simonson, Kevin R. Slawin, Casey J. Sylla, Michael
           J. Velotta and Thomas J. Wilson, II.